UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14c-5(6)(2))

☐	Definitive Information Statement

GAIAM, INC.

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction: $167,000,000

	(5)	Total fee paid:

$16,817

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1).	Amount Previously Paid:

	(2).	Form, Schedule or Registration Statement No.:

	(3).	Filing Party:

	(4).	Date Filed:

Dear Shareholder:

We are furnishing the enclosed information statement to the holders of the Class A common stock of Gaiam, Inc., a Colorado corporation (“Gaiam”), in connection with the shareholder approval by written consent of (i) the sale by Gaiam of all of the assets and liabilities, primarily related to, or used in, Gaiam’s fitness, yoga and wellness consumer products business, referred to in the enclosed information statement as the “Brand Business” (the “Brand Business Sale”), (ii) by a non-binding advisory vote, certain compensation arrangements, as described in the enclosed information statement, for Gaiam’s named executive officers in connection with the Brand Business Sale, and (iii) the amendment of Gaiam’s Amended and Restated Articles of Incorporation to change its corporate name to “Gaia, Inc.,” effective following the consummation of the Brand Business Sale and upon filing of the articles of amendment with the Colorado Secretary of State.

Following the completion of the Brand Business Sale, we will continue to own and operate the streaming subscription business “Gaia,” referred to in this information statement as our “Subscription Business.” The Subscription Business is a global digital video streaming service and online community that provides curated conscious media content to its subscribers in over 100 countries. Over 90% of its 7,000 titles are available for streaming exclusively on Gaia through almost any device connected to the Internet and 80% of the views are generated by content produced or owned by Gaia. The subscription also allows our subscribers to download and view files from the library without being actively connected to the internet.

After careful consideration, the transactions described above have each been unanimously approved by our board of directors and by the holders of a majority of the voting interests of our issued and outstanding common stock at the time of such approval, acting by written consent in lieu of a meeting. Our board of directors believes the Brand Business Sale is advisable and in the best interest of Gaiam and its shareholders. Shareholders holding shares of common stock representing a majority of the voting interest of our issued and outstanding common stock have approved each of the transactions by written consent.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

Because the transactions described above have been approved by less than the unanimous consent of our shareholders, we are providing the accompanying information statement to shareholders of record as of (i) May 10, 2016, the record date for the written consent approving the Brand Business Sale, and (ii) May 16, 2016, the record date for the written consent approving the non-binding advisory vote of certain compensation arrangements in connection with the Brand Business Sale, and the change of Gaiam’s corporate name to “Gaia, Inc.” The accompanying information statement is for informational purposes only. However, we urge you to read the information statement in its entirety for a more complete description of the transactions referenced above, and the actions taken by our board of directors and the holders of a majority of the voting interests of our issued and outstanding common stock at the time of the approval of the transactions.

Gaiam expects to consummate the Brand Business Sale on or after                     , 2016, which is a date that is at least 20 days after the first mailing of the accompanying information statement to the holders of our common stock. We intend to first mail or deliver the enclosed information statement to our shareholders on or around                     , 2016.

We thank you for your continued support of Gaiam, Inc.

By Order of the Board of Directors,

, 2016	John Jackson, Secretary

Gaiam, Inc.

833 West South Boulder Road

Louisville, Colorado 80027

PRELIMINARY INFORMATION STATEMENT

REGARDING

SHAREHOLDER ACTION TAKEN BY WRITTEN CONSENT

IN LIEU OF A MEETING

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

We are furnishing this information statement to the shareholders of Gaiam, Inc., a Colorado corporation (“we,” “us,” “our,” “Gaiam”), to inform you of the adoption of resolutions by written consent of the holders of a majority of the voting interests of our issued and outstanding common stock, approving the following actions:

1. Authorize the sale by Gaiam of all of the assets and liabilities primarily related to, or used in Gaiam’s fitness, yoga and wellness consumer products business, referred to in this information statement as the “Brand Business,” in the following two related transactions:

a.	the sale by Gaiam of all of the issued and outstanding membership interests of Gaiam Brand Holdco, LLC, a Delaware limited liability company (“Brand Holdco”), that, directly, and indirectly through its subsidiaries, owns all of the assets and liabilities primarily related to, or used in Gaiam’s fitness, yoga and wellness consumer products business, referred to in this information statement as the “Brand Business,” other than the assets and liabilities transferred and assigned pursuant to the terms of the FFL Purchase Agreement (as defined below), in accordance with the Membership Interest Purchase Agreement by and among Gaiam, Stretch & Bend Holdings LLC, a Delaware limited liability company (“Brand Purchaser”), and Sequential Brands Group, Inc., a Delaware corporation (“Sequential”), dated as of May 10, 2016 (the “Brand Purchase Agreement”), as more fully described in this information statement (the “Brand Sale”);

b.	the sale by Gaiam, by causing the Brand Companies (as defined below in “ Matter No. 1: The Brand Business Sale – The Brand Business Sale”), to sell (i) inventory, (ii) accounts receivable and (iii) all other physical assets, including, without limitation, equipment, furniture and other operating assets, in each case, related to the Brand Business (such assets, collectively, the “FFL Acquired Assets”), in accordance with the Asset Purchase Agreement by and among Gaiam and Fit for Life LLC, a Delaware limited liability company (“FFL Purchaser”), dated as of May 10, 2016 (the “FFL Purchase Agreement”), pursuant to which FFL Purchaser also will assume (i) specified trade payables of the Brand Companies, (ii) all liabilities and obligations arising from or related to the FFL Acquired Assets in respect of the period on or after the closing date, and (iii) all liabilities and obligations set forth on the closing statement, as more fully described in this information statement (the “Working Capital Sale,” and, together with the Brand Sale, the “Brand Business Sale”);

2. Approve, by non-binding, advisory vote, certain compensation arrangements, as described in this information statement, for Gaiam’s named executive officers in connection with the Brand Business Sale (the “Change-in-Control Compensation”); and

3. Approve an amendment of Gaiam’s Amended and Restated Articles of Incorporation to change our corporate name from “Gaiam, Inc.” to “Gaia, Inc.,” effective following the consummation of the Brand Business Sale and upon filing of articles of amendment with the Colorado Secretary of State.

This information statement is furnished by Gaiam to shareholders that are entitled to vote on the actions discussed above, but who have not consented to such action, to comply with the requirement of Section 7-107-104 of Colorado Business Corporation Act (the “CBCA”). This information statement has been prepared in compliance with Schedule 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend to first mail or deliver this information statement to our shareholders on or around                     , 2016.

The record dates for shareholders entitled to notice of action taken by written consent by less than unanimous consent of all shareholders entitled to vote upon such action is the close of business on May 10, 2016 and May 16, 2016, which are the dates that written consents upon which the actions are being taken were received by Gaiam. Only shareholders of record at the close of business on May 10, 2016 and May 16, 2016, are entitled to receive a copy of this information statement. As of May 10, 2016 and May 16, 2016, there were 19,141,888 and 19,146,709 shares of our Class A common stock, par value $0.0001 per share, respectively, and 5,400,000 shares of our Class B common stock, par value $0.0001 per share, outstanding and entitled to vote. Holders of our Class A common stock are entitled to one vote for each share held, and holders of our Class B common stock are entitled to ten votes for each share held.

In accordance with the CBCA and Gaiam’s Amended and Restated Bylaws, approval by written consent of the matters set forth herein requires the affirmative vote of shareholders holding a majority of the voting interests of Gaiam’s issued and outstanding common stock.

WE URGE YOU TO READ THIS INFORMATION STATEMENT AND THE ATTACHED ANNEXES

Our board of directors unanimously approved the Brand Business Sale, the Brand Purchase Agreement, and the FFL Purchase Agreement after determining that the Brand Business Sale and entering into the Brand Purchase Agreement are in the best interest of Gaiam and our shareholders.

Together with the announcement of the Brand Business Sale, Gaiam announced that it intends, contingent upon the closing of the Brand Business Sale, to use a portion of the proceeds received from the Brand Business Sale to conduct an issuer cash tender offer for up to an aggregate of 12 million shares of Gaiam’s Class A common stock or vested stock options, at a price equal to $7.75 per share, on the terms and subject to the conditions set forth in the Offer to Purchase and other tender offer materials. This information statement is not an offer to purchase or a solicitation of an offer to sell securities, and it not a substitute for any offer materials that Gaiam will file with the Securities and Exchange Commission. Upon commencement of the tender offer, Gaiam will file with the Securities and Exchange Commission a tender offer statement on Schedule TO (including an Offer to Purchase contained therein) relating to the tender offer. GAIAM SHAREHOLDERS ARE URGED TO READ CAREFULLY THESE DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER. Copies of these documents will be available for free after they are filed with the Securities and Exchange Commission by visiting EDGAR on the Securities and Exchange Commission’s website at www.sec.gov and on Gaiam’s website at corporate.gaiam.com. Gaiam intends to use the remainder of the proceeds received from the Brand Business Sale for general corporate purposes, including growing the Subscription Business.

The transactions described in this information statement will not be consummated until at least 20 days after the mailing of this information statement to our shareholders.

The date of this information statement is                     , 2016.

-i-

SUMMARY TERM SHEET

The following is a summary of certain information contained elsewhere in this information statement or in its annexes. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this information statement and in the attached annexes. You should review this information statement and the annexes to it so that you can gain a more complete understanding of the approved transactions.

The Brand Business Sale

•	The Brand Business Sale. Gaiam has agreed to sell all of Gaiam’s assets and liabilities primarily related to, or used in, the Brand Business for $167,000,000 in cash, subject to closing and post-closing adjustments. We will retain all of our other assets, mainly consisting of the assets related to our Subscription Business. See “Matter No. 1: The Brand Business Sale – The Brand Business Sale.”

•	Reasons for the Brand Business Sale. Our board of directors considered a number of factors before deciding to enter into the Brand Purchase Agreement and the FFL Purchase Agreement, including among other things: potential increase in shareholder value; the price to be paid by Brand Purchaser and the FFL Purchaser; the impending retirement of Gaiam’s Chief Executive Officer; the challenges of executing Gaiam’s long-term business strategy; the opinion provided by Gaiam’s financial advisor as to the fairness to Gaiam of the aggregate consideration to be received by Gaiam from the Brand Purchaser and the FFL Purchaser from a financial point of view; the extensive bidding and sale process with respect to the Brand Business that led to entering into the Brand Purchase Agreement and the FFL Purchase Agreement; the expectation that the operating loss carryforward tax assets will be available to offset a substantial portion of the gain realized by Gaiam in connection with the Brand Business Sale; the high likelihood of consummation; the terms and conditions of the Brand Purchase Agreement and the FFL Purchase Agreement; the strategic and financial benefits the Brand Business Sale is expected to provide to Gaiam; the future business prospects of the Brand Business and the Subscription Business, either operating together or separately; the lack of synergies between the distinct business segments; and potentially negative factors concerning the Brand Business Sale. See “Matter No. 1: The Brand Business Sale – Reasons for the Brand Business Sale.”

•	Recommendation of the Board of Directors. Our board of directors has determined by a unanimous vote of the directors present at a meeting of the board of directors on May 10, 2016 that the Brand Business Sale is desirable and in the best interests of Gaiam and our shareholders, and directed that the Brand Business Sale be submitted to our shareholders for their approval. You should read “Matter No. 1: The Brand Business Sale – Reasons for the Brand Business Sale” for a discussion of factors that our board of directors considered in deciding to recommend the Brand Business Sale to our shareholders.

•	Opinion of Gaiam’s Financial Advisor. Gaiam’s board of directors received an opinion from Stifel, Nicolaus & Company, Incorporated (“Stifel”), Gaiam’s financial advisor, that, based upon and subject to the procedures followed, limitations on the review undertaken, assumptions made and qualifications and other matters contained in Stifel’s opinion, as of the date of Stifel’s opinion, the aggregate consideration of $167,000,000 in cash to be received by Gaiam from Brand Purchaser and FFL Purchaser in the Brand Business Sale pursuant to the Brand Purchase Agreement and the FFL Purchase Agreement was fair to Gaiam, from a financial point of view. See “Matter No. 1: The Brand Business Sale – Opinion of Gaiam’s Financial Advisor.”

•	Use of Proceeds. Gaiam intends to use a portion of the proceeds received from Brand Business Sale to conduct an issuer cash tender offer for up to an aggregate of 12 million shares of Gaiam’s Class A common stock or vested stock options, and the remainder for general corporate purposes, including growing the Subscription Business. See “Matter No. 1: The Brand Business Sale – Use of Proceeds.”

The Brand Purchase Agreement

The following is a summary of the principal terms of the Brand Purchase Agreement:

•	The total consideration for the purchase and sale of the membership interests in Brand Holdco is $145,700,000 in cash, subject to closing and post-closing adjustments. See “Matter No. 1: The Brand Business Sale – The Brand Purchase Agreement – Purchase Price.”

•	The Brand Purchase Agreement contains a number of representations and warranties of Gaiam, with respect to both Gaiam and the Brand Companies (as defined below in Matter No. 1: The Brand Business Sale), as applicable, to Brand Purchaser. The sole recourse for any damages with respect to any breach of, or inaccuracy in, Gaiam’s representations and warranties contained in the Brand Purchase Agreement shall be the representation and warranty insurance policy obtained by Brand Purchaser, subject to certain limited exceptions. The representations and warranties made by Gaiam and relating to both Gaiam and the Brand Business relate to, among other things: organization and standing; authority and delivery; execution; capitalization of the Brand Companies; enforceability; lack of conflict with other agreements and applicable law; financial statements of the Brand Companies; no undisclosed liabilities; absence of changes or events; title to certain assets; real property; intellectual property; material contracts; insurance matters; taxes; legal proceedings and judgments; benefit plans; employees and labor matters; compliance with applicable laws and permits; agreements with related parties; absence of unlawful payments; brokers; no other operations; environmental matters; information technology assets; privacy; inventory; product liability; suppliers and customers; and accounts receivable. See “Matter No. 1: The Brand Business Sale – The Brand Purchase Agreement – Representations and Warranties” and “Matter No. 1: The Brand Business Sale – Representations and Warranties Insurance Policy.”

•	The joint conditions precedent to the obligations of each party to complete the Brand Sale include, among others: (i) the expiration or termination of the applicable waiting period under applicable antitrust laws, including the HSR Act (as defined below in Matter No. 1: The Brand Business Sale); and (ii) obtaining the written consent of Gaiam shareholders required to approve the Brand Purchase Agreement and the transactions contemplated by the Brand Purchase Agreement, which consent was received from a majority of the voting interest of our issued and outstanding shares of common stock on May 10, 2016. See “Matter No. 1: The Brand Business Sale – The Brand Purchase Agreement – Conditions to Closing” and “Matter No. 1: The Brand Business Sale – Approval of the Transactions.”

•	The conditions precedent to the obligations of Brand Purchaser (each of which may be waived by Brand Purchaser in whole or in part prior to closing) to complete the Brand Sale include: (i) the representations and warranties of Gaiam in the Brand Purchase Agreement must be true and correct, subject to certain materiality qualifiers; (ii) Gaiam’s performance of and compliance with, in all material respects, covenants and conditions set forth in the Brand Purchase Agreement on or before the date of closing of the Brand Sale; (iii) the absence of a Material Adverse Effect (as defined below in “Matter No. 1: The Brand Business Sale – The Brand Purchase Agreement – Representations and Warranties), or any events that would be reasonably be expected to cause a Material Adverse Effect; (iv) the delivery of the signatures, certificates, instruments, agreements, and other deliverables by Gaiam and the Brand Companies, as applicable, that are contemplated by the Brand Purchase Agreement; and (v) either the consummation of the Working Capital Sale or the transfer and assignment of the FFL Acquired Assets from the Brand Companies to Gaiam. “See Matter No. 1: The Brand Business Sale – The Brand Purchase Agreement – Conditions to Closing.”

•

The conditions precedent to the obligations of Gaiam (each of which may be waived by Gaiam in whole or in part prior to closing) to complete the Brand Sale include: (i) the representations and warranties of Brand Purchaser in the Brand Purchase Agreement must be true and correct, subject to certain materiality qualifiers; (ii) Brand Purchaser’s performance of and compliance with, in all material respects, covenants and conditions set forth in the Brand Purchase Agreement on or before the date of closing of the Brand Sale; (iii) the delivery of the signatures, certificates, instruments, agreements, and other deliverables by Brand Purchaser that are contemplated by the Brand Purchase Agreement; and (iv) the consummation of the Working Capital Sale. “See Matter No. 1: The Brand Business Sale – The Brand Purchase Agreement – Conditions to Closing.”

•	From and after the closing of the Brand Sale, Gaiam will indemnify, hold harmless and reimburse Brand Purchaser and certain of its related parties for any damages arising out of or relating to: (i) any failure by Gaiam to perform any of its covenants; (ii) any unpaid indebtedness or unpaid transaction expenses not paid and discharged in full on or prior to the date of closing of the Brand Sale; (iii) any liabilities expressly retained by Gaiam in accordance with the Contribution Agreement (described and defined in “Matter No. 1: The Brand Business Sale – Contribution Agreement”); (iv) any taxes relating to or arising from the contribution of the Brand Business to Brand Holdco; (v) certain taxes related to the pre-closing period; (vi) any pre-closing liabilities of the Brand Companies unrelated to the operation of the Brand Business; and (vii) any shareholder proceedings commenced in connection with the transactions contemplated by the Brand Purchase Agreement. Brand Purchaser is obtaining a representation and warranty insurance policy which will provide the sole recourse in the event of any breaches of representations or warranties made by Gaiam in the Brand Purchase Agreement and with respect to certain tax liabilities, subject to certain limited exceptions. “See Matter No. 1: The Brand Business Sale – The Brand Purchase Agreement – Indemnification.”

•	The Brand Purchase Agreement may be terminated at any time before closing with the mutual written consent of Brand Purchaser and Gaiam, or by either party if the transactions contemplated by the Brand Purchase Agreement have not been completed within 90 days after the execution of the Brand Purchase Agreement (subject to extension), or an order of a governmental entity of competent jurisdiction effectively restrains or prohibits the transactions contemplated by the Brand Purchase Agreement. In addition, the Brand Purchase Agreement may be terminated by Brand Purchaser upon the occurrence of certain events, including, without limitation, the following:

•	there has been an uncured breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or other agreement made by Gaiam under the Brand Purchase Agreement that would cause the conditions to the obligations of Brand Purchaser at closing not to be satisfied by the Outside Date (as defined below in “Matter No. 1: The Brand Business Sale – The Brand Purchase Agreement – Termination of the Brand Purchase Agreement and Termination Fee);

•	Gaiam or its subsidiaries, including the Brand Companies, take certain specified actions with respect to pursuing or attempting to initiate, or taking an action that could reasonably be expected to lead to an Alternative Transaction Proposal (as described and defined below in “Matter No. 1: The Brand Business Sale – The Brand Purchase Agreement – Non-Solicitation”); or

•	Gaiam, its board of directors, or any committee of the board of directors publicly make a recommendation in favor of an Alternative Transaction Proposal or approve or adopt an Alternative Transaction Proposal.

See “Matter No. 1: The Brand Business Sale – The Brand Purchase Agreement – Termination of the Brand Purchase Agreement.”

•

Gaiam must pay to Brand Purchaser a termination fee equal to $5,010,000 (the “Termination Fee”) in the event that the Brand Purchase Agreement is terminated (i) by Brand Purchaser, in connection with Gaiam’s breach of its obligations regarding Alternative Transactions, (ii) by either Gaiam or Brand Purchaser, due to the failure to close the Brand Business Sale by or before the Outside Date and Gaiam or Brand Purchaser not having the right to terminate the Brand Purchase Agreement as a result of a breach or failure by the other party to perform any of its representations, warranties, covenants or other agreements contained in the Brand Purchase Agreement and Gaiam’s entering into a definitive agreement with any third party to consummate, or consummates, an Alternative Transaction, in some cases up to nine months after termination of the Brand Purchase Agreement, or (iii) by Gaiam, if Gaiam receives a Superior Proposal and enters into a definitive agreement with any third party with respect to such Superior Proposal. See “Matter No. 1: The Brand Business Sale – The Brand Purchase Agreement – Termination of the Brand Purchase Agreement.”

•	From and after the execution of the Brand Purchase Agreement, Gaiam may not solicit or encourage any proposal or offer that either is or would reasonably be expected to lead to an Alternative Transaction Proposal. In the event that Gaiam or its board of directors receives an Alternative Transaction Proposal which the board of directors reasonably believes to be a Superior Proposal (as defined below in “Matter No. 1: The Brand Purchase Sale – The Brand Purchase Agreement – Non-Solicitation”), Gaiam may engage in negotiations with the prospective purchaser who made the Superior Proposal and ultimately terminate the Brand Purchase Agreement, subject to payment of the Termination Fee to Brand Purchaser.

The FFL Purchase Agreement

The following is a summary of the principal terms of the FFL Purchase Agreement:

•	The total consideration for the purchase and sale of the FFL Acquired Assets is $21,300,000 in cash, subject to closing and post-closing adjustments for working capital. See “Matter No. 1: The Brand Business Sale – The FFL Purchase Agreement – Purchase Price.”

•	The FFL Purchase Agreement contains a number of limited representations and warranties of Gaiam, with respect to Gaiam only, to FFL Purchaser. Gaiam is not making any representations or warranties with respect to the Acquired Assets (or the FFL Assumed Liabilities) and Gaiam will sell the FFL Acquired Assets “as-is” and “where is.” The representations and warranties made by Gaiam relate to, among other things: organization; authority and delivery; execution; enforceability; lack of conflict with other agreements and applicable law; and brokers. The FFL Purchase Agreement contains a number of representations and warranties of FFL Purchaser to Gaiam. The representations and warranties made by FFL Purchaser relate to, among other things: organization; authority and delivery; execution; enforceability; lack of conflict with other agreements and applicable law; brokers; solvency; availability of financing to FFL Purchaser to fund the purchase price; and the lack of representations and warranties with respect to the FFL Acquired Assets and, among other things, financial projections related to the FFL Acquired Assets. See “Matter No. 1: The Brand Business Sale – The FFL Purchase Agreement – Representations and Warranties.”

•	The closing of the Working Capital Sale shall occur immediately before the closing of the Brand Sale and shall occur no earlier than three business days after Gaiam delivers a written notice to FFL Purchaser containing (i) a statement that the closing conditions under the Brand Purchase Agreement have been satisfied or waived and that Gaiam and Brand Purchase are ready and prepared to close the Brand Sale, subject only to the occurrence of the closing of the Working Capital Sale, and (ii) the date on which the closing under the Brand Purchase Agreement is to occur (which date will be at least three business days after the delivery of the written notice). At the closing of the Working Capital Sale, Gaiam and FFL Purchaser shall deliver the signatures, instruments, agreements, and other deliverables that are contemplated by the FFL Purchase Agreement. “See Matter No. 1: The Brand Business Sale – The FFL Purchase Agreement – Conditions to Closing.”

•	Either Gaiam or FFL Purchaser may terminate the FFL Purchase Agreement at any time before closing if the Brand Purchase Agreement has been validly terminated in accordance with its terms. Gaiam may also terminate the FFL Purchase Agreement if FFL Purchaser fails to fund the net closing consideration at the closing of the Working Capital Sale. See “Matter No. 1: The Brand Business Sale – The FFL Purchase Agreement – Termination of the FFL Purchase Agreement.”

Voting Agreement

•	On May 10, 2016, in connection with the execution of the Brand Purchase Agreement, one director, and an entity controlled by a director, in their respective capacities as shareholders, each owning more than 10% of Gaiam’s issued and outstanding common stock, entered into separate voting agreements with Gaiam, pursuant to which each such shareholder agreed (among other things) to vote beneficially-owned shares of Gaiam’s common stock in favor of the Brand Business Sale and against any Alternative Transaction Proposal. Collectively, the shareholders party to the voting agreements beneficially owned 2,926,710 shares of Gaiam’s Class A common stock and 5,400,000 shares of Gaiam’s Class B common stock, representing approximately 77.8% of the voting interest of Gaiam’s common stock, as of May 10, 2016. See “Matter No. 1: The Brand Business Sale – Voting Agreement.” On May 10, 2016, these shareholders executed a written consent approving the Brand Business Sale, Brand Purchase Agreement and the FFL Purchase Agreement, and the transactions contemplated by the Brand Purchase Agreement and the FFL Purchase Agreement. See “Matter No. 1: The Brand Business Sale – Approval of the Transactions.”

No Dissenters’ Right of Appraisal

•	Under applicable law, our shareholders do not have dissenters’ right of appraisal in connection with the Brand Business Sale.

Tax Consequences of the Brand Business Sale

•	Our U.S. shareholders will not realize any gain or loss for U.S. federal income tax purposes as a result of the Brand Business Sale. See “Matter No. 1: The Brand Business Sale – U.S. Federal Income Tax Consequences of the Brand Business Sale.”

Interests of Certain Persons in or Opposition to Matters to be Acted Upon

•	Other than as set forth in this information statement, Gaiam is not aware of any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, of any director, executive officer or any associate or affiliate of any of the foregoing, in any of the matters to be acted upon.

•	The Brand Business Sale may result in certain payments being payable to Gaiam’s executive officers. Gaiam estimates that in connection with the Brand Business Sale, its executive officers will receive the following change-in-control benefits (calculated assuming that the Brand Business Sale was consummated on May 10, 2016): transaction bonuses for each of Gaiam’s four executive officers of between $228,390 and $409,070, severance payments for three of Gaiam’s executive officers of between $265,200 and $475,000, and accelerated vesting of 18,000 and 23,250 outstanding options held by two of Gaiam’s executive officers. See “Matter No. 1: The Brand Business Sale – Interests of Certain Persons in or Opposition to Matters to be Acted Upon – Potential Payments Upon a Change-in-Control.”

•	It is expected that following the closing of the Brand Business Sale, FFL Purchaser will offer employment to 95 of our employees, including certain of our executive officers.

Change-in-Control Compensation

In connection with the Brand Business Sale, certain of our named executive officers will be entitled to additional compensation including:

•	a transaction bonus in an amount not to exceed 150% of such named executive officer’s annual salary as of the trigger date, net of each such officer’s operating bonus paid in connection with the prior fiscal year;

•	accelerated vesting of 50% of all unvested stock options held by such officer at the trigger date;

•	each of our named executive officers that will be terminated in connection with the Brand Business Sale will receive cash severance in a lump sum equal to such named executive officer’s current annual salary; and

•	our Chief Executive Officer will continue to receive COBRA coverage at active-employee rates for one year after the trigger date.

Gaiam estimates that in connection with the Brand Business Sale, its executive officers will receive the following change-in-control benefits (calculated assuming that the Brand Business Sale was consummated on May 10, 2016): transaction bonuses for each of Gaiam’s four executive officers of between $228,390 and $409,070, severance payments for three of Gaiam’s executive officers of between $265,200 and $475,000, and accelerated vesting of 18,000 and 23,250 outstanding options held by two of Gaiam’s executive officers. See “Matter No. 1: The Brand Business Sale – Change-in-Control Compensation.”

Name Change

•	Immediately after the completion of the Brand Business Sale, in accordance with the Brand Purchase Agreement, Gaiam will change its corporate name to “Gaia, Inc.” See “Matter No. 3: The Name Change.”

Approval of Transactions

•	On May 10, 2016, shareholders owning, in the aggregate, a majority of the voting interest of our issued and outstanding shares of common stock, executed and delivered to us, a written consent, approving the Brand Business Sale, the Brand Purchase Agreement, and the FFL Purchase Agreement. On May 16, 2016, shareholders owning, in the aggregate, a majority of the voting interest of our issued and outstanding shares of common stock, executed and delivered to us, a written consent, approving (i) on advisory basis, the Change-in-Control Compensation, and (ii) the Name Change (as defined below in “Matter No. 3: The Name Change”). As a result, each of the matters and the transactions contemplated thereby were approved and adopted by holders of a majority of the shares of Gaiam’s voting stock, as required by Section 7-112-102 of the CBCA and Gaiam’s Amended and Restated Bylaws. No vote of any other shareholder is necessary to approve and adopt (i) the Brand Business Sale, the Brand Purchase Agreement and the FFL Purchase Agreement, (ii) on an advisory basis, the Change-in-Control Compensation, and (iii) the Name Change. See “Approval of the Transactions.”

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This information statement contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934. Forward-looking statement relate to matters that are not historical facts and provide our current expectations and forecasts about future events. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “strive,” “future,” “intend,” and comparable terminology or the negatives of those words, or by discussions of strategy. While we believe our assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause actual results to differ include, without limitation, failure to consummate or delays in consummating the Brand Business Sale, transaction costs associated with the Brand Business Sale, unexpected losses of economies of scope or scale, a decrease or adjustment in the purchase price or other amendment to the Brand Purchase Agreement or the FFL Purchase Agreement, failure to obtain necessary governmental approvals, and other risks and uncertainties included in reports we file with or furnish to the Securities and Exchange Commission. We caution you that no forward-looking statement is a guarantee of future performance, and you should not place undue reliance on these forward-looking statements which reflect our view only as of the date of this information statement. We undertake no obligation to update any forward-looking information.

APPROVAL OF THE TRANSACTIONS

On May 10, 2016 at a meeting, after consultation with Gaiam’s financial and legal advisors, and upon consideration of a number of factors that the board of directors believed supported its decision, our board of directors unanimously approved (i) the Brand Business Sale and the Brand Purchase Agreement, including the forms of ancillary documents to be attached as exhibits to the Brand Purchase Agreement, (ii) on an advisory basis, the Change-in-Control Compensation, and (iii) the Name Change. For a discussion of the factors considered by Gaiam’s board of directors see “Matter No. 1: The Brand Business Sale – Reasons for the Brand Business Sale.”

Section 7-112-102 of the CBCA permits a Colorado corporation to sell all or substantially all of its assets if the sale is approved by shareholders holding a majority of the votes entitled to be cast on the transaction. Each share of Gaiam’s Class A common stock is entitled to one vote per share and each share of Gaiam’s Class B common stock is entitled to ten votes per share. As of May 10, 2016 and May 16, 2016, the record dates for determining shareholders entitled to receive notice of action taken without a meeting, there were approximately 19,141,888 and 19,146,709 shares of Gaiam’s Class A common stock, respectively, and 5,400,000 shares of Gaiam’s Class B common stock issued and outstanding.

On May 10, 2016, one of our directors, Jirka Rysavy, and Prentice Consumer Partners, LP (executed by Prentice Capital Management, LP, its investment manager), in their respective capacities as shareholders, beneficially owning in the aggregate, 2,926,710 shares of Gaiam’s Class A common stock and 5,400,000 shares of Gaiam’s Class B common stock, (representing approximately 77.8% of the voting power of Gaiam’s issued and outstanding shares of common stock as of May 10, 2016), each executed and delivered their written consent to us, approving and adopting the Brand Business Sale, the Brand Purchase Agreement and the FFL Purchase Agreement. Michael Zimmerman, one of our directors, shares voting and dispositive power over the securities beneficially owned by Prentice Consumer Partners, LP. On May 16, 2016, the same shareholders approved by written consent (i) on an advisory basis, the Change-in-Control Compensation, and (ii) the Name Change. As a result, the Brand Business Sale, the Brand Purchase Agreement and the FFL Purchase Agreement were approved and adopted by holders of a majority of the shares of Gaiam’s voting stock, as required by Section 7-112-102 of the CBCA and Gaiam’s Amended and Restated Bylaws. No vote of any other shareholder is necessary to approve and adopt (i) the Brand Business Sale, the Brand Purchase Agreement and the FFL Purchase Agreement, (ii) on an advisory basis, the Change-in-Control Compensation, and (iii) the Name Change, and therefore we are not soliciting shareholder votes.

It is contemplated that the Brand Business Sale will be consummated 20 days after the mailing of this information statement or as immediately thereafter as practicable once the other closing conditions contained in the Brand Purchase Agreement and the FFL Purchase Agreement are satisfied or waived. See “Matter No. 1: The Brand Business Sale – The Brand Purchase Agreement – Closing Conditions.” and “Matter No. 1: The Brand Business Sale – The FFL Purchase Agreement – Closing Conditions.” It is expected that Gaiam will change its corporate name to “Gaia, Inc.” immediately after the closing of the Brand Business Sale, or as soon as practicable thereafter, upon filing articles of amendment with the Colorado Secretary of State.

THE COMPANIES

Gaiam, Inc.

Gaiam, Inc., known in this information statement as “we,” “us,” “our,” or “Gaiam,” is a publicly traded Colorado corporation, whose shares of Class A common stock are traded on the Nasdaq Capital Market under the symbol “GAIA.”

Since its start in 1996, Gaiam has built a consumer products business in the markets for yoga, fitness, and wellness products and related content, which are sold through Gaiam’s websites as well as national retailers such as Target, Kohl’s, Dick’s Sporting Goods, Whole Foods, Barnes and Noble, and Macy’s. Gaiam brands include: Gaiam, focused on yoga and fitness; Gaiam Restore, focused on wellness; SPRI by Gaiam, focused on fitness; and Gaia, a global digital video subscription service. Prior to 2015, Gaiam also produced and marketed eco-friendly products through catalogs and Gaiam.com. The catalog business was phased out to focus on core yoga, fitness, and wellness products. While this ultimately reduced revenues, profitability was greatly improved.

Gaia is a digital subscription service and online community focusing on personal transformation and longevity. It provides members access to approximately 7,000 video titles, 90% of which are available exclusively to subscribers for digital streaming on almost any internet-connected device anytime, anywhere. Approximately 80% of the views are generated by content produced or owned by Gaia. The subscription also allows our subscribers to download and view files from the library without being actively connected to the Internet.

On February 20, 2015, our wholly-owned subsidiary Gaia, Inc. filed a registration statement on Form 10 in connection with the previously announced proposed separation of the Subscription Business segment from the Brand Business segment into two separate publicly traded companies.

On May 4, 2016, Gaiam divested its majority interest in Natural Habitat, Inc. (“Natural Habitat”), which operates an adventure travel and ecotourism travel business which provides eco-conscious expeditions and nature-focused small-group tours led by renowned expedition leaders to explore the planet’s most remarkable natural destinations (the “Travel Business”).

In order to effect the Name Change, our subsidiary will first release the corporate name “Gaia, Inc.” in the state of Colorado by changing its name from Gaia, Inc. at or immediately following the closing of the Brand Business Sale.

The mailing address and telephone number of our principal executive office are:

833 West South Boulder Road

Building G

Louisville, CO 80027-2452

Tel: (303) 222-3600

We file annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K with the Securities and Exchange Commission. These reports, any amendments to these reports, proxy and information statements and certain other documents we file with the Securities and Exchange Commission are available through the Securities and Exchange Commission’s website at www.sec.gov or free of charge on our website as soon as reasonably practicable after we file the documents with the Securities and Exchange Commission. The public may also read and copy these reports and any other materials we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1 (800) SEC-0330.

Parties to the Brand Business Sale

Sequential Brands Group, Inc.

Sequential Brands Group, Inc. (“Sequential”) is a publicly traded Delaware corporation, whose shares of common stock are traded on the Nasdaq Capital Market under the symbol “SQBG.” Sequential is the direct parent of Brand Purchaser.

Sequential owns, promotes, markets, and licenses a portfolio of consumer brands in the fashion, active, and lifestyle categories. Sequential seeks to ensure that its brands continue to thrive and grow by employing strong brand management, design and marketing teams. Sequential has licensed and intends to license its brands in a variety of consumer categories to retailers, wholesalers and distributors in the United States and around the world.

Sequential’s objective is to build a diversified portfolio of lifestyle consumer brands by growing its existing portfolio and by acquiring new brands. To achieve its objective, Sequential intends to increase licensing of existing brands by adding additional product categories, expanding the brands’ distribution and retail presence and optimizing sales through innovative marketing that increases consumer awareness and loyalty; develop international expansion through additional licenses, partnerships, joint ventures and other arrangements with leading retailers and wholesalers outside the United States; and acquire consumer brands or the rights to such brands with high consumer awareness, broad appeal, applicability to a range of product categories and an ability to diversify its portfolio. In assessing potential acquisitions or investments, Sequential primarily evaluates the strength of the targeted brand as well as the expected viability and sustainability of future royalty streams.

Sequential’s business strategy is designed to maximize the value of its brands through entry into licenses with partners that are responsible for designing, manufacturing and distributing its licensed products. Sequential licenses its brands with respect to a broad range of products, including apparel, eyewear, footwear and fashion accessories. Sequential currently has more than 75 licensees, almost all of which are wholesale licensees. Each of Sequential’s licensees has a stipulated territory or territories, as well as distribution channels in which the licensed products may be sold. Currently, the majority of Sequential’s revenues are derived from U.S. based licenses.

On August 15, 2014, Sequential acquired four well-known consumer brands including fitness brand Avia and basketball brand AND1. In connection with the transaction, The Carlyle Group L.P., of which Galaxy Brands, LLC was a portfolio company, became a significant shareholder in Sequential, and received one seat on the Sequential board of directors.

On April 8, 2015, Sequential acquired a majority interest in the intellectual property rights associated with the With You brand and other rights. Founded in 2005, With You is a signature lifestyle concept inspired by and designed in collaboration with Jessica Simpson. The growing brand offers 31 product categories including footwear, apparel, fragrance, fashion accessories, maternity apparel, girl’s clothing and a home line. The brand is supported by nearly 20 best-in-class licensees and has strong department store distribution through Dillard’s, Macy’s, Belk, Lord & Taylor and Nordstrom, among other independent retailers.

On September 11, 2015, Sequential purchased certain intellectual property assets used or held for use in Joe’s Jeans Inc.’s business operated under the brand names “Joe’s Jeans,” “Joe’s,” “Joe’s JD” and “else.” Joe’s Jeans Inc. retained certain branded retail stores and other assets. Sequential accounted for the acquisition as a business combination in accordance with Financial Accounting Standards Board Accounting Standards Codification 805 Business Combinations.

On December 4, 2015, Sequential acquired Martha Stewart Living Omnidmedia, Inc. (“MSLO”). MSLO is a leading provider of original, “how-to” information, inspiring and engaging consumers with unique lifestyle content and beautifully designed, high-quality products. In connection with the transaction, Martha Stewart became a significant shareholder and a member of the Sequential board of directors.

The mailing address and telephone number of Sequential’s principal executive office are:

601 West 26th Street, 9th Floor

New York, NY 10001

Tel: (646) 564-2577

Stretch & Bend Holdings, LLC

Stretch & Bend Holdings, LLC, also known in this information statement as “Brand Purchaser,” is a Delaware limited liability company and a wholly-owned subsidiary of Sequential. Brand Purchaser was formed on April 25, 2016 for the purpose of effecting the Brand Business Sale. To date, Brand Purchaser has not conducted any activities other than those activities incidental to its formation and the matters contemplated by the Brand Purchase Agreement in connection with the Brand Business Sale. Effective June 2, 2016, Brand Purchaser changed its name to SBG-Gaiam Holdings, LLC.

The mailing address and telephone number of Brand Purchaser’s principal executive office are:

c/o Sequential Brands Group, Inc.

601 West 26th Street, 9th Floor

New York, NY 10001

Tel: (646) 564-2577

Fit for Life LLC

Fit for Life LLC, also known in this information statement as “FFL Purchaser,” is a Delaware limited liability company formed on September 28, 2015 for the purpose of effecting the Working Capital Sale. To date, FFL Purchaser has not conducted any activities other than those activities incidental to its formation and the matters contemplated by the FFL Purchase Agreement in connection with the Brand Business Sale. Brand Purchaser expects to license certain rights and transfer certain assets and liabilities acquired under the Brand Purchase Agreement to FFL Purchaser upon consummation of the Brand Sale.

The mailing address and telephone number of FFL Purchaser’s principal executive office are:

Fit For Life LLC

31 West 34th Street, 11th Floor

New York, NY 10001

(917) 359-3900

Gaiam Brand Holdco, LLC

Gaiam Brand Holdco, LLC, also known in this information statement as “Brand Holdco,” is a Delaware limited liability company and a wholly-owned subsidiary of Gaiam. Brand Holdco was formed on March 15, 2016, to hold all of the assets and liabilities of the Brand Business, as described further in “Matter No. 1: The Brand Business Sale,” for the purpose of effecting the Brand Business Sale. To date, Brand Holdco has not conducted any activities other than those activities incidental to its formation and the matters contemplated by the Brand Purchase Agreement in connection with the Brand Business Sale. After the completion of the Brand Sale, Brand Holdco will be wholly-owned by Brand Purchaser.

The mailing address and telephone number of Brand Holdco’s principal executive office are:

833 West South Boulder Road

Building G

Louisville, CO 80027-2452

Tel: (303) 222-3600

MATTER NO. 1: THE BRAND BUSINESS SALE

The Brand Business Sale

At closing, if the Brand Business Sale is completed, Brand Purchaser and FFL Purchaser would acquire substantially all of the assets and assume substantially all of the liabilities, primarily related to, or used in, the Brand Business. The assets and liabilities associated with the Brand Business are held by Brand Holdco, through its direct and indirect subsidiaries (the “Brand Business Subsidiaries,” and together with Brand Holdco, each a “Brand Company” and collectively, the “Brand Companies”).

The Brand Business develops and markets fitness and yoga accessories, apparel, and media. The Brand Business includes the “Gaiam,” “Gaiam Restore,” and “SPRI” products. These products are sold primarily through major national retailers in the United States, Canada, Europe, and other countries, with placement in over 38,000 retail doors worldwide. The Brand Business products are also marketed and sold through branded websites and catalogs. The products and services are targeted to all levels of yoga and fitness enthusiasts, including professionals. We believe that consumers are attracted to our products because of their design, functional characteristics, and our unique brand heritage. Accessories include yoga mats, bags, straps and blocks, media content including digital media and apps, restorative and massage accessories such as rollers, resistance cords and balance balls, and various other offerings. Apparel products include pants, shorts, tops and jackets designed around yoga.

We believe that the Brand Business’ business activities have positioned the Brand Business’ brands as trusted sources for products that are relevant to consumers’ active lifestyles. In the United States, the Brand Business has a broad distribution network including top retail accounts such as Target, Kohl’s, Dick’s Sporting Goods, Whole Foods, Barnes and Noble, and Macy’s. The Brand Business also sells through its own gaiam.com and spri.com websites, online retailers such as Amazon, and digital channels such as iTunes. The Brand Business also operates internationally with both the Gaiam and SPRI brands in Australia, Canada, the UK, other parts of Europe, and South Korea. The business is vertically integrated from product design and content creation, to product development and sourcing, and ultimately to customer service and distribution.

The Brand Business objective is to drive sustainable and profitable growth by leveraging its brands’ market positions and heritage to expand product offerings and distribution channels as well as utilize innovative marketing to increase consumer engagement. Recent examples of Gaiam’s brand product extensions include the 2012 launch of Gaiam Restore and SPRI Dynamic Recovery brands, at-home rehabilitative and restorative products, the 2013 launch of our SPRI Cross Train line of high-intensity fitness accessories, the 2015 launch of apparel and upcoming lines of stress relief and relaxation products and condition specific wellness products slated for 2016.

With the acquisition of Yoga Studio (a yoga app for mobile and tablet devices) in the fourth quarter of 2014, the Brand Business launched an interactive digital strategy. The Brand Business has also invested in online branding and digital offerings, developed emerging talent, utilized social media, and sponsored local events to increase consumer engagement.

Gaiam directly owns all of the issued and outstanding membership interests of Brand Holdco, and immediately prior to the execution of the Brand Purchase Agreement, Gaiam contributed all remaining assets of the Brand Business to Brand Holdco. Upon the terms and subject to the conditions of the Brand Purchase Agreement, including the satisfaction of the closing conditions, Brand Purchaser will purchase from Gaiam all of the issued and outstanding membership interests of Brand Holdco for $145,700,000 in cash, subject to adjustments at closing and post-closing. Upon the terms and subject to the conditions of the FFL Purchase Agreement, immediately before the closing of the Brand Sale, FFL Purchaser will purchase from the Brand Companies, the FFL Acquired Assets for $21,300,000 in cash, subject to adjustments at closing and post-closing, and assume the FFL Assumed Liabilities. The Brand Business Sale will constitute a sale of substantially all of Gaiam’s assets under Colorado law.

Background of the Brand Business Sale

Gaiam has historically acquired and developed businesses and, when the board of directors determined it appropriate, explored strategic alternatives to maximize the value of those businesses for the benefit of Gaiam and its shareholders. For example, Gaiam owned and built Real Goods Solar, Inc. (“RGSI”), a residential and commercial solar energy power system installer, from 1991 to the consummation of RGSI’s initial public offering in 2008. Gaiam monetized the investment in RGSI during and after that initial public offering. Another example is Gaiam’s development of its entertainment media distribution business segment, which it built through acquisitions and organic growth from 2005 to 2013, when it divested that business segment in a private sale.

Gaiam’s business has been principally comprised of two distinct business segments: (i) the Brand Business, and (ii) the Subscription Business. As each of these segments has expanded, Gaiam’s board of directors and executive management have become aware of several factors that suggest that the segments would benefit from operating independently from each other. Those factors include, without limitation, the following:

•	Business focus. The two business segments are very different and provide few, if any, synergies to each other. Operating independently would permit each segment and its respective management team to focus on the segment’s core business and growth opportunities

•	Market value. Gaiam believes that the public markets and securities analysts have a difficult time evaluating Gaiam because its business consists of a combination of two distinct business lines. The board of directors believes that the public market participants may not fully understand each of the business lines and that it is more difficult to compare Gaiam to companies that primarily operate in only one of Gaiam’s business lines. As a result, Gaiam believes that the market prices of Gaiam’s Class A common stock do not accurately reflect the total value of its two business lines.

•	Better-defined investment option for investors. Operating the Brand Business and the Subscription Business together makes it difficult for investors to define the investment opportunity that Gaiam represents. If Gaiam limited its operations to one of these segments, it may provide investors with a better-defined investment option that may be more attractive to investors than the investment option of one combined company. In addition, the investment community, including analysts, shareholders and prospective investors, should be able to better evaluate Gaiam’s merits and future prospects if operating only one segment, thereby enhancing the likelihood that the company will receive appropriate market recognition of its performance and potential.

•	Capital resources. Operating the Brand Business and the Subscription Business together means that the two segments inevitably must compete internally for capital resources. This reality makes it difficult to dedicate Gaiam’s capital resources in a way that maximizes the potential of each segment.

•	Management incentives. Each of the Brand Business and the Subscription Business operates with largely different management personnel and employee bases. Gaiam’s Class A common stock currently represents an interest in both the Brand Business and the Subscription Business, which makes it difficult to structure equity incentive compensation programs that are tied closely to the efforts and performance of each segment’s respective management team and employees.

Over the last few years, Gaiam began to explore new strategies for growth in order to enhance its financial performance and increase shareholder value. Gaiam’s board of directors and its senior leadership, in consultation with its advisors, considered a wide range of transactions as alternatives to maximize shareholder value, including the continuation of Gaiam’s current operating strategy, the issuance of a tracking stock and potential divestitures, acquisitions and capital formation transactions. As a result of these evaluations, and after considering a variety of factors surrounding the operations and financial results of the Subscription Business and the Brand Business, Gaiam’s management and its board of directors concluded that pursuing the separation of the businesses into two independent public companies in a spin-off structured to be tax-free to shareholders was the course most likely to best position the Subscription Business and the Brand Business for success and create the greatest enhancement to shareholder value.

In each of January, March and June of 2014, February, June, October and December of 2015, and February and April of 2016, Gaiam’s board of directors met to discuss the spin-off. In these meetings, Gaiam’s board of directors considered, among other things, the benefits to the businesses and to Gaiam’s shareholders that are expected to result from the spin-off, the capital allocation strategies and dividend policies for the separated companies, the allocation of Gaiam’s existing assets, liabilities and businesses between the separated companies, the terms of certain commercial relationships between the separated companies that would exist following the spin-off, the corporate governance arrangements that would be in place at each company following the spin-off and the appropriate members of senior management at each company following the spin-off. In August of 2014, Gaiam’s board of directors approved a plan to separate Gaiam into two independent publicly-traded companies by a tax-free spin-off of the Subscription Business. The separation was to be effected by the pro rata distribution of the common stock of Gaia, Inc., one of Gaiam’s wholly-owned subsidiaries which, at the time of the distribution, would hold the assets and liabilities associated with the Subscription Business.

On February 20, 2015, Gaiam’s wholly-owned subsidiary Gaia, Inc. filed a registration statement on Form 10 as a step in the spin-off process. Gaia, Inc. subsequently filed Amendment No. 1 to the Form 10 on May 29, 2015, Amendment No. 2 to the Form 10 on September 9, 2015 and Amendment No. 3 to the Form 10 on February 17, 2016.

At a meeting on February 26, 2015, the board of directors agreed that since consummation of the spin-off process would likely take a significant portion of 2015, it made sense to simultaneously consider other strategic alternatives for Gaiam. After reviewing and discussing all of the reports, analyses and recommendations of management, the board of directors unanimously concluded that it was in the best interests of Gaiam’s shareholders to actively explore the sale of the Brand Business and Gaiam’s interest in Natural Habitat while the spin-off process continued.

During a telephonic meeting on March 6, 2015, the board of directors discussed the engagement of a qualified investment bank to assist Gaiam with considering, evaluating and exploring various strategic alternatives with respect to the potential divestment of Gaiam’s Brand Business, and determined that it was advisable to do so. The board of directors authorized management to contact investment banks to discuss a potential engagement.

At a March 30, 2015 meeting, the board of directors met with representatives of Stifel to discuss Gaiam’s engagement of Stifel as its investment bank to assist with the marketing, planning, execution and closing of the sale of the Brand Business and Gaiam’s interest in Natural Habitat. The board of directors considered Stifel to be a good candidate for the engagement because of Stifel’s reputation in the investment banking and merger/acquisition fields, its specific experience and expertise in the consumer products, retail and travel categories, its experience representing publicly-traded companies in general, and its ability to provide full-service investment banking capabilities. On April 20, 2015, Gaiam and Stifel executed an engagement letter whereby Gaiam retained Stifel as its investment bank and financial advisor to assist with the planning, execution and closing of sales, whether together or separate, of the Brand Business and Gaiam’s interest in Natural Habitat.

Between April 20, 2015 and May 21, 2015, Stifel and Gaiam’s management began the process of soliciting interest in the acquisition of the Brand Business and Gaiam’s interest in Natural Habitat, including contacting prospective purchasers.

On May 22, 2015, Stifel representatives updated certain members of the board of directors on the process to date.

On June 2, 2015, at a meeting of the board of directors, Stifel representatives updated the board of directors regarding the process of the potential transaction involving both the Brand Business and Gaiam’s interest in Natural Habitat and reviewed initial bids and indications of interest. Following the update from Stifel, the board of directors resolved to continue pursuing the transactions. At the same meeting, the board of directors formed a transaction committee comprised of Messrs. Jirka Rysavy, Michael Zimmerman, and Chris Jaeb, all of whom are directors of Gaiam, to oversee the sale of the Brand Business and Gaiam’s interest in Natural Habitat and work with the assistance of Stifel on the same. The transaction committee was directed to monitor the progress of the process, interact with Stifel and management and provide information and feedback to Stifel and management on a more frequent basis than would be practical with the full board of directors. The transaction committee members have not and will not receive any separate compensation in connection with their service on the transaction committee.

During the period from June 2, 2015 through the meeting of the board of directors on February 22, 2016, the members of the transaction committee met among themselves 21 times to discuss the status of the transactions and, in some cases, to receive periodical updates from Stifel.

Stifel representatives began the initial marketing phase and contacted 50 potential buyers, resulting in 31 executed non-disclosure agreements and the delivery of 31 confidential information memoranda. Of the 31 potential acquirers that executed the non-disclosure agreements, six submitted first round bids. Between June and August 2015, Gaiam held management meetings with each of the bidders and provided each with access to a data room containing due diligence information. On August 4, 2015, an initial draft of a purchase agreement was made available to the six bidders. Stifel representatives sent process letters to five of the six bidders detailing a second round bid process with an outside bid date of August 17, 2015 (the sixth bidder withdrew from the process). Stifel representatives received four submissions in the second round.

On August 24, 2015, at a telephonic meeting of the board of directors, Stifel representatives updated the board of directors on the status of the transaction process and summarized each of the four second-round proposals. The board of directors instructed Stifel, after consulting with Stifel, to reject the lowest proposal outright, and to inform the second lowest bidder that its bid was materially lower than the other two bidders. That bidder subsequently withdrew. Two bidders remained, one of which was Brand Purchaser, with cash bids starting at $180,000,000 for the combined purchase of both the Brand Business and the Travel Business.

On September 10, 2015, at a meeting of the board of directors, Stifel representatives updated the board of directors on the process and the status of negotiations with the two remaining bidders, noting in particular that, since the last board call on August 24, 2015, Gaiam’s executive management, with Stifel representatives in attendance, had held calls and responded to diligence requests from both bidders. The board of directors discussed the comments to the purchase agreements submitted by the final two bidders as well as the timing and financing constraints of each bidder. The board of directors spent a portion of the meeting discussing alternatives to consummating a sale of either or both of the Brand Business and Gaiam’s interest in Natural Habitat.

During the week of October 12, 2015, one of the final two bidders submitted a revised proposal for a reduced purchase price contingent on debt and equity financing for which the bidder had not received financing commitments. After consulting with Stifel, the board of directors instructed Stifel to inform the bidder that its proposal was rejected and that it did not make sense for that bidder to move forward with the negotiations based on its revised proposal.

During the week of October 19, 2015, Stifel representatives reached out directly to potential acquirers’ that had previously expressed interest in the process, but that had not previously submitted a bid. Two such potential acquirers indicated that they remained interested but did not desire to submit bids or reenter the process at that time.

During the period from October 20, 2015 through February 22, 2016, the board of directors met periodically with Stifel representatives in attendance providing updates to Gaiam management, the board of director’s transaction committee, and the board of directors as to the status of the ongoing sale process. During this period, at the instruction of the board of directors, Stifel representatives began to explore alternative proposals, including a sale of Gaiam’s interest in Natural Habitat in a transaction separate from the sale of the Brand Business and a separate sale of Gaiam’s SPRI-branded business.

Between September 10, 2015 and December 3, 2015, Brand Purchaser met with Gaiam’s management several times, both at Gaiam’s headquarters in Louisville, CO and in New York, NY. Gaiam and Brand Purchaser had several diligence and integration calls and continued to advance the negotiation of the Brand Purchase Agreement. During the same period, Stifel representatives continued to update the transaction committee regarding the process of the negotiations and potential alternative transactions.

On December 3, 2015 at a meeting of the board of directors, Stifel representatives updated the board of directors with respect to the potential sale of Gaiam’s interest in Natural Habitat. Stifel representatives reported that they had contacted seven potential acquirers, four of which signed confidentiality agreements and received marketing materials and Natural Habitat financial information, and two of which submitted initial proposals. Stifel representatives summarized the process and key financial terms of each of the initial proposals.

During the week of January 4, 2016, Gaiam and Brand Purchaser agreed that the sale to Brand Purchaser would not include Gaiam’s interest in Natural Habitat. On January 25, 2016, taking into account (i) the removal of the Travel Business, (ii) the negotiated allocation of assets and liabilities, (iii) business performance, (iv) financing and capital market trends and (v) other major terms of the Brand Business Sale, the parties agreed to proceed with the Brand Business Sale at a reduced price of $167,000,000.

On February 5, 2016, Brand Purchaser provided an initial draft of the Voting Agreement (as defined in “Matter No. 1: The Brand Business Sale – Voting Agreement”) to be entered into by and between Gaiam and Jirka Rysavy. Gaiam’s counsel, Mr. Rysavy’s counsel and Brand Purchaser’s counsel proceeded to negotiate the terms and conditions of the Voting Agreement, including, among other things, Mr. Rysavy’s right to consent to certain material amendments to the Brand Purchase Agreement and FFL Purchase Agreement, certain covenants of Mr. Rysavy relating to, among other things, (i) the sale or transfer of, the creation of any lien or encumbrance on or entry into any agreement with respect to Mr. Rysavy’s shares, (ii) the grant of any proxy, power-of-attorney or other authorization or consent with respect to Mr. Rysavy’s shares and (iii) any other actions that would restrict, limit or interfere with the performance of Mr. Rysavy’s obligations under the Voting Agreement. Other than the Voting Agreement, there are no contracts between Gaiam and Mr. Rysavy related to the Brand Business Sale. See also “Matter No. 1: The Brand Business Sale – Interests of Certain Persons in or Opposition to Matters to be Acted Upon.”

On February 22, 2016, at a meeting of the board of directors, Stifel representatives updated the board of directors on the ongoing sale process. Stifel representatives also provided certain financial analyses with respect to the Brand Business Sale.

On March 18, 2016, Gaiam approached Michael Zimmerman, one of its directors, about executing a voting agreement in substantially the same form as the Voting Agreement finally negotiated between Gaiam, Brand Purchaser and Mr. Rysavy with respect to Mr. Zimmerman’s beneficially owned shares. Without any material negotiations, Prentice Capital Management, LP, on behalf of Prentice Consumer Partners, LP, ultimately executed a Voting Agreement with respect to Prentice Consumer Partners, LP’s shares. Mr. Zimmerman shares voting and dispositive power over the securities beneficially owned by Prentice Consumer Partners, LP. Other than the Voting Agreement, there are no contracts between Gaiam and any of Mr. Zimmerman, Prentice Capital Management, LP or Prentice Consumer Partners, LP related to the Brand Business Sale.

At the April 27, 2016 meeting of the board of directors, Stifel representatives presented its preliminary financial analyses with respect of the Brand Business Sale and delivered Stifel’s preliminary view as to fairness. Stifel representatives responded to a number of questions raised by the board of directors regarding its analyses and methodology.

At the same meeting on April 27, 2016, Gaiam’s counsel again reviewed each of the material terms of the draft Brand Purchase Agreement and the open issues under the draft relating thereto. The open issues included, among other things, the methodology of calculating the working capital adjustment to the purchase price, indemnification and employee matters. After hearing from Gaiam’s legal and financial advisors, the board of directors discussed the terms of the transaction, including the open issues and determined that management, Stifel, and Gaiam’s counsel should attempt to resolve open items and negotiate the final terms of the Brand Purchase Agreement. After further discussion, the board of directors adopted resolutions declaring the Brand Business Sale and the Brand Purchase Agreement, with such changes in the Brand Purchase Agreement as the officers of Gaiam executing the same determined to be acceptable relating to the open points, and the Name Change to be advisable and the best interest of Gaiam’s shareholders as an inducement for Brand Purchaser to enter into the Brand Purchase Agreement, and recommending that the shareholders vote in favor of both.

Between April 27, 2016 and May 10, 2016, representatives of the board of directors, Stifel, Gaiam’s counsel, Brand Purchaser and Brand Purchaser’s counsel, had a series of telephone calls during which the remaining open issues under the Brand Purchase Agreement were resolved.

In early May 2016, Gaiam and Brand Purchaser agreed that the Brand Business Sale would be structured as a sale of the Brand Holdco membership interest to Brand Purchaser and a sale of certain Brand Business assets to FFL Purchaser, one of Brand Purchaser’s intended licensees, with FFL Purchaser to assume certain liabilities associated with the Brand Business. On May 6, 2016, Brand Purchaser’s counsel circulated a revised draft of the Brand Purchase Agreement and an initial draft of the FFL Purchase Agreement to reflect this structure. During the ensuing days, Gaiam, Brand Purchaser, FFL Purchaser and their respective counsel negotiated the revised terms of the Brand Purchase Agreement and the terms of the FFL Purchase Agreement.

On May 10, 2016, at a telephonic meeting of the board of directors, Gaiam’s management and counsel reviewed the terms of the final drafts of the Brand Purchase Agreement and the FFL Purchase Agreement with the board of directors and highlighted the material changes to the transaction terms that had occurred since the April 27, 2016 meeting. In addition, Stifel representatives presented its financial analyses with respect of the Brand Business Sale and then delivered the firm’s fairness opinion, which was confirmed by a written opinion delivered after the meeting. The fairness opinion concluded that, based upon and subject to the procedures followed, limitations on the review undertaken and assumptions made and qualifications and other matters contained in Stifel’s opinion, Stifel was of the opinion that, as of the date of its opinion, the aggregate consideration to be received by Gaiam from Brand Purchaser and FFL Purchaser in the Brand Business Sale pursuant to the Brand Purchase Agreement and the FFL Purchase Agreement was fair to Gaiam from a financial point of view. After hearing from Gaiam’s legal and financial advisors, the board of directors discussed the terms of the transaction, and adopted resolutions declaring the Brand Business Sale, the Brand Purchase Agreement and the FFL Purchase Agreement, and the Name Change to be advisable and the best interest of Gaiam’s shareholders as an inducement for Brand Purchaser to enter into the Brand Purchase Agreement, and recommending that the shareholders vote in favor of both.

On May 10, 2016, Gaiam, Brand Purchaser and Sequential executed the Brand Purchase Agreement and Gaiam and FFL Purchaser executed the FFL Purchase Agreement, and Gaiam filed a Current Report on Form 8-K to announce the parties’ execution of the Brand Purchase Agreement and the FFL Purchase Agreement.

On May 10, 2016 and May 16, 2016, as applicable, shareholders beneficially owning, in the aggregate, a majority of the voting interest in Gaiam’s issued and outstanding common stock, executed and delivered to Gaiam written consents approving (i) the Brand Business Sale, the Brand Purchase Agreement and the FFL Purchase Agreement, (ii) on an advisory basis, the Change-in-Control Compensation, and (iii) the Name Change.

As of the date of this information statement, Gaiam has not had any other offer from a different potential purchaser of its business or assets since Gaiam first publicly announced the execution of the Brand Purchase Agreement and the FFL Purchase Agreement on May 10, 2016.

Reasons for the Brand Business Sale

In the course of reaching its decision to approve the Brand Business Sale, the Brand Purchase Agreement, the FFL Purchase Agreement and the transactions contemplated thereby and recommend approval by Gaiam’s shareholders of the Brand Business Sale, our board of directors consulted with senior management of Gaiam and Gaiam’s financial and legal advisors, and considered a number of factors that the board of directors believed supported its decision, including, but not limited to, the following factors:

Strategic and Financial Considerations. The board of director’s view that the Brand Business Sale will provide a number of strategic and financial benefits to Gaiam, including the following:

•	The board of directors believes that the Brand Business Sale would generate greater, and more certain, shareholder value and be more favorable to shareholders than any other alternative reasonably available to Gaiam, including, among others, retaining and operating the Brand Business and other potential acquisition or disposition transactions relating to the Brand Business or the Brand Companies.

•	The board of directors believes that the costs and time required to operate the two microcap public companies that would result from the spin-off transaction could make it difficult for either to manage their respective business as efficiently as other competitors.

•	The fact that the share price of Gaiam’s Class A common stock has been at a discount to Gaiam’s sum-of-the-parts value, and that the aggregate consideration of $167,000,000 to be paid by Brand Purchaser and FFL Purchaser to acquire the Brand Business and the $12,850,000 of consideration received in connection with the sale of the Travel Business collectively exceeded the market capitalization of Gaiam by approximately 13%, based on the average closing prices of Gaiam’s stock during the 30 trading days immediately preceding May 10, 2016, which is the trading day on which the Brand Purchase Agreement and the transactions contemplated thereby were approved by the board of directors, and the number of shares outstanding on such date.

•	The all-cash proceeds from the Brand Business Sale would both better capitalize Gaiam and permit the board of directors to consider options to provide immediate value to Gaiam’s shareholders, including through the possible distribution of cash to Gaiam’s shareholders through the repurchasing of outstanding shares of Gaiam’s Class A common stock, including by means of a tender offer.

•	The sale of the Brand Business significantly reduces the execution risk implicit in a change in senior management, including the need for Gaiam to find and hire a replacement for Lynn Powers, Gaiam’s Chief Executive Officer, who previously announced her intention to retire. Ms. Powers currently dedicates substantially all of her time to the Brand Business.

•	The sale of the Brand Business and Gaiam’s interest in Natural Habitat would allow Gaiam to focus its management’s attention and resources on one business (a primary goal of the proposed spin-off), while providing significantly better capitalization for that business than would have been achieved from the spin-off transaction alone.

Opinion of Financial Advisor. The opinion of Stifel to Gaiam’s board of directors that, based upon and subject to the procedures followed, limitations on the review undertaken, assumptions made and qualifications and other matters contained in Stifel’s opinion, as of the date of Stifel’s opinion, the aggregate consideration of $167,000,000 in cash to be received by Gaiam from Brand Purchaser and FFL Purchaser in the Brand Business Sale pursuant to the Brand Purchase Agreement and the FFL Purchase Agreement was fair to Gaiam, from a financial point of view. See “Matter No. 1: The Brand Business Sale – Opinion of Gaiam’s Financial Advisor.”

Scope and Scale of Process. Gaiam, with the assistance of Stifel, conducted an extensive sale process with respect to the Brand Business, select divisions of the Brand Business, and Gaiam’s interest in Natural Habitat. This sale process included communicating with a total of 50 potential purchasers, executing non-disclosure agreements with 31 potential purchasers, holding management meetings with six of the potential purchasers and receiving initial bids from six potential purchasers. Once the board of directors determined to separately market Gaiam’s interest in Natural Habitat, Stifel representatives contacted an additional seven potential purchasers, executing non-disclosure agreements with four of them, and receiving two bids. In addition, the board of director’s view was that the Brand Purchaser’s proposal, as compared to the other proposals received for the Brand Business, was more favorable than the alternatives available to Gaiam, including the other acquisition proposals submitted for the Brand Business, the alternative of retaining the Brand Business and the spin-off of the Subscription Business.

Tax Treatment of the Proceeds from the Brand Business Sale. The board of director’s expectation that Gaiam’s current tax attributes, including its net operating loss carry forward tax assets, will be available to offset a substantial portion of the gain realized for U.S. federal income tax purposes by Gaiam as a result of the Brand Business Sale.

Familiarity with the Brand Business. The board of directors considered its knowledge of the business, operation, financial condition, earnings, and prospects of the Brand Business, including management’s future projections for the Brand Business.

High Likelihood of Consummation. The board of director’s view that the Brand Business Sale has a high likelihood of being completed in a timely manner given the commitment of the parties to complete the Brand Business Sale pursuant to their respective obligations under the Brand Purchase Agreement and the FFL Purchase Agreement, the absence of any significant closing conditions under the Brand Purchase Agreement, other than shareholder approval and expiration or termination of the applicable waiting period under U.S. antitrust laws, and the FFL Purchase Agreement, Brand Purchaser’s obligation to close the Brand Sale under the Brand Purchase Agreement even if the Working Capital Sale under the FFL Purchase Agreement has not closed, and the likelihood that director approval and financing for Brand Purchaser and FFL Purchaser would be obtained.

Terms and Conditions of the Brand Purchase Agreement. The board of director’s view that the following terms and conditions of the Brand Purchase Agreement and the FFL Purchase Agreement were favorable to Gaiam:

•	an all-cash purchase price in an amount in excess of Gaiam’s market capitalization (when taking into account the value of the consideration received in connection with the sale of the Travel Business);

•	the absence of a financing condition for Brand Purchaser and FFL Purchaser;

•	a guaranty by Sequential, a publicly-traded company with a market capitalization of approximately $344.7 million as of April 29, 2016, of Brand Purchaser’s obligations under the Brand Purchase Agreement;

•	a cap on the amount of any post-closing adjustment to the working capital of the Brand Companies;

•	Brand Purchaser’s willingness to obtain and solely rely on a representation and warranty insurance policy with respect to any breach of, or inaccuracy in, Gaiam’s representations and warranties and with respect to certain tax matters, subject to certain limited exceptions;

•	Brand Purchaser’s willingness to be liable for the deductible (if payable) for the representation and warranty insurance policy;

•	the absence of any significant representations and warranties by Gaiam in the FFL Purchase Agreement and FFL Purchaser’s willingness to acquire the FFL Acquired Assets “as is,” “where is”;

•	the limited survival of the majority of post-closing covenants in the Brand Purchase Agreement to 12 months;

•	Brand Purchaser’s obligation to close the Brand Sale under the Brand Purchase Agreement even if the Working Capital Sale under the FFL Purchase Agreement has not closed; and

•	Gaiam’s right to terminate the Brand Purchase Agreement and accept a “superior proposal,” subject to Gaiam paying to Brand Purchaser the Termination Fee.

Analysis of the Spin-Off of the Subscription Business and other Strategic Alternatives. The board of director’s view that the Brand Business Sale is superior to alternative transactions for a number of reasons, including the following:

•	to preserve the tax free nature of Gaiam’s proposed spin-off of the Subscription Business, Gaiam would be prohibited from selling the Brand Business for a period of two years following the effective date of the spin-off, which could prevent Gaiam from completing a sale at the current purchase price, which the board of directors has determined to be favorable to Gaiam, and in the best interests of Gaiam’s shareholders;

•	the Brand Business Sale will immediately provide Gaiam with greater financial resources with which to build the Subscription Business than would be immediately available if the proposed spin-off of the Subscription Business was consummated; and

•	the execution risk implicit in a change in senior management, including the need for Gaiam to find and hire a replacement for Lynn Powers, Gaiam’s Chief Executive Officer, who previously announced her intention to retire. Ms. Powers currently dedicates substantially all of her time to the Brand Business.

The board of directors also considered a variety of risks and other potentially negative factors concerning the Brand Business Sale, the Brand Purchase Agreement, the FFL Purchase Agreement and the transactions contemplated by the Brand Purchase Agreement and the FFL Purchase Agreement, including, among others, the following factors:

•	the risks and contingencies relating to the announcement and pendency of the Brand Business Sale and the risk and costs to Gaiam if the Brand Business Sale is not completed, including the effect of an announcement of termination of the Brand Purchase Agreement or the FFL Purchase Agreement on the trading price of Gaiam’s common stock, business, and relationships with its customers, suppliers and employees;

•	if the Brand Purchase Agreement is terminated in connection with Gaiam entering into an Alternative Transaction, the obligation of Gaiam to pay Brand Purchaser the Termination Fee;

•	the provisions of the Brand Purchase Agreement placing restrictions on the operations of the Brand Companies until the closing of the Brand Business Sale;

•	the risk of diverting management focus, employee attention and resources from other strategic opportunities and from operational matters while working to complete the Brand Business Sale;

•	possible negative effects resulting from the uncertainty during the period from the public announcement of the Brand Business Sale until the closing thereof, including, but not limited to, the potential departure of officers and employees;

•	possible negative effects from the departure of officers and employees as a result of the closing of the Brand Business Sale; and

•	the substantial costs to be incurred in connection with the Brand Business Sale, including the transaction expenses arising from the Brand Business Sale.

In addition to considering the factors described above, the board of directors considered the fact that some of Gaiam’s executive officers have interests in the Brand Business Sale that are different from, or in addition to, the interests of Gaiam’s shareholders generally, as discussed under “Matter No. 1: The Brand Business Sale – Interests of Certain Persons in or Opposition to Matter to be Acted Upon.”

The above discussion of the factors considered by the board of directors is not intended to be exhaustive, but does set forth the material factors that were considered by the board of directors. In view of the wide variety of factors considered in connection with its evaluation of the Brand Business Sale, and the complexity of these matters, the board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative or specific weight or values to any of the factors discussed above. Individual directors may have held varied views on the relative importance of the factors considered. The board of directors viewed its position and recommendation as being based on an overall review of the totality of the information available to it, including discussions with Gaiam’s senior management and legal and financial advisors, and overall considered these factors to be favorable to, and to support the board of director’s determination regarding the Brand Business Sale.

This explanation of the board of director’s reasons for the Brand Business Sale and other information presented in this section may be forward-looking in nature and should be read in light of the “Cautionary Statement Concerning Forward-Looking Statements.”

The Brand Purchase Agreement

The following summary describes the material terms and provisions of the Brand Purchase Agreement. The terms and provisions of the Brand Purchase Agreement are complicated and not easily summarized. The Brand Purchase Agreement is attached to this information statement as Annex A and is incorporated by reference into this information statement. You are encouraged to read it carefully in its entirety for a more complete understanding of the Brand Purchase Agreement and the Brand Business Sale.

The Brand Purchase Agreement and the following summary have been included to provide you with information regarding the material terms and provisions of the Brand Purchase Agreement and the transactions described in this information statement. Gaiam does not intend that the Brand Purchase Agreement or any of its terms or provisions will constitute a source of business or operational information related to Gaiam. The representations and warranties of Gaiam and its subsidiaries contained in the Brand Purchase Agreement (i) were made for purposes of the Brand Purchase Agreement, (ii) have been qualified by confidential disclosures made to the other parties to the Brand Purchase Agreement in connection with the Brand Purchase Agreement that may contain some nonpublic information that is not material under applicable securities laws (and shareholders should read the Brand Purchase Agreement in the context of Gaiam’s other public disclosures in order to have a materially complete understanding of the Brand Purchase Agreement disclosures), (iii) are subject to materiality qualifications contained in the Brand Purchase Agreement which may differ from what may be viewed as material by shareholders, (iv) were made only as of the date of the Brand Purchase Agreement or such other date as is specified in the Brand Purchase Agreement, and (v) have been included in the Brand Purchase Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as facts. Shareholders should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of Gaiam or any of its subsidiaries or affiliates. Other than as disclosed in this information statement, as of the date of this information statement Gaiam is not aware of any material facts that are required to be disclosed under the federal securities laws that would contradict the representations and warranties in the Brand Purchase Agreement. Gaiam will provide additional disclosure in its public reports to the extent that it is aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the Brand Purchase Agreement and will update such disclosure as required by federal securities laws. Further, information concerning the subject matter of these representation or warranties may have changed since the date of the Brand Purchase Agreement. To the extent any such material change has occurred or occurs in the future, Gaiam has included and will include in its public reports any material information necessary to provide shareholders a materially complete understanding of the Brand Purchase Agreement disclosures. Accordingly, the Brand Purchase Agreement should not be read alone, but should instead be read in conjunction with the other information regarding Gaiam and its subsidiaries that has been, is or will be contained in, or incorporated by reference into, the Forms 10-K, Forms 10-Q, Forms 8-K, proxy statements, registration statements and other documents that Gaiam files with the Securities and Exchange Commission. Business and operational information regarding Gaiam can be found elsewhere in this information statement and in the other public documents that Gaiam files with the Securities and Exchange Commission. See “The Companies – Gaiam, Inc.”

General

Under the Brand Purchase Agreement, Brand Purchaser will purchase from Gaiam all of Gaiam’s interest in Brand Holdco, which, directly, and indirectly through its subsidiaries, holds substantially all of Gaiam’s assets, and assume substantially all of the liabilities, primarily related to, or used in the Brand Business, other than the FFL Acquired Assets and the FFL Assumed Liabilities which will be transferred and assigned pursuant to the terms of the FFL Purchase Agreement immediately before the closing of the Brand Sale. The assets and liabilities associated with the Brand Business are held by the Brand Companies and include such assets and liabilities as described in “Matter No. 1: The Brand Business Sale – The Brand Business Sale.”

Purchase Price

The aggregate purchase price for the membership interest of Brand Holdco under the Brand Purchase Agreement will be $145,700,000 in cash, subject to adjustments at closing and post-closing for cash and cash equivalents, indebtedness and transaction expenses of the Brand Companies.

Adjustment Escrow Account

At the closing of the Brand Sale, a portion of the purchase price equal to $5,010,000 (the “Adjustment Escrow Amount”) shall be deposited by Brand Purchaser into an escrow account to be held in escrow by an escrow agent in accordance with the terms of an escrow agreement among Gaiam, the Brand Purchaser and such escrow agent.

Purchase Price Adjustment

Brand Purchaser will pay estimated net cash consideration to Gaiam at the closing of the Brand Sale and the parties will determine the final net cash consideration after closing and reconcile any shortfall or excess.

Before the closing of the Brand Sale, Gaiam will provide Brand Purchaser with estimated closing amounts of the Brand Companies’ cash and cash equivalents, indebtedness and unpaid Brand Business Sale transaction expenses. At closing of the Brand Sale, Brand Purchaser will pay to Gaiam an estimated net cash consideration equal to the $145,700,000 purchase price, minus the Adjustment Escrow Amount, plus the estimated closing cash and cash equivalents, minus estimated indebtedness and minus the estimated unpaid Brand Company transaction expenses.

As promptly as practicable after the closing of the Brand Sale, Brand Purchaser will calculate the final net cash consideration, using the calculation for estimated net cash consideration described above, based on the actual closing amounts of the Brand Companies’ cash and cash equivalents, indebtedness and unpaid Brand Company transaction expenses.

If the final net cash consideration is greater than the estimated net cash consideration paid at the closing of the Brand Sale, within three business days of the determination of the final net cash consideration, Brand Purchaser shall pay a cash amount equal to the excess to Gaiam, and Gaiam and Brand Purchaser shall deliver a joint instruction to the escrow agent to distribute all funds remaining in the Adjustment Escrow Account to Gaiam.

If the final net cash consideration is less than the estimated net cash consideration paid at the closing of the Brand Sale, within three business days of the determination of the final net cash consideration, Gaiam and Brand Purchaser shall deliver a joint instruction to the escrow agent to distribute from the Adjustment Escrow Amount held in escrow (a) to Brand Purchaser, a cash amount equal to the deficit (not to exceed the Adjustment Escrow Amount), and (b) to Gaiam, any portion of the Adjustment Escrow Amount remaining thereafter.

Any severance payments that are due and payable to any Brand Company employee upon their termination at any time prior to the closing of the Brand Sale, as well as any applicable payroll taxes related to such severance payments, will be part of the Brand Company transaction expenses and deducted from the purchase price as described above, unless such termination was requested in writing by Brand Purchaser.

Representations and Warranties

The Brand Purchase Agreement contains representations and warranties made by each of the parties regarding aspect of its business, financial condition and structure and other facts pertinent to the Brand Sale. The sole recourse for any damages with respect to any breach of, or inaccuracy in, Gaiam’s representations and warranties contained in the Brand Purchase Agreement, subject to certain limited exceptions, shall be the representation and warranty insurance policy in favor of Brand Purchaser as discussed in greater detail under the heading “Matter No. 1: The Brand Business Sale – Representations and Warranties Insurance Policy,” subject to certain limited exceptions. See disclaimer regarding these representations and warranties under the heading “Matter No. 1: The Brand Business Sale – The Brand Purchase Agreement.” The Brand Purchase Agreement contains certain representations and warranties made by Gaiam regarding, among other things, the following subjects:

•	Gaiam’s corporate organization and power, and good standing;

•	absence of restrictions preventing the payment of dividends and other distributions by any of the Brand Companies;

•	the authorization, execution, delivery, performance, and enforceability of the Brand Purchase Agreement and the documents, instruments, certificates and agreements executed in connection with the Brand Purchase Agreement, including without limitation, an escrow agreement, an intellectual property license agreement and a transition services agreement (the “Brand Collateral Agreements”);

•	approval by Gaiam’s board of directors;

•	the absence of conflicts with, or defaults under, Gaiam’s organizational documents, material contracts, and applicable law;

•	Gaiam’s good and valid title to the issued and outstanding equity securities of Brand Holdco, free and clear of any liens other than permitted liens;

•	no outstanding judgments impair the consummation of the transactions contemplated by the Brand Purchase Agreement;

•	solvency of Gaiam; and

•	broker fees and expenses.

In addition, the Brand Purchase Agreement contains certain representations and warranties made by Gaiam with respect to the Brand Companies, regarding, among other things the following subjects:

•	corporate organization and power, qualification, and good standing;

•	the capitalization and due authorization and valid issuance of the outstanding equity securities of the Brand Companies;

•	absence of restrictions preventing the payment of dividends and other distributions by any of the Brand Companies;

•	the authorization, execution, delivery, performance, and enforceability of the Brand Collateral Agreements by the Brand Companies;

•	the absence of conflicts with, or defaults under, the Brand Companies’ organizational documents, other contracts, and applicable law;

•	the financial statements and their compliance with U.S. generally accepted accounting principles;

•	the absence of certain undisclosed liabilities, off-balance sheet arrangements, and pending claims entitling any director or officer of Gaiam or any Brand Company to indemnification;

•	the absence of certain material adverse changes since December 31, 2015;

•	good and valid title, or valid and enforceable leasehold interests, by the Brand Companies to tangible and intangible personal property and assets included in the financial statements or thereafter acquired, as applicable;

•	leased real property;

•	intellectual property;

•	material contracts related to the Brand Business, including materiality requirements and thresholds related thereto;

•	insurance policies;

•	tax compliance and related matters with respect to Gaiam and the Brand Companies;

•	the absence of litigation proceedings and outstanding judgments;

•	benefit plans, and employee and labor matters;

•	compliance with applicable laws and possession of necessary permits;

•	agreements with related parties;

•	compliance with applicable anti-bribery and anti-corruption laws;

•	broker fees and expenses;

•	Brand Holdco’s status as a holding company, its operations, assets, contracts and liabilities, and the assignment of assets and liabilities to Brand Holdco under the Contribution Agreement;

•	environmental matters;

•	information technology assets;

•	privacy matters;

•	possession and characteristics of the Brand Business inventory;

•	absence of material defects and absence of product liability claims since January 1, 2012;

•	continuing relationships with certain existing suppliers and customers since December 31, 2015; and

•	proper statement, validity and enforceability of the Brand Companies’ accounts receivable.

In addition, Brand Purchaser made certain representations and warranties to us regarding, among other things, the following subjects:

•	the authorization, execution, delivery, performance, and enforceability of the Brand Purchase Agreement and the Brand Collateral Agreements;

•	the absence of conflicts with, or defaults under, Brand Purchaser’s organizational documents, material contracts, and applicable law;

•	solvency of Brand Purchaser after closing, assuming accuracy of representations and warranties of Gaiam;

•	debt financing and debt commitment letter related to the financing of the purchase price;

•	absence of outstanding judgements;

•	non-reliance of Brand Purchaser and acknowledgment of no other representations or warranties;

•	broker fees and expenses;

•	investment intention; and

•	investigation and verification of the business, operations and financial conditions of the Brand Companies.

A number of our representations and warranties contained in the Brand Purchase Agreement are qualified by materiality or include a material adverse effect standard. For the purposes of our representations and warranties in the Brand Purchase Agreement, “Material Adverse Effect” is defined to mean any change, event, effect, condition or circumstance, or series of related changes, events, effects, conditions or circumstances that, individually or when taken together:

•	has or would reasonably be likely to have a materially adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Brand Companies, taken as a whole; or

•	would reasonably be expected to materially prevent the consummation of the transactions contemplated by the Brand Purchase Agreement.

However, any change, event, effect, condition or circumstance that would satisfy the bullets above that occurred after the date of the Brand Purchase Agreement will not be deemed to constitute a Material Adverse Effect if it is related to, or arises from:

•	actions or inactions expressly required or expressly permitted by the Brand Purchase Agreement;

•	the announcement or pendency of the Brand Purchase Agreement and the transactions contemplated by the Brand Purchase Agreement;

•	the failure of the Brand Companies to meet their financial projections;

•	a change in general political, economic, or financial market conditions;

•	a change that affected the industries in which the Brand Companies operate generally;

•	any changes after the date of the Brand Purchase Agreement in U.S. generally accepted accounting principles or applicable law; and

•	natural disaster, sabotage, acts of terrorism, war (whether or not declared) or other outbreak of hostilities.

However, with respect to each of the last four bullets, there will be a Material Adverse Effect if such change, event, effect, condition or circumstance has a disproportionately adverse effect on the Brand Companies relative to others operating in the industry in which the Brand Companies operate.

Conditions to Closing

Gaiam and Brand Purchaser are not obligated to complete the Brand Sale unless a number of conditions are satisfied or waived. The joint closing conditions include:

•	the waiting periods (and all extensions thereof) under antitrust laws relating to the transactions contemplated under the Brand Purchase Agreement will have expired or been terminated and all other material regulatory and government approvals required under antitrust laws in connection with the transactions will have been obtained;

•	no governmental entity of competent jurisdiction will have issued any temporary restraining order, preliminary, or permanent injunction or other order that has the effect of, or seeks to, prohibit or challenge the consummation of the transactions contemplated by the Brand Purchase Agreement; and

•	the approval by Gaiam’s shareholders of the Brand Purchase Agreement and the transactions contemplated by the Brand Purchase Agreement has been obtained.

In addition, the obligation of Brand Purchaser to effect the Brand Business Sale is subject to the satisfaction or waiver of additional closing conditions, including:

•	each of the representations and warranties of Gaiam shall be true and correct in all respects on and as of the date of signing of the Brand Purchase Agreement and on the date of closing of the Brand Sale (subject to certain exceptions and materiality requirements as set forth in the Brand Purchase Agreement);

•	Gaiam must have performed or complied in all material respects with all covenants required by the Brand Purchase Agreement, that are to be performed or complied with by Gaiam;

•	since the date of execution of the Brand Purchase Agreement, no Material Adverse Effect has occurred and no other events shall have occurred that would, in the aggregate, reasonably be expected to have a Material Adverse Effect;

•	Brand Purchaser must have received all of the items required to be delivered to it by Gaiam and the Brand Companies, as applicable, at the closing of the Brand Sale, pursuant to the Brand Purchase Agreement; and

•	either the consummation of the Working Capital Sale, or the transfer and assignment of the FFL Acquired Assets from the Brand Companies to Gaiam.

In addition, the obligation of Gaiam to effect the Brand Sale is subject to the satisfaction or waiver of additional closing conditions, including:

•	each of the representations and warranties of Brand Purchaser shall be true and correct in all material respects on and as of the date of signing of the Brand Purchase Agreement and on the date of closing of the Brand Business Sale (subject to certain exceptions and materiality requirements as set forth in the Brand Purchase Agreement).

•	Brand Purchaser must have performed or complied in all material respects with all covenants required by the Brand Purchase Agreement that are to be performed or complied with by Brand Purchaser;

•	Gaiam must have received all of the items required to be delivered to it by Brand Purchaser at the closing of the Brand Business Sale, pursuant to the Brand Purchase Agreement; and

•	the consummation of the Working Capital Sale.

Covenants

The Brand Purchase Agreement contains numerous covenants of Brand Purchaser, Sequential, Gaiam and the Brand Companies during the period up to and including the date of closing of the Brand Business Sale, and in some instances, after the date of closing of the Brand Business Sale.

The Brand Purchase Agreement contains covenants of Brand Purchaser and Sequential, as applicable, relating to, among other things:

•	providing commercially reasonable access upon reasonable notice to information and documentation of the Brand Companies for a period of time after the closing of the Brand Business Sale;

•	maintaining books and records of the Brand Business for a period of time after the closing of the Brand Business Sale;

•	using commercially reasonable efforts to take such actions as are necessary to cause the conditions to the obligations of the other party to be satisfied;

•	using reasonable best efforts to take, or cause to be taken, all actions necessary to have fully bound by the closing date the representation and warranty policy;

•	using best efforts to obtain debt financing to fund the purchase price for the Brand Business Sale;

•	non-disparagement by Sequential, Brand Purchaser and their respective representatives;

•	non-competition and non-interference by Sequential and Brand Purchaser for two years following the closing of the Brand Business Sale; and

•	non-solicitation of employees by Sequential and Brand Purchaser for two years following the closing of the Brand Business Sale;

•	Brand Purchaser paying to the Brand Companies’ payroll provider an aggregate amount equal to $1,341,864, subject to adjustment, in respect of the Brand Companies’ severance obligations as of the closing date for further distribution to the employees receiving severance; and

•	Brand Purchaser paying an aggregate amount equal to the required payments in lieu of notice for the balance of the applicable WARN notice period to the Brand Companies’ payroll provider as of the closing date for further distribution to certain employees, if the closing date occurs before 60 days following the date on which WARN notices were delivered to those employees.

The Brand Purchase Agreement contains covenants of Gaiam and the Brand Companies relating to, among other things:

•	the conduct of Gaiam’s and the Brand Companies’ business operations before the closing of the Brand Business Sale, as discussed below in “Matter No. 1: The Brand Business Sale – The Brand Purchase Agreement – Conduct of Business Pending the Consummation of the Brand Business Sale;”

•	providing Brand Purchaser, its financing sources and their respective representatives with access to, and deliveries of, certain information related to the Brand Companies prior to, and for a period of time after, the closing of the Brand Business Sale;

•	providing commercially reasonable access upon reasonable notice to information and documentation of Gaiam for a period of time after the closing of the Brand Business Sale;

•	the declaration and payment of dividends or distributions by the Brand Companies;

•	reasonable cooperation with Brand Purchaser in connection with Brand Purchaser obtaining its debt financing to fund the purchase price for the Brand Business Sale before the closing of the Brand Business Sale;

•	keeping certain information concerning Gaiam’s and the Brand Companies’ business and other matters confidential;

•	making public statements with respect to the Brand Purchase Agreement or the transactions contemplated by the Brand Purchase Agreement;

•	using commercially reasonable efforts to take such actions as are necessary to cause the conditions to the obligations of the other party to be satisfied;

•	complying with the notification and reporting requirements of the HSR Act within 10 business days after execution of the Brand Purchase Agreement, and using commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act;

•	using commercial reasonable efforts to obtain consents and approvals as necessary from governmental entities in connection with the Brand Business Sale;

•	using commercially reasonable efforts to obtain certain required third party consents;

•	using reasonable efforts to assist Brand Purchaser in obtaining a fully bound buyer-side representations and warranties policy, for which a portion of the premiums thereunder, estimated to be $2,246,357, shall be paid by Gaiam;

•	providing prompt notification of certain matters including any material proceedings in connection with the Brand Sale and related transactions, or the occurrence of any change, effect, condition or circumstance that has had or would reasonably be expected to have a Material Adverse Effect;

•	certain employee and employee benefits-related matters;

•	the purchase and maintenance of an insurance tail policy with respect to director’s and officer’s insurance;

•	using best efforts to obtain the required shareholder consent;

•	payment of, and filings related, to taxes and fees incurred in connection with the Brand Business Sale and other transactions contemplated by the Brand Purchase Agreement;

•	non-disparagement by Gaiam and its representatives;

•	non-competition and non-interference by Gaiam for two years following the closing of the Brand Sale, subject to certain exceptions;

•	non-solicitation of employees, clients, customers, suppliers, licensees and business relations by Gaiam for two years following the date of closing of the Brand Sale, subject to certain exceptions;

•	intellectual property title matters and Gaiam and its affiliates’ use of intellectual property following the closing;

•	review and filing of this information statement with the Securities and Exchange Commission;

•	alternative transactions, non-solicitation and superior proposals, as explained in greater detail in “Matter No. 1: The Brand Business Sale – The Brand Purchase Agreement – Non-Solicitation;”

•	delivering certain notifications to employees of the Brand Companies; and

•	restrictions on termination, amendment, modification or supplement of the FFL Purchase Agreement in any material respect.

Conduct of Business Pending the Consummation of the Brand Sale

Except as expressly permitted or required by the terms of the Brand Purchase Agreement, or as required by applicable law, Gaiam has agreed that, from the date of the Brand Purchase Agreement to the closing of the Brand Sale, Gaiam shall cause the Brand Companies to conduct their respective businesses in the ordinary course consistent with past practice, unless Brand Purchaser otherwise consents in writing. Without limiting the generality of the foregoing, Gaiam has agreed that it shall not, and shall cause the Brand Companies not to, do any of the following, without Brand Purchaser’s prior written consent (which consent shall not be unreasonably withheld or delayed):

•	to amend any of the Brand Companies’ organizational documents;

•	authorize for issuance, issue, sell or deliver any equity securities of the Brand Companies;

•	split, combine, redeem, reclassify, purchase or otherwise acquire, directly or indirectly, any equity securities of the Brand Companies, or make any other change in the capital structure of the Brand Companies;

•	allow any Brand Company to:

•	incur or assume any debt for borrowed money or guarantee any such debt, in excess of $50,000 other than in the ordinary course of business consistent with past practice;

•	permit or allow any of its assets, including intellectual property, to become subjected to any lien which is not released on or before the closing of the Brand Sale (other than liens permitted in the Brand Purchase Agreement);

•	acquire by merger, consolidation, purchase or in any other manner any business or entity or other business organization or division thereof;

•	form any subsidiary;

•	write off as uncollectible any notes or accounts receivable in excess of $250,000, except write-offs in the ordinary course of business consistent with past practice;

•	make or incur capital expenditures outside the ordinary course of business in excess of $100,000;

•	other than pursuant to the FFL Purchase Agreement or the sale of inventory in the ordinary course of business consistent with past practice, sell, lease, license, transfer, cancel or otherwise dispose of any of its assets, including but not limited to intellectual property (other than non-exclusive licenses granted in the ordinary course of business consistent with past practice), that are material, individually or in the aggregate, to the Brand Business as a whole;

•	purchase or enter into any lease of real property other than extensions of existing leases in the ordinary course of business;

•	except as required by U.S. generally accepted accounting principles, make any material change in any method of accounting or auditing practice;

•	(i) make, revoke or amend any tax election, change in any respect any accounting method for tax purposes, file any tax return outside the ordinary course of business or amend any tax return, (ii) settle any tax claim or enter into any tax sharing or similar, contract, (iii) surrender any right to claim a material tax refund, or (iv) consent to any extension or waiver of the limitations period (other than one resulting from obtaining a valid extension of time to file tax returns in the ordinary course) applicable to any tax claim or assessment;

•	settle or compromise any dispute regarding a tax liability outside the ordinary course of business;

•	discharge or settle any material litigation or other proceeding, other than with respect to certain matters disclosed in the Brand Purchase Agreement and payments, discharges, settlements or satisfactions in the ordinary course of business and consistent with past practice;

•	except in the ordinary course of business consistent with past practice, (i) increase the number of Brand Business employees by more than 2% from that in effect as of the date of the Brand Purchase Agreement or terminate any key employee, (ii) increase the base compensation, bonus opportunity, pension, welfare, fringe or other benefits payable to Brand Business employees, (iii) pay any bonus or make any incentive awards to Brand Business employees, (iv) adopt or enter into, amend, modify or terminate certain benefit plans with respect to Brand Business employees, (v) negotiate, assume, amend, extend or renew or enter into any labor or collective bargaining agreement relating to the Brand Business, or (vi) take any action to amend, waive or accelerate the vesting or payment of any compensation or benefit under any benefit plan with respect to Brand Business employees (for the avoidance of doubt, the Brand Purchase Agreement does not prohibit Gaiam from taking any such actions with respect to benefit plans for Gaiam employees who are not also Brand Business employees);

•	plan, announce, implement or effect any reduction in force, lay off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Brand Business (other than routine employee terminations for cause);

•	allow any Brand Business insurance policies to lapse or any changes to be made to any such insurance policies so as to adversely affect the insurance coverage of the Brand Companies or their properties and assets following the closing of the Brand Business Sale; or

•	enter into any contract, agree, commit or offer to take any of the foregoing actions.

No Solicitation

Alternative Transaction Proposal

Gaiam shall not, and shall cause its subsidiaries (including the Brand Companies) and its and their respective representatives to not, (i) solicit, initiate or knowingly facilitate, induce or encourage the making of any proposal or offer that constitutes or would reasonably be expected to lead to an Alternative Transaction Proposal, or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction Proposal.

Superior Proposal

In the event that Gaiam or any Brand Company receives after the date of the Brand Purchase Agreement an unsolicited, bona fide written Alternative Transaction Proposal which the board of directors determines to be, or to be reasonably likely to result in, a Superior Proposal, Gaiam may then take the following actions so long as (i) the board of directors concludes in good faith, after consultation with its outside legal counsel, that the failure to take the following actions would be inconsistent with its fiduciary duties under applicable law, (ii) Gaiam has given Brand Purchaser prior written notice of its intention to take any of the following actions, the identity of the person or group making such Alternative Transaction Proposal, and the material terms and conditions of such Alternative Transaction, and (iii) Gaiam has not breached any of, and continues to comply with all of, its obligations under the Brand Purchase Agreement with respect to an Alternative Transaction:

•	furnish nonpublic information with respect to Gaiam and its subsidiaries and the Brand Business to the person or group making the Alternative Transaction Proposal; provided, that prior to furnishing any such nonpublic information, it receives from such person or group an executed confidentiality agreement at least as restrictive as the terms contained in the confidentiality agreement entered into with Brand Purchaser in connection with the Brand Business Sale and which shall not contain any exclusivity provision or other term that would restrict, in any manner, Gaiam’s ability to consummate the transactions contemplated by the Brand Purchase Agreement; and

•	engage in discussions or negotiations with such person or group with respect to such Alternative Transaction Proposal.

Changes of Recommendation

Except with respect to a Superior Proposal properly brought before Gaiam’s board of directors in compliance with the Brand Purchase Agreement, neither the board of directors nor any committee thereof shall (i) (a) withdraw or qualify (or amend or modify in a manner adverse to Brand Purchaser), or fail to make the approval, recommendation or declaration of advisability by the board of directors or any committee thereof of the Brand Purchase Agreement, or the transactions contemplated by the Brand Purchase Agreement, (b) recommend, adopt or approve any Alternative Transaction Proposal, (c) publicly make any recommendation in connection with an Alternative Transaction Proposal other than a recommendation against such proposal, or (d) if an Alternative Transaction Proposal shall have been publicly announced or disclosed, if so requested by Brand Purchaser, fail to recommend against such Alternative Transaction Proposal or fail to reaffirm the approval, recommendation and declaration of advisability of the Brand Purchase Agreement and the transactions contemplated by the Brand Purchase Agreement, on or prior to the fourth business day after public announcement or disclosure of such Alternative Transaction Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”), or (ii) approve or recommend or allow Gaiam or any of its affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding (a) relating to any Alternative Transaction Proposal or any offer or proposal that would reasonably be expected to lead to an Alternative Transaction Proposal or (b) requiring it (or that would require it) to abandon, terminate or fail to consummate the transactions contemplated by the Brand Purchase Agreement.

Solely in response to a Superior Proposal, Gaiam’s board of directors may make an Adverse Recommendation Change or terminate the Brand Purchase Agreement to enter into a definitive agreement with respect to such Superior Proposal if all of the following conditions are met:

•	a Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal;

•	Gaiam shall have (i) provided to Brand Purchaser four business days prior written notice, which notice shall state expressly (a) that it has received a Superior Proposal, (b) the material terms and conditions of the Superior Proposal (including the consideration offered therein (and the portion thereof attributable to the Brand Business) and the identity of the person or group of persons making the Superior Proposal), and shall have contemporaneously provided copies of the relevant proposed transaction agreements with the person or group of persons making such Superior Proposal (the “Alternative Acquisition Agreement”) (any material amendment to the financial terms or any other material term of such Superior Proposal require a new notice and a new four business day period) and (c) that it intends to effect an Adverse Recommendation Change and the manner in which it intends to do so or that it intends to terminate the Brand Purchase Agreement in order to enter into the Alternative Acquisition Agreement, as applicable, and (ii) prior to making such Adverse Recommendation Change or terminating the Brand Purchase Agreement, as applicable, to the extent requested by Brand Purchaser, engaged in good faith negotiations with Brand Purchaser during such four business day period to amend the Brand Purchase Agreement in such a manner that the Alternative Acquisition Agreement ceases to constitute a Superior Proposal;

•	the board of directors shall have determined in good faith, after consultation with its outside legal counsel, that, in light of such Superior Proposal and taking into account any revised terms offered by Brand Purchaser, the failure to make an Adverse Recommendation Change or terminate the Brand Purchase Agreement is inconsistent with its fiduciary duties under applicable law; and

•	Gaiam has complied with and has not breached any of the provisions under the Brand Purchase Agreement with respect to Alternative Transactions.

An “Alternative Transaction” means any of the following transactions: (i) any acquisition or purchase of a majority of either the voting power or economic value of the equity securities of Gaiam, Brand Holdco or the Brand Business Subsidiaries by any person other than Brand Purchaser; provided, however, that for the purpose of determining a Superior Proposal, the reference to “a majority of the equity securities” in the definition of “Alternative Transaction” shall be deemed to be a reference to 80% or more of its total voting power or economic value; (ii) any merger, consolidation, business combination or similar transaction involving Gaiam or Brand Holdco (after the contribution of the Brand Business to the Brand Companies pursuant to the Contribution Agreement) and any person other than Brand Purchaser; or (iii) any sale, lease, exchange, transfer, license, acquisition or disposition of (a) all or substantially all of the consolidated assets of Gaiam, Brand Holdco and the Brand Business Subsidiaries (which shall include the Brand Business) or (b) all or substantially all of the assets of the Brand Business, in each case, in any single transaction or series of related transactions, in each case, other than the Brand Business Sale and the transactions contemplated by the Brand Purchase Agreement; provided, however, that, for the purpose of determining a Superior Proposal, subsections (a) and (b) shall be deemed to be a reference to “all or substantially all of the consolidated assets of Gaiam, Brand Holdco and the Brand Business Subsidiaries (which shall include the Brand Business).” In no event will “Alternative Transaction” include any transaction solely involving or solely relating to the business of the Subscription Business.

An “Alternative Transaction Proposal” means any offer, proposal, letter of intent or indication of interest, written or oral (whether binding or non-binding), to Brand Holdco or Gaiam, relating to an Alternative Transaction.

A “Superior Proposal” means any unsolicited bona fide written Alternative Transaction Proposal not attributable to or arising from a breach of the Brand Purchase Agreement, which Gaiam’s board of directors determines in good faith (after consultation with its outside legal counsel and an independent financial advisor of nationally recognized reputation), taking into account all legal, financial, regulatory, timing and other aspects of the Alternative Transaction Proposal (including financing and breakup fee provisions) and the person making such Alternative Transaction Proposal, (i) is reasonably capable of being completed on substantially the same or superior terms and conditions as set forth in the Brand Purchase Agreement; (ii) to the extent financing is required, is supported by fully committed financing; (iii) results in Gaiam receiving a purchase price of which the portion attributable to the Brand Business is at least 5% greater than the purchase price under the Brand Purchase Agreement; and (iv) is otherwise on terms that Gaiam’s board of directors has determined would be, if such Alternative Transaction is consummated, more favorable to the shareholders of Gaiam than the transactions contemplated by the Brand Purchase Agreement.

Termination of the Brand Purchase Agreement and Termination Fee

The Brand Purchase Agreement may be terminated at any time before the closing upon the mutual consent of Brand Purchaser and Gaiam. In addition, either party may terminate the Brand Purchase Agreement at any time before the closing if, subject to certain exceptions:

•	the transactions contemplated by the Brand Purchase Agreement have not been completed within 90 days after the execution of the Brand Purchase Agreement (the “Outside Date”); provided, however, that the parties may mutually consent in writing to extend the Outside Date for any reason and, if any person shall initiate litigation or other proceeding seeking to enjoin the transactions contemplated by the Brand Purchase Agreement and succeeded in obtaining a temporary restraining order or injunction, the Outside Date shall be automatically extended for an additional 30 days, and, thereafter at Gaiam’s or Brand Purchaser’s option, for up to two additional 30 day period; or

•	if a governmental entity of competent jurisdiction shall have issued a nonappealable final judgment or taken any other action effectively and permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Brand Purchase Agreement, provided, however, that the terminating party has complied with its obligation under the Brand Purchase Agreement to use commercially reasonable efforts to consummate the Brand Business Sale.

Brand Purchaser may terminate the Brand Purchase Agreement upon the occurrence of certain events, including, without limitation the following:

•	if Gaiam has breached or failed to perform any of its representations, warranties, covenants, or other agreements contained in the Brand Purchase Agreement (other than with respect to an Alternative Transaction), which breach or failure to perform would cause the conditions to the obligations of Brand Purchaser at closing of the Brand Business Sale to not be satisfied by the Outside Date and which breach or failure , if capable of being cured, shall not have been cured prior to the earlier of (i) the Outside Date and (ii) 10 calendar days following receipt by Gaiam of written notice of such breach or failure from Purchaser;

•	if Gaiam breaches in any material respects its obligations with respect to an Alternative Transaction; or

•	if Gaiam, its board of directors, or any committee of Gaiam’s board of directors (i) effects an Adverse Recommendation Change, or (ii) approves or recommends any Alternative Transaction Proposal.

Gaiam may terminate the Brand Purchase Agreement upon the occurrence of certain events, including, without limitation, the following:

•	if Brand Purchaser shall have breached or failed to perform any of its representations, warranties, covenants, or other agreements contained in the Brand Purchase Agreement, which breach or failure to perform would cause the conditions to the obligations of Gaiam at closing of the Brand Business Sale to not be satisfied by the Outside Date and which breach or failure, if capable of being cured, shall not have been cured prior to the earlier of (i) the Outside Date or (ii) 10 calendar days following receipt by Brand Purchaser of written notice of such breach or failure from Gaiam; or

•	if (i) Gaiam receives a Superior Proposal; (ii) Gaiam has complied in all material respects with its obligations under the Brand Purchase Agreement with respect to an Alternative Proposal; (iii) Gaiam’s board of directors approves, and Gaiam, concurrently with the termination of the Brand Purchase Agreement, enters into, such Alternative Acquisition Agreement with respect to such Superior Proposal; and (iv) concurrently with such termination, Gaiam pays to Brand Purchaser the Termination Fee (described and defined below).

Gaiam must pay to Brand Purchaser a one-time termination fee equal to $5,010,000 (the “Termination Fee”) if the Brand Purchase Agreement is terminated:

•	by Brand Purchaser (i) in connection with Gaiam’s breach, in any material respects, of its obligations with respect to an Alternative Transaction, or (ii) Gaiam, its board of directors, or any committee of Gaiam’s board of directors (a) effected an Adverse Recommendation Change, or (b) approved or recommended an Alternative Transaction Proposal;

•	(i) by (a) either Brand Purchaser or Gaiam because the transactions contemplated by the Brand Purchase Agreement have not been completed by the Outside Date and Gaiam did not have the right to terminate the Brand Purchase Agreement due to an uncured breach of the Brand Purchase Agreement by Brand Purchaser; or (b) Brand Purchaser if there has been an uncured breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or other agreement made by Gaiam and contained in the Brand Purchase Agreement that would cause the conditions to the obligations of Brand Purchaser at closing not to be satisfied by the Outside Date, and, in either case, prior to such termination, an Alternative Transaction Proposal has been made, and (ii) within nine months after such termination, Gaiam or any of its subsidiaries (including any Brand Company) enters into a definitive agreement with any third party to consummate, or consummates, an Alternative Transaction;

•	(i) by (a) either Brand Purchaser or Gaiam because the transactions contemplated by the Brand Purchase Agreement have not been completed by the Outside Date and Gaiam did not have the right to terminate the Brand Purchase Agreement due to an uncured breach of the Brand Purchase Agreement by Brand Purchaser, or (b) by Brand Purchaser if there has been an uncured breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or other agreement made by Gaiam and contained in the Brand Purchase Agreement that would cause the conditions to the obligations of Brand Purchaser at closing not to be satisfied by the Outside Date and, in either case, prior to such termination, no Alternative Transaction Proposal has been made, and (ii) within six months after such termination, Gaiam or any of its subsidiaries (including any Brand Company) enters into a definitive agreement with any third party to consummate, or consummates, an Alternative Transaction; or

•	by Gaiam if (i) Gaiam receives a Superior Proposal; (ii) Gaiam complied in all material respects with its obligations under the Brand Purchase Agreement with respect to an Alternative Proposal; (iii) Gaiam’s board of directors approves, and Gaiam, concurrently with the termination of the Brand Purchase Agreement, enters into, such Alternative Acquisition Agreement with respect to such Superior Proposal; and (iv) concurrently with such termination, Gaiam pays to Brand Purchaser the Termination Fee.

The Termination Fee is the sole and exclusive remedy available at law or in equity to Brand Purchaser for termination of the Brand Purchase Agreement in circumstances triggering payment of the Termination Fee.

Indemnification

From and after the closing of the Brand Sale, Brand Purchaser will indemnify and hold harmless Gaiam and its affiliates, representatives, successors and assigns (collectively, the “Gaiam Indemnified Parties”) from and against any and all damages that any Gaiam Indemnified Party suffers, incurs or pays, directly or indirectly, resulting from, arising out of or related to:

•	any failure of any representation or warranty of Brand Purchaser contained in the Brand Purchase Agreement to be true and correct (without giving effect to materiality and material adverse effect qualifiers);

•	any breach by Brand Purchaser of any covenant in the Brand Purchase Agreement;

•	any claim made by FFL Purchaser against Gaiam or any of its affiliates pursuant to the FFL Purchase Agreement (excluding any breach by Gaiam thereunder), and subject to the parties’ compliance with certain covenants regarding the FFL Acquired Assets after giving effect to the sale or collection of any Acquired Assets, any breach by FFL Purchaser of the FFL Purchase Agreement; and

•	any damages imposed on, sustained, incurred or suffered by, or asserted against, any of them, whether in respect of third-party claims, direct claims or otherwise, directly or indirectly relating to, arising out of or resulting from the arrangement of Brand Purchaser’s debt financing to fund the purchase price for the Brand Business Sale, any other financing and/or the provision of information utilized in connection therewith.

From and after the closing of the Brand Sale, Gaiam will indemnify and hold harmless Brand Purchaser, Sequential, each Brand Company, and their respective affiliates, representatives, successors and assigns (collectively, the “Brand Indemnified Parties”) from and against any and all damages that any Brand Purchaser Party suffers, incurs or pays, directly or indirectly, resulting from, arising out of or related to:

•	any breach by Gaiam of a covenant contained in the Brand Purchase Agreement;

•	any indebtedness of the Brand Companies that is not paid and discharged in full on or prior to the date of closing of the Brand Sale and has not been taken into account pursuant to the terms of the Brand Purchase Agreement;

•	any transaction expenses that are not paid and discharged on or prior to the date of closing of the Brand Sale and have not been taken into account pursuant to the terms of the Brand Purchase Agreement;

•	any liabilities expressly retained by Gaiam pursuant to the terms of the Contribution Agreement;

•	any taxes relating to a pre-closing period arising directly from: (i) taxes imposed on Brand Purchaser or the Brand Companies resulting from the Section 338(h)(10) election; (ii) the contribution of the Brand Business Subsidiaries to Brand Holdco; (iii) any liability of the Brand Business Subsidiaries under Treasury Regulations Section 1.1502-6 for taxes reported on a tax return; (iv) Gaiam’s breach of any representations and warranties relating to the Section 338(h)(10) election; (v) Gaiam’s breach of certain tax-related covenants; and (vi) certain matters specifically disclosed in the disclosure schedule to the Brand Purchase Agreement (collectively, the “Specified Taxes”);

•	any taxes imposed on, asserted against or attributable to the properties, income or operations of Gaiam or the Brand Companies or any taxes for which Gaiam or any Brand Company is otherwise liable with respect to all pre-closing periods;

•	any pre-closing liabilities of the Brand Companies relating to or arising from any events, circumstances or matters unrelated to the operation of the Brand Business; and

•	any litigation or other proceeding commenced or brought by any shareholder of Gaiam in connection with the transactions contemplated by the Brand Purchase Agreement.

The indemnification obligations are subject to the following limitations:

•	The representations and warranties in the Brand Purchase Agreement generally survive for a 14 month period following the closing of the Brand Business Sale; provided, however, (i) the representations and warranties concerning title to the membership interests of Brand Holdco and capitalization will survive until the expiration of the applicable statute of limitations, and (ii) representations and warranties concerning taxes survive until 60 days after the expiration of the applicable statute of limitation.

•	The covenants and the agreements in the Brand Purchase Agreement generally survive for a 12 month period following the closing of the Brand Sale; provided, however, (i) that the covenants and agreements set forth in the Brand Purchase Agreement which are to be performed after the closing of the Brand Sale survive until such covenants or agreements have been fully performed, and (ii) with respect to Gaiam’s indemnification obligations for taxes related to a pre-closing period, other than Specified Taxes, which shall survive until 60 days after the expiration of the applicable statute of limitations.

•	Except with respect to “fundamental” representations and warranties of Brand Purchaser or fraud by Brand Purchaser, Gaiam Indemnified Parties may not recover any amounts resulting from a breach of a representation or warranty by Brand Purchaser unless the damages arising out of the same or related events, sets of facts or circumstances is at least $50,000 and the aggregate damages actually incurred by Gaiam Indemnified Parties exceeds $1,000,000, at which time the Gaiam Indemnified Parties may recover only damages in excess of $1,000,000.

•	Brand Purchaser’s aggregate indemnification obligation to any and all Gaiam Indemnified Parties under the Brand Purchase Agreement is capped at $11,690,000; however, such cap amount will not apply to (i) fraud in connection with any breach of a representation or warranty, and (ii) any indemnification claim in connection with a breach by FFL Purchaser under the FFL Purchase Agreement or any claims by FFL Purchaser against a Gaiam Indemnified Party (excluding any actual breach by a Gaiam Indemnified Party under the FFL Purchase Agreement).

•	Gaiam’s aggregate indemnification obligation to any and all Brand Indemnified Parties under the Brand Purchase Agreement is capped at $11,690,000, however such cap amount will not apply to (i) any indemnification claim in connection with the Specified Taxes, (ii) any liabilities expressly retained by Gaiam pursuant to the terms of the Contribution Agreement, (iii) any pre-closing liabilities of the Brand Companies relating to or arising from any events, circumstances or matters unrelated to the Brand Business, (iv) any litigation or other proceeding commenced by any shareholder of Gaiam in connection with the transactions contemplated by the Brand Purchase Agreement, and (v) fraud in connection with any breach of a representation or warranty.

•	The Brand Indemnified Parties’ sole recourse with respect to (i) any breach of, or inaccuracy in, Gaiam’s representations and warranties contained in the Brand Purchase Agreement, and (ii) indemnification claims for taxes related to a pre-closing period, other than the Specified Taxes, is against a buyer-side representation and warranty insurance policy, and neither Gaiam nor its affiliates, representative, successors or assigns will be liable for any damages with respect to (i) any breach of, or inaccuracy in, Gaiam’s representations and warranties contained in the Brand Purchase Agreement, or (ii) indemnification claims for taxes related to a pre-closing period, other than the Specified Taxes.

•	From and after the first anniversary of the closing of the Brand Sale, no Brand Indemnified Party or Gaiam Indemnified Party is entitled to indemnification, to sue for damages or to assert any other claim or remedy under the Brand Purchase Agreement with respect to any damages, cause of action or other claim if such Brand Indemnified Party or Gaiam Indemnified Party, as applicable, failed to give written notice of such damages, cause of action or other claim within 90 days after the date on which such Brand Indemnified Party learned of such damages, cause of action or other claim.

•

In the event of a breach by any party of a covenant under the Brand Purchase Agreement, the right of each party to assert and receive indemnification pursuant to the Brand Purchase Agreement, from and after the closing date, is the sole and exclusive right and remedy of such party for any indemnifiable losses with respect to any breach by any other party of any covenant, representation, warranty or otherwise under the Brand Purchase Agreement, relating to the Brand Purchase Agreement or relating to the transactions contemplated by the Brand Purchase Agreement, except; (i) in the case of fraud by representatives of Gaiam or by Brand Purchaser, in each case, with respect to a representation or warranty under the Brand Purchase Agreement; (ii) the dispute resolution provisions set forth in the Brand Purchase Agreement in respect of the calculation of the final net closing cash consideration (as described in “Matter No. 1: The Brand Business Sale – The Brand Purchase Agreement – Purchase Price Adjustment”); (iii) the right to the termination fee (as described in “Matter No. 1: The Brand Business Sale – The Brand Purchase Agreement Termination of the Brand Purchase Agreement and Termination Fee”); and (iv) the right to specific performance in the event of a breach by any party of a covenant under the terms of the Brand Purchase Agreement.

Representation and Warranty Insurance Policy

Brand Purchaser is required to use reasonable best efforts to take, or cause to be taken, all actions necessary to have fully bound by the closing of the Brand Sale a representation and warranty insurance policy in favor of the Brand Purchaser. Brand Purchaser’s and the Brand Indemnified Parties’ sole recourse with respect to (i) any breach of, or inaccuracy in, Gaiam’s representations and warranties (including all fundamental representations) contained in the Brand Purchase Agreement, subject to some limited exceptions, and (ii) indemnification claims for taxes related to a pre-closing period, other than the Specified Taxes, shall be against the representation and warranty policy insurer, pursuant to the terms of the policy. Neither Gaiam nor its affiliates shall be liable for any damages arising from any breach or inaccuracy of Gaiam’s representations and warranties in the Brand Purchase Agreement or any indemnification claims for taxes related to a pre-closing period, other than the Specified Taxes.

Parent Guaranty

Sequential, the owner of 100% of the outstanding membership interests of Brand Purchaser, is guaranteeing Brand Purchaser’s performance of its payment obligations under the Brand Purchase Agreement. Gaiam may recover directly from Sequential the full amount of any guaranteed obligation on demand to the extent that Brand Purchaser has breached or defaulted on any guaranteed obligations.

Relationship Between the Brand Purchase Agreement and the FFL Purchase Agreement

Pursuant to the terms of the FFL Purchase Agreement, Gaiam and FFL Purchaser have agreed to consummate the Working Capital Sale immediately before the closing of the Brand Sale. Pursuant to the terms of the Brand Purchase Agreement, either (i) the consummation of the Working Capital Sale or (ii) the transfer and assignment of the FFL Acquired Assets from the Brand Companies to Gaiam is a condition precedent to the consummation of the Brand Sale.

Gaiam may not, without the prior written consent of Brand Purchaser (which consent may be withheld in its reasonable discretion), terminate, amend, modify or supplement the FFL Purchase Agreement in any material respect. In the event FFL Purchaser fails to close the Working Capital Sale, or otherwise fails to fund the purchase price at the closing of the Working Capital Sale, (i) Gaiam has the right to (A) terminate the FFL Purchase Agreement, and (B) to cause the Brand Companies to transfer and assign the FFL Acquired Assets to Gaiam immediately before the Brand Sale; (ii) during the 60 day period following the closing of the Brand Sale, Gaiam and Brand Purchaser will work together in good faith to allow Gaiam to sell and/or collect the FFL Acquired Assets in the ordinary course of business; and (iii) following the closing of the Brand Sale, the Brand Companies shall grant to Gaiam a limited royalty-free, sublicensable, worldwide license to use, reproduce and display certain Brand Business trademarks solely as necessary to market and sell and/or collect the FFL Acquired Assets and such license shall be sublicensable to any subsequent purchaser or assignee of the FFL Acquired Assets solely as necessary to market and sell any FFL Acquired Assets that are inventory bearing any such trademarks.

The FFL Purchase Agreement

The following summary describes the material terms and provisions of the FFL Purchase Agreement. The terms and provisions of the FFL Purchase Agreement are complicated and not easily summarized. The FFL Purchase Agreement is attached to this information statement as Annex B and is incorporated by reference into this information statement. You are encouraged to read it carefully in its entirety for a more complete understanding of the FFL Purchase Agreement and the Working Capital Sale.

The FFL Purchase Agreement and the following summary have been included to provide you with information regarding the material terms and provisions of the FFL Purchase Agreement and the transactions described in this information statement. Gaiam does not intend that the FFL Purchase Agreement or any of its terms or provisions will constitute a source of business or operational information related to Gaiam. The representations and warranties of Gaiam and its subsidiaries contained in the FFL Purchase Agreement (i) were made for purposes of the FFL Purchase Agreement, (ii) are subject to materiality qualifications contained in the FFL Purchase Agreement which may differ from what may be viewed as material by shareholders, (iii) were made only as of the date of the FFL Purchase Agreement or such other date as is specified in the FFL Purchase Agreement, and (iv) have been included in the FFL Purchase Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as facts. Shareholders should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of Gaiam or any of its subsidiaries or affiliates. Other than as disclosed in this information statement, as of the date of this information statement Gaiam is not aware of any material facts that are required to be disclosed under the federal securities laws that would contradict the representations and warranties in the FFL Purchase Agreement. Gaiam will provide additional disclosure in its public reports to the extent that it is aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the FFL Purchase Agreement and will update such disclosure as required by federal securities laws. Further, information concerning the subject matter of these representation or warranties may have changed since the date of the FFL Purchase Agreement. To the extent any such material change has occurred or occurs in the future, Gaiam has included and will include in its public reports any material information necessary to provide shareholders a materially complete understanding of the FFL Purchase Agreement disclosures. Accordingly, the FFL Purchase Agreement should not be read alone, but should instead be read in conjunction with the other information regarding Gaiam and its subsidiaries that has been, is or will be contained in, or incorporated by reference into, the Forms 10-K, Forms 10-Q, Forms 8-K, proxy statements, registration statements and other documents that Gaiam files with the Securities and Exchange Commission. Business and operational information regarding Gaiam can be found elsewhere in this information statement and in the other public documents that Gaiam files with the Securities and Exchange Commission. See “The Companies – Gaiam, Inc.”

General

Under the FFL Purchase Agreement, FFL Purchaser will purchase from the Brand Companies, and Gaiam will cause the Brand Companies to sell to FFL Purchaser, (i) inventory, (ii) accounts receivable, and (iii) other physical assets, including, without limitation, furniture and other operating assets, in each case, related to each such Brand Company’s business. In addition, FFL Purchaser will assume: (a) certain trade payables of the Brand Companies; (b) all liabilities and obligations arising from or related to the acquired assets in respect of the period on or after the closing date; and (c) all liabilities and obligations set forth on the closing statement. Brand Purchaser expects to license certain rights and transfer certain assets and liabilities acquired under the Brand Purchase Agreement to FFL Purchaser upon consummation of the Brand Purchase Sale.

Purchase Price

Under the FFL Purchase Agreement, FFL Purchaser agreed to pay Gaiam $21,300,000 in cash, subject to adjustments at closing and post-closing for working capital. FFL Purchaser will pay estimated net cash consideration to Gaiam at the closing equal to the $21,300,000 purchase price, minus the Brand Companies’ working capital target amount, and plus the estimated working capital amount (which working capital estimate may not exceed the working capital target plus $5,000,000).

Purchase Price Adjustment

FFL Purchaser will pay estimated net cash consideration to Gaiam at the closing of the Working Capital Sale and the parties will determine the final net cash consideration after the closing of the Working Capital Sale, using the calculation for estimated net cash consideration described above, based on the actual amounts of the Brand Companies’ working capital as of the closing of the Working Capital Sale, and reconcile any shortfall or excess.

Before the closing of the Working Capital Sale, Gaiam will provide FFL Purchaser with estimated closing working capital amount. At closing of the Brand Sale, Brand Purchaser will pay to Gaiam an estimated net cash consideration equal to the $21,300,000 purchase price, minus the working capital target, plus the estimated working capital amount, minus the accrued liabilities credit amount.

After closing of the Working Capital Sale, the parties will calculate the final net cash consideration, using the calculation for estimated net cash consideration described above, based on the actual closing amounts of the Brand Companies’ working capital amount.

If the final net cash consideration is greater than the estimated net cash consideration paid at the closing, FFL Purchaser shall pay a cash amount equal to the excess to Gaiam within three business days of such determination. If the final net cash consideration is less than the estimated net cash consideration paid at the closing, Gaiam and Brand Purchaser shall deliver a joint instruction to the escrow agent to distribute from the escrow account established under the Brand Purchase Agreement to FFL Purchaser a cash amount equal to the deficit (such deficit not to exceed the amount in escrow) to the extent the funds in the escrow account established under the Brand Purchase Agreement are not payable to Brand Purchaser under the terms of the Brand Purchase Agreement.

Representations and Warranties

The FFL Purchase Agreement contains limited representations and warranties made by each of the parties regarding aspect of its ability to enter into the FFL Purchase Agreement, consummate the transactions contemplated in the FFL Purchase Agreement and other facts pertinent to the Working Capital Sale. See disclaimer regarding these representations and warranties under the heading “Matter No. 1: The Brand Business Sale – The FFL Purchase Agreement.” The FFL Purchase Agreement contains certain representations and warranties made by Gaiam regarding, among other things, the following subjects:

•	Gaiam’s corporate organization and power, and good standing;

•	the authorization, execution, delivery, performance, and enforceability of the FFL Purchase Agreement and the documents, instruments, certificates and agreements executed in connection with the FFL Purchase Agreement, including without limitation, a transition services agreement, a reception services agreement, an amendment and assignment of lease agreement, and a bill of sale (the “FFL Collateral Agreements”);

•	approval by Gaiam’s board of directors;

•	the absence of conflicts with, or defaults under, Gaiam’s organizational documents, material contracts, and applicable law; and

•	broker fees and expenses.

In addition, FFL Purchaser made certain representations and warranties to us regarding, among other things, the following subjects:

•	the authorization, execution, delivery, performance, and enforceability of the FFL Purchase Agreement and the FFL Collateral Agreements;

•	the absence of conflicts with, or defaults under, FFL Purchaser’s organizational documents, material contracts, and applicable law;

•	broker fees and expenses;

•	solvency of FFL Purchaser after closing;

•	debt financing and debt commitment letter related to the financing of the purchase price; and

•	non-reliance of FFL Purchaser and acknowledgment of no other representations or warranties.

Conditions to Closing

The closing of the Working Capital Sale shall occur immediately before the closing of the Brand Sale and shall occur no earlier than three business days after Gaiam delivers a written notice to FFL Purchaser containing (i) a statement that the closing conditions under the Brand Purchase Agreement have been satisfied or waived and that Gaiam and Brand Purchase are ready and prepared to close the Brand Sale, subject only to the occurrence of the closing of the Working Capital Sale, and (ii) the date on which the closing under the Brand Purchase Agreement is to occur (which date will be at least three business days after the delivery of the written notice). At the closing of the Working Capital Sale, Gaiam and FFL Purchaser shall deliver the signatures, instruments, agreements, and other deliverables that are contemplated by the FFL Purchase Agreement.

Covenants

The FFL Purchase Agreement contains numerous covenants of FFL Purchaser and Gaiam during the period up to and including the date of closing of the Working Capital Sale, and in some instances, after the date of closing of the Working Capital Sale.

The FFL Purchase Agreement contains covenants of FFL Purchaser relating to, among other things:

•	using best efforts to obtain debt financing to fund the purchase price for the Working Capital Sale;

•	non-solicitation of employees by FFL Purchaser for two years following the closing of the Working Capital Sale; and

•	non-competition and non-interference by FFL Purchaser for two years following the closing of the Working Capital Sale.

The FFL Purchase Agreement contains covenants of Gaiam relating to, among other things:

•	non-competition and non-interference by Gaiam for two years following the closing of the Working Capital Sale, subject to certain exceptions; and

•	non-solicitation of employees, clients, customers, suppliers, licensees and business relations by Gaiam for two years following the date of closing of the Working Capital Sale, subject to certain exceptions.

Termination of the FFL Purchase Agreement

Either Gaiam or FFL Purchaser may terminate the FFL Purchase Agreement by delivery of written notice to the other party if the Brand Purchase Agreement has been validly terminated in accordance with its terms. In addition, Gaiam may, at Gaiam’s election, terminate the FFL Purchase Agreement in the event that FFL Purchaser fails to fund the net closing consideration on the date of closing of the Working Capital Sale.

Voting Agreements

On May 10, 2016, Jirka Rysavy and Prentice Consumer Partners, LP (executed by Prentice Capital Management, LP, its investment manager), in each case, in their respective capacity as a shareholder beneficially owning more than 10% of Gaiam’s issued and outstanding common stock, entered into separate voting agreements with Gaiam (each a “Voting Agreement,” and together, collectively the “Voting Agreements”). Mr. Rysavy, our founder, Chairman and a member of our board of directors beneficially owned 348,682 shares of Gaiam’s Class A common stock and 5,400,000 shares of Gaiam’s Class B common stock, representing approximately 74.3% of the voting interest of Gaiam’s common stock, as of May 10, 2016. Prentice Consumer Partners, LP beneficially owned 2,566,323 shares of Gaiam’s Class A common stock, representing approximately 13.4% of the voting interest of Gaiam’s common stock, as of May 10, 2016. Michael Zimmerman, one of our directors, shares voting and dispositive power over the securities beneficially owned by Prentice Consumer Partners, LP. Mr. Zimmerman disclaims beneficial ownership over the securities, except to the extent of his pecuniary interest therein.

Pursuant to the Voting Agreements, each shareholder agreed to vote, subject to the conditions contained in the Voting Agreements, at a shareholders’ meeting or deliver a written consent with respect to beneficially owned shares of Gaiam’s Class A common stock and Gaiam’s Class B common stock, as applicable, (i) in favor of (a) the approval and adoption of the Brand Purchase Agreement, the FFL Purchase Agreement and the transactions contemplated thereby, (b) any proposal to adjourn or postpone any meeting of Gaiam’s shareholder to a later date if there are not sufficient votes to approve the adoption of the Brand Purchase Agreement and the FFL Purchase agreement on the date on which such meeting is held, and (c) any other matter necessary for the consummation of the transactions contemplated under the Brand Purchase Agreement and the FFL Purchase Agreement that is considered at any such meeting of the shareholders, and (ii) against (a) any action or agreement that is intended or would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Gaiam under the Brand Purchase Agreement or the FFL Purchase Agreement or of such shareholder under the Voting Agreement, (b) any Alternative Transaction Proposal (as defined in the Voting Agreements), (c) any other action, agreement or transaction involving Gaiam or any Brand Company that is intended or would reasonably be expected to impede, interfere with, delay, postpone, adversely affect, inhibit or prevent the consummation of the transactions contemplated by the Brand Purchase Agreement or the FFL Purchase Agreement or the performance by Gaiam of its obligations under the Brand Purchase Agreement or the FFL Purchase Agreement or by the shareholder of its obligations under the Voting Agreement, or (d) any amendment or change to Gaiam’s organizational documents as in effect as of the date of the Voting Agreement except as contemplated or permitted by the Brand Purchase Agreement; provided, however, nothing in the Voting Agreement prohibits, prevents or restricts such shareholder from voting (or causing to be voted) or delivering (or causing to be delivered) a written consent with respect to beneficially owned shares of Gaiam’s Class A and Class B common stock, as applicable, in favor of a Superior Proposal, if Gaiam has complied with its obligations under the Brand Purchase Agreement with respect to such Superior Proposal and Gaiam and Brand Purchaser shall have, at the request of the Brand Purchaser, engaged in good faith negotiations to amend the Brand Purchase Agreement. Pursuant to the Voting Agreement, each shareholder irrevocably appoints Gaiam (or its designees) as its proxy and attorney-in-fact, with full power of substitution and resubstitution, in place of such shareholder and to the full extent of such shareholder’s voting rights, to vote and execute written consents to approve the matters described in the Voting Agreements.

In the event there is an amendment to the Brand Purchase Agreement or the FFL Purchase Agreement that (a) reduces the amount of the combined $167,000,000 purchase price of the Brand Business Sale, (b) changes the form of the purchase price in either the Brand Purchase Agreement or the FFL Purchase Agreement to include or substitute therefor any consideration other than cash, (c) amends the conditions precedent in the Brand Purchase Agreement (except in the case of a waiver by Sequential), or (d) results in any additional liability or potential liability to Gaiam in excess of $2,000,000, neither shareholder will be required to take the actions listed above unless such shareholder has consented to such amendment.

Each of the Voting Agreements contains covenants of each shareholder relating to, among other things: (i) the sale or transfer of, the creation of any lien or encumbrance on, or entry into any agreement with respect to the shareholder’s shares; (ii) the grant of any proxy, power-of-attorney or other authorization or consent with respect to the shareholder’s shares; (iii) the deposit of the shareholder’s shares into a trust or entry into a voting agreement; and (iv) any other actions that would restrict, limit or interfere with the performance of the shareholder’s obligations under the Voting Agreement or otherwise make any representation or warranty of the shareholder in the Voting Agreement untrue or incorrect. Further, each shareholder has agreed to not (i) solicit, initiate or knowingly facilitate, induce or encourage any inquiries or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an Alternative Transaction, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to anyone any information with respect to, or otherwise cooperate in any way that would otherwise be expected to lead to, any Alternative Transaction, or (iii) enter into any contract or other similar agreement with any person relating to any Alternative Transaction.

The shareholders’ obligations under the Voting Agreements terminate upon, (i) the termination of the Brand Purchase Agreement or the FFL Purchase Agreement in accordance with their respective terms, (ii) the closing of the Brand Business Sale, (iii) mutual consent of the parties to terminate a Voting Agreement, (iv) the date an Adverse Recommendation Change has occurred, (v) the date of any amendment to or waiver of any provision of the Brand Purchase Agreement, which any shareholder party to the Voting Agreement has rejected, that (a) reduces the purchase price, (b) changes the form of the purchase price to include or substitute therefor any consideration other than cash, (c) amends certain conditions precedent set forth in the Brand Purchase Agreement, or (d) results in any additional liability or potential liability to Gaiam, and (vi) the close of business on August  10, 2016.

Contribution Agreement

In connection with the Brand Business Sale, Gaiam and Brand Holdco entered into a Contribution and Assignment Agreement (the “Contribution Agreement”) to cause the separation of the Brand Business from the Subscription Business, and any other businesses Gaiam or Gaiam’s subsidiaries may operate, and to facilitate the contribution of the Brand Business into Brand Holdco. In accordance with the Contribution Agreement, immediately prior to the execution of the Brand Purchase Agreement:

•	Gaiam contributed to Brand Holdco, free and clear of all liens, all of Gaiam’s interest in the issued and outstanding equity securities of Gaiam Americas, together with all of Gaiam’s other assets, properties, privileges, claims, contracts, business and rights used primarily in the conduct of the Brand Business;

•	Gaiam assigned to Brand Holdco, free and clear of all liens, all of Gaiam’s right, title and interest in and to, and all of Gaiam’s liabilities, obligations and commitments in connection with the contracts used solely in connection with Gaiam and Gaiam’s operation of the Brand Business; and

•	Brand Holdco assumed all obligations and liabilities of Gaiam related solely to the conduct of the Brand Business, and other liabilities related primarily to the conduct of the Brand Business to the extent set forth in a schedule attached to the Contribution Agreement.

Treatment of Outstanding Stock Options in Connection with the Brand Business Sale

Pursuant to Gaiam’s form of employee stock option agreement, generally, vesting of stock options cease on the date the grantee ceases to be employed by Gaiam. Thereafter, the grantee may exercise vested stock options within the lesser of (i) the 30 day period commencing on the first day after the grantee’s last day of employment with Gaiam or (ii) the remaining term of the option.

Upon the closing of the Brand Business Sale, 50% of all unvested stock options held by employees of the Brand Business immediately prior to the Brand Business Sale will vest automatically. In addition, after the closing of the Brand Business Sale, but following the automatic vesting of 50% of the unvested stock options, it is expected that all employees will be eligible to tender vested stock options in Gaiam’s planned tender offer at a purchase price per vested stock option equal to the positive amount, if any, resulting when subtracting the exercise price of each option from the per-share purchase price in Gaiam’s planned tender offer. See also “Matter No. 1: The Brand Business Sale – Interest of Certain Persons in or Opposition to Matters to be Acted Upon” and “Matter No. 1: The Brand Business Sale – Change-in-Control Compensation.”

Use of Proceeds

Together with the announcement of the Brand Business Sale, Gaiam announced that it intends, contingent upon the closing of the Brand Business Sale, to use up a portion of the proceeds received from the Brand Business Sale to conduct an issuer cash tender offer for up to an aggregate of 12 million shares of Gaiam’s Class A common stock or vested stock options, at a price equal to $7.75 per share, on the terms and subject to the conditions set forth in the Offer to Purchase and other tender offer materials. This information statement is not an offer to purchase or a solicitation of an offer to sell securities, and it not a substitute for any offer materials that Gaiam will file with the Securities and Exchange Commission. Upon commencement of the tender offer, Gaiam will file with the Securities and Exchange Commission a tender offer statement on Schedule TO (including an Offer to Purchase contained therein) relating to the tender offer. GAIAM SHAREHOLDERS ARE URGED TO READ CAREFULLY THESE DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER. Copies of these documents will be available for free after they are filed with the Securities and Exchange Commission by visiting EDGAR on the Securities and Exchange Commission’s website at www.sec.gov and on Gaiam’s website at corporate.gaiam.com. Gaiam intends to use the remainder of the proceeds received from the Brand Business Sale will be used for general corporate purposes, including growing the Subscription Business.

Gaiam, Inc. After the Brand Business Sale

On May 4, 2016, Gaiam Travel Inc., Gaiam’s wholly-owned subsidiary (“Gaiam Travel”), closed the sale of its entire 51.4% interest in the issued and outstanding capital stock of Natural Habitat for $12,850,000 in cash (the “Travel Business Sale”). Natural Habitat directly, and indirectly through its subsidiaries, owns all of the assets and liabilities, primarily related to, or used in the Travel Business.

Following the Travel Business Sale and the completion of the Brand Business Sale, Gaiam will continue to own and operate the Subscription Business. The Subscription Business is a digital subscription service, providing members access to approximately 7,000 video titles, 90% of which are available exclusively to subscribers for digital streaming on virtually any internet-connected device anytime, anywhere. Gaiam will also continue to own through a subsidiary a multi-tenant office complex in Louisville, Colorado where its principal offices are located.

In addition, promptly after the closing of the Brand Business Sale, we will cease to operate under the name Gaiam, Inc. and will change our name to “Gaia, Inc.” See “Matter No.  3: The Name Change” for a description of the change of Gaiam’s corporate name.

Governmental and Regulatory Matters

Under the Hart-Scott-Rodino Antitrust Improvement Act (the “HSR Act”) and the rules and regulations promulgated thereunder, Brand Purchaser and Gaiam are required to make certain filings with the Antitrust Division of the U.S. Department of Justice (the “DOJ”), and the U.S. Federal Trade Commission (the “FTC”). The Brand Sale may not be consummated until the applicable waiting periods under the HSR Act have expired or have been terminated. Brand Purchaser and Gaiam expect to file their respective notification and report forms with the DOJ and the FTC under the HSR Act on or around May 18, 2016.

During or after the statutory waiting periods and clearance of the Brand Sale, and even after completion of the Brand Business Sale, either the DOJ or the FTC could take action under the antitrust laws with respect to the Brand Business Sale, including seeking to enjoin the completion of the Brand Sale, to rescind the Brand Sale or to conditionally approve the Brand Sale upon the divestiture of assets of Brand Purchaser’s or Gaiam’s or to impose restrictions on the operation of Brand Purchaser of Gaiam post-closing. Moreover, in some jurisdictions, a competitor, customer, state Attorney General or other third party could initiate an action under the antitrust laws challenging or seeking to enjoin the Brand Business Sale, before or after it is completed.

We believe we are not required to make any other material filings or obtain any material governmental consents or approvals before the consummation of the Brand Sale. If any approvals, consents or filings are required to consummate the Brand Business Sale, we will seek or make such consents, approvals or filings as promptly as possible.

There can be no guarantee that the Brand Sale will not be challenged on antitrust grounds or, if such challenge is made, that the challenge will not be successful. Similarly, there can be no assurance that Brand Purchaser or Gaiam will obtain the regulatory approvals necessary to consummate the Brand Sale or that the granting of these approvals will not involve the imposition of conditions to the consummation of the Brand Sale or require changes to the terms of the Brand Sale. These conditions or changes could result in the conditions to the Brand Sale not being satisfied prior to the Outside Date, which would allow Brand Purchaser to terminate the Brand Purchase Agreement. See “Matter No. 1: The Brand Business Sale – The Brand Purchase Agreement – Termination of the Brand Purchase Agreement.”

Opinion of Financial Advisor

Gaiam’s board of directors requested Stifel’s opinion, as investment bankers, as to the fairness, from a financial point of view and as of the date of such opinion, to Gaiam of the aggregate consideration of $167,000,000 in cash to be received by Gaiam from Brand Purchaser and FFL Purchaser in the transactions contemplated under the Brand Purchase Agreement and the FFL Purchase Agreement (the “Opinion”). On May 10, 2016, Stifel delivered to Gaiam’s board of directors its written opinion that, as of the date of the Opinion and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken, assumptions made and qualifications and other matters contained in such Opinion, the aggregate consideration of $167,000,000 in cash to be received by Gaiam from Brand Purchaser and FFL Purchaser in the Brand Business Sale pursuant to the Brand Purchase Agreement and the FFL Purchase Agreement was fair to Gaiam, from a financial point of view.

Gaiam’s board of directors did not impose any limitations on Stifel with respect to the investigations made or procedures followed in rendering the Opinion. In selecting Stifel, Gaiam’s board of directors considered, among other things, Stifel’s reputation in the investment banking and merger/acquisition industries, its specific experience and expertise in the consumer products, retail and travel categories, its experience representing publicly-traded companies in general, and its ability to provide full-service investment banking capabilities.

The full text of the Opinion is attached to this information statement as Annex C and is incorporated herein by reference. The summary of the Opinion contained in this information statement is qualified in its entirety by reference to the full text of the Opinion. Gaiam’s shareholders are encouraged to read the Opinion carefully and in its entirety for a discussion of the procedures followed, assumptions made, qualifications and other matters considered and limits of the review undertaken by Stifel in connection with the Opinion.

In rendering the Opinion, Stifel, among other things:

•	discussed the Brand Business Sale and related matters with Gaiam’s counsel and reviewed a draft of the Brand Purchase Agreement, dated May 9, 2016, and a draft of the FFL Purchase Agreement, dated May 9, 2016, such drafts being the last respective drafts of the Brand Purchase Agreement and the FFL Purchase Agreement provided to Stifel;

•	reviewed unaudited consolidated financial results of the Brand Companies and the Brand Business for the fiscal years ended on December 31, 2013, December 31, 2014 and December 31, 2015, respectively, prepared by Gaiam’s management;

•	reviewed information regarding estimated revenue and expenses of the Brand Companies and the Brand Business for the fiscal year ending December 31, 2016 prepared by Gaiam’s management;

•	reviewed and analyzed certain publicly available information concerning the terms of selected transactions that Stifel considered relevant to its analysis;

•	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that Stifel deemed relevant to its analysis;

•	participated in certain discussions and negotiations between representatives of Gaiam, Brand Purchaser and FFL Purchaser;

•	considered the results of Stifel’s efforts, at the direction of Gaiam, to solicit indications of interest from selected third parties with respect to a sale transaction relating to the Brand Companies and the Brand Business;

•	conducted such other financial studies, analyses and investigations and considered such other information as Stifel deemed necessary or appropriate for purposes of the Opinion; and

•	took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuations and its knowledge of the Brand Companies’ industry and the Brand Business generally.

In rendering the Opinion, Stifel relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel by or on behalf of Gaiam, or that was otherwise reviewed by Stifel, and did not assume any responsibility for independently verifying any of such information. With respect to the revenue and expense forecasts supplied to Stifel by Gaiam, Stifel assumed, at the direction of Gaiam, that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of Gaiam’s management, as to the revenues and expenses of the Brand Companies and the Brand Business for the periods indicated, and that they provided a reasonable basis upon which Stifel could form its opinion. The Opinion states that such forecasts were not prepared with the expectation of public disclosure, that all such revenue and expenses forecasts are based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such forecasts. Stifel relied on this forecasted information without independent verification or analyses and did not in any respect assume any responsibility for the accuracy or completeness thereof. Stifel did not receive any internal financial analyses, financial forecasts, reports or other information concerning the Brand Companies or the Brand Business prepared by Gaiam’s management of a nature that would have enabled Stifel to perform a discounted cash flow analysis of the Brand Companies’ and the Brand Business’s future cash flows.

Stifel also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of the Brand Companies or the Brand Business since the date of the last financial results of the Brand Companies and the Brand Business made available to Stifel. Stifel did not make or obtain any independent evaluation, appraisal or physical inspection of the Brand Companies’ or the Brand Business’s assets or liabilities, including, without limitation, the FFL Acquired Assets and the FFL Assumed Liabilities, nor was Stifel furnished with any such evaluation or appraisal. The Opinion states that estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold and that because such estimates are inherently subject to uncertainty, Stifel assumes no responsibility for their accuracy.

Stifel assumed, with the consent of Gaiam’s board of directors, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the Brand Business Sale will be satisfied and not waived. In addition, Stifel assumed that the definitive Brand Purchase Agreement and the definitive FFL Purchase Agreement would not differ materially from the drafts Stifel reviewed. Stifel also assumed that the transactions contemplated under the Brand Purchase Agreement and the FFL Purchase Agreement will be consummated simultaneously substantially on the terms and conditions described in the Brand Purchase Agreement and the FFL Purchase Agreement, without any waiver of material terms or conditions by Gaiam or any other party and without any anti-dilution or other adjustment to the consideration, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Brand Business Sale will not have an adverse effect on Gaiam, the Brand Companies, the Brand Business, or the Brand Business Sale. Stifel assumed that the Brand Business Sale will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Exchange Act and all other applicable federal and state statutes, rules and regulations. Stifel further assumed that Gaiam relied upon the advice of its counsel, independent accountants and other advisors (other than Stifel) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Gaiam, the Brand Companies, the Brand Business, the Brand Business Sale, the Brand Purchase Agreement and the FFL Purchase Agreement.

Stifel’s Opinion was limited to whether the aggregate consideration was fair to Gaiam, from a financial point of view, as of the date of the Opinion, and it does not address any other terms, aspects or implications of the Brand Business Sale, including, without limitation, the form or structure of the Brand Business Sale, any consequences of the Brand Business Sale on Gaiam, the Brand Companies, the Brand Business or Gaiam’s and the Brand Companies’ shareholders, creditors or otherwise, or any terms, aspects or implications of any voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Brand Business Sale or otherwise. The Opinion also does not consider, address or include: (i) any other strategic alternatives then (or which were or may have been) contemplated by Gaiam’s board of directors or Gaiam; (ii) the legal, tax or accounting consequences of the Brand Business Sale on Gaiam, the Brand Companies, the Brand Business or the respective shareholders of Gaiam and the Brand Companies; (iii) the fairness of the amount or nature of any compensation to any of Gaiam’s or the Brand Companies’ officers, directors or employees, or class of such persons, relative to the compensation to the holders of Gaiam’s securities; (iv) the effect of the Brand Business Sale on, or the fairness of the consideration to be received by, holders of any class of securities of Gaiam or the Brand Companies, or any class of securities of any other party to any transaction contemplated by the Brand Purchase Agreement and the FFL Purchase Agreement; and (v) how the proceeds of the Brand Business Sale may be used or distributed.

Furthermore, Stifel does not express any opinion as to the prices, trading range or volume at which Gaiam’s securities would trade following public announcement or consummation of the Brand Business Sale.

The Opinion is necessarily based on economic, market, financial and other conditions as they existed, and on the information made available to Stifel by or on behalf of Gaiam or its advisors, or information otherwise reviewed by Stifel, as of the date of the Opinion. The Opinion states that subsequent developments may affect the conclusion reached in the Opinion and that Stifel does not have any obligation to update, revise or reaffirm the Opinion.

The Opinion was approved by Stifel’s fairness committee. The Opinion was for the information of, and directed to, Gaiam’s board of directors for its information and assistance in connection with its consideration of the financial terms of the Brand Business Sale. The Opinion does not constitute a recommendation to Gaiam’s board of directors as to how Gaiam’s board of directors should vote on the Brand Business Sale or to any shareholder of Gaiam, Brand Companies, Brand Purchaser or FFL Purchaser as to how any such shareholder should vote at any shareholders’ meeting at which the Brand Business Sale is considered, or whether or not any shareholder of Gaiam, Brand Companies or Brand Purchaser should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Brand Business Sale, or exercise any dissenters’ or appraisal rights that may be available to such shareholder. In addition, the Opinion does not compare the relative merits of the Brand Business Sale with any other alternative transactions or business strategies which may have been available to Gaiam, the Brand Companies or the Brand Business, and does not address the underlying business decision of Gaiam’s board of directors or Gaiam to proceed with or effect the Brand Business Sale.

The following represents a summary of the material financial analyses performed by Stifel in connection with the Opinion. Some of the summaries of financial analyses performed by Stifel include information presented in tabular format. In order to fully understand the financial analyses performed by Stifel, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the information set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Stifel.

The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which any securities may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the price of securities.

Selected Public Companies Analysis

Stifel reviewed the financial metrics of six publicly traded wholesale companies that manufacture and sell non-apparel sports merchandise (“Hardlines Companies”) and three wholesale companies that manufacture and sell sports apparel, accessories, and footwear (“Softlines Companies”), each with a market capitalization lower than $5 billion at the date of Stifel’s opinion and deemed by Stifel to be relevant based on their business profiles and financial metrics, including product portfolios, end-markets, customers, size, growth and profitability, among others. Stifel believes that the groups of companies listed below have business models similar to those of the hardlines and softlines businesses comprising the Brand Companies and the Brand Business, respectively, but noted that none of these companies has the same management, composition, size, operations, financial profile or combination of businesses as the Brand Companies and the Brand Business:

Hardlines Companies

•	Accell Group NV

•	Amer Sports Corp.

•	Escalade Inc.

•	Nautilus Inc.

•	Performance Sports Group Ltd.

•	Vista Outdoor Inc.

Softlines Companies

•	Columbia Sportswear Company

•	Delta Apparel Inc.

•	G-III Apparel Group, Ltd.

Stifel reviewed the last twelve months (“LTM”) financial results and the estimated calendar year 2016 financial results of the Hardlines Companies and Softlines Companies which Stifel obtained from available public sources and calculated the following multiples for each selected company:

•	Enterprise value (“EV”), which Stifel defined as fully-diluted equity value calculated using the treasury stock method, plus debt, preferred stock and minority interests, less cash and cash equivalents, to the LTM and the estimated calendar year 2016 revenues (“EV/Revenues”); and

•	EV to LTM and the estimated calendar year 2016 adjusted earnings before non-recurring charges, interest, taxes, stock-based compensation, and depreciation and amortization (“EV/ EBITDA”).

The following table sets forth the multiples indicated by this analysis, which reflects the first quartile, median, mean and third quantile metrics of such companies:

Multiple:(1)	1st Quartile	Median	Mean	3rd Quartile
Hardlines Companies LTM EV/Revenues	1.2x	1.4x	1.3x	1.7x
Hardlines Companies CY2016E EV/Revenues	1.1x	1.3x	1.2x	1.3x
Hardlines Companies LTM EV/EBITDA	10.7x	11.1x	11.1x	11.5x
Hardlines Companies CY2016E EV/EBITDA	8.5x	8.8x	9.4x	9.1x
Softlines Companies LTM EV/Revenues	0.7x	0.8x	1.0x	1.2x
Softlines Companies CY2016E EV/Revenues	0.7x	0.7x	1.0x	1.1x
Softlines Companies LTM EV/EBITDA	9.4x	10.4x	10.1x	10.9x
Softlines Companies CY2016E EV/EBITDA	8.3x	8.3x	9.4x	9.9x

(1)	Performance Sports Group Ltd. was excluded from the calculation of the multiples for Hardlines Companies because it announced, in its most recent quarterly filing, a write down of its receivable balance of $24 million related to a U.S. sporting goods retailer that had filed for bankruptcy.

Stifel applied the first and third quartile multiples of Hardlines Companies to the LTM and estimated calendar year 2016 revenue and EBITDA numbers of the Brand Companies and the Brand Business, as provided by Gaiam’s management, to derive the following range of implied enterprise values for the Brand Companies and the Brand Business:

Benchmark	Range of Implied Enterprise Values(1) (in millions)
Hardlines Companies Revenue Multiples	$160.6-206.8
Hardlines Companies EBITDA Multiples(2),(3)	$130.6-140.1

(1)	Value range based on the average of values calculated from LTM multiples and values calculated from calendar year 2016 multiples.
(2)	LTM EBITDA of the Brand Companies and the Brand Business was adjusted to exclude for income received from Cinedigm for transition services provided in connection with the sale of Gaiam’s non-branded entertainment media distribution business, the minimum guarantee paid to Reebok during the last year of the contract, public company expenses, inventory liquidation costs, software application startup costs, impairment charges, employee severance costs resulting from a sales team restructuring and management changes, and costs related to the integration of a new fulfillment system.
(3)	Estimated calendar year 2016 EBITDA of the Brand Companies and the Brand Business was adjusted to exclude public company expenses.

Stifel also derived the following range of blended multiples based on the first and third quartile multiples of Hardlines Companies and Softlines Companies, after applying the relative percentages of hardlines business and softlines business of the Brand Companies and the Brand Business on a revenue basis. According to Gaiam’s management, such percentages were 81.1% and 18.9% for hardlines and softlines, respectively, in the calendar year 2015 and are expected to be 85.9% and 14.1% for hardlines and softlines, respectively, in the calendar year 2016.

Blended Hardlines and Softlines Multiples:(1)	Range of Blended Multiples Calculated
LTM EV/Revenues	1.1x-1.6x
CY2016E EV/Revenues	1.1x-1.3x
LTM EV/EBITDA	10.4x-11.4x
CY2016E EV/EBITDA	8.5x-9.2x

(1)	Performance Sports Group Ltd. was excluded from the calculation of the multiples for Hardlines Companies because it announced, in its most recent quarterly filing, a write down of its receivable balance of $24 million related to a U.S. sporting goods retailer that had filed for bankruptcy.

Stifel then applied such blended multiples to the LTM and estimated calendar year 2016 revenue and EBITDA numbers of the Brand Companies and the Brand Business, as provided by Gaiam’s management, to derive the following range of implied enterprise values for the Brand Companies and the Brand Business:

Benchmark	Range of Implied Enterprise Values(1) (in millions)
Blended Hardlines and Softlines Companies Revenue Multiples	$150.2-198.9
Blended Hardlines and Softlines Companies EBITDA Multiples(2),(3)	$129.0-140.5

(1)	Value range based on the average of values calculated from LTM multiples and values calculated from calendar year 2016 multiples.
(2)	LTM EBITDA of the Brand Companies and the Brand Business was adjusted to exclude for income received from Cinedigm for transition services provided in connection with the sale of Gaiam’s non-branded entertainment media distribution business, the minimum guarantee paid to Reebok during the last year of the contract, public company expenses, inventory liquidation costs, software application startup costs, impairment charges, employee severance costs resulting from a sales team restructuring and management changes, and costs related to the integration of a new fulfillment system.
(3)	Estimated calendar year 2016 EBITDA of the Brand Companies and the Brand Business was adjusted to exclude public company expenses.

No company utilized in the selected company analysis is identical to Gaiam, the Brand Companies or the Brand Business. In evaluating the selected companies, Stifel made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond Gaiam’s control, such as the impact of competition on its business and the industry generally, industry growth and the absence of any adverse material change in financial condition and prospects of the Brand Companies or the Brand Business or the industry or in the financial markets in general. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using peer group data.

Selected Transactions Analysis

Based on public information available to Stifel, Stifel calculated the multiples of EV to LTM revenues and EBITDA numbers implied in the following 10 precedent transactions involving public Hardlines Companies (“Hardlines Precedent Transactions”) and 13 precedent transactions involving public Softlines Companies (“Softlines Precedent Transactions”):

Hardlines Precedent Transactions

Announcement Date	Acquirer	Target
July 2015	Vista Outdoor Inc.	CamelBak Products LLC
April 2014	Fox Factory Holding Corp.	Race Face Performance Products Ltd.
February 2014	Performance Sports Group Ltd. (formerly Bauer Performance Sports Ltd.)	Easton Baseball/Softball
November 2013	Essilor International	Costa Inc.
September 2013	Alliant Techsystems Inc.	Bushnell Group Holdings
October 2012	UM Holdings, Ltd.	Cybex International, Inc.
June 2012	Performance Sports Group Ltd. (formerly Bauer Performance Sports Ltd.)	Cascade Helmets Holdings, Inc.
March 2012	TaylorMade-adidas Golf Company	Adams Golf, Inc.
September 2011	Pon Holdings B.V.	Derby Cycle AG
August 2011	CamelBak Acquisitions Corp. (formerly Elixir Acquisition Corp., a subsidiary of Compass Diversified Holdings)	CamelBak Products LLC

Softlines Precedent Transactions

June 2014	Hanesbrands Inc.	DBApparel
June 2014	Gildan Activewear Inc.	Doris Inc.
April 2014	Columbia Sportswear Company	prAna Living LLC
December 2013	Sycamore Partners	The Jones Group Inc.
September 2013	Mill Road Capital	R.G. Barry Corporation
July 2013	Hanesbrands Inc.	Maidenform Brands Inc.
July 2013	Joe’s Jeans Inc.	Hudson Clothing Holdings, Inc.
May 2013	TowerBrook Capital Partners	True Religion Apparel, Inc.
October 2012	PVH Corporation	The Warnaco Group, Inc.
July 2012	ABC-Mart, Inc.	LaCrosse Footwear, Inc.
August 2012	G-III Apparel Group, Ltd.	Vilebrequin
June 2011	VF Corporation	The Timberland Company
May 2011	Kering S.A. (previously PPR S.A.)	Volcom, Inc.

The following table sets forth the range of multiples reflecting the first quartile, median, mean and third quantile metrics of the precedent transactions:

Multiple:	1st Quartile	Median	Mean	3rd Quartile
Hardlines LTM EV/Revenues	0.9x	1.8x	1.7x	2.0x
Hardlines LTM EV/EBITDA	8.9x	10.7x	10.2x	11.5x
Softlines LTM EV/Revenues	1.2x	1.4x	1.4x	1.6x
Softlines LTM EV/EBITDA	8.6x	10.8x	10.4x	13.0x

Stifel applied the first and third quartile multiples of Hardlines Precedent Transactions to the LTM revenue and EBITDA numbers of the Brand Companies and the Brand Business, as provided by Gaiam’s management, to derive the following range of implied enterprise values for the Brand Companies and the Brand Business.

Benchmark	Range of Implied Enterprise Values (in millions)
Hardlines Companies Revenue Multiples	$117.7-263.9
Hardlines Companies EBITDA Multiples(1)	$106.6-137.4

(1)	LTM EBITDA of the Brand Companies and the Brand Business was adjusted to exclude for income received from Cinedigm for transition services provided in connection with the sale of Gaiam’s non-branded entertainment media distribution business, the minimum guarantee paid to Reebok during the last year of the contract, public company expenses, inventory liquidation costs, software application startup costs, impairment charges, employee severance costs resulting from a sales team restructuring and management changes, and costs related to the integration of a new fulfillment system.

Stifel also derived the following range of blended multiples based on the first and third quartile multiples of Hardlines Precedent Transactions and Softlines Precedent Transactions, after applying the relative percentages of hardlines business and softlines business of the Brand Companies and the Brand Business on a revenue basis for the calendar year 2015 as provided by Gaiam’s management. According to Gaiam’s management, such percentages were 81.1% and 18.9% for hardlines and softlines, respectively, in the calendar year 2015.

Blended Hardlines and Softlines Multiples:	Range of Blended Multiples Calculated
LTM EV/Revenues	1.0x-1.9x
LTM EV/EBITDA	8.9x-11.8x

Stifel then applied such blended multiples to the LTM revenue and EBITDA numbers of the Brand Companies and the Brand Business, as provided by Gaiam’s management, to derive the following range of implied enterprise values for the Brand Companies and the Brand Business.

Benchmark	Range of Implied Enterprise Values (in millions)
Blended Hardlines and Softlines Companies Revenue Multiples	$126.1-252.9
Blended Hardlines and Softlines Companies EBITDA Multiples(1)	$105.8-140.8

(1)	LTM EBITDA of the Brand Companies and the Brand Business was adjusted to exclude for income received from Cinedigm for transition services provided in connection with the sale of Gaiam’s non-branded entertainment media distribution business, the minimum guarantee paid to Reebok during the last year of the contract, public company expenses, inventory liquidation costs, software application startup costs, impairment charges, employee severance costs resulting from a sales team restructuring and management changes, and costs related to the integration of a new fulfillment system.

No transaction used in the precedent transactions analyses is identical to the Brand Business Sale. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies involved in the precedent transactions which, in turn, affect the enterprise value and equity value of the companies involved in the transactions to which the Brand Business Sale is being compared. In evaluating the precedent transactions, Stifel made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions, and other matters, such as the impact of competition, industry growth and the absence of any adverse material change in the financial condition of the Brand Companies or the Brand Business or the companies involved in the precedent transactions or the industry or in the financial markets in general, which could affect the public trading value of the companies involved in the selected transactions which, in turn, affect the enterprise value and equity value of the companies involved in the transactions to which the Brand Business Sale is being compared.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at the Opinion, Stifel considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Stifel believes that the summary provided and the analyses described above must be considered as a whole and that selecting portions of these analyses, without considering all of them, would create an incomplete view of the process underlying Stifel’s analyses and the Opinion; therefore, the range of valuations resulting from any particular analysis described above should not be taken to be Stifel’s view of the actual value of the Brand Companies or the Brand Business.

Miscellaneous

Gaiam agreed to pay Stifel a fee (the “Retainer Fee”) of $100,000 upon its engagement to provide financial advisory services to Gaiam and a fee (the “Opinion Fee”) of $500,000 for its services as financial advisor to the Gaiam’s board of directors upon delivery of the Opinion (neither of which were contingent upon the consummation of the Brand Business Sale), and an aggregate transaction fee (the “Transaction Fee”) for its services as financial advisor to Gaiam in connection with the Brand Business and Travel Business transactions; provided that the Retainer Fee and the Opinion Fee will be credited against the Transaction Fee. Gaiam expects to pay Stifel an aggregate Transaction Fee equal to $3.84 million (including the Retainer Fee and the Opinion Fee) relating to the Brand Business Sale and the Travel Business Sale based on an aggregate enterprise value for both transactions of $192.0 million. Gaiam paid Stifel $1.4 million in connection with the closing of the Travel Business Sale (a minimum $1.5 million Transaction Fee, minus the previously-paid $100,000 Retainer Fee). Gaiam expects to pay Stifel an additional $1.84 million in connection with the closing of the Brand Business Sale (based on the $167.0 million purchase price, taking into account previously paid fees, including the $500,000 Opinion Fee, and assuming no working capital adjustments). Gaiam may, at its discretion, pay Stifel an additional bonus fee in connection with the closing of the Brand Business Sale in an amount to be determined.

In addition, Gaiam agreed to reimburse Stifel for its reasonable expenses in connection with its engagement, subject to certain limitations, and to indemnify Stifel for certain liabilities arising out of its engagement. There were no other material relationships that existed during the two years prior to the date of the Opinion or that were mutually understood to be contemplated in which any compensation was received or was intended to be received as a result of the relationship between Stifel and any party to the Brand Business Sale.

Stifel may seek to provide investment banking services to Gaiam, Brand Purchaser or FFL Purchaser or their respective affiliates in the future, for which Stifel would seek customary compensation. In the ordinary course of its business, Stifel and its clients may transact in the securities of each of Gaiam and Sequential and may at any time hold a long or short position in such securities.

Past Contracts, Transactions or Negotiations

Transition Services Agreement

In connection with the Brand Business Sale, Gaiam and FFL Purchaser (which will operate the Brand Business on a day-to-day basis, except with respect to the apparel business) will enter into a transition services agreement (the “Transition Services Agreement”) to facilitate the sharing by the Subscription Business and the Brand Business of access to certain facilities, systems and services during the period from the date of closing of the Brand Business Sale through September 30, 2016 (the “TSA Term”). The Transition Services Agreement includes the following material terms:

•	Production Studio Access: During the TSA Term, the Brand Business will have access to the two production studios on Gaiam’s Louisville, Colorado campus for up to 14 days per calendar quarter and to the voiceover studio on Gaiam’s Louisville, Colorado campus for up to 10 half-days per calendar quarter; at no charge. The Brand Business may use the studios for additional days on a “space available” basis at a day rate of $1,000 and $250, respectively.

•	Digital Asset Management System: During the period from the date of closing of the Brand Business Sale through July 25, 2016 (the expiration date of Gaiam’s current digital asset management system agreement), the Subscription Business and the Brand Business will continue to share access to the digital asset management system provided under that agreement; at no charge because the license fees will have been fully paid. After the expiration date, the Subscription Business and the Brand Business will each be responsible for procuring its own digital asset management system.

•	Information Technology Services and Access: During the TSA Term, the Brand Business’s information technology (“IT”) staff (4 full-time employees) will provide IT services to the Subscription Business (including access, maintenance and support), and the Subscription Business will also have access to certain IT systems and platforms (including Microsoft Office, photocopiers and network and hosting infrastructure). In return, the Subscription Business will pay to the Brand Business a monthly fee of $45,184.50, during the TSA Term, subject to adjustment for reduced use by the Subscription Business.

The Transition Services Agreement also contains certain termination rights and confidentiality and indemnification covenants.

SVOD Rights Assignment Agreement

In connection with the Brand Business Sale, Gaiam’s wholly-owned subsidiary Gaia, Inc. and Gaiam Americas will enter into an SVOD Rights Assignment Agreement pursuant to which Gaiam Americas will convey (via assignment) to Gaia, Inc. its ownership of the Subscription Video On Demand (“SVOD”) rights in the Brand Business’s existing owned library of video content featuring instructional content related to yoga, fitness, wellness or personal development (“YFW Content”). Under the SVOD Rights Assignment Agreement, Gaia, Inc. will also have an exclusive option to acquire the SVOD rights in any future YFW Content intended for sale on DVDs or via digital distribution produced by the Brand Business during the 2-year period after the closing of the Brand Business Sale. Upon exercise of such option, Gaiam’s wholly-owned subsidiary Gaia, Inc. is required to pay to Gaiam Americas an amount equal to (i) 10% of the production budget if the total budget is $20,000 or more, (ii) $2,000 if the total budget is less than $20,000 but greater than $4,000, or (iii) 50% of the production budget if the total budget is less than $4,000. The Subscription Business will be responsible for rendering accountings and paying all third party royalty obligations associated with its exploitation of the assigned SVOD rights, and will indemnify the Brand Business for failure to comply with such obligations. In addition, the SVOD Rights Assignment Agreement will impose certain restrictions on the Brand Business’s distribution of its YFW Content by means of free video on demand or advertising-supported video on demand (such as YouTube) – to protect the value of the SVOD rights owned by the Subscription Business.

SVOD Rights Sub-License Agreement

In connection with the Brand Business Sale, Gaiam’s wholly-owned subsidiary Gaia, Inc. and Gaiam Americas will enter into an SVOD Rights Sub-License Agreement pursuant to which Gaiam Americas will convey (via sub-license) to Gaia, Inc. the exclusive right to exploit via Gaia, Inc.’s subscription service the SVOD rights in 12 titles featuring YFW Content which are owned by third parties and currently under license to the Brand Business. The Subscription Business will be responsible for rendering accountings and paying all third party royalty obligations associated with its exploitation of the sub-licensed SVOD rights, and will indemnify the Brand Business for failure to comply with such obligations.

Intellectual Property License and Co-Existence Agreement

In connection with the Brand Business Sale, Gaiam’s wholly-owned subsidiary Gaia, Inc. and Gaiam Americas, Inc. will enter into an Intellectual Property License and Co-Existence Agreement to address a variety of issues relating to trademarks and domain names used by the Subscription Business:

•	The Subscription Business was previously known as “GaiamTV,” but now uses the brand name “gaia” and the web address www.gaia.com. In the Intellectual Property License and Co-Existence Agreement, the Brand Business acknowledges, ratifies and approves this new brand name and new web address.

•	In addition to its main internet-based service at www.gaia.com, the Subscription Service operates a version of the Gaia subscription service which is focused on fitness and yoga content, and is marketed and sold through third party partners such as Comcast, and Verizon FiOS. This version is currently known as “GaiamTV Fit & Yoga.” In the Intellectual Property License and Co-Existence Agreement, the Brand Business grants a license to Gaia, Inc., for a period of 24 months following the closing of the Brand Business Sale (the “IP License Term”), to use certain names and trademarks related to this version of the Subscription Business.

•	The agreement also includes a limited license, during the IP License Term, for the Subscription Business to continue using a list of 13 domain names, which include the word “Gaiam” (such as gaiamchannel.com, gaiamyoga.tv, etc.), solely for purposes of redirecting internet users to the gaia.com web address, but not in any consumer-facing way.

•	The agreement also includes an acknowledgement by the Brand Business that certain existing video content owned by the Subscription Business may feature or display trademarks or domain names owned by the Brand Business (such as “GaiamTV”, “Gaiam” or the “Flower of Life” logo) and that the Subscription Business will have no obligation to edit any of that existing content to eliminate those Gaiam-related names or logos.

•	The agreement also includes customary reciprocal provisions whereby each party acknowledges the other party’s ownership of its respective trademarks, agrees that those trademarks can co-exist and consents to the other party’s use and registration of those trademarks.

•	The agreement also includes certain covenants and restrictions on the Subscription Business’s ability to bid on the keywords “GaiamTV,” “Gaiam” or similar terms when engaging in keyword advertising on the internet – to protect the Brand Business’s rights in the “Gaiam” trademark.

The Intellectual Property License and Co-Existence Agreement also contains indemnification covenants.

Officer Offers for Employment

Each of Lynn Powers, our Chief Executive Officer, Cyd Crouse, our Chief Operating Officer of the Brand Business, and Herb Flentye, our Senior Vice President of sales of the Brand Business are currently negotiating with FFL Purchaser for potential employment or independent contractor relationships, to be effective as of a date following the closing of the Brand Business Sale. As of the date of this information statement, none of these officers has come to any agreement with FFL Purchaser, and no terms have been agreed upon or are currently known. While we expect these negotiations to continue, we do not know whether Ms. Powers, Ms. Crouse or Mr.  Flentye will enter into any agreement or any arrangement either before or after the closing of the Brand Business Sale.

Accounting Treatment

Gaiam will contribute the legal entity comprised of the carved-out operations, assets and liabilities of the Brand Business to a newly formed holding company. At the consummation of the sale of the holding company, Gaiam will recognize a gain for the excess of the purchase price received over the net book value of the Brand Business sold, net of the utilization of available net operating losses. Gaiam currently carries a full valuation allowance on its deferred tax assets.

Interest of Certain Persons in or Opposition to Matters to be Acted Upon

As described below, our executive officers may have interests in the Brand Business Sale that are different from, or are in addition to, the interests of our shareholders generally. Our board of directors was aware of these interests and considered them, among other matters, in approving the Brand Business Sale and the Brand Purchase Agreement.

Offers for Employment

See “Matter No. 1: The Brand Business Sale – Past Contracts, Transactions or Negotiations – “Officer Offers for Employment.”

Potential Option Repurchase in Planned Tender Offer

After the closing of the Brand Business Sale, following the automatic vesting of 50% of the unvested stock options, it is expected that all employees will be eligible to tender vested stock options in Gaiam’s planned tender offer at a purchase price per vested stock option equal to the positive amount, if any, resulting when subtracting the exercise price of each option from the per-share purchase price in Gaiam’s planned tender offer.

The following table sets forth for each of our executive officers, (i) the number of vested stock options that would be credited to them as of May 10, 2016 after giving effect to the 50% automatic vesting described below, and (ii) the aggregate purchase price Gaiam would pay to them if they participated in Gaiam’s planned tender offer if it occurred on such date and assuming a per-share purchase price of $7.75 in the tender offer.

Executive Officer	Vested Stock Options at Closing	Purchase Price
Jirka Rysavy	—	$—
Lynn Powers	359,200	$893,040
John Jackson	71,750	$40,628
Stephen J. Thomas	97,000	$99,782

Retirement Compensation to our Chief Executive Officer

On May 13, 2016, our compensation committee reconfirmed and approved the following retirement benefits for our chief executive officer in connection with her expected retirement:

•	a cash payment of $1,650,000, which shall will be paid in one lump sum on January 1, 2017; and

•	18 months of COBRA coverage at active employee rates, commencing on the first day of the month immediately following the month in which she retires, which will count toward and run concurrently with any applicable COBRA coverage period and will not extend any other coverage period.

Potential Payments Upon a Change-in-Control

Our compensation committee has approved a change-in-control policy which provides for compensation to certain of our executive officers in the event of a change-in-control transaction that results from either, (i) an investor or group of investors acquiring a majority of the equity voting rights in Gaiam, or (ii) a sale of substantially all of the assets of the Brand Business. Upon a change-in-control, (i) such officers will receive a transaction bonus in an amount not to exceed 150% of the annual salary for such person during the applicable year, (ii) 50% of such officer’s unvested stock options will immediately vest, (iii) each such officer who is terminated without “cause” in connection with such transaction is entitled to receive a lump-sum cash severance payment equal to one year’s base salary, payable upon termination, and (iv) our chief executive officer will continue to receive COBRA coverage at active-employee rates for one year after the trigger date. As a condition to participating in these change-in-control awards, our executive officers are required to sign confidentiality agreements and a two-year non-compete agreement that commences the date they leave our company. The payments that would be made upon a change-in-control are each described below, and we have provided a tabular disclosure of each of the payments in “Matter No. 1: The Brand Business Sale – Change-in-Control Compensation.”

Transaction Bonuses

If a change-in-control results from a sale of substantially all of the Brand Business’ assets, Gaiam will pay to certain of our executive officers cash transaction bonuses up to 2% of the gross sale price, in the aggregate. If the change-in-control results from an investor or investor group acquiring a majority voting interest in Gaiam, the aggregate transaction bonus would be equal to up to 2% of the intrinsic enterprise value of Gaiam. The bonuses will be distributed from the 2% transaction bonus pool pro rata based on the current salary of each executive officer for the current year. In any event, no executive officer will receive a transaction bonus greater than 150% of that officer’s current annual salary. Such transaction bonus will be reduced by the sum of each officer’s operating bonus earned or paid in connection with the prior fiscal year.

Based on the aggregate $167,000,000 purchase price for the Brand Business Sale, Gaiam expects there will be a transaction bonus pool of $3,340,000. As a result, upon consummation of the Brand Business Sale, after deducting 2015 operating bonuses, each executive officer will receive the maximum transaction bonus in the following amount:

Executive Officer	Transaction Bonus
Jirka Rysavy	$409,070
Lynn Powers	$409,070
John Jackson	$277,390
Stephen J. Thomas	$228,390

Impact of a Change-in-Control on Equity Awards

Our executive officers will become fully vested in 50% of the unvested stock options held by them upon consummation of a change-in-control. Each stock option represents the right to receive one share of our Class A common stock. The following table sets forth, for each of our executive officers, (i) the number of unvested stock options credited to them as of May 10, 2016, and (ii) the number of unvested stock options that would vest as a result of the 50% automatic vesting described above if the closing of the Brand Business Sale had occurred on such date.

Executive Officer	Unvested Stock Options	Stock Options Vesting at Closing
Jirka Rysavy	—	—
Lynn Powers	—	—
John Jackson	46,500	23,250
Stephen J. Thomas	36,000	18,000

Severance Payments

The following table sets forth, for each of our executive officers, the severance payment amount each would be entitled to if terminated as of May 10, 2016, in connection with the Brand Business Sale:

Executive Officer	Severance
Jirka Rysavy	$—
Lynn Powers	$475,000
John Jackson	$322,100
Stephen J. Thomas	$265,200

It is contemplated that the Brand Purchaser will terminate the employment of Ms. Powers and Messrs. Jackson and Thomas at the closing of the Brand Business Sale and pay the severance amounts described above to such individuals (without reduction of the purchase price). It is expected that Mr. Rysavy will continue to be employed by Gaiam after the closing of the Brand Business Sale and that he will not receive any severance payments in connection with the Brand Business Sale.

Change-in-Control Compensation

The table below sets forth the estimated amounts of compensation that are based on, or otherwise relate to the Brand Business Sale, that may become payable to each of our named executive officers who were listed in the “Summary Compensation Table” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. These amounts have been calculated assuming the Brand Business Sale was consummated on May 10, 2016. The Brand Business Sale constitutes a sale of substantially all of Gaiam’s assets and therefore triggers the change-in-control payments discussed above in “Matter No. 1: The Brand Business Sale – Interest of Certain Persons in or Opposition to Matter to be Acted Upon – Potential Payments Upon a Change-in-Control.” The amounts indicated below are estimates of amounts that would be payable to the named executive officers and the estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in this information statement. Some of the assumptions are based on information not currently available and as a result the actual amounts, if any, received by a named executive officer may differ in material respects from the amounts set forth below.

Name and Principal Position	Cash ($)(1)	Equity ($)(2)	Perquisites / Benefits ($)(3)	Total ($)(4)
Jirka Rysavy	$409,070	$—	$—	$409,070
Lynn Powers	$884,070	$—	$8,100	$892,170
John Jackson	$599,490	$12,023	$—	$611,513
Stephen J. Thomas	$493,590	$18,468	$—	$512,058

(1)	Cash. Represents transaction bonuses and severance payments, each approved by our compensation committee, and in each case as more fully described in “Matter No. 1: The Brand Business Sale – Interests of Certain Persons in or Opposition to Matters to be Acted Upon”. It is expected that Mr. Rysavy will continue to be employed by Gaiam after the closing of the Brand Business Sale and that he will not receive any severance payments in connection with the Brand Business Sale.
(2)	Equity. Represents the value of accelerated vesting that will occur by reason of consummation of the Brand Business Sale. The values shown are based on a per-share value of $7.75, the expected per share price in Gaiam’s planned tender offer.
(3)	Perquisites/Benefits. Represents the value of employee benefits for one year after the trigger date for Ms. Powers.
(4)	Total. The following table shows, for each named executive officer, the amounts of change-in-control compensation which are single trigger or double trigger in nature.

Named Executive Officer	Single Trigger	Double Trigger
Jirka Rysavy	$409,070	$—
Lynn Powers	$409,070	$475,000
John Jackson	$289,413	$322,100
Stephen J. Thomas	$246,858	$265,200

The Change-in-Control Compensation table above does not include any amounts (i) the named executive officer may receive in connection with Gaiam’s planned tender offer described above in “Matter No. 1: The Brand Business Sale – Interest of Certain Persons in or Opposition to Matter to be Acted Upon – Potential Option Repurchase in Planned Tender Offer” because the tender offer is not triggered by the Brand Business Sale or by a change-in-control, or (ii) our chief executive officer may receive in connection with her expected retirement after the closing of the Brand Business Sale because our chief executive officer is entitled to receive such amounts upon retirement, regardless of whether the Brand Business Sale closes.

No Dissenters’ Right of Appraisal

Under applicable law, our shareholders do not have dissenter’s right of appraisal in connection with the Brand Business Sale.

Certain U.S. Federal Income Tax Considerations

THE DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IN THIS INFORMATION STATEMENT (“TAX DISCUSSION”) IS GENERAL IN NATURE AND DOES NOT CONSTITUTE A TAX OPINION OR TAX ADVICE. THE TAX DISCUSSION WAS WRITTEN EXCLUSIVELY TO DESCRIBE CERTAIN POTENTIAL TAX IMPLICATIONS OF THE TRANSACTIONS DESCRIBED HEREIN. A SHAREHOLDER OF GAIAM MAY NOT RELY UPON THE TAX DISCUSSION FOR ANY PURPOSE OTHER THAN THE PURPOSE EXPRESSED IN THE PRECEDING SENTENCE AND THEREFORE, BY WAY OF ILLUSTRATION, MAY NOT RELY UPON THE TAX DISCUSSION FOR THE PURPOSE OF AVOIDING ANY TAX PENALTIES THAT MAY BE ASSERTED BY THE INTERNAL REVENUE SERVICE AGAINST THE SHAREHOLDER. EVERY SHAREHOLDER SHOULD CONSULT, AND MUST DEPEND UPON, ITS OWN TAX ADVISER CONCERNING THE TAX CONSEQUENCES OF THE TRANSACTION CONTEMPLATED HEREIN, INCLUDING THE APPLICATION OF STATE AND LOCAL, FOREIGN, ESTATE, GIFT, AND OTHER TAX CONSIDERATIONS.

The following Tax Discussion is of the anticipated material U.S. federal income tax consequences of the sale of Brand Holdco pursuant to the Brand Purchase Agreement as may be relevant to holders of Gaiam common stock and to us. This Tax Discussion is based, in part, on the Internal Revenue Code of 1986, as amended (the “Code”) and the administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly on a retroactive basis. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in this Tax Discussion, and there can be no assurance that the IRS or a court will agree with these statements and conclusions. This Tax Discussion does not address all aspects of U.S. federal income taxes that may be relevant to the proposed transaction. For example, the Tax Discussion does not address other U.S. federal taxes, including, but not limited to, estate and gift taxes, or foreign, state, local, or other tax considerations that may be relevant to holders of Gaiam common stock. In addition, the Tax Discussion does not address U.S. federal income tax consequences that may be applicable to persons or entities that are subject to special treatment under the U.S. federal income tax laws (including, without limitation, U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, dealers in securities or currencies, financial institutions, tax-exempt entities, persons who hold common stock as part of a risk reduction or integrated investment transaction, or investors in pass-through entities).

Material U.S. Federal Tax Consequences to Gaiam of the Sale of Brand Holdco and the FFL Acquired Assets

As a result of the sale of FFL Acquired Assets pursuant to the FFL Purchase Agreement, we will realize (and be required to recognize taxable) gain or loss, which will be determined on an asset-by-asset basis based upon the amount of taxable consideration (including purchase price and certain liabilities assumed by the FFL Purchaser) allocated to each FFL Acquired Asset and the adjusted tax basis of each of selling Brand Companies for that FFL Acquired Asset.

As a result of the sale of Brand Holdco pursuant to the Brand Purchase Agreement, we will realize (and be required to recognize taxable) gain. Upon the request of Brand Purchaser, we have agreed to join with Brand Purchaser in making an election under Section 338(h)(10) of the Code, and any corresponding or similar elections under state, local or foreign tax law with respect to the sale of Brand Holdco pursuant to the Brand Purchase Agreement (a “Section 338(h)(10) Election”).

In the event we are not requested to join in a Section 338(h)(10) Election with Brand Purchaser, the amount of gain to be reported will equal the excess of the purchase price over the aggregate adjusted basis of our ownership interest in the Brand Business Subsidiaries. The purchase price, except as otherwise required in connection with a Section 338(h)(10) Election, will equal the amount of cash and the fair market value of any other consideration we receive from Brand Purchaser.

In the event we are requested to join in a Section 338(h)(10) Election with Brand Purchaser, the sale of Brand Holdco for federal income tax purposes will be treated as a sale by each of the Brand Business Subsidiaries of all its respective assets, immediately followed by the complete liquidation of the Brand Business Subsidiaries, respectively, with our ownership of Brand Holdco being disregarded for such purpose. With respect to the deemed asset sale, each of the Brand Business Subsidiaries is deemed to have sold each of its assets (rather than Gaiam having sold the common stock of the Brand Business Subsidiaries) to Brand Purchaser for that asset’s allocable share of the purchase price (which is grossed up for any liabilities of the Brand Business Subsidiaries in accordance with Treasury Regulation Section 1.338(h)(10)-1(d)(3)). Each of the Brand Business Subsidiaries is then deemed to have distributed its assets in liquidation to us under Section 332 of the Code. We, in turn, will not directly recognize any gain with respect to the actual sale of the common stock of the Brand Business Subsidiaries. Our gains (or losses) will be determined on an asset-by-asset basis based upon the amount of the deemed purchase price allocated to each asset and the adjusted tax basis of each of the Brand Business Subsidiaries for that asset. It is anticipated that the deemed asset sale by each of the Brand Business Subsidiaries will result in an aggregate gain. The deemed liquidation resulting from a Section 338(h)(10) Election is generally a nontaxable event where the deemed distributee does not recognize gain or loss if the requirements of Section 332 of the Code are satisfied.

The amount of gain realized from the sale of the common stock of each of the Brand Business Subsidiaries and the amount of gain realized from the deemed asset sale pursuant to a Section 338(h)(10) Election may differ. This difference in the amount of gain realized may be caused, in part, by the recognition of the excess loss account and/or the difference between the amount of our adjusted basis in the common stock of each of the Brand Business Subsidiaries and the adjusted basis of each of the Brand Business Subsidiaries, respectively, in its assets. It is contemplated that any gain required to be recognized will be reported in accordance with the installment method. It is further anticipated that we will have sufficient losses (including net operating loss carryovers) to offset the gain expected and required to be recognized from the sale of Brand Holdco and from the sale of the FFL Acquired Assets, whether such transaction for federal income tax purposes will be treated as a stock sale or a deemed asset sale pursuant to a Section 338(h)(10) Election. However, under the alternative minimum tax only 90% of our alternative minimum taxable income can be offset with net operating loss carryovers. This limitation may cause at least some of the gain recognized in the proposed transaction to be subject to the alternative minimum tax.

Management Changes

It is anticipated that, conditioned upon the closing of the Brand Business Sale, FFL Purchaser will offer employment to approximately 95 of our employees performing operations in connection with the Brand Business, including certain of our executive officers as described in “Matter No. 1: The Brand Business Sale – Past Contracts, Transactions or Negotiations – Officer Offers for Employment.”

MATTER NO. 2: ADVISORY VOTE ON CHANGE-IN-CONTROL COMPENSATION

Section 14A of the Exchange Act, enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide our shareholders with the opportunity to vote to approve, on an advisory, non-binding basis, the change-in-control compensation arrangements for our named executive officers in connection with the Brand Business Sale.

Upon the recommendation of Gaiam’s board of directors, one director, and an entity controlled by a director, in their respective capacity as a shareholder, in the aggregate hold shares of Gaiam’s common stock representing a majority of the voting power of Gaiam’s common stock approved the various change-in-control payments which our named executive officers will or may be eligible to receive in connection with the Brand Business Sale. These payments are set forth in the section entitled “Matter No. 1: The Brand Business Sale – Change-in-Control Compensation” in this information statement.

This non-binding advisory vote is not binding on Gaiam, our board of directors or Brand Purchaser. Further, the underlying plans and arrangements are subject to company policies and not, by their terms, subject to shareholder approval. As a result, the compensation committee of our board of directors may elect to recommend changes to the compensation paid to our named executive officers at any time.

MATTER NO. 3: THE NAME CHANGE

Upon the recommendation of Gaiam’s board of directors, one director, and an entity controlled by a director, who in their respective capacity as a shareholder in the aggregate hold shares of Gaiam’s common stock representing a majority of the voting power of Gaiam’s common stock approved an amendment to our Amended and Restated Articles of Incorporation to change our corporate name from “Gaiam, Inc.” to “Gaia, Inc.” (the “Name Change”), at such time as the articles of amendment to our Amended and Restated Articles of Incorporation is effective with the Colorado Secretary of State.

Reasons for the Amendment

Under the Brand Purchase Agreement, we have agreed to sell to Brand Purchaser all rights to our name “Gaiam,” as well as certain of our trade names, trademarks and other intellectual property. Accordingly, as a post-closing condition to the Brand Business Sale, we must change our corporate name to a name other than “Gaiam.” See “Matter No. 1: The Brand Business Sale.”

Effect of the Amendment

We do not expect the Name Change to have any material effect on our business, operations, reporting requirements or stock price. The change in corporate name will not affect the validity or transferability of any existing stock certificates that bear the name “Gaiam, Inc.” Shareholders with certificated shares should continue to hold their existing stock certificates, and will not be required to submit their stock certificates for exchange. The rights of shareholders holding certificated shares under existing stock certificates and the number of shares represented by those certificates will remain unchanged. Shareholders will not be required to have new stock certificates reflecting the name change. New stock certificates will be issued in due course as old certificates are tendered to our transfer agent. Direct registration accounts and any new stock certificates that are issued after the Name Change becomes effective will bear the name “Gaia, Inc.”

The Name Change will be effective at closing or promptly after closing of the Brand Business Sale, and will be effected by filing articles of amendment to Gaiam’s Amended and Restated Articles of Incorporation with the Colorado Secretary of State.

Currently, Gaiam’s Class A common stock is quoted on The Nasdaq Global Market under the symbol “GAIA.” The stock will continue to trade on the Nasdaq Global Market under the symbol “GAIA.” A new CUSIP number will be assigned to our Class A common stock following the name change, which will require any short interest in our stock to be covered.

In the event the Brand Business Sale does not close, the Name Change will not be effective and our corporate name will remain “Gaiam, Inc.”

FINANCIAL INFORMATION

Financial Statements of Gaiam, Inc.

Gaiam’s audited financial statements for the fiscal years ended December 31, 2015 and 2014,1 and the notes thereto, and the unaudited financial statements for the three-month period ended March 31, 2016, and the notes thereto, are included in Annex D and incorporated by reference into this information statement.

Unaudited Pro Forma Condensed Consolidated Financial Information

Gaiam has prepared pro forma condensed consolidated financial statements for Gaiam, Inc., giving effect to the Travel Business Sale and the Brand Business Sale, included in Annex E. The unaudited pro forma condensed consolidated financial statements have been prepared from Gaiam’s historical consolidated financial statements and give effect to the Travel Business Sale and the Brand Business Sale. There can be no assurance that the Brand Business Sale will be consummated. The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the fiscal year ended December 31, 2015 and the three-month period ended March 31, 2016, have been prepared with the assumption that the Brand Business Sale and the Travel Business Sale were each completed as of the beginning of the applicable period. The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2016 has been prepared with the assumption that the Brand Business Sale and the Travel Business Sale were completed as of the balance sheet date.

The unaudited pro forma condensed consolidated financial statements do not purport to present the financial position or results of operations of Gaiam had the transactions and events assumed therein occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical financial statements of Gaiam and the notes thereto contained Annex D to this information statement, which includes Gaiam’s audited financials for the fiscal years ended December 31, 2015 and 20141, and Gaiam’s unaudited financials for the three-month period ended March  31, 2016.

Unaudited Consolidated Carve-out Financial Statements for the Brand Business

Gaiam has prepared unaudited consolidated carve-out financial statements for the Brand Business, included in Annex F. The Unaudited Consolidated Carve-out Balance Sheets were prepared as of March 31, 2016, December 31, 2015 and December 31, 2014. The Unaudited Consolidated Carve-out Statements of Operations, Unaudited Consolidated Carve-out Statements of Comprehensive Income, Unaudited Consolidated Carve-out Statements of Changes in Parent’s Equity and the Unaudited Consolidated Carve-out Statements of Cash Flows were prepared for the years ended December 31, 2015 and 2014 and for the three-month period ending March 31, 2016.

[1]	Annex D includes Gaiam’s audited financial statement for the fiscal years ended December 31, 2015, 2014 and 2013, and the notes thereto, as they appeared in Gaiam’s Annual Report on Form 10-K filed with the Securities and Exchange Commission March 15, 2016, however only Gaiam’s financial statements for the fiscal years ended December 31, 2015 and 2014, and the notes thereto, are incorporated by reference into this information statement.

BENEFICIAL OWNERSHIP OF SHARES

The following table sets forth information with respect to the beneficial ownership of our common stock as of June 1, 2016 (except as noted) for (i) each person (or group of affiliated persons) who, insofar as we have been able to ascertain, beneficially owned more than 5% of the outstanding shares of our Class A common stock or Class B common stock, (ii) each director, (iii) each “named executive officers,” as defined in Item 402(a)(3) of Regulation S-K, and (iv) all current directors and executive officers as a group. We have based our calculation of the percentage of beneficial ownership on 19,156,301 shares of our Class A common stock and 5,400,000 shares of our Class B common stock outstanding on June 1, 2016.

Title of Class of Common Stock	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)	Percent of Class A Assuming Full Conversion of Class B Ownership(3)
Class A	Prentice Capital Management, LP(4)	2,566,323	13.40%	10.45%
	Royce & Associates, LLC(5)	2,104,281	10.98%	8.57%
	Financial & Investment Management Group, Ltd(6)	1,614,139	8.43%	6.57%
	Jirka Rysavy(7)	5,748,682	23.41%	23.41%
	Lynn Powers(8)	583,200	2.99%	2.34%
	John Jackson(9)	52,221	* %	* %
	Stephen Thomas(10)	81,400	* %	* %
	James Argyropoulos(11)	514,469	2.68%	2.09%
	Bart Foster	—	—%	—%
	Kristin E. Frank(12)	7,931	* %	* %
	Chris Jaeb	—	—%	—%
	Wendy Lee Schoppert(13)	13,868	* %	* %
	Paul Sutherland(6)	1,654,818	8.64%	6.74%
	Michael Zimmerman(4)	2,578,028	13.46%	10.50%
	All directors and officers as a group (11 persons)	11,234,617	44.81%	44.81%
Class B	Jirka Rysavy(7)	5,400,000	100.00%	N/A
	All directors and officers as a group (11 persons)	5,400,000	100.00%	N/A

*	Indicates less than one percent ownership.
(1)	This table is based upon information supplied by officers, directors and principal shareholders directly to us or on Schedules 13D and 13G and Forms 3, 4 and 5 filed with the Securities and Exchange Commission. All beneficial ownership is direct and the beneficial owner has sole voting and investment power over the securities beneficially owned unless otherwise noted. Share amounts and percent of class include securities convertible into or exercisable for shares of our Class A common stock within 60 days after June 1, 2016. This table does not take into account the automatic vesting of 50% of the unvested stock options that will occur upon the closing of the Brand Business Sale.
(2)	This column represents a beneficial owner’s percentage of ownership for a respective class of our common stock.
(3)	This column represents a beneficial owner’s percentage of ownership of our Class A common stock, assuming conversion of all 5,400,000 outstanding shares of our Class B common stock. One share of our Class B common stock is convertible into one share of our Class A common stock.
(4)

According to a report on Schedule 13D/A filed with the Securities and Exchange Commission on June 8, 2012 by Prentice Capital Management, LP and Michael Zimmerman. According to the filing, the securities consist of (a) 2,566,323 shares of our Class A common stock directly held by Prentice Consumer Partners, LP for which Prentice Capital Management, LP serves as the investment manager and over which Prentice Capital Management, LP and Michael Zimmerman share voting and dispositive power; and (b) 11,705 shares of our Class A common stock directly held by The Michael & Holly Zimmerman Family Foundation,

Inc. over which Michael Zimmerman shares voting and dispositive power. Prentice Capital Management, LP and Michael Zimmerman disclaim beneficial ownership over the securities. The address for Prentice Capital Management, LP and Mr. Zimmerman is 100 West Putnam Avenue, Slagle House, Greenwich, CT 06830.
(5)	According to a report on Schedule 13G/A filed with the Securities and Exchange Commission on January 13, 2016. According to the filing, Royce & Associates, LLC, is an investment adviser. The address for Royce & Associates, LLC is 745 Fifth Avenue, New York, NY 10151.
(6)	According to a report on Schedule 13G filed with the Securities and Exchange Commission on January 14, 2016 by Financial & Investment Management Group, Ltd. (“FIMgroup”) and information provided by Mr. Sutherland as of April 22, 2016. The securities consist of (a) 1,604,239 shares of our Class A common stock beneficially owned by FIMgroup in its capacity as investment adviser to its clients other than Mr. Sutherland; (b) 5,900 shares of our Class A common stock directly owned by FIMgroup; (c) 4,000 shares of our Class A common stock directly owned by FIMgroup’s 401(k) plan for the benefit of Mr. Sutherland; (d) 19,487 shares of our Class A common stock directly owned by Mr. Sutherland; (e) 150 shares jointly owned by Mr. Sutherland and his son; and (f) 21,042 shares of our Class A common stock directly owned by a trust for which Mr. Sutherland serves as the trustee. FIMgroup is an investment adviser and shares voting and dispositive power over the securities beneficially owned with its clients. Mr. Sutherland, in his capacity as an officer of FIMgroup, has shared voting and shared dispositive control over the securities beneficially owned by FIMgroup. FIMgroup and Mr. Sutherland disclaim beneficial ownership of the shares of Class A common stock not directly owned by them, respectively. The address for FIMgroup and Mr. Sutherland is 111 Cass St., Traverse City, MI 49684.
(7)	According to a report on Schedule 13G/A filed with the Securities and Exchange Commission on February 16, 2016. Includes 5,400,000 shares of our Class A common stock issuable upon conversion of shares of our Class B common stock.
(8)	Consist of 224,000 shares of our Class A common stock, 359,200 shares of our Class A common stock issuable upon exercise of stock options that are currently exercisable.
(9)	Consist of 721 shares of our Class A common stock, 50,000 shares of our Class A common stock issuable upon exercise of stock options that are currently exercisable, and 1,500 shares of our Class A common stock issuable upon exercise of stock options exercisable within 60 days after June 1, 2016.
(10)	Consist of 80,200 shares of our Class A common stock issuable upon exercise of stock options that are currently exercisable, and 1,200 shares of our Class A common stock issuable upon exercise of stock options exercisable within 60 days after June 1, 2016.
(11)	Consist of 186,136 shares of our Class A common stock directly held by Mr. Argyropoulos, 303,333 shares of our Class A common stock directly held by Argyropoulos Investors, GP and 25,000 shares of our Class A common stock issuable upon exercise of stock options that are currently exercisable.
(12)	Consists of 7,931 shares of our Class A common stock directly held by Ms. Frank.
(13)	Consists of 13,868 shares of our Class A common stock directly held by Ms. Schoppert.

DELIVERY OF MATERIALS

Securities and Exchange Commission rules permit a single set of information statements, to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding. In accordance with a notice that is being sent to certain beneficial shareholders (who share a single address) only one information statement will be sent to that address unless any shareholder at that address gave contrary instructions. Upon written or oral request, we will promptly deliver a copy of such materials to any shareholder requesting the same. However, if any such beneficial shareholder residing at such an address wishes to receive a separate information statement or if any shareholders who share an address are receiving multiple copies information statements and wish to receive a single set of information statements in the future, please contact Broadridge Financial Solutions, Inc. in writing by mailing to Broadridge Financial Solutions, Inc., Attention: Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or calling (800) 542-1061. You can also contact us by calling (303) 222-3600.

COMMUNICATION WITH THE BOARD

Shareholders may communicate with our board of directors, including the non-management directors, by sending a letter to the Gaiam, Inc. Board of Directors, c/o Corporate Secretary, Gaiam, Inc., 833 West South Boulder Road, Louisville, Colorado 80027. Our corporate secretary has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. If deemed an appropriate communication, our corporate secretary will submit your correspondence to the chairman of the board of directors or to any specific director to whom the correspondence is directed.

ANNEX A

BRAND PURCHASE AGREEMENT

[Remainder of Page Intentionally Blank]

ANNEX A

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

STRETCH & BEND HOLDINGS LLC,

a Delaware limited liability company,

as Purchaser,

SEQUENTIAL BRANDS GROUP, INC.,

a Delaware corporation,

as Parent,

and

GAIAM, INC.,

a Colorado corporation,

as Seller

Dated as of May 10, 2016

-i-

(continued)

-ii-

(continued)

-iii-

SCHEDULES AND EXHIBITS

Annex A	Brand Business
Annex B	Gaia Business

Schedules
Schedule 1.01(a)	Funded Indebtedness
Schedule 1.01(b)	Knowledge Groups
Schedule 1.01(c)	Gaia Agreements
Schedule 1.01(d)	Affiliate Agreements
Schedule 1.01(e)	Material Registered Company Intellectual Property
Schedule 2.05(b)	Pro Forma Closing Balance Sheet
Schedule 7.01	Conduct of Business
Schedule 7.06(b)	Material Consents
Schedule 8.01(a)	Antitrust Laws
Schedule 8.02(d)(iii)	Resigning Persons

Exhibits
Exhibit A	Contribution Agreement
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of IP License Agreement
Exhibit D	Form of Transition Services Agreement
Exhibit E	Form of SVOD Rights Assignment Agreement
Exhibit F	Form of SVOD Rights Sub-License Agreement
Exhibit G	Form of Reception Services Agreement
Exhibit H	Form of Third Amendment and Assignment of Lease

-iv-

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement, dated as of May 10, 2016 (this “Agreement”), is by and among (i) STRETCH & BEND HOLDINGS, LLC, a Delaware limited liability company (“Purchaser”); (ii) SEQUENTIAL BRANDS GROUP, INC., a Delaware corporation (“Parent”), solely for the purposes of Section 7.17 and Article XI, and (iii) GAIAM, INC., a Colorado corporation (“Seller”). Certain terms used in this Agreement are defined in Section 1.01.

RECITALS

A.	Seller directly owns all of the issued and outstanding Equity Securities of Gaiam Brand Holdco, LLC, a Delaware limited liability company (the “Company”), and indirectly owns all of the issued and outstanding Equity Securities of each of the Company’s Subsidiaries as set forth in Section 5.02 of the Disclosure Schedule (collectively, the “Company Subsidiaries” and together with the Company, the “Brand Companies”).

B.	Seller operates the business described on Annex A hereto (the “Brand Business”), in addition to its other business described on Annex B hereto (the “Gaia Business”).

C.	Prior to the date hereof, Seller contributed the assets of the Brand Business to the Company (the “Contribution”), pursuant to that certain Contribution Agreement, a copy of which is attached hereto as Exhibit A (the “Contribution Agreement”).

D.	Concurrently with the execution and delivery of this Agreement, Seller entered into that certain Asset Purchase Agreement, dated as of the date hereof (the “Gaiam-FFL APA”), pursuant to which, immediately prior to the Closing, Seller will cause the Brand Companies to sell and transfer to Fit For Life LLC (“FFL”), and FFL will purchase and assume from the Brand Companies, certain assets and liabilities relating to the Brand Business (the “FFL Acquired Assets and Assumed Liabilities”) pursuant to the terms and conditions of the Gaiam-FFL APA.

E.	Seller desires to sell and transfer to Purchaser, and Purchaser desires to purchase and acquire from Seller, the Brand Business (other than the FFL Acquired Assets and Assumed Liabilities) and all of the issued and outstanding Equity Securities of the Company (the “Purchased Interests”), on the terms and conditions and as more specifically provided in this Agreement.

AGREEMENT

In consideration of the covenants and agreements contained herein and the other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, Purchaser, and Parent (solely for purposes of Article XI) agree as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions. Capitalized terms and other terms used in this Agreement have the following respective meanings:

“338(g) Subsidiaries” has the meaning set forth in Section 7.10(g).

“Accounting Referee” has the meaning set forth in Section 2.06(c)(i).

“Adjustment Escrow Account” has the meaning set forth in Section 2.03,

“Adjustment Escrow Amount” means $5,010,000.

“Adverse Recommendation Change” has the meaning set forth in Section 7.21(d).

“Affiliate” of any Person, means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided, however, that an Affiliate of any Person shall also include (a) any Person that directly or indirectly owns, or in which such Person directly or indirectly owns more than fifteen percent (15%) of any class of capital stock or other equity interest of such Person, (b) in the case of a corporation, any officer or director of such corporation, (c) in the case of a partnership, any general partner of such partnership, (d) in the case of a trust, any trustee or beneficiary of such trust, (e) any spouse, parent, sibling or child or lineal descendant of any individual described in clauses (a) through (d) above, and (f) any trust for the benefit of any individual described in clauses (a) through (e) above. For purposes hereof, the term “control,” “under common control with” or “controlled by” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such Person or the power to veto major policy decisions of any such Person, whether through the ownership of Equity Securities, by contract or otherwise.

“Affiliate Agreements” means each of the Contracts set forth on Schedule 1.01(d).

“Agreement” has the meaning set forth in the opening paragraph of this Agreement.

“Allocation” has the meaning set forth in Section 7.11.

“Alternate Debt Financing” has the meaning set forth in Section 7.14(e).

“Alternative Acquisition Agreement” has the meaning set forth in Section 7.21(e)(ii).

“Alternative Transaction” means any of the following transactions: (a) any acquisition or purchase of a majority of either the voting power or economic value of the Equity Securities of Seller, the Company or the Company Subsidiaries by any Person other than Purchaser; (b) any merger, consolidation, business combination or similar transaction involving Seller or the Company (after the contribution of the Brand Business thereto pursuant to the Contribution Agreement(s)) and any Person other than Purchaser; or (c) any sale, lease, exchange, transfer, license, acquisition or disposition of (x) all or substantially all of the consolidated assets of Seller, the Company and the Company Subsidiaries (which shall include the Brand Business) or (y) all or substantially all of the assets of the Brand Business, in each case, in any single transaction or series of related transactions, in each case, other than pursuant to this Agreement and the Contemplated Transactions; provided, however, that in no event shall “Alternative Transaction” include any transaction solely involving or solely relating to the Gaia Business.

“Alternative Transaction Proposal” means any offer, proposal, letter of intent or indication of interest, written or oral (whether binding or non-binding), to the Company or Seller, relating to an Alternative Transaction.

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition law authorities of any other jurisdiction (whether federal, state, foreign or multinational).

“Antitrust Laws” means any Applicable Law relating to antirust or competition, including the HSR Act.

“Applicable Law” means, with respect to any Person, any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, code, regulations, enacted, adopted, approved, promulgated, made, implemented or otherwise put into effect (and all judicial interpretations thereof), in each case, as of the date of this Agreement, by any Governmental Entity that applies to such Person, its business and its properties.

“Australia Joint Venture” means Gaiam Pty, Ltd., an Entity formed under the laws of Australia.

“Banker” means Stifel Nicolaus & Company, Incorporated.

“Basket Amount” has the meaning set forth in Section 10.04(a).

“Board” means the board of directors of Seller.

“Boulder Road Lease” means that certain Lease Agreement, dated January 1, 2015, by and between Boulder Road LLC and Gaiam Americas, as amended by that certain First Amendment to Lease dated as of September 3, 2015, as further amended by that certain Second Amendment to Lease dated as of January 1, 2016 and as may be further amended, modified, or supplemented from time to time.

“Brand Business” has the meaning set forth in the Recitals.

“Brand Companies” has the meaning set forth in the Recitals.

“Brand Directors” has the meaning set forth in Section 7.09.

“Brand Employees” has the meaning set forth in Section 5.16.

“Brand Insurance Policies” has the meaning set forth in Section 5.12.

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks in Denver, Colorado or New York, New York are required or authorized to be closed for business.

“Cap Amount” has the meaning set forth in Section 10.04(b).

“Cash on Hand” means the cash and cash equivalents of the Brand Companies as of the Closing Date, as determined in accordance with GAAP; provided, however, that none of the cash and cash equivalents of the Australia Joint Venture shall be included in the calculation of “Cash on Hand”.

“Change of Control Payment” means any bonus payment that is due and payable, or will become due and payable, by any Brand Company to any current or former officer, director, manager, employee, consultant or independent contractor of any Brand Company upon, or as a result of, the consummation of the Contemplated Transactions, together with the portion of any applicable payroll Taxes for which any Brand Company is liable or gross-ups incurred and any related matching contributions required to be made under any applicable retirement plans by any Brand Company in respect thereof.

“Claim Expiration Date” has the meaning set forth in Section 10.03(c).

“Claim Notice” has the meaning set forth in Section 10.06(a).

“Closing” has the meaning set forth in Section 3.01.

“Closing Balance Sheet” has the meaning set forth in Section 2.06(a).

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Indebtedness” means the Indebtedness of the Brand Companies as of the Closing Date.

“Closing Statement” has the meaning set forth in Section 2.06(a).

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor statute, and the rules and regulations promulgated thereunder. Any reference herein to a particular provision of the Code shall mean, where appropriate, the corresponding provision in any successor statute.

“Collateral Agreements” means the documents, instruments, certificates and agreements executed in connection with this Agreement, including without limitation, the Escrow Agreement and the Gaia Agreements.

“Colorado Facility” has the meaning set forth in Section 7.08(a).

“Company” has the meaning set forth in the Recitals.

“Company Benefit Plans” has the meaning set forth in Section 5.15(a).

“Company Intellectual Property” means any and all Intellectual Property that is owned by or licensed to the Brand Companies or any of the Intellectual Property that is material to the operation of the Brand Business which is used by or held for use by the Brand Companies.

“Company IT Assets” shall mean the Software (whether in object or source code form), hardware, databases, and servers, and all other information technology equipment and assets, in each case owned by or licensed to the Brand Companies solely for the purpose of operating the Brand Companies’ e-commerce platforms.

“Company Material Adverse Effect” means any change, event, effect, condition or circumstance, or series of related changes, events, effects, conditions, or circumstances, that, individually or when taken together, (a) has or would reasonably be likely to have a materially adverse effect on the business, assets, Liabilities, results of operations or condition (financial or otherwise) of the Brand Companies, taken as a whole; or (b) would reasonably be expected to materially prevent the consummation of the Contemplated Transactions; provided, however, that such change, event, effect, condition or circumstance or series of related changes, events, effects, conditions or circumstances shall not be deemed to constitute a “Company Material Adverse Effect” to the extent that any change, event, effect, condition or circumstance or series of related changes, events, effects, conditions or circumstances described in clause (a) or (b) occurred after the date hereof is related to or arises from: (i) actions or inactions expressly required or expressly permitted by this Agreement; (ii) a change in general political, economic, or financial market conditions (except if such conditions have a disproportionately adverse effect on the Brand Companies relative to other Persons operating in the industry in which the Brand Companies operate); (iii) a change that affected the industries in which the Brand Companies operate generally (except if such change has a disproportionately adverse effect on the Brand Companies relative to other Persons operating in the industry in which the Brand Companies operate); (iv) the announcement or pendency of this Agreement and the Contemplated Transactions; (v) any changes after the date of this Agreement in GAAP or Applicable Law (except if such changes have a disproportionately adverse effect on the Brand Companies relative to other Persons operating in the industry in which the Brand Companies operate); (vi) natural disaster, sabotage, acts of terrorism or war (whether or not declared) or other outbreak of hostilities, (except if such conditions have a disproportionately adverse effect on the Brand Companies relative to other Persons operating in the industry in which the Brand Companies operate); or (vii) the failure of the Brand Companies to meet their financial projections; provided, however, that this clause (vii) shall not be construed as implying that Seller is making any representation or warranty herein with respect to any financial projections for any period; and provided, further, that the underlying reason for the failure of the Brand Companies to meet their financial projections shall not be excluded pursuant to this clause (vii).

“Company Subsidiaries” has the meaning set forth in the Recitals.

“Company Trademarks” has the meaning set forth in Section 7.19.

“Company Transaction Expenses” means all Transaction Expenses incurred or otherwise payable by or on behalf of the Brand Companies, including (a) any severance payments owed to employees of the Brand Companies whose employment has been terminated by the Brand Companies in the period between the signing of this Agreement and the Closing Date (including any Taxes relating to such severance payments) unless such termination(s) were requested in writing by Purchaser, (b) any annual bonuses payable to employees of the Brand Companies with respect to the fiscal year ended December 31, 2015 which have not been paid prior to the Closing Date (including any Taxes relating to such annual bonus payments), (c) an amount equal to Seller’s Portion of the Representation and Warranty Policy Premium Amount, and (d) any amounts paid pursuant to a voluntary disclosure agreement with any of the Taxing Authorities detailed in Schedule 7.01.

“Confidential Information” means all information (written or oral) that is confidential or proprietary to the Brand Companies or the Brand Business or is not otherwise generally available to the public regarding the Brand Companies or the Brand Business. The term “Confidential Information” shall not include information that is or becomes generally available to the public, other than as a result of disclosure by Seller or its Representatives in violation of this Agreement.

“Confidentiality Agreement” means the Confidentiality Agreement dated as of July 15, 2015, between Gaiam, Inc. and Sequential Brands Group, Inc., as modified, amended and supplemented from time to time.

“Contemplated Transactions” means Purchaser’s acquisition of the Purchased Interests and all other transactions contemplated by this Agreement.

“Contract” means, with respect to any Person, any legally binding agreement, contract, lease, license, understanding, arrangement, commitment or other instrument or obligation (whether written or oral) to which such Person is a party, and any amendments thereto.

“Contributed Assets” means the assets contributed (directly or indirectly) to the Company pursuant to the terms of the Contribution Agreement.

“Contributed Liabilities” means the liabilities contributed (directly or indirectly) to the Company pursuant to the terms of the Contribution Agreement.

“Contribution Agreement” has the meaning set forth in the Recitals.

“Damages” of any Person means (a) any and all actual out-of-pocket claims, actions, causes of action, judgments, awards, Liabilities, losses, costs and damages (including the reasonable fees and expenses of outside counsel, accountants and other professional advisors), whether involving a dispute solely between the Parties hereto or otherwise, incurred or suffered by such Person; and (b) any losses or costs incurred by such Person in investigating, defending or settling any claim, action or cause of action described in clause (a), whether or not the underlying claim, action or cause of action is actually asserted or is merely alleged or threatened; provided, however, that solely for purposes of Section 10.01, exemplary, punitive, special, incidental, consequential damages (including any claim for lost profits, diminution in value, loss of revenue, or income) speculative, treble, remote, indirect damages, and loss of business reputation or opportunity are excluded from this definition of Damages (for the avoidance of doubt, exemplary, punitive, special, incidental and consequential damages (including any claim for lost profits, diminution in value, loss of revenue, or income) shall not be excluded from the definition of Damages for purposes of calculating Damages arising out of or in connection with a breach the representations and warranties set forth in Article IV and Article V); provided, further, that all exemplary, consequential, punitive and special damages actually paid to a third party shall constitute direct Damages notwithstanding the characterization of such damages vis-à-vis the third party. For purposes of computing the amount of Damages incurred by any Person, (i) there shall be deducted an amount equal to the amount of any insurance proceeds (other than proceeds from the Representation and Warranty Policy), indemnification payments, contribution payments, or reimbursements directly or indirectly actually received by such Person or any of such Person’s Affiliates as compensation specifically for such Damages or the circumstances giving rise thereto (net of any reasonable costs and expenses incurred by such Person in investigating the underlying claim or collecting such proceeds, payments or reimbursements), and (ii) any qualifications in the representations, warranties and covenants with respect to a Company Material Adverse Effect, “materiality”, “material” or similar terms shall be disregarded and will not have any effect with respect to the calculation of the amount of any Damages attributable to a breach of any representation, warranty or covenant set forth in this Agreement.

“Debt Commitment Letters” has the meaning set forth in Section 6.04(a).

“Debt Financing” has the meaning set forth in Section 6.04(a).

“Designated Employee Accrued PTO Amount” means all accrued but unpaid and unused paid time off for all Designated Employees as of the Closing Date.

“Designated Employees” has the meaning set forth in Section 7.08(b).

“Disclosure Schedule” has the meaning set forth in the introduction to Article IV.

“Disputed Items” has the meaning set forth in Section 2.06(b).

“Employment Practices” has the meaning set forth in Section 5.16.

“Entity” means any corporation, partnership, limited liability company, professional association, trust or other entity.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental Law” means any Applicable Law that requires or relates to: (a) advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment; (b) preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment; (c) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated; (d) protecting resources, species or ecological amenities; (e) reducing to acceptable levels the risks inherent in the transportation of any Hazardous Material or other potentially harmful substance; (f) cleaning up a Release of pollutants, preventing the threat of Release or paying the costs of such clean up or prevention; (g) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets; (h) the authority of any Governmental Entity regulating, or creating any liability for, Hazardous Materials, including but not limited to CERCLA, federal Solid Waste Disposal Act, federal Clean Air Act, federal Clean Water Act, federal Toxic Substances Control Act, federal Hazardous Materials Transportation Act, federal Occupational Safety and Health Act, federal Oil Pollution Act, federal Endangered Species Act, federal Emergency Planning and Community Right-to-Know Act, and their state counterparts; and (i) the protection or preservation of public health or the Environment.

“Equity Security” means (a) any common, preferred, or other capital stock, limited liability company interest, unit or membership interest, partnership interest or similar equity security; (b) any warrants, options, or other rights to, directly or indirectly, acquire any equity security described in clause (a); (c) any other security containing equity features or profit participation features; (d) any security or instrument convertible or exchangeable directly or indirectly, with or without consideration, into or for any equity security described in clauses (a) through (c) above or another similar security (including convertible notes); and (e) any security carrying any warrant or right to subscribe for or purchase any security described in clauses (a) through (d) above or any similar security.

“ERISA” has the meaning set forth in Section 5.15(a).

“Escrow Agent” means UMB Bank, N.A.

“Escrow Agreement” has the meaning set forth in Section 2.03.

“Estimated Cash on Hand” has the meaning set forth in Section 2.05(b).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.05(b).

“Estimated Closing Statement” has the meaning set forth in Section 2.05(b).

“Estimated Company Transaction Expenses” has the meaning set forth in Section 2.05(b).

“Fee Letter” has the meaning set forth in Section 6.04(a).

“FFL” has the meaning set forth in the Recitals.

“FFL Acquired Assets and Assumed Liabilities” has the meaning set forth in the Recitals.

“FFL Closing Date” means the “Closing Date” under the Gaiam-FFL APA.

“Final Net Closing Cash Consideration” means an amount equal to (a) the Purchase Price, minus (b) the Adjustment Escrow Amount, minus (c) the Closing Indebtedness (as finally determined pursuant to Section 2.06), plus (d) the Cash on Hand (as finally determined pursuant to Section 2.06), minus (e) the Company Transaction Expenses (as finally determined pursuant to Section 2.06).

“Financial Statements” has the meaning set forth in Section 5.05.

“Fundamental Representations” means the representations and warranties set forth in Section 4.01 (Organization), Section 4.02(a) and Section 4.02(b) (Authorization; Execution and Delivery), Section 4.04 (Title to Purchased Interests), Section 4.05 (Judgments), Section 4.07 (Brokers), Sections 5.02(a), 5.02(b), 5.02(c), and 5.02(d) (Capitalization), Section 5.03(a) (Authority), Section 5.10(b) (Title to Material Intellectual Property), Section 5.14(b) (Judgments), Section 5.20 (Brokers), Sections 6.01(a) and 6.01(b) (Authority; Execution and Delivery), Section 6.03 (Solvency), Section 6.05 (Judgments) and Section 6.07 (Brokers).

“Funded Indebtedness” shall mean all Indebtedness listed on Schedule 1.01(a).

“GAAP” means United States generally accepted accounting principles in effect as of the Closing Date applied on a consistent basis with the past practice of the Brand Companies.

“Gaia Agreements” means each of the Contracts set forth on Schedule 1.01(c).

“Gaia Business” has the meaning set forth in the Recitals.

“Gaiam-FFL APA” has the meaning set forth in the Recitals.

“Gaiam Americas” means Gaiam Americas, Inc., a Colorado corporation.

“Government Person” has the meaning set forth in Section 5.19(a).

“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative or regulatory body, agency, bureau or commission in any domestic or foreign jurisdiction, and any appropriate division of any of the foregoing.

“Guaranteed Obligations” has the meaning set forth in Section 11.21(a).

“Guaranty” has the meaning set forth in Section 11.21(a).

“Hazardous Material” means: (a) any petroleum products, petroleum by-products or breakdown products, waste oil, crude oil, asbestos, pesticides, urea formaldehyde or polychlorinated biphenyl; (b) any waste, gas or other substance or material that is explosive or radioactive; and (c) any “hazardous substance,” “pollutant,” “contaminant,” “waste,” “hazardous waste,” “regulated substance,” “hazardous chemical” or “toxic chemical” as designated, listed, defined (whether expressly or by reference), or regulated in any statute, regulation or other Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means, without duplication, (a) all outstanding indebtedness of such Person for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) amounts owing as deferred purchase price of property or services, including all seller notes and “earn-out” payments, whether or not matured (other than (i) trade payables incurred in the ordinary course of business of such Person and (ii) employee compensation incurred in the ordinary course of business), (c) any liability of such Person in respect of banker’s acceptances or letters of credit issued for the account of such Person (to the extent drawn), (d) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument, debt security or other similar instrument, (e) indebtedness secured by a Lien on assets or properties of such Person, (f) obligations under any interest rate swap agreement, (g) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (h) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties, (i) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (j) direct or indirect guarantees of any indebtedness of any other Person of a type described in clauses (a) through (i) above, and (k) with respect to any indebtedness of a type described in clauses (a) through (i) above, all accrued and unpaid interest, premiums, penalties, breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect thereto.

“Indemnified Party” has the meaning set forth in Section 10.06(a).

“Indemnifying Party” has the meaning set forth in Section 10.06(a).

“Information Statement” means, collectively, the information statement to be provided to the shareholders of Seller in connection with the Shareholder Consent, including the sale of the Purchased Interests and the amendment to the Articles of Incorporation of Seller as contemplated by Section 7.19, or any of the amendments or supplements thereto.

“Intellectual Property” means any and all of the following, in any jurisdiction throughout the world: (a) all patents and patent applications, together with all reissuances, continuations, continuations-in-part, divisionals, provisionals, non-provisionals, revisions, extensions and re-examinations thereof and foreign equivalents thereof; (b) all trademarks and service marks (including both word marks and design marks), trade dress, and other indicia of origin, whether registered or unregistered, together with all goodwill associated therewith, and all applications for registration and registrations in connection therewith and all renewals thereof (collectively, “Trademarks”); (c) all copyrights, whether registered or unregistered, and all applications for registration and registrations in connection therewith and all renewals thereof, and all works of authorship, moral rights and similar rights of authors; (d) all trade secrets recognized under Applicable Law; (e) Internet domain names (including associated registrations); (f) rights of publicity (including all rights in a Person’s name, voice, signature, biography, likeness, image and persona); and (g) rights in Software and inventions (whether or not patentable), know-how, concepts, processes, methods, techniques, technology, logos, brand names, slogans, trade names, websites, advertising material, displays, designs, design archives, patterns, prototypes, prints, samples and other works of authorship, in each case as they arise under one or more of the categories of intellectual property referenced in clauses (a) through (f) above; and (h) all other intellectual property and industrial property rights recognized under Applicable Law.

“Interim Balance Sheet” has the meaning set forth in Section 5.05.

“Interim Balance Sheet Date” means December 31, 2015.

“IP License Agreement” means that certain Intellectual Property License and Coexistence Agreement in substantially the form attached hereto as Exhibit C.

“IP Title Corrective Actions” has the meanings set forth in Section 7.18.

“Judgment” means any order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any Governmental Entity or any arbitrator.

“Knowledge of Purchaser” and other phrases of like substance mean the knowledge of the individuals comprising the Purchaser Knowledge Group, after reasonable investigation and inquiry on the part of such individuals

“Knowledge of Seller” and other phrases of like substance mean the knowledge of the individuals comprising the Seller Knowledge Group, after reasonable investigation and inquiry on the part of such individuals.

“Leased Property” has the meaning set forth in Section 5.09.

“Liabilities” shall mean any and all Indebtedness, liabilities and obligations of any kind, whether accrued or fixed, known or unknown, absolute or contingent, or matured or unmatured.

“License Agreements” has the meaning set forth in Section 5.10(e).

“Licensee” shall mean each third-party licensee of Purchaser or, after the Closing, of any Brand Company, in each case, designated by Purchaser. As of the date hereof, Purchaser has designated FFL and Highlife Apparel LLC.

“Licensee 401(k) Plan” means the 401(k) Plan maintained by the applicable Licensee in effect as of the Closing Date in which the Transferred Employees will participate pursuant to Section 7.08(j) of this Agreement.

“Liens” has the meaning set forth in Section 4.04.

“Material Contracts” has the meaning set forth in Section 5.11(a).

“Material Registered Company Intellectual Property” means the registered U.S. Trademarks set forth on Schedule 1.01(e).

“Money Laundering Laws” has the meaning set forth in Section 5.19(b).

“Net Closing Cash Consideration” means an amount equal to (a) the Purchase Price, minus (b) the Adjustment Escrow Amount, minus (c) the Estimated Closing Indebtedness, plus (d) the Estimated Cash on Hand, minus (e) the Estimated Company Transaction Expenses.

“Net Deficit Amount” has the meaning set forth in Section 2.05(c)(ii).

“Net Overage Amount” has the meaning set forth in Section 2.05(c)(i).

“New Debt Commitment Letter” has the meaning set forth in Section 7.14(e).

“Notice Date” has the meaning set forth in Section 7.08(a).

“Objection Notice” has the meaning set forth in Section 2.06(b).

“Occurrence” shall mean any accident, happening or event that is caused or allegedly caused by any hazard or defect in manufacture, design, materials or workmanship including any failure or alleged failure to warn or any breach or alleged breach of express or implied warranties or representations with respect to a product manufactured, shipped, sold or delivered by or on behalf of any of the Brand Companies which results or is alleged to have resulted in injury or death to any Person or damage to or destruction of property (including damage to or destruction of the product itself).

“Organizational Documents” means, with respect to any particular Entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the articles or certificate of limited partnership; (d) if a limited liability company, the articles of organization or certificate of formation and operating agreement, limited liability company agreement, or company agreement; (e) if another type of Entity, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Entity; and (f) any amendment or supplement to any of the foregoing.

“Outside Date” has the meaning set forth in Section 9.01(b).

“Party” or “Parties” means Purchaser, Parent or Seller.

“Pay-Off Letters” has the meaning set forth in Section 8.02(d)(xii).

“Payroll Provider” means PayCom Payroll, LLC.

“Permit” means any permit, license, certificate, clearance, certification, registration, qualification, exemption or authorization issued or granted by any Governmental Entity or pursuant to any Applicable Law.

“Permitted Liens” means (a) Liens imposed by Applicable Law related to the sale, transfer, pledge or other disposition of securities, (b) Liens for Taxes not yet due and payable or for Taxes being contested in good faith through appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (c) purchase money Liens and Liens securing rental payments incurred in the ordinary course of business, (d) Real Estate Liens, (e) Liens set forth on Section 5.08 of the Disclosure Schedule, and (f) other Liens incurred in ordinary course of business and not incurred in connection with the borrowing of money, if any, which do not, individually or in the aggregate, materially impair the continued use and operation of any real property or tangible personal property of the Brand Companies to which they relate as currently used or operated.

“Person” means any individual, Entity or Governmental Entity.

“Post-Closing Period” means any taxable year or period that begins after the Closing Date and, in the case of any Straddle Period, the portion of such Straddle Period beginning immediately after the Closing Date.

“Pre-Closing Period” means any taxable year or period that ends on or before the Closing Date and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Closing Date.

“Proceeding” means any formal action, arbitration, claim, hearing, inquiry, investigation, litigation or suit (whether civil, criminal, administrative or judicial, whether public or private, at law or in equity) commenced, brought or conducted by or before any Governmental Entity or arbitrator.

“Purchase Price” has the meaning set forth in Section 2.02.

“Purchased Interests” has the meaning set forth in the Recitals.

“Purchaser” has the meaning set forth in the opening paragraph of this Agreement.

“Purchaser Knowledge Group” means each of the individuals set forth on Schedule 1.01(b).

“Purchaser Party” has the meaning set forth in Section 10.01.

“Real Estate Liens” has the meaning set forth in Section 5.09.

“Real Property Leases” has the meaning set forth in Section 5.09.

“Reception Services Agreement” means that certain Reception Services Agreement in substantially the form attached hereto as Exhibit G.

“Registered Company Intellectual Property” has the meaning set forth in Section 5.10(a).

“Related Party” means, with respect to any Person, (a) any officer, director or shareholder of such Person, and (b) any other Entity controlled, directly or indirectly, by one or more of such officer, director or shareholder.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

“Representation and Warranty Policy” means that certain buyer side representations and warranties insurance policy in favor of Purchaser issued by the Representation and Warranty Policy Insurer that is being conditionally bound as of the date hereof.

“Representation and Warranty Policy Insurer” means, collectively, the insurance under the Representation and Warranty Policy in accordance with their respective quota share percentage.

“Representative” means, with respect to any Person, such Person’s officers, directors, managers, executive employees, financial advisors, legal counsel, accountants, consultants, and other representatives and agents.

“SEC” means the Securities and Exchange Commission.

“Section 338(h)(10) Election” has the meaning set forth in Section 7.10(g).

“Securities Act” has the meaning set forth in Section 6.08.

“Seller” has the meaning set forth in the opening paragraph of this Agreement.

“Seller 401(k) Plan” means the Gaiam, Inc. 401(k) Plan.

“Seller Knowledge Group” means each of the individuals set forth on Schedule 1.01(b).

“Seller Party” has the meaning set forth in Section 10.02.

“Seller’s Portion of the Representation and Warranty Policy Premium Amount” means $2,246,357.

“Severance Amount” means $1,345,361; provided, however, if the Closing occurs after June 10, 2016, the Severance Amount shall be increased by the amount of increased severance that is due and payable to any Designated Employee due to such Designated Employee achieving an employment anniversary with any Brand Company following June 10, 2016.

“Shareholder Consent” means the written consent of the shareholders of Seller holding the requisite number of votes required to approve this Agreement and the transactions contemplated by this Agreement in accordance with Seller’s Organizational Documents and Applicable Law.

“Software” means any software, programs and databases in any form, including compilers, middleware, development tools, websites (including the content thereon), firmware, operating systems and specifications, platforms, interfaces, APIs, test specifications and scripts, source code and object code.

“Straddle Period” has the meaning set forth in Section 7.10(a).

“Sub-Basket” has the meaning set forth in Section 10.04(a).

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body, or, if there are no such voting interests, 50% or more of the Equity Securities of which is owned directly or indirectly by such first Person or by another subsidiary of such first Person.

“Superior Proposal” means any unsolicited bona fide written Alternative Transaction Proposal not attributable to or arising from a breach of Section 7.21 or to any material breach of any other provision of this Agreement, which the Board determines in good faith (after consultation with its outside legal counsel and an independent financial advisor of nationally recognized reputation), taking into account all legal, financial, regulatory, timing and other aspects of the Alternative Transaction Proposal (including financing and breakup fee provisions) and the Person making such Alternative Transaction Proposal: (a) is reasonably capable of being completed on substantially the same or superior terms and conditions as set forth in this Agreement; (b) to the extent financing is required, is supported by fully committed financing; (c) results in Seller receiving a purchase price of which the portion attributable to the Brand Business is at least five percent (5%) greater than the Purchase Price; and (d) is otherwise on terms that the Board has determined would be, if such Alternative Transaction is consummated, more favorable to the shareholders of Seller than the Contemplated Transactions; provided, however, that for purposes of this definition of “Superior Proposal,” the term Alternative Transaction Proposal shall have the meaning assigned to such term herein, except that the reference to “majority of either the voting power or economic value of the Equity Securities” in the definition of “Alternative Transaction Proposal”

shall be deemed to be a reference to “eighty percent (80%) or more of its total voting power or economic value”, and the reference to a “(x) all or substantially all of the consolidated assets of Seller, the Company and the Company Subsidiaries (which shall include the Brand Business) or (y) all or substantially all of the assets of the Brand Business, in each case” shall be deemed to be a reference to “all or substantially all of the consolidated assets of Seller, the Company and the Company Subsidiaries (which shall include the Brand Business)”.

“Survival Date” has the meaning set forth in Section 10.03(a).

“SVOD Rights Assignment Agreement” means that certain SVOD Rights Assignment Agreement, to be dated as of the Closing Date and attached hereto as Exhibit E.

“SVOD Rights Sub-License Agreement” means that certain SVOD Rights Sub-License Agreement, to be dated as of the Closing Date and attached hereto as Exhibit F.

“Tail Policy” has the meaning set forth in Section 7.09.

“Tax” means (a) all forms of foreign, federal, state or local income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, escheat, windfall profits, environmental, customs duties, estimated, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or added-on minimum tax or other tax of any kind whatsoever imposed, or required to be collected or withheld, including charges, together with any related interest, penalties or other additional amounts, and (b) any liability for items described in clause (a) of any Person under U.S. Treasury Regulations §1.1502-6 (or any similar provisions of state, local or foreign law) or as a transferee or successor, by contract, or otherwise.

“Tax Controversy” has the meaning set forth in Section 7.10(c).

“Tax Return” means any return, filing, report, claim, declaration, refund request, information statement or other document required to be filed, including any schedule, attachments or amendments that may be filed, for any taxable period with any Taxing Authority (whether or not a payment is required to be made with respect to such filing).

“Taxing Authority” means any Governmental Entity exercising any authority to impose, regulate or administer the imposition of Taxes.

“Termination Fee” has the meaning set forth in Section 9.04.

“Third Amendment and Assignment of Lease” means that certain Third Amendment to and Assignment and Assumption of Lease in substantially the form attached hereto as Exhibit H.

“Third Party Claim” has the meaning set forth in Section 10.07(a).

“Third Party Claim Notice” has the meaning set forth in Section 10.07(a).

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Transaction Expenses” means, with respect to any Person, all fees, costs and expenses (including all legal and attorneys’ fees and expenses, all fees and expenses payable to any broker, advisor or finder, and all fees and expenses of any audit firm or accountants) that have been incurred in connection with the Contemplated Transactions (including, the Shareholder Consent and the Information Statement) and, with respect to the Brand Companies, the Change of Control Payments, if any (including the employer portion of any Taxes relating to such payments).

“Transferred Employee Accrued PTO Amount” means all accrued but unpaid and unused paid time off for all Transferred Employees as of the Closing Date

“Transferred Employees” has the meaning set forth in Section 7.08(b).

“Transferred Liabilities” means the liabilities expressly retained by Seller pursuant to the terms of the Contribution Agreement.

“Transition Services Agreement” means that certain Transition Service Agreement in substantially the form attached hereto as Exhibit D.

“WARN Act” has the meaning set forth in Section 7.08(e).

“WARN Amount” means the aggregate amount, if any, to be paid to the Designated Employees terminated as of the Closing Date for the balance of the applicable WARN notice period, if such WARN notice period is less than sixty (60) calendar days.

“WARN Notice” has the meaning set forth in Section 7.08(e).

ARTICLE II

PURCHASE AND SALE

2.01 Purchase and Sale of Purchased Interests. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell, convey, transfer and assign to Purchaser at Closing, and Purchaser hereby agrees to purchase and acquire from Seller at Closing, all right, title and interest in and to the Purchased Interests, free and clear of all Liens (other than Liens imposed by Applicable Law related to the sale, transfer, pledge or other disposition of securities).

2.02 Purchase Price. Subject to (a) any adjustment made in accordance with Sections 2.05, and 2.06 and (b) any adjustment in accordance with Section 10.09, the purchase price for the Purchased Interests shall be an amount equal to One Hundred Forty-Five Million Seven Hundred Thousand Dollars ($145,700,000.00) (such amount, the “Purchase Price”) which shall be payable by Purchaser at Closing in accordance with Section 3.02.

2.03 Adjustment Escrow Account. At the Closing, a portion of the Purchase Price equal to the Adjustment Escrow Amount shall be deposited by Purchaser into an escrow account designated by the Escrow Agent (the account into which the Adjustment Escrow Amount is deposited being referred to herein as the “Adjustment Escrow Account”), in accordance with Section 3.02(a)(i), to be held in escrow by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement in substantially the form attached hereto as Exhibit B (the “Escrow Agreement”).

2.04 Closing Indebtedness. All of the Funded Indebtedness of the Brand Companies as of the Closing Date, if any, shall be repaid in full at Closing out of the Purchase Price in accordance with Section 3.02(a)(ii).

2.05 Purchase Price Adjustment.

(a) General. The Purchase Price shall be subject to adjustment at the Closing, and the Net Closing Cash Consideration shall be subject to adjustment following the Closing, in each case, in accordance with this Section 2.05 and Section 2.06.

(b) Closing Adjustment. As soon as practicable before the Closing, but in no event later than 5:00 p.m. (Mountain Time) on the date that is two Business Days prior to the Closing Date, Seller shall deliver to

Purchaser, (i) an estimated consolidated balance sheet of the Brand Companies as of the Closing Date, and (ii) a statement (the “Estimated Closing Statement”) setting forth in reasonable detail Seller’s (A) estimate of the Cash on Hand, if any, (such estimate, the “Estimated Cash on Hand”), (B) estimate of the Closing Indebtedness, if any (such estimate, the “Estimated Closing Indebtedness”), (C) estimate of the Company Transaction Expenses that have not been paid as of the Closing (such estimate, the “Estimated Company Transaction Expenses”), and (D) calculation of the Net Closing Cash Consideration based on the foregoing, in each case prepared by Seller in good faith in accordance with the Brand Companies’ historical practices and presented in a manner consistent with the illustrative example attached hereto as Schedule 2.05(b). In preparing the Estimated Closing Statement, Seller shall employ the same judgments, accounting methods, policies, practices, procedures, classifications or estimation methodologies employed by Seller and Purchaser in preparing Schedule 2.05(b).

(c) Post-Closing Adjustment. After the final calculation of Final Net Closing Cash Consideration (as determined pursuant to Section 2.06 below):

(i) If the Final Net Closing Cash Consideration minus the Net Closing Cash Consideration is greater than $0 (such difference, the “Net Overage Amount”), then, within three Business Days following the determination of the Final Net Closing Cash Consideration in accordance with Section 2.06, Purchaser shall deliver to Seller the Net Overage Amount by wire transfer of immediately available funds to the account or accounts designated by Seller, and Seller and Purchaser shall, subject to the final resolution of the purchase price adjustment pursuant to Section 2.05 of the Gaiam-FFL APA, deliver a joint instruction to the Escrow Agent to distribute all funds remaining in the Adjustment Escrow Account to Seller by wire transfer of immediately available funds to the account or accounts designated by Seller; and

(ii) If the Final Net Closing Cash Consideration minus the Net Closing Cash Consideration is less than $0 (such difference a “Net Deficit Amount”), then, within three (3) Business Days following the determination of the Final Net Closing Cash Consideration in accordance with Section 2.06, Seller and Purchaser shall deliver a joint instruction to the Escrow Agent to distribute from the Adjustment Escrow Account, (A) to Purchaser the Net Deficit Amount by wire transfer of immediately available funds to the account or accounts designated by Purchaser, and (B) subject to the final resolution of the purchase price adjustment pursuant to Section 2.05 of the Gaiam-FFL APA, to Seller any funds remaining in the Adjustment Escrow Account by wire transfer of immediately available funds to the account or accounts designated by Seller; provided, however, that in no event shall the amount payable by Seller under this Section 2.05(c)(ii), if any, exceed the Adjustment Escrow Amount.

(d) Acknowledgement. The Parties agree that the purpose of determining the Closing Indebtedness, the Cash on Hand, the Company Transaction Expenses, and the Final Net Closing Cash Consideration pursuant to Section 2.06 is to correct for any differences between the amounts of the foregoing as set forth on the Estimated Closing Statement and the actual amounts thereof as of the Closing Date, and the adjustment procedures set forth in this Section 2.05 and Section 2.06 are not intended to permit the introduction of new or different judgments, accounting methods, policies, practices, procedures, classifications, or estimation methodologies for the purpose of determining the Final Net Closing Cash Consideration or the components thereof. For the avoidance of doubt, Seller acknowledges and agrees that any payments to be made by Seller pursuant to Section 2.05(c) or Section 2.06(c) shall not constitute an indemnification payment or a claim for indemnification under Article X, and shall not be subject to or affect any limitations set forth therein. Purchaser further acknowledges and agrees that that the calculation of Final Net Closing Cash Consideration shall be made in accordance with this Section 2.05 and Section 2.06, and shall not take into account any breach of Seller’s representations, warranties or covenants hereunder which, for the avoidance of doubt, shall be addressed as claims for indemnification under Article X.

2.06 Purchase Price Adjustment Procedures.

(a) Preparation of Closing Balance Sheet. As promptly as practicable, but no later than 5:00 p.m. (Mountain Time) on the 75th day after the Closing Date or such later date as Purchaser and Seller agree in writing, Purchaser will prepare or cause to be prepared a consolidated balance sheet of the Brand Companies as of the Closing Date (the “Closing Balance Sheet”), prepared in accordance with the Brand Companies’ historical practices and presented in a manner consistent with Schedule 2.05(b) to be delivered to Seller, together with a statement (the “Closing Statement”) setting forth in reasonable detail Purchaser’s calculation of (i) the Cash on Hand, (ii) the Closing Indebtedness, (iii) the Company Transaction Expenses that were not paid as of the Closing, in each case, prepared by Purchaser in good faith in accordance with the Brand Companies’ historical practices and presented in a manner consistent with the pro forma example attached hereto as Schedule 2.05(b), and (iv) the Final Net Closing Cash Consideration based on the foregoing. In the event that Purchaser does not deliver the Closing Balance Sheet and the Closing Statement within such 75-day period, Purchaser shall be conclusively deemed to have accepted the Estimated Cash on Hand, the Estimated Closing Indebtedness and the Estimated Company Transaction Expenses as the Cash on Hand, the Closing Indebtedness, and the Company Transaction Expenses, respectively. Purchaser acknowledges and agrees that, for the purposes of Seller’s review of the Closing Balance Sheet delivered by Purchaser pursuant to this Section 2.06(a), Purchaser shall afford, and shall cause the Company to afford, Seller commercially reasonable access during normal business hours to the books and records (other than privileged documents) of Purchaser, the Brand Companies and their respective Representatives.

(b) Disagreement by Seller. If Seller disagrees with Purchaser’s calculation of the Cash on Hand, the Closing Indebtedness and/or the Company Transaction Expenses as set forth on the Closing Statement, Seller may, within 20 days after receipt of the Closing Balance Sheet and the Closing Statement, deliver a notice to Purchaser disagreeing with such calculation(s) and setting forth in reasonable detail Seller’s (i) objection(s) to such calculation(s) of the Cash on Hand, the Closing Indebtedness, and/or the Company Transaction Expenses as set forth on the Closing Statement, and (ii) calculation(s) thereof and of the Final Net Closing Cash Consideration (an “Objection Notice”). Any Objection Notice shall specify those items or amounts as to which Seller disagrees (the “Disputed Items”). If Seller fails to deliver an Objection Notice during such 20-day period, the Cash on Hand, the Closing Indebtedness, and the Company Transaction Expenses determined by Purchaser and delivered to Seller in accordance with Section 2.06(a) shall be deemed final, binding, and conclusive for purposes of this Agreement.

(c) Dispute Resolution.

(i) If an Objection Notice shall have been timely delivered by Seller to Purchaser pursuant to Section 2.06(b), Seller and Purchaser shall, during the 10 days following such delivery, use commercially reasonable efforts to reach agreement on the Disputed Items in order to determine the Cash on Hand, the Closing Indebtedness, and/or the Company Transaction Expenses (in each case, to the extent disputed in the Objection Notice); provided, that the amount of any agreed upon Disputed Item shall fall between (or be equal to either) Purchaser’s calculation thereof delivered pursuant to Section 2.06(a) and Seller’s calculation thereof delivered pursuant to Section 2.06(b). If, during such 10-day period, Seller and Purchaser agree as to any Disputed Item, then Seller and Purchaser shall execute a written acknowledgement of the amount of such Disputed Item and any Disputed Item so agreed upon shall be deemed final, binding, and conclusive for purposes of this Agreement. If, during such period, Seller and Purchaser are unable to reach agreement on all Disputed Items, then the Disputed Items that remain in dispute shall be resolved by KPMG LLP or, if such firm is conflicted or declines to act in such capacity by the office of such other nationally recognized major firm of independent accountants having no material relationship with any Party and reasonably acceptable to both Seller and Purchaser (the “Accounting Referee”).

(ii) Within 15 days of the retention of the Accounting Referee, Purchaser and Seller shall jointly submit the matter to the Accounting Referee and instruct the Accounting Referee that it (A) shall act as an expert in accounting, and not as an arbitrator, to resolve, in accordance with the Brand Companies’ historical practices and presented in a manner consistent with Schedule 2.05(b), only the Disputed Items that remain in dispute; (B) shall adjust the calculation(s) of the Cash on Hand, the Closing Indebtedness, and/or the Company Transaction Expenses based thereon to reflect such resolution; (C) shall determine the amount of any Disputed

Item to be an amount that falls between (or is equal to either) Purchaser’s calculation thereof delivered pursuant to Section 2.06(a) and Seller’s calculation thereof delivered pursuant to Section 2.06(b); and (D) shall deliver to Purchaser and Seller a written decision as promptly as practicable and in any event within 30 days following the submission of the remaining Disputed Items to the Accounting Referee for resolution. The Accounting Referee shall deliver to Purchaser and Seller, as promptly as practicable, a report setting forth such calculation. The Parties acknowledge and agree that, if any Disputed Item is submitted to the Accounting Referee pursuant to this Section 2.06(c), the Cash on Hand, the Closing Indebtedness, and/or the Company Transaction Expenses, as determined by the Accounting Referee, shall be, absent manifest error, final, binding, and conclusive for purposes of this Agreement.

(iii) If requested by the Accounting Referee, Purchaser and Seller agree to execute a reasonable engagement letter. The cost of such review and report (including any retainer) shall be borne (A) by Purchaser if Seller’s calculation of the Final Net Closing Cash Consideration (based on Seller’s position with respect to the Disputed Items submitted to the Accounting Referee) is closer to the Final Net Closing Cash Consideration calculated by the Accounting Referee (based on the Accounting Referee’s determination of such Disputed Items), (B) from the Adjustment Escrow Account, if Purchaser’s calculation of the Final Net Closing Cash Consideration (based on Purchaser’s position with respect to the Disputed Items submitted to the Accounting Referee) is closer to the Final Net Closing Cash Consideration calculated by the Accounting Referee (based on the Accounting Referee’s determination of such Disputed Items), and (C) otherwise equally by Purchaser and from the Adjustment Escrow Account. However, initially, any retainer charged by the Accounting Referee shall be paid 50% by Purchaser and 50% from the Adjustment Escrow Account.

(d) Cooperation. Seller and Purchaser will reasonably cooperate and assist as requested in the preparation of the Closing Balance Sheet and the calculations of the Cash on Hand, the Closing Indebtedness, and the Company Transaction Expenses and in the conduct of the audits and reviews referred to in this Section 2.06, including the making available to the extent necessary of books, records, work papers, and personnel.

2.07 Withholding. Purchaser shall be permitted to withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be withheld with respect to the making of such payment under Applicable Law (e.g., the applicable payroll Taxes for which the applicable Brand Company will be liable), and shall duly remit any amounts withheld to the proper Governmental Entity. Such withheld and remitted amounts shall be treated for all purposes of this Agreement as having been paid to Seller.

ARTICLE III

CLOSING

3.01 Closing Date. Subject to the fulfillment of the conditions precedent specified in Sections 8.01, 8.02 and 8.03, the purchase and sale of the Purchased Interests shall be consummated by the exchange of signatures by facsimile or other electronic transmission or, if such exchange is not practicable, at a closing (the “Closing”) to be held at the offices of Brownstein Hyatt Farber Schreck, LLP, 410 Seventeenth Street, Suite 220, Denver, Colorado 80202 at 10:00 a.m. (Mountain Time) within three Business Days following the satisfaction or waiver of the conditions precedent set forth in Sections 8.01, 8.02 and 8.03, or on such other date or at such other location as Seller and Purchaser shall mutually agree; provided, however, that in no event shall the Closing occur prior to the 45th day following the date hereof (such date on which the Closing occurs, the “Closing Date”).

3.02 Deliveries at Closing. Subject to the terms and conditions of this Agreement, at the Closing, the following Persons shall deliver or cause to be delivered the following:

(a) Purchaser shall deliver the Purchase Price as follows:

(i) Purchaser shall deliver the Adjustment Escrow Amount to the Escrow Agent by wire transfer of immediately available funds for deposit in the Adjustment Escrow Account in accordance with the terms of the Escrow Agreement;

(ii) Purchaser shall repay, on behalf of the Brand Companies, the Funded Indebtedness outstanding as of the Closing, by wire transfer to the holder(s) thereof, in accordance with the Pay-Off Letters;

(iii) Purchaser shall pay, on behalf of the Brand Companies, the Company Transaction Expenses (other than the Change of Control Payments which are addressed below) not paid by Seller prior to the Closing by wire transfer to the payees thereof, in accordance with the invoices delivered pursuant to Section 8.02(d)(xiii);

(iv) Purchaser shall deliver, on behalf of the Brand Companies, an amount equal to the aggregate amount of Change of Control Payments by wire transfer of immediately available funds directly to the Payroll Provider for payment through a special payroll on the Closing Date (subject to withholding for Taxes, which amounts shall be paid to the Company for disbursement to the applicable taxing authority); and

(v) Purchaser shall deliver to Seller the Net Closing Cash Consideration by wire transfer of immediately available funds to an account or accounts designated by Seller (such designation to occur no less than two Business Days prior to the Closing).

(b) Purchaser shall deliver, or cause to be delivered, to Seller the deliveries set forth in Section 8.03(c) and Section 8.03(d).

(c) Seller shall deliver, or cause to be delivered, to Purchaser the deliveries set forth in Section 8.02(d).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO SELLER

Seller hereby represents and warrants to Purchaser, except as set forth in the disclosure schedule delivered by Seller to Purchaser on the date hereof (as modified, amended and supplemented, the “Disclosure Schedule”), as follows:

4.01 Organization. Seller is a corporation duly incorporated and is validly existing and in good standing under the laws of the State of Colorado.

4.02 Authority; Execution and Delivery; Enforceability.

(a) Seller has the requisite power and authority to execute and deliver this Agreement and the Collateral Agreements to which Seller is or will be a party, to perform its obligations hereunder and thereunder and, subject to obtaining the Shareholder Consent, to consummate the Contemplated Transactions.

(b) The execution, delivery and performance by Seller of this Agreement and the Collateral Agreements to which Seller is or will be a party, and the consummation by Seller of the Contemplated Transactions, have been duly authorized by all necessary action on the part of Seller, and, subject to obtaining the Shareholder Consent, no other action on the part of Seller is or will be necessary to authorize the execution, delivery and performance of this Agreement and the Collateral Agreements to which Seller is or will be a party and the Contemplated Transactions. This Agreement has been, and each of the Collateral Agreements to which Seller is a party will be, duly executed and delivered by Seller.

(c) This Agreement constitutes, and each of the Collateral Agreements to which Seller is a party will constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

(d) The Board, by resolutions duly adopted by vote at a meeting of the Board duly called and held at which a quorum was present, has (i) determined that this Agreement and the Contemplated Transactions are advisable and in the best interests of Seller and its shareholders, (ii) authorized, adopted and approved the execution, delivery and performance of this Agreement and the Contemplated Transactions, (iii) approved and declared advisable this Agreement and the Contemplated Transactions, and (iv) resolved to recommend that the shareholders of Seller adopt and approve the consummation of the Contemplated Transactions, and such resolutions have not been rescinded, withdrawn or modified in any way as of the date hereof.

4.03 Noncontravention.

(a) Neither the execution and delivery of any of this Agreement or the Collateral Agreements to which Seller is or will be a party, nor the consummation or performance of any of the Contemplated Transactions, will, subject to obtaining the Shareholder Consent, (i) in any material respect contravene, conflict with or result in a violation of any Applicable Law or any Judgment to which Seller is subject or by which any of its properties or assets are bound, assuming that all filings and notifications in accordance with the HSR Act have been made and the applicable waiting period has expired or been terminated; (ii) in any material respect contravene, conflict with or result in a breach of, or constitute a default under, or result in the acceleration of any obligation or loss of any benefits under, the provisions of any material Contract to which Seller is subject or by which any of its properties or assets are bound; (iii) result in the loss of use or diminishment in any material respect of any rights of any of the Brand Companies to use any Material Registered Company Intellectual Property; or (iv) contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Seller.

(b) Neither Seller nor any of its Affiliates owns an interest in any Person which reasonably could be expected to cause a Governmental Entity to seek to prevent or materially impair or delay the consummation of the Contemplated Transactions pursuant to the HSR Act.

4.04 Title to Purchased Interests. Seller is the record and beneficial owner of the Purchased Interests set forth on Section 4.04 of the Disclosure Schedule, and holds good and valid title to such Purchased Interests free and clear of any and all mortgages, security interests, charges, easements, rights, options, claims, restrictions, encumbrances, encroachments, indentures, deeds of trust, title irregularities, licenses or leases to third parties, or other liens or limitations of any kind (collectively, “Liens”), other than Permitted Liens. As of the Closing Date, Seller has the sole power and authority to sell, transfer, assign and deliver the Purchased Interests as provided in this Agreement, and such delivery will convey to Purchaser good and valid title to the Purchased Interests, free and clear of any and all Liens (other than Liens imposed by Applicable Law related to the sale, transfer, pledge or other disposition of securities). Seller is not a party to any voting trust or other voting agreement with respect to any of the Purchased Interests or to any agreement relating to the issuance, sale, redemption transfer or other disposition of the Purchased Interests.

4.05 Judgments. There is no outstanding Judgment to which Seller is a party or is subject that prohibits or impairs the consummation of the Contemplated Transactions by Seller.

4.06 Solvency. As of the Closing and immediately after consummating the Contemplated Transactions, Seller will not (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair salable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (b) have unreasonably small capital with which to engage in its business, or (c) have incurred debts beyond its ability to repay such debts as they become absolute and matured.

4.07 Brokers. Other than the Banker, Seller has not retained any Person to act as a broker or agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Contemplated Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES RELATING TO THE BRAND COMPANIES

Seller hereby represents and warrants to Purchaser, except as set forth in the Disclosure Schedule, as follows:

5.01 Organization and Standing. Each Brand Company is an Entity duly formed or organized and validly existing and in good standing under the laws of the jurisdiction of its formation or organization, as set forth on Section 5.01 of the Disclosure Schedule. Each Brand Company has the requisite power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, except where the failure to have such power and authority has not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, each Brand Company is duly qualified and in good standing to do business as a foreign Entity in each jurisdiction in which such qualification to carry on its business as presently conducted, and to hold its properties and assets, is necessary. Seller has made available to Purchaser accurate and complete copies of the Organizational Documents of each Brand Company.

5.02 Capitalization.

(a) Section 5.02(a) of the Disclosure Schedule accurately and completely sets forth for each Brand Company (i) each class and series of Equity Securities, (ii) the aggregate number of shares of each such class and series of Equity Securities that are authorized for issuance, (iii) the aggregate number of shares of each such class and series of Equity Securities that are outstanding, and (iv) a list of the names of each record and beneficial owner of such Equity Securities, and opposite the name of each such owner, the number, class, and series of Equity Securities owned by each such owner. Except for the outstanding Equity Securities set forth on Section 5.02(a) of the Disclosure Schedule, there are no Equity Securities of any of the Brand Companies that are issued, reserved for issuance or outstanding. There are no accrued but unpaid dividends in respect of any Equity Securities of any of the Brand Companies. No shares of capital stock are held in treasury by the Brand Companies. All outstanding shares of capital stock of the Brand Companies are duly authorized and at the time of issuance were validly issued, fully paid and nonassessable and are not subject to, issued or held in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under Applicable Law or the Organizational Documents of the Brand Companies.

(b) None of the Brand Companies are a party to any outstanding or authorized option, warrant, right (including any preemptive right), subscription, claim of any character, agreement, obligation, convertible or exchangeable securities, or other commitments contingent or otherwise, relating to the Equity Securities of such Brand Companies, pursuant to which any of the Brand Companies are or may become obligated to issue, deliver or sell or cause to be issued, delivered or sold, Equity Securities of the Brand Companies. There is no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Equity Securities of any of the Brand Companies.

(c) The Company has good and valid title to all of the outstanding Equity Securities of the Company Subsidiaries, in each case free and clear of all Liens (other than Liens imposed by Applicable Law related to the sale, transfer, pledge or other disposition of securities).

(d) None of the Brand Companies owns, directly or indirectly, any Equity Securities in any Entity, other than the Company Subsidiaries set forth on Section 5.02(a) of the Disclosure Schedule.

(e) There are no restrictions of any kind that prevent the payment of dividends or other distributions by any of the Brand Companies, other than those imposed by Applicable Law.

5.03 Authority; Execution and Delivery; Enforceability.

(a) Each Brand Company has the requisite power and authority to execute and deliver the Collateral Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions.

(b) The execution, delivery and performance by each Brand Company of the Collateral Agreements to which it is or will be a party and the consummation by such Brand Company of the Contemplated Transactions, have been duly authorized by all necessary corporate action on the part of such Brand Company, and no other action on the part of such Brand Company is or will be necessary to authorize the execution, delivery and performance of the Collateral Agreements to which it is or will be a party and the Contemplated Transactions.

(c) The Collateral Agreements to which each Brand Company is or will be a party will be duly executed and delivered by such Brand Company. The Collateral Agreements to which each Brand Company is or will be a party will constitute the legal, valid and binding obligation of such Brand Company, enforceable against it in accordance with their terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

5.04 Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation or performance of any of the Contemplated Transactions, will (a) in any material respect contravene, conflict with or result in a violation of any Applicable Law or any Judgment to which any Brand Company is subject or by which any of its properties or assets are bound, assuming that all filings and notifications in accordance with the HSR Act have been made and the applicable waiting period has expired or been terminated; (b) contravene, conflict with or result in a breach of, or constitute a default under, or result in the acceleration of any obligation or loss of any benefits under, the provisions of any Material Contract or any material Permit of any Brand Company; (c) result in the loss of use or diminishment of any rights of any of the Brand Companies to use any Material Registered Company Intellectual Property; (d) contravene, conflict with or result in a violation of any of the provisions of any of the Organizational Documents of each Brand Company; or (e) result in the creation of any Lien upon or with respect to any of the properties or assets of the Brand Companies.

5.05 Financial Statements. Attached to Section 5.05 of the Disclosure Schedule are accurate and complete copies of the following pro forma financial statements (collectively, the “Financial Statements”): (i) the unaudited consolidated balance sheet of the Brand Companies for the fiscal year ended December 31, 2014, and related unaudited consolidated statement of operations of the Brand Companies for the fiscal year then ended, and (ii) the unaudited consolidated balance sheet of the Brand Companies for the 12 months ended December 31, 2015 (the “Interim Balance Sheet”), and the related unaudited consolidated statement of operations of the Brand Companies for such period. The Financial Statements have been derived from the consolidated books and records of Seller which are prepared in accordance with GAAP applied on a consistent basis. The Financial Statements have been prepared in accordance with the Brand Companies’ historical practices and fairly present, in all material respects, the financial position, and results of operations of the Brand Companies as of the respective dates thereof and for the respective periods indicated therein, in each case in the aggregate, subject to the pro forma adjustments and the elimination of inter-company accounts. The Financial Statements include an allocation or invoicing of certain expenses to Seller and certain of its Subsidiaries, including, among others, general corporate expenses related to finance, legal, information technology, human resources, compliance, shared services, insurance, employee benefits and incentives, and stock-based compensation. Purchaser acknowledges that these expenses have been allocated or invoiced to Seller or certain of its Subsidiaries on the basis of direct usage when identifiable, with the remainder allocated on a basis of operating income, headcount, or square footage. Purchaser further acknowledges that actual costs that would have been incurred if the Brand Companies had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure and that Seller is not making any representations with respect to these actual costs or their allocations.

5.06 No Undisclosed Liabilities.

(a) No Brand Company has any claims or Liabilities of any nature, other than Liabilities (i) specifically identified on the Interim Balance Sheet, (ii) incurred by such Brand Company in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date, (iii) relating to the performance under Material Contracts that have not yet been fully performed and under which such Brand Company is not in breach or default (without giving effect to any grace period or requirement with respect to the giving of notice contained therein), (iv) incurred by any Brand Company in connection with the Contemplated Transactions and satisfied on or prior to the Closing Date, (v) as set forth in Section 5.06 of the Disclosure Schedule, or (vi) less than $50,000 individually and $250,000 in the aggregate. None of the Brand Companies is a party to, or has any commitment to become a party to, any off balance sheet arrangement, including any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S K promulgated by the Securities and Exchange Commission).

(b) There are no pending claims and, to the Knowledge of Seller, no facts that would reasonably entitle any director or officer of Seller or the Brand Companies to indemnification by any of the Brand Companies under Applicable Law, the Organizational Documents of any Brand Company, any Brand Insurance Policies, or any indemnity agreements of any Brand Company or similar agreements to which any Brand Company is a party or by which any of its properties or assets is or may be bound.

5.07 Absence of Changes or Events. Since the Interim Balance Sheet Date, each Brand Company has (and Seller, in so far as it operated any aspect of the Brand Business or owned any asset constituting a Contributed Asset prior to the date hereof, has) (i) conducted its business in the ordinary course consistent with past practice, and there has not occurred any change, effect, event, condition or circumstance that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Company Material Adverse Effect, (ii) used its commercially reasonable efforts to preserve intact its business organization and goodwill and relationships with customers, suppliers, licensors, licensees, distributors, Governmental Entities, and other third parties and to keep available the services of its current officers and employees, and (iii) used its commercially reasonable efforts to protect its Intellectual Property, and to avoid infringing, violating or misappropriating any Intellectual Property of any third party (assuming that the practices, customs, actions and omissions in effect on or taken prior to the Interim Balance Sheet Date were sufficient to avoid the same). Since the Interim Balance Sheet Date, except in the ordinary course of business consistent with past practice or as would not be material and adverse to the Brand Companies:

(a) none of the Brand Companies has sold, leased, transferred, or assigned any of its assets, tangible or intangible, to a third party for more than $100,000 or caused or permitted to exist any Lien (other than Permitted Liens) on any of its assets, including Company Intellectual Property;

(b) none of the Brand Companies has acquired by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(c) none of the Brand Companies has entered into any Contract outside of the ordinary course of business requiring aggregate expenditures of more than $50,000;

(d) none of the Brand Companies has made or committed to make any capital expenditure in excess of $50,000, individually, or $150,000, in the aggregate, outside of the ordinary course of business;

(e) none of the Brand Companies has issued, created, incurred, assumed, or guaranteed any Indebtedness involving more than $50,000;

(f) none of the Brand Companies has changed any of its payment policies with landlords, vendors, suppliers or other creditors or collection policies with respect to customers;

(g) none of the Brand Companies has amended its Organizational Documents;

(h) none of the Brand Companies has issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock other than in connection with the Contribution;

(i) other than in accordance with the Brand Companies’ Organizational Documents, none of the Brand Companies has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(j) none of the Brand Companies has experienced any damage, destruction, or loss (whether or not covered by insurance) to its property in excess of $250,000;

(k) none of the Brand Companies has granted any increase in the base compensation or wages of any of its directors or officers or employees outside of the ordinary course of business;

(l) none of the Brand Companies has (1) made, revoked or amended any Tax election, changed any accounting method for Tax purposes, filed any Tax Return outside the ordinary course of business or amended any Tax Return, (2) settled any claim for Taxes or entered into any Tax sharing or similar, contract, or (3) surrendered any right to claim a refund of Taxes;

(m) none of the Brand Companies has settled or compromised any dispute, claim or assessment regarding a Tax liability in excess of $50,000;

(n) none of the Brand Companies has discharged or settled any Proceeding or Liability, other than respect to any of the matters set forth in Section 5.14 of the Disclosure Schedule;

(o) none of the Brand Companies has made any change in its accounting methods or principles except as required by or in a manner consistent with GAAP and Applicable Laws;

(p) none of the Brand Companies has sold, transferred, leased, abandoned, cancelled, licensed or otherwise disposed of any Company Intellectual Property, other than (i) non-exclusive licenses to customers granted in the ordinary course of business consistent with past practice, (ii) to other Brand Companies, and (iii) pursuant to the Contribution Agreement or the Gaia Agreements; and

(q) other than as set forth above, none of the Brand Companies has entered into or agreed to enter into any Contract relating to any of the foregoing.

5.08 Certain Assets. Other than with respect to real property or interests in real property, such matters being the subject of Section 5.09, and Intellectual Property, such matters being the subject of Section 5.10, each Brand Company has good and marketable title to, or in the case of leased assets, a valid and enforceable leasehold interests in all tangible and intangible personal property and assets reflected in the Financial Statements or thereafter acquired (except for properties and assets disposed of in the ordinary course of business, consistent with past practice). Except for Permitted Liens (including those set forth in Section 5.08 of the Disclosure Schedule), all of such owned assets are owned, and such leased assets are leased, free and clear of all Liens. Except as set forth in the Collateral Agreements, none of Seller or any of its Affiliates (other than the Brand Companies) possesses, or has a right to use, any tangible or intangible personal properties and assets owned or leased by the Brand Companies. All of the tangible personal property used in the Brand Business is in good operating condition (ordinary wear and tear excepted) and is adequate and suitable for the purpose for which it is presently being used.

5.09 Real Property. Section 5.09 of the Disclosure Schedule sets forth an accurate and complete list of all real property in which any Brand Company has a leasehold interest (each, a “Leased Property”), the address of the Leased Property and the amount of the lease payment for the each period with respect to which such amount is due. Seller has made available to Purchaser true, complete and correct copies of all real property leases relating to the Leased Property (collectively, the “Real Property Leases”), including all amendments thereto. No Brand Company holds fee title to any real property. Each Brand Company has good and valid title to the leasehold estates in all Leased Property, in each case free and clear of all Liens, except for: (a) the following Liens (collectively, “Real Estate Liens”): (i) easements, covenants, rights-of-way and other similar restrictions of record, (ii) zoning, building and other similar restrictions, (iii) Liens that have been placed by any developer, landlord or other third party on property over which any Brand Company has easement rights or on any Leased Property and subordination or similar agreements relating thereto and (iv) unrecorded easements, covenants, rights-of-way and other similar restrictions; or (b) any Permitted Lien. None of the Brand Companies is in default under any Real Property Lease, and, to the Knowledge of Seller, no other party to any such Real Property Lease is in default thereunder, with or without the giving of notice, the lapse of time or both. Since January 1, 2014, no party to any Real Property Lease has exercised any option or right to (1) terminate such Real Property Lease prior to the end of the term thereof, (2) lease additional premises pursuant to such Real Property Lease, (3) reduce or relocate the premises demised by such Real Property Lease or (4) purchase any real property pursuant to such Real Property Lease.

5.10 Intellectual Property.

(a) All Intellectual Property owned by the Brand Companies that is the subject of a patent or registration for protection under Applicable Law, or a pending application for such a patent or registration, is set forth in Section 5.10(a) of the Disclosure Schedule (“Registered Company Intellectual Property”). To the extent indicated as “Registered” on Section 5.10(a) of the Disclosure Schedule, the Intellectual Property contained therein has been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Copyright Office, a duly accredited and appropriate domain name registrar, or the appropriate Governmental Entity of other jurisdictions (foreign and domestic). To the extent indicated as “Registered” on Section 5.10(a) of the Disclosure Schedule, all Registered Company Intellectual Property is valid, subsisting and enforceable. There are no actions that must be taken or payments that must be made by the Brand Companies within ninety (90) days following the date hereof that, if not taken, will materially and adversely affect any of the Registered Company Intellectual Property.

(b) The Brand Companies own, free and clear of all Liens (other than (i) the Permitted Liens, and (ii) non-exclusive licenses granted in the ordinary course of business consistent with past practice), all Material Registered Company Intellectual Property.

(c) The Brand Companies own, free and clear of all Liens, all Registered Company Intellectual Property. No Related Party or Affiliate of the Company which is not also a Brand Company (i) owns any Company Intellectual Property, or (ii) has any right to use any Company Intellectual Property; provided that, the foregoing subsection (ii) shall not apply to the rights to use any Company Intellectual Property that are granted to Gaia, Inc. pursuant to the Gaia Agreements.

(d) No Company Intellectual Property has been found to be invalid or unenforceable under Applicable Law. Neither the Company Intellectual Property (including any use thereof) nor the conduct of the Brand Business (including any of its products and services) infringes upon or misappropriates the valid Intellectual Property of any Person. The Company Intellectual Property is not subject to any pending Proceeding by any Person which Proceeding is currently ongoing, and no Proceeding has been threatened in writing in the last three (3) years. No Person is infringing or misappropriating any Company Intellectual Property in any material respect. Without limiting the foregoing, as of the date hereof, neither Seller nor any Brand Companies has received in the past three years any notice or claim (including threats or offers to license and cease and desist communications) from any Person challenging the right of any of the Brand Companies, or any of their respective manufacturers, contractors or licensees to use any of the Company Intellectual Property.

(e) Section 5.10(e) of the Disclosure Schedule sets forth an accurate and complete list of all Contracts under which any Brand Company has (i) acquired or obtained, or has been licensed or otherwise granted, any license, permission or other right to utilize any Intellectual Property that is owned by a Person other than Seller or the Brand Companies pursuant to which any Brand Company paid, or is obligated to pay, in excess of $100,000 annually (collectively, the “License Agreements”); or (ii) licensed or otherwise granted any Person any license, permission or other right to utilize any Material Registered Company Intellectual Property other than non-exclusive licenses granted to customers and digital partners in the ordinary course of business consistent with past practice. Each Contract set forth on Section 5.10(e) of the Disclosure Schedule is binding against the applicable Brand Company and, to the Knowledge of Seller, against the other party thereto.

(f) The Brand Companies own or possess a license to use all Intellectual Property that is necessary and sufficient for the operation of the Brand Business as currently conducted and will continue to do so immediately following the Closing.

(g) With respect to any and all services rendered by (i) the employees of Seller or any of the Brand Companies within the scope of their employment or (ii) all independent contractors engaged by Seller or any of the Brand Companies prior to the date hereof within the scope of their engagement, Seller and the Brand Companies are the sole and exclusive owners of all of the results and proceeds of such services (including all developments, contributions and creations relating to Company Intellectual Property, and any materials embodying, disclosing or constituting the same), by operation of law or by valid assignment; and insofar as those employees and independent contractors are concerned, Seller and the Brand Companies have complete, unencumbered and unrestricted ownership of and rights to use and exploit all such results and proceeds, throughout the world and in perpetuity.

(h) To the extent that any of the Brand Companies has sold, transferred, leased, licensed or otherwise disposed of any Company Intellectual Property to Gaia, Inc. pursuant to the Affiliate Agreements or the Gaia Agreements, except as set forth in the Gaia Agreements, such Company Intellectual Property (i) is not used, directly or indirectly, by any of the Brand Companies, or (ii) has been licensed back for use by the applicable Brand Companies consistent with their use prior to such sale, transfer, lease, license or other disposition.

(i) Gaiam Americas has all necessary rights to (i) assign the rights provided for in the SVOD Rights Assignment Agreement and (ii) grant the sublicenses provided for in the SVOD Rights Sub-License Agreement, respectively, and doing so will not breach any agreement between Gaiam Americas and any other Person.

(j) Except as set forth in Section 5.10(j) of the Disclosure Schedule, none of the Brand Companies are a party to any Contract pursuant to which a Brand Company has (i) the right to use or exploit (A) the services, name and/or likeness of any individual (including, without limitation, audio and/or audiovisual recordings embodying the performances of any yoga and/or fitness talent) or (B) Intellectual Property owned by a Person other than Seller or the Brand Companies and (ii) an obligation to pay advances, minimum guarantees or any other payment which is not contingent on sales, but in each case, excluding (y) royalty payment obligations, which are contingent on sales, and (z) the Gaia Agreements.

5.11 Material Contracts.

(a) Section 5.11(a) of the Disclosure Schedule sets forth an accurate and complete list of each of the following Contracts to which any Brand Company is a party or by which any such Brand Company and its properties and assets are bound (together with all Contracts under which any Brand Company has (x) acquired or obtained, or has or has been licensed or otherwise granted, any license, permission or other right to utilize any Intellectual Property that is owned by a Person other than Seller or the Brand Companies or (y) licensed or otherwise granted any Person any license, permission or other right to utilize any Material Registered Company Intellectual Property, including the License Agreements, collectively, the “Material Contracts”):

(i) Contracts with a customer of any Brand Company that generated net revenue for the Company in excess of $1,000,000 during the 12-month period ended December 31, 2015;

(ii) Contracts pursuant to which any Brand Company paid to any supplier, vendor or similar Person in excess of $1,000,000 during the 12-month period ended December 31, 2015;

(iii) Contracts relating to the rental or use of tangible personal property, equipment, vehicles, other personal property or fixtures, except for any Contract individually involving payment of annual rental sums less than $150,000 annually;

(iv) Contracts pursuant to which any Brand Company is bound by any (A) covenant not to compete with any Person or in any geographical area, (B) covenant not to engage in a specific line of business, (C) covenant not to use, exploit or enforce any Company Intellectual Property in any capacity;

(v) Contracts pursuant to which any Brand Company has incurred any Indebtedness in excess of $50,000 or granted a Lien (other than Permitted Liens) on any property or asset of any Brand Company;

(vi) Contracts relating to any joint venture, partnership, strategic alliance, shareholders’ agreement, co-marketing, co-promotion, co-packaging, joint development or similar arrangement pursuant to which any Brand Company either receives or makes payments in excess of $50,000 annually;

(vii) Contracts for the employment, hire or retention of any officer, employee, consultant, or independent contractor of any Brand Company (on a full-time or part-time basis) (A) for which such Brand Company is obligated as of the date of this Agreement to make payments in excess of $100,000 annually or (B) providing for the payment of cash or other compensation or benefits upon the consummation of the Contemplated Transactions;

(viii) Contracts involving any resolution or settlement of any actual or threatened Proceeding which involve (A) payments in excess of $150,000 which have not yet been paid or (B) any restrictive covenants that are currently binding upon any Brand Company;

(ix) other than pursuant to the Gaiam-FFL APA, Contracts for the sale of any of the properties or assets of the Brand Companies, other than in the ordinary course of business consistent with past practice, for consideration in excess of $150,000 which were entered into within the last twenty-four (24) months and pursuant to which a Brand Company has any ongoing obligations thereunder; and

(x) Contracts, not otherwise identified above, pursuant to which any of the Brand Companies has a non-contingent obligation as of the date of this Agreement to make payments in excess of $150,000 individually during the 12-month period following the date of this Agreement.

(b) Seller has delivered or made available to Purchaser complete and accurate copies of each written Contract (other than purchase orders) set forth on Section 5.11(a) of the Disclosure Schedule (including all written amendments, modifications and supplements thereto). All Material Contracts are valid, binding and enforceable against the applicable Brand Company and against the other parties thereto (except in each case as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other Applicable Laws affecting creditors’ rights generally or by general principles of equity), and is in full force and effect. Each Brand Company has performed all obligations required to be performed by it to date under the Material Contracts to which it is a party, and it is not in breach or default in any material respect thereunder. No other party to any Material Contract is in breach or default thereunder and there exists no change, event, effect, condition or circumstance which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder with respect to any Material Contract. Each Material Contract set forth in Section 5.11(a) of the Disclosure Schedule (or required to be set forth in Section 5.11(a) of the Disclosure Schedule) has not been terminated or been repudiated.

5.12 Insurance. Section 5.12 of the Disclosure Schedule sets forth an accurate and complete list of all insurance policies with policy periods in effect on the date hereof maintained for the benefit of the Brand

Companies (the “Brand Insurance Policies”), it being agreed that following the Closing, the Brand Companies will not have any benefits, rights, obligations, or Liabilities under any Brand Insurance Policies.

5.13 Taxes.

(a) Each of Seller and each of the Brand Companies has filed when due (taking into account properly obtained extensions) all federal income Tax Returns with respect to income, assets, and operations of any Brand Company or the Purchased Interests and all other material Tax Returns that it was required to file under Applicable Laws. All such Tax Returns are true, correct and complete in all material respects. No extension of time in which to file any such Tax Return is currently in effect.

(b) All Taxes with respect to income of any Brand Company or the Purchased Interests and all material Taxes with respect to assets and operations of any Brand Company or the Purchased Interests due and owing by Seller and any Brand Company (whether or not shown on such Tax Returns) have been timely paid by the due date thereof.

(c) Seller and the Brand Companies have withheld and collected all amounts required by Applicable Law to be withheld or collected by it on account of Taxes, and has duly and timely paid all such withheld or collected amounts (or set aside for payment when due) to the appropriate Governmental Entity.

(d) There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of any Brand Company.

(e) At all times since its formation, for federal income Tax purposes, the Company has been treated as an entity disregarded as separate from its owner within the meaning of U.S. Treasury Regulations §301.7701-3.

(f) No audits, examinations or other proceedings are in progress, threatened in writing by any Governmental Entity or pending with regard to any Taxes or Tax Returns of Seller or any of the Brand Companies. All deficiencies asserted, or assessments made, against Seller or any Brand Company as a result of any audit, examination or other Proceeding by a Governmental Entity have been timely paid in full. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes, or the filing of any Tax Return, of Seller or any Brand Company.

(g) No Brand Company is liable for any Taxes of any other Person (other than any Brand Company) pursuant to U.S. Treasury Regulations §1.1502-6 (or any comparable provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, or is a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement.

(h) Neither Seller nor any Brand Company has executed or entered into any written agreement with, or obtained or applied for any written consents or written clearances or any other Tax rulings from, nor has there been any written agreement executed or entered into on behalf of any of them with any Governmental Entity, relating to Taxes, which such ruling or agreement will have continuing effect after the Closing Date.

(i) Neither Seller nor any Brand Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or existed on or prior to the Closing Date: (i) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law), (ii) an installment sale or open transaction, (iii) a prepaid amount, (iv) an intercompany item under U.S. Treasury Regulations §1.1502-13 or an excess loss account under U.S. Treasury Regulations §1.1502-19, (v) a change in the accounting method of Seller or any Brand Company pursuant to Section 481 of the Code or any similar provision of the Code or the corresponding Tax laws of any nation, state or locality, or (vi) an election pursuant to Section 108(i) or the Code.

(j) During the five (5) year period ending on the date hereof, neither Seller nor any Brand Company was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(k) Neither Seller nor any Brand Company has engaged in a “reportable transaction” within the meaning of U.S. Treasury Regulations §1.6011-4(b).

(l) Since its formation, each of the Company Subsidiaries has been validly classified for U.S. federal income tax purposes as an association taxable as a corporation within the meaning of U.S. Treasury Regulations §301.7701-2.

(m) No written claim has been made by any Taxing Authority in a jurisdiction where any Brand Company does not file Tax Returns that any Brand Company is or may be subject to taxation by that jurisdiction.

(n) Except for Taxes relating to or arising from the transactions contemplated by the Contribution Agreement, there are no other Taxes incurred by or attributable to any Brand Company relating to any transactions attributable to the Pre-Closing Period that are or may become due after the Closing.

(o) No Brand Company is, and has been at any time during the five (5) years preceding the date hereof, a United States real property holding company, as defined in Section 897(c)(2) of the Code.

(p) Gaiam Americas is a “consolidated target” within the meaning of Treasury Regulations Section 1.338(h)(10)-1(b). Seller is the common parent of the “selling consolidated group” within the meaning of Treasury Regulations Section 1.338(h)(10)-1(b) that will be treated as selling the stock of Gaiam Americas pursuant to the Contemplated Transactions for U.S. federal income Tax purposes.

5.14 Proceedings; Judgments.

(a) Section 5.14(a) of the Disclosure Schedule sets forth an accurate and complete list of all Proceedings before or against any Governmental Entity or any other Person pending or threatened (in writing) against any Brand Company, or any properties, assets, rights, officers or directors (in such capacity as officers or directors) of such Brand Company.

(b) There is no outstanding Judgment to which any Brand Company is a party or subject (i) that materially and adversely affects any Brand Company, its properties, assets, business, or operations, (ii) that has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (iii) that prohibits or impairs, or could prohibit or impair, the consummation of the Contemplated Transactions.

(c) As of the date hereof, to the Knowledge of Seller, there is no valid basis for any action, proceeding or investigation of the type described in the foregoing clauses (a) or (b).

5.15 Benefit Plans.

(a) Section 5.15(a) of the Disclosure Schedule sets forth an accurate and complete list of each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and each other compensation, bonus, pension, profit sharing, deferred compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, employment, change-in-control, welfare, collective bargaining, severance, disability, death benefit, hospitalization and medical plan, program, policy and arrangement maintained or contributed to (or required to be contributed to) for the benefit of any Brand Employee, or former employee, officer or director who primarily performed service for or at the behest of Seller, any Brand Company or their respective Affiliates or with respect to which any Brand Company would reasonably be expected to have direct, indirect, joint and several or contingent liability (the “Company Benefit Plans”).

(b) Each Company Benefit Plan intended to qualify under Code Section 401(a) is the subject of a favorable determination, advisory or opinion letter issued by the Internal Revenue Service as to its qualified status under the Code, which determination, advisory or opinion letter may still be relied upon as to the qualified status of the Company Benefit Plan, and no circumstances have occurred since the date of such favorable determination or opinion letter that would result in the loss of the tax-qualified status of any such Company Benefit Plan.

(c) None of the Company Benefit Plans that are “welfare benefit plans” as defined in ERISA Section 3(1) provide for continuing benefits or coverage for any participant or beneficiary of a participant after such participant’s termination of employment, except to the extent required by Applicable Law.

(d) No employee pension benefit plan (as defined under Section 3(2) of ERISA) sponsored, maintained or contributed to, at any time, by Seller, any Brand Company, or any of their respective Affiliates: (i) provides or provided any benefit guaranteed by the Pension Benefit Guaranty Corporation; (ii) is or was a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA; or (iii) is or was subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA.

(e) Seller has made available to Purchaser, with respect to each Company Benefit Plan: (i) a copy of the Company Benefit Plan and all amendments (including any amendment that is scheduled to take effect in the future) and, in the case of any Company Benefit Plan not set forth in writing, a written description thereof; (ii) a copy of each Contract (including any trust agreement, funding agreement, service provider agreement, insurance agreement, investment management agreement or recordkeeping agreement) relating to the Company Benefit Plan; (iii) a copy of any summary plan description for the Company Benefit Plan; (iv) a copy of any Form 5500 for the last three Company Benefit Plan years; and (v) a copy of any determination, advisory, or opinion letter related to the Company Benefit Plan and any notice or other document that has been issued by, or that has been received by the sponsor of such Company Benefit Plan from any Governmental Entity with respect to the Company Benefit Plan.

(f) Each Company Benefit Plan has been operated and administered in all material respects in accordance with its terms and in compliance with Applicable Law, including the Code and ERISA.

(g) Each contribution or other payment that is required to have been accrued or made to, under, or with respect to any Company Benefit Plan has been duly accrued or made on a timely basis.

(h) No prohibited transaction within the meaning of Code Section 4975 or ERISA Section 406 or 407, and not otherwise exempt under ERISA Section 408, has occurred with respect to a Company Benefit Plan that would reasonably be expected to subject the Company to any material liability.

(i) There are no Proceedings pending or threatened with respect to any Company Benefit Plan or the assets of any Company Benefit Plan or any related trust (other than routine claims for benefits).

(j) Other than in the ordinary course of business, there has been no amendment to, announcement by Seller or any of its Affiliates relating to, or change in employee participation or coverage under, any Company Benefit Plan that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any Brand Employee. Other than in the ordinary course of business, Seller does not have any commitment or obligation and has not made any representations to any Brand Employee, whether or not legally binding, to adopt, amend or modify any Company Benefit Plan.

(k) Neither the execution and delivery of this Agreement, nor the consummation of the Contemplated Transactions could (i) entitle any Brand Employee to material severance pay or any increase in severance pay, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such Brand

Employee, (iii) directly or indirectly cause Seller to transfer or set aside any assets to fund any benefits under any Company Benefit Plan, (iv) otherwise give rise to any liability under any Company Benefit Plan, or (v) or require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(e) of the Code due to the imposition of the excise tax under Section 4999 of the Code on any payment by a Brand Company to such disqualified individual or due to the failure of any payment to such disqualified individual to be deductible under Section 280G of the Code. There is no Contract to which Seller or the Brand Companies is a party that could, individually or collectively, result (or has resulted) in the payment of any amount that would not be deductible by reason of Section 280G of the Code.

(l) Any other representation or warranty contained in this Agreement notwithstanding, the representations and warranties contained in this Section 5.15 constitute the sole representations and warranties of Seller relating to employee benefit plan matters.

5.16 Employees and Labor Matters. No Brand Company is party to or bound by (a) any written contract related to the employment of any individual or (b) a collective bargaining or other agreement with any labor union or other labor organization, and no Brand Company is negotiating or required to negotiate any such agreement with a labor union or other labor organization. No Brand Company is subject to any pending or threatened representation or certification proceedings or demand for recognition or certification. There are no pending or threatened strikes, lockouts, union organization activities (including, but not limited to, union organization campaigns or requests for representation), pickets, slowdowns, stoppages, or labor disputes in respect of any Brand Company. Purchaser has been provided access to a list containing the name, job title, rate of compensation, classification as exempt or non-exempt from overtime pay and vacation, sick time and personal leave accruals as of the date hereof, of each individual who, as of the date hereof, primarily performs services to the Brand Business and including all employees on authorized leave as of the date hereof (together with any employees or independent contractors hired or engaged by any Brand Company following the date hereof and prior to the Closing Date, the “Brand Employees”). Each Brand Company has at all times complied in all material respects with all Applicable Laws relating to labor or employment practices, terms, and conditions of employment, equal employment opportunity, nondiscrimination, sexual harassment, immigration, wages, hours, benefits, collective bargaining and similar requirements, the payment of Social Security and similar Taxes, and occupational safety and health (collectively, “Employment Practices”), and no Brand Company is engaged in any unfair labor practice, except where the failure to so comply has not had and would not reasonably be expected to have, individually or in the aggregate, a material liability. There are no pending or threatened, Proceedings or investigations relating to the Employment Practices of any Brand Company. No Brand Company employee is in violation of any noncompete, nonsolicitation, nondisclosure, confidentiality, employment, consulting or similar agreement with a third party in connection with his or her employment with a Brand Company. Any other representation or warranty contained in this Agreement notwithstanding, the representations and warranties contained in this Section 5.16 constitute the sole representations and warranties of Seller relating to employee and labor matters.

5.17 Compliance with Applicable Laws; Permits.

(a) Since January 1, 2013, the Brand Companies have, and Seller has, conducted their respective business, and operated and used all of their respective assets, in compliance in all material respects with all Applicable Laws or Judgments. Since January 1, 2013, no Brand Company has, and Seller has not, received any notice (written or otherwise) from any Governmental Entity or any other Person alleging the violation of, or failure to comply with, any Applicable Law or Judgment. For the avoidance of doubt, this Section 5.17 does not apply to (i) Tax matters, such matters being the subject of Section 5.13, (ii) employee benefit matters, such matters being the subject of Section 5.15, (iii) employee and labor matters, such matters being the subject of Section 5.16, (iv) unlawful payments, such matters being the subject of Section 5.19, or (v) product liability matters, such matters being the subject of Section 5.26.

(b) The Brand Companies possess all material federal, state, local and foreign Permits that are necessary for the operation of the Brand Business as presently conducted. All such Permits are valid and have not lapsed, been cancelled, terminated or withdrawn, nor has any of the Brand Companies received any notice (written or otherwise) from any Governmental Entity for the cancellation, termination or withdrawal of such Permits. The Brand Companies are in compliance in all material respects with all such Permits.

5.18 Agreements with Related Parties. None of (x) Seller or any of its Subsidiaries (other than a Brand Company) and/or (y) any Related Party of Seller or any of its Subsidiaries or any Brand Company, in each case, (a) is party to any agreements, transactions, arrangements or understandings with any Brand Company (other than with respect to an officer or director of such Brand Company pursuant to the Organizational Documents of such Company or with respect to an officer, director or employee of such Brand Company pursuant to Company Benefit Plans, in each case as in effect as of the date hereof), (b) has any interest, directly or indirectly in any assets or properties used or held for use by any Brand Company (other than as a holder of Equity Securities of the Brand Companies), (c) is (or, other than through ownership of less than 5% of the capital stock of any Person, has any direct or indirect interest in) a supplier, customer, competitor, debtor, lessor or creditor of the Brand Companies, (d) is (other than pursuant to the Company Benefit Plans as in effect as of the date hereof) owed any amounts by any Brand Company, or (e) owes any amount to any Brand Company.

5.19 Absence of Unlawful Payments.

(a) No Brand Company has and no Representative of any Brand Company, acting on their behalf, has (i) violated any applicable provision of the Foreign Corrupt Practices Act of 1977, as amended, (ii) been targeted by any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department, (iii) paid, or offered, promised or authorized payment of, money or any other thing of value to any Governmental Entity or official, political party (or official thereof), candidate for political office, employee of a state-owned enterprise or official of an international organization (each, a “Government Person”) in violation of Applicable Law for the purpose of influencing, directly or indirectly through another Person, any act, omission or decision of such Government Person in an official capacity so that any of the Company might secure any advantage, obtain or retain business or direct business to any Person, or (iv) accepted or received any contributions, payments, gifts or expenditures that was unlawful.

(b) The operations of the Brand Companies have been conducted at all times in compliance with the applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, the U.S. Money Laundering Control Act of 1986, as amended, and all money laundering-related laws of other jurisdictions where the Brand Companies conduct business or own assets, and any related or similar Applicable Laws issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”). No Proceeding by or before any Governmental Entity involving any Brand Company with respect to the Money Laundering Laws is pending or threatened.

5.20 Brokers. Other than the Banker, no Brand Company has retained any Person to act as a broker or agreed or become obligated to pay, or taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Contemplated Transactions.

5.21 No Other Operations; Contribution of the Brand Business. The Company is a holding company that has never had any operations (other than administrative operations as a holding company of the Company Subsidiaries) prior to its acquisition of the Contributed Assets pursuant to the Contribution Agreement. As of the Closing Date, the Brand Business will be the only business operation carried on by the Brand Companies. Seller has duly and validly transferred and assigned to the Company pursuant to the Contribution Agreement, and the Company has assumed and accepted from Seller, all of the Contributed Assets and the Contributed Liabilities, in each case, in accordance with Applicable Law and free and clear of all Liens (other than Permitted Liens). As of the date hereof, the Company (i) does not have any assets other than the Contributed Assets and any assets acquired pursuant to its operation of the Brand Business in the ordinary course consistent with past practice and (ii) does not have any Liabilities other than the Contributed Liabilities and Liabilities incurred pursuant to its operation of the Brand Business in the ordinary course consistent with past practice. Other than this Agreement, the Gaiam-FFL APA, and the Collateral Agreements to which the Company is a party, the Company is not a party to any contract or agreement other than the Contribution Agreement and the Brand Contracts (as defined in the Contribution Agreement). Except as set forth in the Collateral Agreements, the Contributed Assets constitute all of the assets necessary to conduct the Brand Business as currently conducted.

5.22 Environmental Matters.

(a) The Brand Companies are, and since January 1, 2010 have been in compliance with, and operate, and have operated, the Brand Business in compliance with, all Environmental Laws applicable to the Brand Business or the operations at the facilities currently operated, leased, or previously operated, owned, or leased by them.

(b) No Hazardous Materials have been produced, sold, used, stored, transported, arranged for transport, handled, released, discharged, or disposed of by any of the Brand Companies or any other Person or any of their respective Representatives at or from any location, including at or from the facilities currently or formerly owned, leased, or operated by any of the Brand Companies, in a manner that violated or would reasonably be expected to give rise to Liability under any applicable Environmental Law.

(c) There are no facts, circumstances or conditions relating to the past or present business or operations of any Brand Company or any of their respective predecessors (including the disposal of any wastes, Hazardous Materials or other materials at any location), or to any real property or facility at any time owned, leased, or operated by any Brand Company or any of their respective predecessors, that would reasonably be expected to give rise to any Proceeding, or to any Liability, under any Environmental Law.

5.23 Company IT Assets. The Company IT Assets constitute the information technology assets necessary to operate the e-commerce business conducted by the Brand Companies as of the date hereof, in the manner in which it is presently conducted. The Brand Companies have implemented backup and security technology, policies and procedures reasonably necessary for the continued operation of the Brand Business. The Company IT Assets have operated in all material respects in accordance with all licenses and all specifications, documentations or warranties therefor, and, to the Knowledge of Seller, have not materially malfunctioned or failed in any manner that adversely impacted the Brand Companies.

5.24 Privacy. Seller and the Brand Companies (a) comply and at all times since January 1, 2010 have complied with all applicable privacy laws and regulations and contractual obligations regarding the collection, processing, disclosure and use of all data, including data consisting of personally identifiable information that is, or is capable of being, associated with specific individuals; (b) comply and at all times since January 1, 2010 have complied with the Brand Companies’ privacy policies with respect to personally identifiable information; and (c) take and have taken all contractually required measures and all measures a reasonable Person in the same industry as the Brand Business would reasonably be expected to take to protect any personally identifiable information that the Brand Companies have collected or otherwise acquired from unauthorized disclosure. There are no claims, investigations or actions currently pending concerning the data or privacy practices of Seller or the Brand Companies. No Proceedings have been asserted or threatened in writing against Seller or the Brand Companies in the last three (3) years alleging a violation of any of the foregoing. Since January 1, 2010, there has been no loss, damage, or unauthorized access, use, modification, or breach of security of personally identifiable information or other data maintained by or on behalf of Seller or the Brand Companies.

5.25 Inventories. The inventories of the Brand Companies are in the physical possession of the Brand Companies, with third party logistics contractors or in transit to or from a customer or supplier of the Brand Companies, and none of the inventories has been pledged as collateral or otherwise is subject to any Lien (other than any Permitted Lien) or is held on consignment from others. The inventories reflected in the Financial Statements was, and the inventory reflected on the Company’s books of account have been, determined and valued on a first-in first-out basis, in accordance with GAAP applied, in the case of the inventory reflected on the Company’s books and records, on a basis consistent with the Financial Statements. The inventories were acquired or produced in the ordinary course of business consistent with past practice. The inventories are of a quality presently useable and salable in the ordinary course of business.

5.26 Product Liability.

(a) Since January 1, 2012, there has been no Proceeding by or before any Governmental Entity against or involving any of the Brand Companies or concerning any product manufactured, shipped, sold or delivered by or on behalf of any of the Brand Companies relating to or resulting from a material alleged defect in design, manufacture, materials or workmanship of any product manufactured, shipped, sold or delivered by or on behalf of any of the Brand Companies or any material alleged failure to warn, or any material alleged breach of implied warranties or representations, and none has been threatened.

(b) Since January 1, 2012, there has not been any Occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Since January 1, 2012, there has not been any product recall, rework or post sale warning or similar action conducted with respect to any product manufactured (or to be manufactured), or sold by or on behalf of any of the Brand Companies or any investigation or consideration of or decision made by any Person or Governmental Entity concerning whether to undertake or not undertake any material product recall, rework or post sale warning or similar action.

(d) There have been no material defects in design, manufacturing, materials or workmanship including any failure to warn, or any breach of express or implied warranties or representations, which involve any product manufactured, shipped, sold or delivered by or on behalf of any of the Brand Companies. All material manufacturing standards applied, testing procedures used, and product specifications disclosed to customers by the Brand Companies have complied with all requirements established by Applicable Law.

5.27 Suppliers and Customers. Since the Interim Balance Sheet Date, no customer and no supplier required to be identified in Section 5.11(a)(i) of the Disclosure Schedule and Section 5.11(a)(ii) of the Disclosure Schedule, respectively, has canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with any of the Brand Companies. Since the Interim Balance Sheet Date, none of Seller or any of the Brand Companies has received any written notice that any such supplier or customer may cancel or otherwise materially and adversely modify its relationship with any of the Brand Companies or limit its services, supplies or materials to any of the Brand Companies, or its usage or purchase of the services and products of any of the Brand Companies either as a result of the transactions contemplated hereby or otherwise.

5.28 Accounts Receivable. All of the accounts receivable of the Brand Companies set forth on the Interim Balance Sheet are (a) properly stated thereon in accordance with GAAP, (b) to the Knowledge of Seller, are valid and enforceable claims, and (c) represent bona fide transactions arising in the ordinary course of business of the Brand Companies. Since the Interim Balance Sheet Date, there have not been any write-offs as uncollectible of any such accounts receivable, except for write-offs in the ordinary course of business consistent with past practice.

5.29 Inventory. The Brand Companies own all of the inventory of the Brand Business free and clear of all Liens, subject only to Permitted Liens. The inventory of the Brand Companies consists of raw materials, components, finished goods, packaging and capitalized landed costs as reflected on the Interim Balance Sheet, and the changes thereto reflected on the books and records of the Brand Companies since the Interim Balance

Sheet Date, in the ordinary course of business and consistent with past practice, subject to normal adjustments and reserves. The inventory of the Brand Companies reflected on the Interim Balance Sheet and in the books and records of the Brand Companies since the Interim Balance Sheet Date is of a quality and a quantity useable in the ordinary course of business, and such inventory has been valued at the lesser of cost or market, and all material unmarketable, returned, rejected, damaged, slow moving or obsolete inventory has been written off or written down to net realizable value or adequately reserved against in the books and records of the Brand Companies and in the Interim Balance Sheet.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

6.01 Authority; Execution and Delivery; Enforceability.

(a) Purchaser has the requisite power and authority to execute and deliver this Agreement and the Collateral Agreements to which Purchaser is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions.

(b) The execution, delivery and performance by Purchaser of this Agreement and the Collateral Agreements to which Purchaser is or will be a party and the consummation by Purchaser of the Contemplated Transactions, have been duly authorized by all necessary limited liability company action on the part of Purchaser, and no other action on the part of Purchaser is or will be necessary to authorize the execution, delivery and performance of this Agreement and the Collateral Agreements to which Purchaser is or will be a party and the Contemplated Transactions.

(c) This Agreement has been, and each of the Collateral Agreements to which Purchaser is a party will be, duly executed and delivered by Purchaser. This Agreement constitutes, and each of the Collateral Agreements to which Purchaser is a party will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

6.02 Noncontravention.

(a) Neither the execution and delivery of this Agreement or the Collateral Agreements to which Purchaser is or will be a party, nor the consummation or performance of any of the Contemplated Transactions, will (a) in any material respect contravene, conflict with or result in a violation of any Applicable Law or any Judgment to which Purchaser is subject or by which any of its properties or assets are bound; (b) contravene, conflict with or result in a breach of, or constitute a default under, or result in the acceleration of any obligation or loss of any benefits under, the provisions of any material Contract to which Purchaser is subject or by which any of its properties or assets are bound; or (c) contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Purchaser.

(b) Neither Purchaser nor, to the Knowledge of Purchaser, any of its Affiliates owns an interest in any Person which reasonably could be expected to cause a Governmental Entity to seek to prevent or materially impair or delay the consummation of the Contemplated Transactions pursuant to the HSR Act.

6.03 Solvency. Assuming the representations and warranties of the Company contained in this Agreement are true and correct in all material respects, then as of the Closing and immediately after consummating the

Contemplated Transactions, Purchaser will not (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair salable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (b) have unreasonably small capital with which to engage in its business or (c) have incurred debts beyond its ability to repay such debts as they become absolute and matured.

6.04 Financing.

(a) Purchaser has delivered to Seller true and complete copies of (i) a duly executed commitment letter, dated as of the date hereof, between Purchaser and GSO Capital Partners LP and (ii) a duly executed commitment letter, dated as of the date hereof, between Purchaser and Bank of America, N.A., and Fifth Third Bank (collectively, the “Debt Commitment Letters”) (subject to redaction so long as such redaction does not cover terms that would adversely affect the conditionality or availability of the Debt Financing), pursuant to which the counterparties thereto have committed, subject to the terms and conditions thereof (including, to the extent required in accordance therewith, the exercise of so-called “flex” provisions in the Fee Letter), to lend the amounts set forth therein (the “Debt Financing”). Assuming the funding in full of the Debt Financing on the Closing Date, Purchaser on the Closing Date will have, together with cash on hand and available borrowing under existing credit facilities, sufficient funds in immediately available cash, to (A) pay an amount in cash equal to the amounts set forth in Section 3.02(a); (B) pay any and all fees and expenses required to be paid by Purchaser in connection with the transactions contemplated by this Agreement and the Debt Financing; and (C) satisfy all other payment obligations of Purchaser contemplated hereunder (including the payment at Closing of unpaid Transaction Expenses). Purchaser has also delivered to Seller a true and complete copy of any fee letter in connection with the Debt Commitment Letters (any such fee letter, a “Fee Letter”) (subject to redaction so long as such redaction does not cover terms (other than the actual amount of fees that are the subject of the Fee Letter) that would adversely affect the conditionality or availability of the Debt Financing).

(b) As of the date hereof, there are no side letters or other Contracts or arrangements related to the Debt Financing other than the Debt Commitment Letters and the Fee Letters or as otherwise expressly set forth therein. None of the Debt Commitment Letters nor the Fee Letters has been amended or modified, no such amendment or modification is contemplated as of the date hereof, and the commitments set forth in the Debt Commitment Letter have not been withdrawn or rescinded in any respect; provided, that the exercise of any “flex” provisions in the Fee Letter shall not be considered an amendment, modification, withdrawal or rescission of the Fee Letter for the purposes of this Agreement.

(c) The Debt Commitment Letters are in full force and effect and is the valid, binding and enforceable obligations of Purchaser and, to the knowledge of Purchaser, the other parties thereto, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles. There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing, other than as set forth in the Debt Commitment Letters and any related Fee Letter. To the knowledge of Purchaser, no event has occurred, or circumstance exists, which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Purchaser and, to the knowledge of Purchaser, any other party to the Debt Commitment Letters. As of the date hereof, and assuming the accuracy of the representations and warranties of Seller contained in this Agreement and performance by Seller of its obligations under this Agreement, Purchaser has no reason to believe that any of the conditions to the Debt Financing contemplated in the Debt Commitment Letters and any related Fee Letter will not be satisfied, that the Debt Financing will not be made available at or prior to the time contemplated hereunder for the Closing. Purchaser has fully paid, or caused to be fully paid, any and all commitment or other fees which are due and payable on or prior to the date hereof pursuant to the terms of the Debt Commitment Letters and any related Fee Letter.

6.05 Judgments. There is no outstanding Judgment to which Purchaser is a party or is subject that prohibits or impairs the consummation of the Contemplated Transactions by Purchaser.

6.06 Non-Reliance of Purchaser.

(a) PURCHASER HEREBY ACKNOWLEDGES THAT SELLER IS NOT MAKING ANY REPRESENTATIONS OR WARRANTIES, AND PURCHASER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF SELLER, OTHER THAN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PURCHASER HEREBY ACKNOWLEDGES THAT, EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER IS NOT MAKING ANY REPRESENTATION OR WARRANTY WITH RESPECT TO (I) ANY FINANCIAL PROJECTION OR FORECAST RELATING TO THE BRAND COMPANIES, (II) MERCHANTABILITY, (III) FITNESS FOR ANY PARTICULAR PURPOSE, (IV) THE VIABILITY OR LIKELIHOOD OF SUCCESS OF THE BRAND BUSINESS, OR (V) ANY OTHER INFORMATION MADE AVAILABLE, WHETHER PURSUANT TO ANY PRESENTATION MADE BY OR ON BEHALF OF ANY BRAND COMPANY, PURSUANT TO ANY ELECTRONIC OR PHYSICAL DELIVERY OF DOCUMENTATION OR OTHER INFORMATION, OR OTHERWISE, TO PURCHASER, ITS AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES, AND PURCHASER EXPRESSLY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY.

(b) In connection with Purchaser’s investigation of Seller, the Brand Companies and Brand Business, Purchaser has received from or on behalf of Seller and/or the Brand Companies certain estimates, projections, forecasts, pro formas, plans, budgets or revenues or earnings predictions. Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, pro formas, plans, budgets or revenues or earnings predictions, that Purchaser is familiar with such uncertainties, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forecasts, budgets or revenues or earnings predictions so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, pro formas, plans, budgets or revenues or earnings predictions), and that Purchaser shall have no claim against Seller or any Brand Company or any of their Representatives or Affiliates with respect thereto; provided, however, that nothing contained in this Section 6.06 shall limit Purchaser’s remedies (i) in the event of fraud of Seller or (ii) under this Agreement. Purchaser acknowledges and agrees that Seller makes no representation or warranty with respect to such estimates, projections, forecasts, pro formas, plans, budgets or revenues or earnings predictions (including any such underlying assumptions). Purchaser confirms that Seller and the Brand Companies have made available to it and its Representatives the opportunity to ask questions of the Representatives of the Brand Companies and Seller and their respective Affiliates and to acquire such additional information about the business, operations and financial condition of the Brand Companies and the Brand Business as requested, and all such information has been received.

6.07 Brokers. Purchaser has not retained any Person to act as a broker or agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Contemplated Transactions.

6.08 Investment Intention. Purchaser is acquiring the Purchased Interests for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”). Purchaser acknowledges that the Purchased Interests have not been registered for offer or sale under the Securities Act, or other Applicable Law, and that the Purchased Interests may not be transferred, sold or offered for sale except pursuant to the registration provisions of the Securities Act or other Applicable Law, or pursuant to any exemption therefrom. Purchaser is an “accredited investor” within the meaning of Rule 501(a) of the Securities Act, and has such knowledge and experience in financial and business matters, and is capable of evaluating the merits and risks of the Contemplated Transactions.

ARTICLE VII

COVENANTS

7.01 Covenants Relating to Conduct of Business.

(a) Except for matters set forth in Schedule 7.01 or otherwise expressly permitted or required by the terms of this Agreement or except as required by Applicable Law, from the date of this Agreement to the Closing, Seller shall cause the Brand Companies to conduct their business in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, except as otherwise set forth in Schedule 7.01, or as otherwise expressly permitted or expressly required by the terms of this Agreement or as required by Applicable Law, Seller shall not (and shall cause the Brand Companies not to) do any of the following without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) amend any Organizational Document of the Brand Companies;

(ii) authorize for issuance, issue, sell or deliver any Equity Securities of the Brand Companies;

(iii) split, combine, redeem, reclassify, purchase or otherwise acquire, directly or indirectly, any Equity Securities of the Brand Companies, or make any other change in the capital structure of the Brand Companies;

(iv) allow any Brand Company to:

(A) incur or assume any Indebtedness for borrowed money or guarantee any such Indebtedness, in excess of $50,000 other than in the ordinary course of business consistent with past practice;

(B) permit or allow any Brand Company assets, including the Company Intellectual Property, to become subjected to any Lien which is not released on or before the Closing Date (other than Permitted Liens);

(C) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(D) form any Subsidiary;

(E) write off as uncollectible any notes or accounts receivable in excess of $250,000, except write-offs in the ordinary course of business consistent with past practice;

(F) make or incur capital expenditures outside the ordinary course of business in excess of $100,000;

(G) other than pursuant to the Gaiam-FFL APA, or the sale of inventory in the ordinary course of business consistent with past practice, sell, lease, license, transfer, cancel or otherwise dispose of any of its assets, including but not limited to Company Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business consistent with past practice), that are material, individually or in the aggregate, to the Brand Companies as a whole;

(H) purchase or enter into any lease of real property other than extensions of existing leases in the ordinary course of business;

(I) except as required by GAAP, make any material change in any method of accounting or auditing practice;

(J) (1) make, revoke or amend any Tax election, change in any respect any accounting method for Tax purposes, file any Tax Return outside the ordinary course of business or amend any Tax Return, (2) settle any claim for Taxes or enter into any Tax sharing or similar, contract, (3) surrender any right to claim a refund of Taxes, or (4) consent to any extension or waiver of the limitations period (other than one resulting from obtaining a valid extension of time to file Tax Returns in the ordinary course) applicable to any Tax claim or assessment;

(K) settle or compromise any dispute regarding a Tax liability outside the ordinary course of business;

(L) discharge or settle any material Proceeding, other than respect to any of the matters set forth in Section 5.14 of the Disclosure Schedule and other than payments, discharges, settlements or satisfactions in the ordinary course of business and consistent with past practice;

(M) (1) increase the number of Brand Employees by more than two percent (2%) from that in effect as of the date hereof, (2) increase the base compensation, bonus opportunity, pension, welfare, fringe or other benefits payable to the Brand Employees, (3) pay any bonus or make any incentive awards, to the Brand Employees, (4) create, establish, adopt or enter into, amend, modify or terminate any Company Benefit Plan or any other incentive compensation or benefit plan that would constitute a Company Benefit Plan had it been in effect as of the date of this Agreement, in each case with respect to the Brand Employees, (5) negotiate, assume, amend, extend or renew or enter into any labor or collective bargaining agreement relating to the Brand Business, or (6) take any action to amend, waive or accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan with respect to the Brand Employees, in each case for clauses (1) through (6) above, except in the ordinary course of business consistent with past practice; provided, however, that nothing in this Section 7.01(a)(iv)(M) shall limit the ability of Seller to adopt, modify, amend or terminate any employee benefit plan, program, policy, arrangement or practice that is or may become applicable to the employees of Seller who are not Brand Employees;

(N) plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Brand Companies (other than routine employee terminations for cause);

(O) allow any Brand Insurance Policies to lapse or any changes to be made to any Brand Insurance Policies so as to adversely affect the insurance coverage of the Brand Companies or their properties and assets following the Closing; or

(P) enter into any Contract, agree, commit or offer (in writing or otherwise) to take any of the foregoing actions.

(b) Except as otherwise expressly permitted or expressly required by the terms of this Agreement, or as set forth on Schedule 7.01 or as required by Applicable Law, Seller shall, and shall cause the Brand Companies to, use commercially reasonable efforts to maintain in full force and effect all Company Intellectual Property which is material to the operation of the Brand Business.

7.02 Access to Information; Confidentiality.

(a) Seller shall (and shall cause the Brand Companies to) afford to Purchaser, its financing sources and each of their respective Representatives commercially reasonable access during normal business hours throughout the period prior to the Closing Date to the books and records, properties and personnel of the Brand Companies and shall furnish promptly to Purchaser all financial and operating data and other information concerning the Brand Companies’ businesses, properties, and personnel as Purchaser may request; provided, that, Seller and the Brand Companies shall not be required to take any action that would unreasonably disrupt the Brand Companies’ respective operations. Each Party agrees that the terms of the Confidentiality Agreement (including the provisions regarding no unauthorized contact and non-solicitation) shall survive and remain in full force and effect following the execution and delivery of this Agreement and Purchaser shall continue to comply with the terms thereof through the Closing. Notwithstanding the forgoing, in no event shall the foregoing require Seller or any Brand Company to permit (a) any inspection or to disclose any information that, in its reasonable judgment, might risk or result in (i) the waiver of any attorney-client or other privilege, (ii) the disclosure of any Intellectual Property of any third party, (iii) the violation of any of its or its Affiliates’ or Representatives obligations with respect to confidentiality, any other rights of third parties or any Applicable Law, or (iv) the disclosure of any personnel files of any Brand Employee prior to the Closing Date without Purchaser having first obtained a release by such Brand Employee (provided that Purchaser shall indemnify and hold Seller and its Affiliates and Representatives harmless from any Liabilities arising out of or relating to the transfer of such personnel files), or (b) any contact with any customers, vendors, suppliers or any other Person with whom any Brand Company has entered into any Contract.

(b) For a period of six (6) years after the Closing and subject to Section 7.02(d), each Party shall, and shall cause their respective Affiliates to, afford the other Party, its Affiliates and their respective Representatives, commercially reasonable access upon reasonable notice during normal business hours, to information and documentation of Seller and the Brand Companies, as applicable, to the extent that such access may be reasonably requested by such Party in connection with such Party’s Taxes, reporting obligations and compliance with Applicable Laws.

(c) Purchaser agrees to hold all the books and records of the Brand Business existing on the Closing Date and not to destroy and dispose of any thereof for a period of six (6) years from the Closing Date or such longer time as may be required by Applicable Law, and thereafter, if it desires to destroy or dispose of such books and records, to offer first in writing at least sixty (60) days prior to such destruction or disposition to surrender them to Seller.

(d) Seller acknowledges that it is in possession of and may in the future obtain possession, including without limitation pursuant to Section 7.02(b) and Article X, of Confidential Information concerning the Brand Companies and their businesses and operations. Seller shall, and shall use its best efforts to cause its Affiliates and their respective Representatives to, treat confidentially and not disclose all or any portion of such Confidential Information and will use such Confidential Information solely for the purposes of consummating the Contemplated Transactions or in connection with Seller’s Taxes, reporting obligations and compliance with Applicable Laws, operating the Gaia Business and for no other purposes; provided, that the Brand Companies may also use the Confidential Information for the purpose of operating the Brand Business in the ordinary course. Seller acknowledges and agrees that such Confidential Information is proprietary and confidential in nature and may be disclosed to its Representatives only to the extent necessary for Seller to consummate the Contemplated Transactions or in connection with Seller’s Taxes, reporting obligations and compliance with Applicable Laws and operating the Gaia Business (it being understood that Seller shall be responsible for any disclosure by any such Representative not permitted by this Agreement). If Seller or any of its Affiliates or Representatives are requested or required to disclose (after Seller has used its commercially reasonable efforts to avoid such disclosure and after promptly advising and consulting with Purchaser about Seller’s intention to make, and the proposed contents of, such disclosure) any of the Confidential Information (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process), Seller shall, or shall use its best efforts to cause such Affiliate or Representative, to provide Purchaser with prompt written notice of such request so that Purchaser may seek an appropriate protective order or other appropriate remedy, at Purchaser’s sole cost and expense. At any time that such protective order or remedy has not been obtained, Seller may disclose only that portion of the Confidential Information which such Person is legally required to disclose or of which disclosure is required to avoid sanction for contempt or any similar sanction, and Seller shall exercise its commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such Confidential Information so disclosed. Seller further agrees that, from and after the Closing Date, Seller will and will use its best efforts to cause its Affiliates and Representatives to, upon the request of Purchaser or the Company, promptly deliver to Purchaser or the Company all documents, or other tangible embodiments, constituting Confidential Information or other information with respect to the Brand Companies; provided, that

Seller shall have the right to retain copies of all such documents, or other tangible embodiments; provided, further, that any such retained documents or other tangible embodiments shall be subject to this Section 7.02.

(e) Following the Closing, upon Purchaser’s request and at Purchaser’s sole cost and expense, Seller will either (i) assign all of its rights and obligations pursuant to the confidentiality agreements entered into with any Person in connection with the sale of the Brand Business or an Alternative Transaction Proposal to the extent permitted by the terms of such confidentiality agreements, or (ii) cooperate with Purchaser in enforcing any such confidentiality agreements.

7.03 Publicity. Purchaser and Seller shall consult in good faith with each other before issuing any press release or making any public statement with respect to this Agreement or the Contemplated Transactions and provide to the other Party for review a copy of any such press release or public statement. The foregoing restrictions shall not apply to any disclosure (a) that may be required by Applicable Law, including the Applicable Laws of any United States or foreign securities exchange in which case the disclosing Party shall inform the non-disclosing Party of the required disclosure, and, to the extent practical provide the non-disclosing Party a copy of such release or statement prior to its release or filing, it being understood that the disclosing Party shall have final say on the wording of any such required disclosure, (b) made in connection with the enforcement of any right or remedy relating to this Agreement or any Collateral Agreement or the Contemplated Transactions, or (c) to a Party’s Representatives as necessary in connection with the ordinary course of its business. Each Party agrees that it shall (and shall use commercially reasonable effort to cause its Affiliates and its and their respective Representatives to) hold in confidence all nonpublic information acquired from the other Party or the other Party’s Representatives in accordance with the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference in their entirety.

7.04 Commercially Reasonable Efforts. Between the date of this Agreement and the Closing Date, each Party shall use commercially reasonable efforts to cause the conditions to the obligations of the other Party as set forth in Article VIII to be satisfied and the Contemplated Transactions to be consummated in accordance with their terms.

7.05 HSR Act and Foreign Competition Filings. Without limiting the general nature of Section 7.04, each of Purchaser and Seller shall (and, to the extent required, shall cause their respective Affiliates to): (a) comply promptly, and in any event within ten Business Days after the date of this Agreement, with the notification and reporting requirements of the HSR Act and use commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act; (b) within five Business Days after the date of this Agreement, make such other filings with any similar foreign Antitrust Authorities as may be required under any applicable similar foreign law; and (c) use commercially reasonable efforts to cooperate with the other Parties in connection with making any filing under the HSR Act or any similar foreign law and in connection with any filings, communications or other submissions related to resolving any investigation or other inquiry by any Antitrust Authority under the HSR Act or any similar foreign law.

7.06 Consents and Approvals; Representation and Warranty Policy.

(a) Each of Purchaser and Seller shall (and shall cause each of its Affiliates to), in addition to complying with their respective obligations under Section 7.05 with respect to Antitrust Authorities, including obtaining the termination of the waiting period under the HSR Act, use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary in order to obtain, as promptly as practicable, all consents and approvals required to be obtained from any Governmental Entity in order to execute and deliver this Agreement and consummate the Contemplated Transactions in accordance with the terms and conditions of this Agreement.

(b) In addition, Seller shall use its commercially reasonable efforts to obtain, and, Purchaser shall use its commercially reasonable efforts to cooperate with Seller in obtaining, any consents from third parties pursuant to the Contracts set forth on Schedule 7.06(b) (the “Material Consents”). In connection with each Material Consent, Purchaser shall promptly comply with any reasonable requests from third parties in connection with such Material Consents. The Parties agree that nothing under this Section 7.06 shall be interpreted to require Seller, any Brand Company, Purchaser or any of their respective Affiliates to pay any amount, incur any obligation in favor of or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in the underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) in order to obtain a Material Consent. If any Material Consent is not obtained prior to the Closing, Seller shall use its commercially reasonable efforts to obtain such Material Consent after the Closing, and Purchaser and Seller shall cooperate in any commercially reasonable arrangement reasonably acceptable to Purchaser to both (i) provide Purchaser with the interests and benefits of such Contract and (ii) cause Purchaser to bear all costs and Liabilities of, or under, any such Contracts, until such time as such Material Consent for such Contract shall have been obtained (provided, that any incremental costs of such arrangement shall be borne by Seller, including any costs incurred by Seller in its performance as agent on behalf of Purchaser if such costs would not have been incurred by Purchaser had such Material Consent been obtained).

(c) Purchaser’s obligations under Section 7.05 and/or this Section 7.06 to use commercially reasonable efforts shall not include (i) proposing, negotiating, committing to or effecting, by consent decree, hold separate order, or otherwise, the sale, transfer, license, divestiture or other disposition of, or any prohibition or limitation on the ownership, operation, effective control or exercise of full rights of ownership, of any of the businesses, product lines or assets of Purchaser or any of its Affiliates or of the Brand Companies or (ii) paying any material amounts or incurring any material obligations or granting any other material financial accommodation in connection with obtaining any consents from third parties.

(d) Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions necessary to have fully bound by the Closing Date, the Representation and Warranty Policy, including, as promptly as reasonably practical, furnishing the Representation and Warranty Policy Insurer and its Representatives with all such information as is reasonably requested by such Persons in connection with the Representation and Warranty Policy Insurer’s issuance of the Representation and Warranty Policy at the Closing. Seller shall, and shall cause the Brand Companies to, and shall request the Brand Companies’ Representatives to, provide all cooperation reasonably requested by Purchaser in connection with the arrangement and obtaining of the Representation and Warranty Policy. Purchaser shall keep Seller reasonably informed of the status of its efforts to arrange and obtain the Representation and Warranty Policy and provide to Seller copies of all executed definitive documents related to the Representation and Warranty Policy. From and after the Closing, Seller shall, and shall cause its Representatives to, reasonably cooperate with Purchaser Parties, at such Purchaser Parties’ expense, to the extent necessary in connection with any claim made by any such Purchaser Party under the Representation and Warranty Policy.

7.07 Notification of Certain Matters. Seller shall promptly notify Purchaser of (a) any material Proceeding in connection with the Contemplated Transactions commenced or, to the Knowledge of Seller, threatened, against Seller, any of the Brand Companies, the Brand Business, or Purchaser, as the case may be; (b) any fact or event which any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Contemplated Transactions; or (c) the occurrence of any change, event, effect, condition or circumstance which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; provided, that no such notification, not the obligation to make such notification, shall affect the representations, warranties or covenants, or the conditions to the obligations of, Seller.

7.08 Employees.

(a) No later than four (4) Business Days following the date hereof (the “Notice Date”), in such form as approved by Seller and Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed,

Seller shall cause the Brand Companies, as applicable, to deliver to (i) those Brand Employees who work in or are based out of the Brand Companies’ facility in Colorado (the “Colorado Facility”) and who are either Designated Employees or Transferred Employees, a joint WARN Notice (as defined below) from Seller and Purchaser notifying such Brand Employees of the Contemplated Transactions and that, as a result of the consummation of the Contemplated Transactions, the employment of such Designated Employees and Transferred Employees will be terminated by the applicable Brand Company effective on the Closing Date (which notice for the Transferred Employees shall reflect that it is anticipated that they shall receive offers of employment from Licensees, with such employment to commence immediately following the Closing Date such that there will be no gap in employment); provided, however, that if the Closing Date occurs before the 60th day following the date such notice was sent, the Brand Companies shall terminate the employment of all such employees on the Closing Date and pay, at Purchaser’s sole cost and expense, such employees in lieu for the balance of the applicable WARN notice period, if any, and (ii) those Brand Employees who are either Designated Employees or Transferred Employees that do not work in and are not based out of the Colorado Facility, notice of the Contemplated Transactions and that, as a result of the consummation of the Contemplated Transactions, the employment of such Designated Employees and Transferred Employees will be terminated by the applicable Brand Company effective on the Closing Date (which notice for the Transferred Employees shall reflect that it is anticipated that they shall receive offers of employment from the Licensees, with such employment to commence immediately following the Closing Date such that there will be no gap in employment).

(b) At least three (3) Business Days prior to the Notice Date, Purchaser shall provide Seller with a list of (i) all Brand Employees designated by the Purchaser (the “Designated Employees”) that, as a result of the consummation of the Contemplated Transactions, are being terminated pursuant to Section 7.08(a) no later than the Closing Date (but not including any Transferred Employees, even if such Transferred Employees do not accept employment with a Licensee); and (ii) all Brand Employees that, as a result of the consummation of the Contemplated Transactions, will receive offers of employment from Licensees (the “Transferred Employees”) with such employment commencing immediately following the Closing Date.

(c) Seller shall provide Purchaser with reasonable assistance and cooperation in communicating any further information to the Brand Employees regarding the Contemplated Transactions and the effects thereof upon the Brand Employees, at such time and in such form mutually agreed upon by Seller and Purchaser following the date of this Agreement. Seller shall give Purchaser at least thirty-six (36) hours to review and provide input on any material written communications Seller intends on delivering to Brand Employees regarding the impact of the transactions contemplated by this Agreement, including regarding the treatment of the Company Benefit Plans following the Closing Date. In that regard, Seller shall ensure that copies of all written communications and/or slides for presentations are provided to Purchaser as soon as practicable in advance of the date of intended communication.

(d) Seller shall be responsible for maintenance and distribution of benefits accrued under any Company Benefit Plan pursuant to and if required by the provisions of such Company Benefit Plans to Brand Employees for the time period ending on or before the Closing Date.

(e) The Parties shall cooperate in preparing and distributing any notices (such notices, “WARN Notices”) to the Brand Employees, and to any required state and local authorities, pursuant to the federal Worker Adjustment and Retraining Notification Act (and any similar state or local law) (collectively, “WARN Act”), which WARN Notices shall be delivered by the applicable Brand Company.

(f) Purchaser shall be responsible for any Liabilities relating to the WARN Act and the WARN Notices, and any requirement to provide notice pursuant to the WARN Act, which arises out of or results from any termination of employment or other “employment loss” of any Brand Employee at the direction of Purchaser; provided that Seller has complied with its obligations under Sections 7.08(a) and 7.08(d). Purchaser agrees to promptly reimburse Seller or its Affiliates for all reasonable, documented out-of-pocket costs incurred in preparing, reviewing or distributing any such WARN Notices.

(g) Purchaser and its Affiliates shall be solely liable for all benefits (including, but not limited to, severance in accordance with the severance practice maintained by the Brand Companies as of the date hereof), and other liabilities and obligations arising from or relating to the termination of a Designated Employee and a Transferred Employee on the Closing Date, and Seller shall bear no liability or obligation relating to such terminations. Purchaser shall use commercially reasonable efforts to cause its Licensees, pursuant to the terms of their agreements with Purchaser and/or its Affiliates, to provide any Transferred Employee who is terminated by any such Licensee during the twelve (12) months following the Closing Date, severance in accordance with the severance practice maintained by the Brand Companies as of the date hereof. Seller has previously made available to Purchaser a written description of the severance practice maintained by the Brand Companies as of the date hereof, which at Purchaser’s request, requires in order for severance to payable (i) the execution of a valid release and waiver of claims by employees in favor or their employer and (ii) that an employee has not been offered substantially similar employment (same salary and location) in connection with the sale of the business in which they work (regardless of whether the applicable employee actually accepts such employment). For the avoidance of doubt, neither Purchaser nor the Brand Companies shall have any Liability with respect to severance, benefits, or any other amounts payable by a Licensee to any Transferred Employee following the Closing.

(h) Seller will provide continued health and medical coverage as may be required under Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or any other Applicable Law or ordinance to all eligible current and former Brand Employees and independent contractors (and the spouses, dependents and beneficiaries of any such current or former Brand Employees and independent contractors) with respect to whom a “qualifying event” (as such term is defined under Sections 4980B(f)(3) of the Code or 603 of ERISA) or other triggering event described under the Applicable Laws or ordinances occurred on or before the Closing Date.

(i) Purchaser shall use its commercially reasonable efforts to cause its Licensees to provide, to each Transferred Employee for a period of 12 months immediately following the Closing Date (i) no less than the same wage rate or cash salary level in effect for such Transferred Employee immediately prior to the Closing and (ii) employee benefit plans, cash incentive compensation opportunities and fringe benefits that, when taken as a whole, are substantially the same or similar in value, as those in effect immediately prior to the Closing (other than with respect to the value of any matching contribution under Seller’s 401(k) Plan or the value of any additional vacation, sick time or personal time off entitlement such employees may have had prior to the Closing Date).

(j) Purchaser shall use its commercially reasonable efforts to cause its Licensees to, under any plan providing health benefits in which Transferred Employees, as applicable, will participate after the Closing Date, (i) waive any preexisting condition limitations otherwise applicable to such Transferred Employees and their eligible dependents, as applicable, and (ii) subject to Seller providing Purchaser with the applicable information with respect to each Transferred Employee in a form that Purchaser determines is administratively necessary to take into account under its plans or the plans of its Affiliates or Licensees, provide credit to each Transferred Employee, as applicable, for any co-payments, deductibles and out-of-pocket expenses paid by the Transferred Employee during the portion of the relevant plan year including the Closing Date. For eligibility and vesting purposes under any tax-qualified retirement plan sponsored or maintained by the Licensees, Purchaser shall use its commercially reasonable efforts to cause the Licensee to, provide Transferred Employees with past service credit for such Transferred Employees’ service to Seller, the Company or any of their respective Affiliates, as applicable. The foregoing provisions of this Section 7.08(j) shall be effective only to the extent: (A) such service would have been credited under a comparable Company Benefit Plan, (B) such service would not result in a duplication of benefits, and (C) such service credit would not violate the qualified status of any tax-qualified retirement plan or violate any provision of any Applicable Law. Furthermore, the provisions of this Section 7.08(j) shall not apply as follows: (1) such service credit shall not be given with respect to benefit accruals under any defined benefit plan or retiree medical savings account plan, and (2) such service credit shall not be given with respect to any newly established plan for which prior service is not taken into account for employees of Seller.

(k) Purchaser agrees that it shall use commercially reasonable efforts to cause its Licensees to agree that each Transferred Employee who receives an “eligible rollover distribution” (within the meaning of Section 402(c)(4) of the Code) from the Seller 401(k) Plan shall be eligible to rollover such distribution (including an in-kind rollover of outstanding notes associated with participant plan loans) to the applicable Licensee 401(k) Plan, in accordance with reasonable policies and procedures adopted by the plan administrators of such plans. Notwithstanding anything to the contrary herein, the Licensees shall not assume any liabilities arising under or relating to the Seller 401(k) Plan. Purchaser agrees that it shall use commercially reasonable efforts to cause the Licensees to (i) to the extent permitted by Applicable Law, provide Transferred Employees with a 90-day grace period with regard to participant loan repayments with the goal of avoiding any deemed distributions in respect of participant loans, and (ii) cause the trustee and plan administrator of the applicable Licensee 401(k) Plan to accept an in-kind rollover of any such participant loans, subject to being reasonably satisfied that such participant loans are properly documented and compliant with Sections 4975(d)(1) and 72(p)(2) of the Code. Seller agrees to cause the unvested components of any and all accounts of Transferred Employees under the Seller 401(k) Plan to automatically vest on the Closing Date.

(l) On or prior to the Closing Date (as set forth in Section 8.03(d)), Purchaser shall deliver, or cause to be delivered, to the Payroll Provider the Designated Employee Accrued PTO Amount, the Severance Amount and the WARN Amount, in each case in accordance with Section 8.03(d) hereof.

(m) On or prior to the Closing Date (as set forth in Section 8.02(e)), Seller shall deliver, or cause to be delivered, to the Payroll Provider (i) the Transferred Employee Accrued PTO Amount in accordance with Section 8.02(e) and (ii) $500,000 in respect of certain severance obligations of Seller and the Brand Companies.

7.09 D&O Tail Policy & Related Matters. Prior to the Closing Date, Seller may, or may cause the Brand Companies to, purchase a six year “tail” policy of liability insurance that covers events occurring on or prior to the Closing (the “Tail Policy”). Notwithstanding anything to the contrary contained herein, the cost of such Tail Policy shall constitute a Company Transaction Expense. Purchaser shall not, and shall not permit any Brand Company to, amend, repeal or modify in a manner adverse to the beneficiary thereof any provision in such Brand Company’s Organizational Documents relating to exculpation or indemnification of current (i.e., as of the date hereof and as of the Closing) and former officers and directors of any Brand Company (collectively, the “Brand Directors”) as in effect as of the date hereof, it being the intent of the Parties that the Brand Directors prior to the Closing shall continue to be entitled to such exculpation and indemnification to the fullest extent permitted under such Organizational Documents. Seller shall not amend, repeal or modify any of its Organizational Documents relating to exculpation or indemnification in a manner adverse to the Brand Directors, it being the intent of the Parties that the Brand Directors shall continue to be entitled to such exculpation and indemnification to the fullest extent permitted thereunder.

7.10 Tax Matters.

(a) In the case of Taxes arising in a taxable period of any Brand Company that begins on or before and ends after the Closing Date (the “Straddle Period”) (i) the allocation of income Taxes or other Taxes based upon the income or receipts of (or consideration, interest or other compensation paid by) the Brand Companies between the Pre-Closing Period and the Post-Closing Period shall be made on the basis of an interim closing of the books as of the close of business on the Closing Date to the extent that there is no actual closing of the taxable year on such Closing Date; (ii) the amount of ad valorem and other Taxes of the Brand Companies attributable to the Pre-Closing Period shall equal the amount of such Tax for the entire taxable period (excluding extraordinary items attributable to actions taken by Purchaser or a Brand Company after the Closing Date that is outside the ordinary course of business of the applicable Brand Company) multiplied by a fraction, the numerator of which is the number of days in the taxable period through the Closing Date, and the denominator of which is the total number of days in the taxable period; and (iii) the remainder of the ad valorem and of the other Taxes of the Brand Companies shall be attributable to the Post-Closing Period. To the extent any Brand Company is permitted but not required under applicable state, local, or foreign income Tax laws to treat the Closing Date as the last day of a taxable period, then the Parties shall treat the Closing Date as the last day of a taxable period.

(b) Seller shall prepare and file, or cause to be prepared and filed, all Tax Returns of the Brand Companies for all periods ending on or prior to the Closing Date, including, without limitation, Tax Returns for such periods which are to be filed after the Closing Date. Purchaser shall not amend or revoke any Tax Returns (or any elections relating thereto) filed or to be filed by Seller hereunder without Seller’s prior written consent which consent shall not be unreasonably conditioned, delayed or withheld. For any Tax Returns with respect to the Brand Companies that is the responsibility of Seller under this Section 7.10(b), Seller shall (i) prepare and file such Tax Returns in a manner consistent with the past practice of the Brand Companies, as the case may be, unless otherwise required by Applicable Law, and (ii) deliver to Purchaser for its review, comment and consent (which consent shall not be unreasonably withheld, conditioned or delayed) a copy of such proposed Tax Return at least 20 days prior to the due date (giving effect to any validly obtained extension) thereof. Purchaser shall prepare and file, or cause to be prepared and filed, all Tax Returns with respect to the Brand Companies for all Tax periods ending after the Closing Date including any Straddle Periods. For any Tax Return of any of the Brand Companies with respect to a Straddle Period that is the responsibility of Purchaser under this Section 7.10(b), Purchaser shall (i) prepare and file such Tax Returns in a manner consistent with the past practice of the Brand Companies, as the case may be, unless otherwise required by Applicable Law, and (ii) deliver to Seller for its review and comment a copy of such proposed Tax Return (accompanied, where appropriate, by a calculation of the allocation between the Pre-Closing Period and the Post-Closing Period of the Taxes shown to be due on such Tax Return) at least 20 days prior to the due date (giving effect to any validly obtained extension) thereof and Purchaser shall, in good faith, consider any comments from Seller. Seller shall pay (i) to the relevant Governmental Entity any amount due and payable on any Tax Return for all periods ending on or prior to the Closing Date (unless paid to the Purchaser pursuant to clause (ii) or (iii)), (ii) to Purchaser all Taxes attributable to Pre-Closing Periods due with respect to any Tax Return of any of the Brand Companies with respect to a Straddle Period that is the responsibility of Purchaser under this Section 7.10(b), and (iii) to Purchaser any amount due and payable on any Tax Return of any of the Brand Companies for all Pre-Closing Periods which are to be filed after the Closing Date, that Purchaser is required under Applicable Law to file. Payments made pursuant to clause (i) of the preceding sentence shall be paid on or before the due date of the Tax Return on which such Taxes are reported and payments made pursuant to clauses (ii) or (iii) of the preceding sentence shall be paid on or before three (3) Business Days prior to the due date of the Tax Return on which such Taxes are reported.

(c) Purchaser shall have the right to control any Tax audits, Tax disputes or administrative, judicial or other proceedings (“Tax Controversies”) with respect to the Brand Companies; provided, however, that in the case of any Tax Controversy that relates to any Taxes that could give rise to a liability of Seller under this Agreement and to the extent such Taxes are not covered by the Representation and Warranty Insurance Policy, Seller may participate in such Tax Controversy at Seller’s expense, and Purchaser shall not enter into any agreement that represents a final determination of the matter without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, that in the case of any Tax Controversy that relates to Taxes that could give rise to Liability of Seller under this Agreement and that could not reasonably be expected to adversely impact the Tax Liability of Purchaser, Seller shall have the right to control such Tax Controversy, in which case, Seller shall not enter into any agreement that represents a final determination of the matter without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, and Purchaser may participate in such Tax Controversy at Purchaser’s expense. Seller shall execute, or cause to be executed, powers of attorney or other documents reasonably necessary to enable Purchaser to take all actions necessary in connection with any Tax Controversies. Purchaser shall have the authority to represent the interests of the Company with respect to any Tax Controversy related to the Section 338(h)(10) Election; provided, however, that Purchaser shall keep Seller reasonably informed of such Tax Controversy and shall allow Seller to make comments to Purchaser regarding the conduct of or positions taken by Purchaser in such Tax Controversy; provided, further, that Purchaser shall not consent to any settlement of any such Tax Controversy without the prior written consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed.

(d) If, after the Closing Date, Purchaser, any Brand Company or any Affiliate of Purchaser receives any document with respect to the Tax matters of the Brand Companies, the Purchased Interests, or the assets, operations or activities of the Brand Companies that could affect Seller, or Seller or any Affiliate of Seller receives any document with respect to the Tax matters of the Brand Companies, the Purchased Interests, or the assets, operations or activities of the Brand Companies, the Party receiving such document shall supply a copy of such document to the potentially affected Party within seven days of receipt. For this purpose, such Tax documents shall include requests for information, notices of proposed adjustments, revenue agent’s reports or similar reports and notices of deficiency. Any information provided or obtained under this Section 7.10(d) shall be kept confidential, except as may otherwise be necessary in connection with the filing of a Tax Return, refund claims, Tax audits, Tax claims or Tax Controversies or as required by Applicable Law.

(e) Any refund of Taxes (including any interest thereon) that relates to the Brand Companies and that is attributable to a Post-Closing Period, shall be the property of Purchaser and shall be retained by Purchaser (or promptly paid by Seller to Purchaser if any such refund (or interest thereon) is received by Seller). If after the Closing Date, any Brand Company or any member of Purchaser’s consolidated Tax group receives a refund of any Tax that relates to such Brand Company and is attributable to a Pre-Closing Period, then Purchaser shall promptly pay or cause to be paid to Seller the amount of such refund, together with any interest paid thereon. Any refund of Taxes (including any interest thereon) for a Straddle Period shall be allocated between the Pre-Closing Period and the Post-Closing Period in accordance with Section 7.10(a). Seller shall repay to Purchaser the amount paid over pursuant to this Section 7.10(e) (plus any penalties, interest or other charges imposed by the relevant Governmental Entity) in the event that Purchaser is required to repay such refund to such Governmental Entity. Notwithstanding the foregoing, all such refunds shall be reduced by the reasonable out-of-pocket costs and expenses (including reasonable external legal and advisory costs) incurred solely in connection with obtaining such refund.

(f) After the Closing, Seller and Purchaser shall, each at its own expense, cooperate with each other and with each other’s Representative, in connection with the preparation or audit of any Tax Return, refund claim or Tax Controversy matter with respect to the activities of the Brand Companies, and such cooperation shall include the retention and (upon the other Party’s reasonable request) the provision of records and information, including work papers (but excluding records and information that are protected by recognized professional privilege) which are reasonably relevant to any Tax Returns, claims for refund, Tax Controversies or other action with respect to the activities of the Brand Companies, and shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser and Seller agree (i) to retain all books and records with respect to Tax matters pertinent to the activities of the Brand Companies relating to the six year period (or portion thereof) prior to the Closing Date, and (ii) to give the other Party reasonable written notice prior to destroying or discarding any such books and records and, if the other Party so requests, Purchaser or Seller, as the case may be, shall allow the other Party to take possession of such books and records.

(g) Seller and Purchaser shall join in making an election under Section 338(h)(10) of the Code (and any corresponding equivalent elections under state or local law) (a “Section 338(h)(10) Election”) with respect to the Contemplated Transaction under this Agreement (i.e. the acquisition of the stock of Gaiam Americas for U.S. federal income Tax purposes) such that Purchaser is treated as acquiring the assets of Gaiam Americas for U.S. federal income, state, local and/or franchise tax purposes. Except as otherwise provided herein, Seller shall include in all relevant Tax calculations and filings any income, gain, loss, deduction, or other Tax item resulting from the Section 338(h)(10) Election, including (i) any Tax imposed under Treasury Regulations Section 1.338(h)(10)-1(d)(2), or (ii) any state or local Tax imposed. In connection with the Section 338(h)(10) Election (or as soon thereafter as reasonably practicable), the Parties shall file all federal, state, local and other forms necessary to make the Section 338(h)(10) Election jointly and shall make any required filings and take any and all other reasonable actions necessary or appropriate to effect the Section 338(h)(10) Election. Seller shall include in Seller’s income Tax Returns for the taxable period, which includes the Closing Date, any forms that are required to be so included on account of the Section 338(h)(10) Election. Seller and Purchaser shall cooperate fully, and in good faith, with each other in making the Section 338(h)(10) Election. No later than ninety (90) days after the Closing Date, Purchaser and Seller shall sign and date IRS Form 8023 or a signature schedule attached thereto, shall provide their taxpayer identification numbers, shall sign any corresponding state or local forms required in connection with the Section 338(h)(10) Election, and shall provide any other information required by Form 8023 and any corresponding state or local form. All such forms to be signed shall be prepared by Purchaser. Purchaser shall retain and promptly file the executed IRS Form 8023 and corresponding state and local forms and shall provide to Seller a copy of each such form. Purchaser shall not make an election under Section 338(g) of the Code with respect to Modern Lotus, Ltd. and Gaiam Limited (the “338(g) Subsidiaries”) without the written consent of Seller, which consent may be withheld in its sole discretion.

(h) The Parties shall comply with (and not waive) the provisions of any so-called “bulk transfer law” or similar laws of any jurisdiction in connection with transactions contemplated hereunder.

7.11 Allocation. The Purchase Price and the Liabilities of the Company and Gaiam Americas (plus other relevant items, including any amount treated as having been paid for the assets of the Company and Gaiam Americas under Section 338 of the Code) shall be allocated among the assets owned by the Company and Gaiam Americas in accordance with Section 338 of the Code and the Treasury Regulations thereunder. Such allocation (the “Allocation”) shall be adjusted after the Closing to the extent necessary to reflect any adjustments to the Purchase Price pursuant to Section 2.05 and Section 2.06 in the manner determined by the Parties. Purchaser shall deliver to Seller the Allocation within sixty (60) days after the Closing Date. Purchaser and Seller shall make good faith efforts to agree on the Allocation. If Purchaser and Seller are able to agree upon such Allocation, each of Purchaser, Seller the Company and the Brand Companies shall prepare and file IRS Form 8883 (and any applicable forms required under state or local Applicable Law) and supplementary forms in respect of the Section 338(h)(10) Election in a timely manner consistent with such Allocation and shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such Allocation. Seller and Purchaser shall each provide the other with a copy of the IRS Form 8883 it files and any corresponding forms required under state or local Applicable Law. If Purchaser and Seller are unable to agree upon the Allocation, the Parties shall submit the matter to the Accounting Referee to be resolved in a manner similar to the process described in Section 2.06(c).

7.12 Expenses; Transfer Taxes.

(a) Whether or not the Closing takes place, except as otherwise specifically provided herein, all Transaction Expenses shall be paid by the Party incurring such expense; provided, however, that (i) the fees and expenses of the Accounting Referee, if applicable, shall be paid or reimbursed in accordance with Section 2.06(c)(iii), and (ii) the filing fee payable upon the filing of a Notification and Report Form for Certain Mergers and Acquisitions under the HSR Act and any comparable Antitrust Laws shall be borne by fifty percent (50%) by Seller and fifty percent (50%) by Purchaser.

(b) Any transfer Taxes, sales Taxes, stamp duties, filing fees, registration fees, recordation expenses, or other similar taxes, fees, charges or expenses incurred by Seller or any other party in connection with the Contemplated Transactions, including any transfer Taxes related to the Section 338(h)(10) Election, shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Purchaser.

7.13 Dividends or Distributions. Prior to Closing, Seller shall be permitted to cause any Brand Company to (a) declare or pay a dividend or distribution to the equityholders of such Brand Company from any Cash on Hand and (b) use any Cash on Hand to pay Company Transaction Expenses.

7.14 Financing.

(a) Subject to the terms and conditions of this Agreement, Purchaser shall use its best efforts to obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letters and any related Fee

Letters. Purchaser shall not permit any amendment, modification or supplement to be made to, or any waiver of any provision or remedy under, the Debt Commitment Letters or any related Fee Letter, if such amendment, modification or waiver (i) reduces the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount), when taken together with Purchaser’s cash on hand, to an amount below the amount required to satisfy Purchaser’s obligations under this Agreement, or (ii) imposes new or additional conditions or other terms or otherwise expands, amends or modifies any of the conditions to the receipt of the Debt Financing or other terms in a manner that could reasonably be expected to delay in any material respect or prevent the Closing; provided, however, that Purchaser may, after consultation with Seller, replace or amend the Debt Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letters as of the date hereof so long as such action would not reasonably be expected to materially delay or prevent the Closing; provided, further, that the exercise of any “flex” provisions in the Fee Letter shall not be considered an expansion, amendment, or modification of any of the conditions to the receipt of the Debt Financing or other terms in a manner that could reasonably be expected to delay in any material respect or prevent the Closing. Any reference in this Agreement to (x) “Debt Financing” shall include the financing contemplated by the Debt Commitment Letters as amended or modified in compliance with this Section 7.14 and (y) “Fee Letter” and “Debt Commitment Letters” shall include such documents as amended or modified in compliance with this Section 7.14.

(b) Purchaser shall use its best efforts to (i) maintain in effect the Debt Commitment Letters in accordance with the terms and subject to the conditions thereof; (ii) negotiate and enter into all definitive agreements in form and substance reasonably satisfactory to Purchaser with respect to the Debt Financing contemplated by the Debt Commitment Letters on the terms and conditions set forth in the Debt Commitment Letters and any related Fee Letter; (iii) satisfy, to the extent within its control, all conditions to such definitive agreements that are applicable to Purchaser and consummate the Debt Financing at or prior to the Closing; and (iv) comply with its obligations under the Debt Commitment Letters and any related Fee Letter. Upon request (which request may be made telephonically or in electronic mail), Purchaser shall keep the Company and Seller reasonably informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and any material developments relating thereto and provide to Seller copies of all definitive documents related to the Debt Financing. Without limiting the generality of the foregoing, Purchaser shall give the Company and Seller prompt written notice (and in any event within two (2) Business Days) of (A) any breach or default (or any event or circumstance that with or without notice, lapse of time, or both, could reasonably be expected to give rise to any breach or default) or the threatened breach by any party to the Debt Commitment Letters, Fee Letter or any other definitive document related to the Debt Financing of which Purchaser becomes aware, (B) the receipt by Purchaser of any notice or other communication from any Debt Financing source with respect to any (1) breach, default, termination or repudiation by any party to the Debt Commitment Letters, Fee Letter or any other definitive document related to the Debt Financing of any provisions of the Debt Commitment Letters, Fee Letter or any other definitive document related to the Debt Financing or (2) dispute or disagreement between or among any parties to the Debt Commitment Letters, Fee Letter or any other definitive document related to the Debt Financing, and (C) if for any reason Purchaser reasonably believes that it may not be able to obtain on a timely basis all or any portion of the Debt Financing on the terms, in the manner or from the sources contemplated by the Debt Commitment Letters or the definitive documents relating to the Debt Financing. As soon as reasonably practicable, but in any event within two (2) Business Days of the date the Company or Seller delivers to Purchaser a written request, Purchaser shall provide any information reasonably requested by the Company or Seller relating to any circumstance referred to in clause (A), (B) or (C) of the immediately preceding sentence.

(c) Purchaser shall use its best efforts to cause the lenders and any other Persons providing Debt Financing to fund on the Closing Date the Debt Financing required to consummate the transactions contemplated by this Agreement and the other transactions contemplated by the Debt Commitment Letters, if all conditions to Closing set forth in Article VIII herein are satisfied or waived (other than those conditions that by their terms are to be satisfied or waived at the Closing, but subject to the fulfillment or waiver of those conditions).

(d) Nothing herein shall obligate Purchaser or any of its Affiliates to (i) waive any terms or conditions of this Agreement or of the Debt Commitment Letters, (ii) pay any additional material fees or amounts beyond those expressly set forth in the Debt Commitment Letters to cause the lenders and any other Persons providing Debt Financing to fund the Debt Financing, or (iii) commence any Proceeding against any financing institution or other Person that fails to provide its respective portion of the Debt Financing under the Debt Commitment Letters or New Debt Commitment Letter.

(e) If any Debt Commitment Letter shall be terminated or modified in a manner adverse to Purchaser (other than as a result of a breach of Seller’s obligations hereunder or the exercise of “flex” provisions in the Fee Letter), or if any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letters (other than as a result of obtaining substitute debt financing in accordance with Section 7.14(e)), Purchaser shall use its best efforts to arrange to promptly obtain alternative financing from alternative sources on economic terms not materially less favorable to Purchaser than the terms of the Debt Commitment Letters and on non-economic terms not materially less favorable to Purchaser than the terms of the Debt Commitment Letter, in each case, taken as a whole, and in an amount which, together with its cash on hand, shall be sufficient (subject to the fulfilment of the conditions set forth in this Agreement ) to consummate the Contemplated Transactions (the “Alternate Debt Financing”), and to obtain a new financing commitment letter with respect to such Alternate Debt Financing (the “New Debt Commitment Letter”), which shall replace the existing Debt Commitment Letter, a true and complete copy of which (together with any related fee or other letter) shall be promptly provided to Seller (subject to redaction so long as such redaction does not cover terms that would adversely affect the conditionality or availability of the Debt Financing). In the event any New Debt Commitment Letter is obtained, (i) any reference in this Agreement to the “Debt Financing” shall mean the debt financing contemplated by the Debt Commitment Letter as modified pursuant to clause (ii) below, (ii) any reference in this Agreement to the “Debt Commitment Letter” shall be deemed to include any Debt Commitment Letter that is not superseded by a New Debt Commitment Letter at the time in question and any New Debt Commitment Letter to the extent then in effect and (iii) any reference in this Agreement to “Fee Letter” shall be deemed to include any fee or other letter relating to the Debt Commitment Letter that are not superseded by a New Debt Commitment Letter at the time in question and any New Debt Commitment Letter to the extent then in effect.

7.15 Financing Cooperation.

(a) Following the date hereof and prior to the Closing, Seller shall, and shall cause each of the Brand Companies and their respective Representatives and employees to provide to Purchaser such cooperation reasonably requested by Purchaser in connection with the Debt Financing, including:

(i) causing appropriate officers and employees of Seller and the Brand Companies to be available on a customary basis to meet with prospective lenders, rating agencies and investors in presentations, meetings, road shows and due diligence sessions and assist with the preparation of projections and other pertinent information in form and substance not previously provided to Purchaser as reasonably requested by Purchaser’s lender(s) in connection with the Debt Financing;

(ii) cooperating with prospective lenders’ due diligence, to the extent customary and reasonable, including, but not limited to, the delivery of Organizational Documents of the Brand Companies and lien searches, and reasonably cooperating with Purchaser to facilitate an appraisal of the Intellectual Property owned by the Brand Companies, each as contemplated by the Debt Commitment Letters;

(iii) executing and delivering into escrow any credit agreement, customary and reasonable pledge and security documents, guarantee documents, supplemental indenture, currency or interest hedging arrangements, other definitive financing documents, or other certificates, or other documents with respect to the Debt Financing contemplated by the Debt Commitment Letters as may be reasonably requested by Purchaser or otherwise reasonably facilitating the pledging of collateral;

(iv) furnishing Purchaser and its sources of Debt Financing as promptly as practicable financial statements with respect to the period following the date hereof as reasonably required by such sources and not previously provided to Purchaser by Seller;

(v) furnishing Purchaser, within the time period specified in the Debt Commitment Letters or as otherwise reasonably requested by the sources of the Debt Financing with all documentation and other information required by regulators and authorities under applicable “know your customer” and anti-money laundering and regulations, including the USA Patriot Act of 2001;

(vi) taking such reasonable actions as may be required, proper or advisable, as requested by Purchaser, to facilitate the guarantee and pledge of collateral to secure the Debt Financing, including cooperating in connection with the pay-off of existing Indebtedness and the release of Liens related thereto; and

(vii) using commercially reasonable efforts to obtain customary pay-off letters, Lien releases, instruments of termination, waivers, consents, and approvals from other parties to Contracts and Liens to which the Brand Companies are a party or by which any of them or their assets or properties are bound or subject;

provided, that (1) nothing herein shall require such cooperation to the extent it would require the Company or its Affiliates to waive or amend any terms of this Agreement or to agree to pay any fees, reimburse any expenses or give any indemnities prior to the Closing for which it has not received prior reimbursement by or on behalf of Purchaser or for which it has not otherwise agreed to pay or reimburse under this Agreement, or to give any indemnities or incur any liabilities other than reimbursements and liabilities of the Brand Companies that are effective only after the Closing, (2) nothing herein shall require such cooperation from the Company or its Affiliates to the extent it would unreasonably interfere with or disrupt the ongoing operations of the Company or its Affiliates, (3) no action, liability or obligation of the Company under any certificate, agreement, arrangement, document or instrument relating to the Debt Financing shall be effective until after the Closing and (4) neither the Company nor any of its Affiliates shall be required to issue any offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in relation to the Debt Financing, but such documents may contain disclosure and financial statements reflecting the Company as the obligor following the Closing.

(b) Purchaser shall promptly, upon request by the Company or Seller, reimburse Seller for all documented and reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company, Seller or any of their respective Affiliates or Representatives in connection with the cooperation of the Company and any other Brand Company contemplated by this Section 7.15, and the foregoing obligations shall survive termination of this Agreement.

(c) In no event shall Seller, the Company, any Brand Company or any of their Affiliates be in breach of this Agreement because of the failure by the Company or any Brand Company to deliver any financial or other information that is not currently readily available to the Company or any Brand Company on the date hereof or is not otherwise prepared in the ordinary course of its business at the time requested by Purchaser or for failure to obtain any review of any financial or other information by its accountants.

7.16 Restrictive Covenants of Seller.

(a) Non-Disparagement. Seller agrees not to (and shall use its commercially reasonable efforts to cause, its executive management team and the executive management team of Gaia, Inc. not to) make or publish any derogatory or disparaging written, oral, or electronic statements about (i) the Brand Companies or any of their predecessors, stockholders and the present and former officers, directors, managers, employees, owners, members and agents of the foregoing, individually and in their official capacities, or (ii) the Brand Business or any products, services, practices, or operations of any of the Brand Companies. Notwithstanding the covenants contained in Section 7.16(a), none of Seller or its executive management team or the executive management team of Gaia, Inc. shall be prohibited or restricted from (x) making or publishing any such statements that such Person reasonably believes in good faith to be necessary in responding to or initiating a bona fide claim, demand or dispute involving such Person and the Brand Companies and is otherwise not prohibited by the terms hereof or (y) answering truthfully if compelled to do so in a deposition, lawsuit or similar dispute resolution proceeding.

(b) Non-Competition; Non-Interference. Seller agrees (i) that for the two-year period commencing on the Closing Date, Seller shall not, and shall each cause its Subsidiaries not to (A) engage in or in any way, directly or indirectly, own, manage, operate, control, consult with, provide products and/or services to or participate in the ownership, management, operation or control of, provide financing to or otherwise advise or assist or be actively connected with, directly or indirectly, any enterprise or business which is of the type or character that engages in, or otherwise carries on, any business activity which in any other manner is in competition with the Brand Business, except that Seller may own, in the aggregate, 5% or less of the stock of any corporation which is listed on a national stock exchange or actively traded in the over-the-counter market; (B) solicit or attempt to solicit (other than on behalf of any Brand Company) any Person that is, or within two (2) years before the Closing Date was, a client, customer, supplier, licensee or business relation of the Brand Business, or who Seller, any Brand Company or any of their respective Subsidiaries solicited to be a client, customer, supplier or licensee of the Brand Business during such two (2)-year period, or induce or attempt to induce any such Person to cease, reduce or not commence doing business with any of the Brand Companies (or assist any other Person in engaging in any such activities); or (C) knowingly and intentionally interfere in any way with the relationship between any Brand Company and any Person that is or was a client, lender, investor, customer, supplier, licensee or other business relation of the Brand Business (or assist any other Person in engaging in any such activities); provided, however, that in no event shall Seller or any of their respective Affiliates be in violation of this Section 7.16(a) as a result of Seller or any of its respective Affiliates or Subsidiaries engaging in and operating the Gaia Business.

(c) Non-Solicitation of Employees. From and after the Closing Date, Seller shall not, and shall cause its Affiliates not to, for a period of two (2) years after the Closing Date, hire or knowingly solicit for employment any Transferred Employee; provided, that this paragraph shall not preclude Seller or its Affiliates from soliciting for employment any such Transferred Employee by a general solicitation through a public medium or general or mass mailing by or on behalf of Seller or any of its Affiliates that is not targeted specifically at employees of the Brand Companies or the Licensees; provided, further, that Seller shall not during the now current term of the Boulder Road Lease, as the same may be assigned to a Licensee, hire any Transferred Employee who works primarily out of the Boulder Road location notwithstanding the manner of solicitation, without Purchaser’s prior written consent. For the avoidance of doubt, this Section 7.16(c) shall not apply to any services that are provided under the Transition Services Agreement.

(d) Acknowledgement.

(i) It is the desire and intent of the Parties that the provisions of Sections 7.16(a), 7.16(b), 7.16(c), 7.17(a), 7.17(b) and 7.17(c) shall be enforced to the fullest extent permissible under Applicable Law and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portion of any of Section 7.16(a), 7.16(b), 7.16(c), 7.17(a), 7.17(b) or 7.17(c) shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, such Section 7.16(a), 7.16(b), 7.16(c), 7.17(a), 7.17(b) or 7.17(c), as applicable, shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid, illegal or unenforceable, such amendment to apply only with respect to the operation of Section 7.16(a), 7.16(b), 7.16(c), 7.17(a), 7.17(b) or 7.17(c), as applicable, in the particular jurisdiction in which such adjudication is made. The Parties agree that the scope, area and duration of the covenants set forth in Sections 7.16(a), 7.16(b), 7.16(c), 7.17(a), 7.17(b) and 7.17(c) are reasonable. Notwithstanding the foregoing, the Parties agree that if the scope, area or duration of any covenant set forth in Sections 7.16(a), 7.16(b), 7.16(c), 7.17(a), 7.17(b) and 7.17(c) shall be adjudicated by a court of competent jurisdiction to be overly broad or otherwise unreasonable, such court may reduce the scope, area and duration thereof to that which it deems the maximum scope, area and duration reasonable under the circumstances, such reduced scope, area and duration to apply only with respect to the operation of Section 7.16(a), 7.16(b), 7.16(c), 7.17(a), 7.17(b) or 7.17(c), as applicable, in the particular jurisdiction in which such adjudication is made.

(ii) The Parties recognize that the performance of the obligations under Sections 7.16(a), 7.16(b), 7.16(c), 7.17(a), 7.17(b) and 7.17(c) is special, unique and extraordinary in character, and that in the event of a breach by either Party of the terms and conditions of any of Section 7.16(a), 7.16(b), 7.16(c), 7.17(a), 7.17(b) or 7.17(c) to be performed by such Party, the other Party has no adequate remedy at law for any such breach, and therefore, the Parties agree that, each Party and the Brand Companies shall, in addition to the other remedies that may be available to either of them under this Agreement at law (including to obtain damages for any breach of Sections 7.16(a), 7.16(c), 7.16(c), 7.17(a), 7.17(b) and 7.17(c)), be entitled, if they so elect, to enforce the specific performance thereof by such Party or to enjoin any employees of such Party or any of its Affiliates from performing services for any Person.

(iii) Seller agrees that the covenants and agreements of Seller set forth in Sections 7.16(a), 7.16(c) and 7.16(c) are independent of all other covenants, representations, warranties and agreements of the Parties set forth in this Agreement, and no default, breach or failure to perform by any Party shall constitute an excuse or other justification for Seller to fail to observe fully its covenants and agreements under Sections 7.16(a), 7.16(c) and 7.16(c). No course of dealing between Purchaser and Seller, and no delay by Purchaser in exercising any right, power or remedy under this Section 7.16(d), in equity or at law, shall constitute a waiver of, or otherwise prejudice, any such right, power or remedy.

(iv) Purchaser agrees that the covenants and agreements of Purchaser set forth in Sections 7.17(a), 7.17(b) and 7.17(c) are independent of all other covenants, representations, warranties and agreements of the Parties set forth in this Agreement, and no default, breach or failure to perform by any Party shall constitute an excuse or other justification for Purchaser to fail to observe fully its covenants and agreements under Sections 7.17(a), 7.17(b) and 7.17(c). No course of dealing between Purchaser and Seller, and no delay by Seller in exercising any right, power or remedy under this Section 7.16(d), in equity or at law, shall constitute a waiver of, or otherwise prejudice, any such right, power or remedy.

7.17 Restrictive Covenants of Purchaser and Parent.

(a) Non-Disparagement. Each of Parent and Purchaser agrees not to (and shall direct, and use its commercially reasonable efforts to cause, its respective executive management team not to) make or publish any derogatory or disparaging written, oral, or electronic statements about (i) Seller or any of its predecessors, stockholders and the present and former officers, directors, managers, employees, owners, members and agents of the foregoing, individually and in their official capacities, or (ii) the Gaia Business or any products, services, practices, or operations of Seller or any of its Subsidiaries. Notwithstanding the covenants contained in this Section 7.17(a), none of Purchaser or Parent or their respective executive management teams shall be prohibited or restricted from (x) making or publishing any such statements that such Person reasonably believes in good faith to be necessary in responding to or initiating a bona fide claim, demand or dispute involving such Person and Seller or any of its Subsidiaries and is otherwise not prohibited by the terms hereof or (y) answering truthfully if compelled to do so in a deposition, lawsuit or similar dispute resolution proceeding.

(b) Non-Competition; Non-Interference. Each of Parent and Purchaser hereby agrees that for the two (2)-year period commencing on the Closing Date, Parent and Purchaser shall not, and shall cause their respective Subsidiaries not to, within the continental United States or any other jurisdiction or marketing area in which the Gaia Business operates, (i) engage in or in any way, directly or indirectly, own, manage, operate, control, consult with, provide services to or participate in the ownership, management, operation or control of, provide financing to or otherwise advise or assist or be actively connected with, directly or indirectly, any enterprise or business which is of the type or character that engages in, or otherwise carries on, any business activity which in any other manner both (x) is in competition with the Gaia Business and (y) utilizes the “Gaiam” brand and related trademarks, except that Parent or Purchaser may own, in the aggregate, 5% or less of the stock of any corporation which is listed on a national stock exchange or actively traded in the over-the-counter market; or (ii) knowingly and intentionally interfere in any way with the relationship between the Gaia Business and any Person that is or was a client, lender, investor, customer, supplier, licensee or other business relation of the Gaia Business (or assist any other Person in engaging in any such activities); provided, however, that in no event shall Purchaser, any Brand Company or any of their respective Affiliates be in violation of this Section 7.17(b) as a result of Purchaser, any Brand Company or any of their respective Affiliates or Subsidiaries engaging in and operating the Brand Business in the manner that such business is conducted by Seller on the Closing Date.

(c) Non-Solicitation of Employees. From and after the Closing Date, Parent, Purchaser and the Brand Companies shall not, and shall cause their respective Affiliates not to, for a period of two (2) years after the Closing Date, hire or knowingly solicit for employment any employee of the Gaia Business; provided, that this paragraph shall not preclude Parent, Purchaser, the Brand Companies or their respective Affiliates from soliciting for employment any such employee by a general solicitation through a public medium or general or mass mailing by or on behalf of Parent, Purchaser, the Brand Companies or any of their respective Affiliates that is not targeted specifically at employees of the Gaia Business; provided further that Parent and Purchaser shall not during the now current term of the existing Boulder Road Lease hire any employee of the Gaia Business who works primarily out of the Boulder Road location notwithstanding the manner of solicitation, without Seller’s prior written consent. For the avoidance of doubt, this Section 7.17(c) shall not apply to any services that are provided under the Transition Services Agreement.

7.18 Intellectual Property Title Matters. To the extent that any Registered Company Intellectual Property is not in the legal name of the Brand Companies, is subject to a chain of title defect, or is subject to any form of Lien (other than (i) the Permitted Liens, and (ii) non-exclusive licenses granted in the ordinary course of business consistent with past practice), Seller shall, and shall use its reasonable best efforts to cause each of its applicable Subsidiaries to, prior to and following the Closing, at Seller’s sole expense, prepare, execute and file for record such instruments and documents necessary to cure such title defects, provide for current ownership of the asset by the Brand Companies and remove any and all such Liens in such Company Intellectual Property following the Closing (all such actions, the “IP Title Corrective Actions”); provided that, to the extent any IP Title Corrective Actions are not completed prior to the Closing, Seller shall use its reasonable best efforts to complete all IP Title Corrective Actions promptly following the Closing. Seller shall deliver all documentation that is filed concerning the IP Title Corrective Actions to Purchaser promptly following the IP Title Corrective Actions are taken.

7.19 Use of Company Intellectual Property. From and after the Closing, unless otherwise agreed to in writing by the Parties, Seller shall not, and shall cause its Subsidiaries not to, use any of the Company Intellectual Property, including any Trademarks confusingly similar to the Trademarks used on or in connection with the Brand Business and/or Brand Companies (the “Company Trademarks”) except for references in historical, Tax, and similar records, other permissible fair use and as otherwise required by Applicable Law or as set forth in the IP License Agreement; provided, that that Seller shall change its name (and amend its certificate of incorporation to reflect such change) to a name that does not use any of the Company Intellectual Property or any Company Trademarks promptly as practicable after the Closing, but in no event later than 15 days after the Closing.

7.20 Shareholder Consent; Information Statement. Seller shall use its best efforts to obtain the Shareholder Consent as promptly as practicable after the execution and delivery of this Agreement, including exercising any rights Seller may have under any voting agreements or similar arrangements that Seller and any of its shareholders is a party to. Within five (5) Business Days following the receipt of the Shareholder Consent, Seller shall prepare and file with the SEC the Information Statement. Seller shall promptly notify Purchaser of the receipt of any comments of the SEC with respect to the Information Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall promptly provide to Purchaser copies of all correspondence between Seller or any Representative of Seller and the SEC with respect to the Information Statement. Seller shall (i) give Purchaser and its counsel the opportunity to review and comment on the Information Statement and all responses to requests for additional information by, and replies to comments of, the SEC, (ii) take into good faith consideration all comments reasonably proposed by Purchaser and (iii) not file such document with the SEC prior to providing Purchaser and its counsel a reasonable opportunity to review and comment thereon it being acknowledged and agreed that two (2) days constitutes a reasonable opportunity. Seller will use its commercially reasonable efforts to have the Information Statement cleared by the SEC as promptly as reasonably practicable after its filing and thereafter cause the Information Statement to be mailed to its shareholders as promptly as reasonably practicable (but no more than twenty (20) Business Days) after the Information Statement has been declared effective by the SEC. Purchaser shall furnish all information concerning itself and its Subsidiaries as may be reasonably requested in connection with the preparation, filing and distribution of the Information Statement. Purchaser agrees that it shall reasonably cooperate with and assist Seller, including providing Seller upon request (as promptly as reasonably practicable) with the information concerning Purchaser and its Affiliates, directors and officers required to be included in the Information Statement. If at any time prior to the Closing, any information relating to Seller or Purchaser or any of their respective Affiliates, officers or directors should be discovered by Seller or Purchaser that should be set forth in an amendment or supplement to the Information Statement so that the Information Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC, and to the extent required by Applicable Law, disseminated to the shareholders of Seller. Seller shall be solely responsible for the costs and expenses incurred in connection with the preparation, mailing and filing of the Information Statement.

7.21 No Solicitation.

(a) Alternative Transaction. Seller shall not, and shall cause its Subsidiaries (including the Brand Companies) and its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly facilitate, induce or encourage the making of any proposal or offer that constitutes or would reasonably be expected to lead to an Alternative Transaction Proposal, or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by Seller, any of its Subsidiaries (including the Brand Companies) or its or their respective Representatives shall be deemed to be a breach of this Section 7.21(a) by Seller. Seller will, and will cause each of the Brand Companies and each of its and their respective Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Alternative Transaction Proposal. Seller agrees that it will take all commercially reasonable steps to promptly inform its Representatives of the obligations undertaken in this Section 7.21(a).

(b) Superior Proposal. Notwithstanding anything to the contrary contained in Section 7.21(a), in the event that Seller or any Brand Company receives after the date of this Agreement and prior to the termination of this Agreement in accordance with its terms, an unsolicited, bona fide written Alternative Transaction Proposal which the Board determines to be, or to be reasonably likely to result in, a Superior Proposal, Seller may then take the following actions (but only if (x) (A) the Board concludes in good faith, after consultation with its outside legal counsel, that the failure to take the following actions would be inconsistent with its fiduciary duties under Applicable Law, and (B) Seller has given Purchaser prior written notice of its intention to take any of the following actions and of the identity of the Person or group making such Alternative Transaction Proposal and the material terms and conditions of such Alternative Transaction Proposal and (y) Seller shall not have breached any of, and continues to comply with all of, the provisions of this Section 7.21):

(i) furnish nonpublic information with respect to Seller and its Subsidiaries and the Brand Business to the Person or group making such Alternative Transaction Proposal; provided, that prior to furnishing any such nonpublic information, it receives from such Person or group an executed confidentiality agreement containing confidentiality terms at least as restrictive as the terms contained in the Confidentiality Agreement, and which shall not contain any exclusivity provision or other term that would restrict, in any manner, Seller’s ability to consummate the transactions contemplated by this Agreement; and

(ii) engage in discussions or negotiations with such Person or group with respect to such Alternative Transaction Proposal.

(c) Notification. In addition to the obligations of Seller set forth in Sections 7.21(a), 7.21(b), and 7.21(d), as promptly as practicable (and in any event within two (2) Business Days) after receipt of any Alternative Transaction Proposal, Seller shall provide Purchaser with the identity of the Person or group making any such Alternative Transaction Proposal and oral and written notice of the material terms and conditions of such Alternative Transaction Proposal. Seller shall provide Purchaser as promptly as practicable (and in any event within two (2) Business Days) with such information as is reasonably necessary to keep Purchaser informed in all material respects regarding, and the status and terms of, and changes in any such Alternative Transaction Proposal. Seller shall provide Purchaser with two (2) Business Days’ prior notice (or such lesser prior notice as is provided to the Board) of any meeting of the Board at which the Board is reasonably expected to consider any Alternative Transaction Proposal. Any material amendment (including the form, amount and timing of payment of consideration) to any Alternative Transaction Proposal will be deemed to be a new Alternative Transaction Proposal for the purposes of this Section 7.21.

(d) Changes of Recommendation. Except as provided in Section 7.21(e) below, neither the Board nor any committee thereof shall (i) (A) withdraw or qualify (or amend or modify in a manner adverse to Purchaser), or fail to make the approval, recommendation or declaration of advisability by the Board or any committee thereof of this Agreement, or the transactions contemplated by this Agreement, (B) recommend, adopt or approve any Alternative Transaction Proposal, (C) publicly make any recommendation in connection with an Alternative Transaction Proposal other than a recommendation against such proposal, or (D) if an Alternative Transaction Proposal shall have been publicly announced or disclosed, if so requested by Purchaser, fail to recommend against such Alternative Transaction Proposal or fail to reaffirm the approval, recommendation and declaration of advisability of this Agreement and the transactions contemplated by this Agreement, on or prior to the fourth (4th) Business Day after the Alternative Transaction Proposal shall have been publicly announced or disclosed (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) approve or recommend or allow Seller or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding (A) relating to any Alternative Transaction Proposal or any offer or proposal that would reasonably be expected to lead to an Alternative Transaction Proposal or (B) requiring it (or that would require it) to abandon, terminate or fail to consummate the transactions contemplated by this Agreement.

(e) Notwithstanding anything to the contrary set forth in this Agreement, solely in response to a Superior Proposal, the Board may make an Adverse Recommendation Change or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal in accordance with Section 9.01(h), only if all of the following conditions in clauses (i) through (iv) are met:

(i) a Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal;

(ii) Seller shall have (A) provided to Purchaser four (4) Business Days’ prior written notice, which notice shall state expressly (1) that it has received a Superior Proposal, (2) the material terms and conditions of the Superior Proposal (including the consideration offered therein (and the portion thereof attributable to the Brand Business) and the identity of the Person or group of Persons making the Superior Proposal), and shall have contemporaneously provided copies of the relevant proposed transaction agreements with the Person or group of Persons making such Superior Proposal (the “Alternative Acquisition Agreement”) (it being understood and agreed that any material amendment to the financial terms or any other material term of such Superior Proposal shall require a new notice and a new four (4) Business Day period) and (3) that it intends to effect an Adverse

Recommendation Change and the manner in which it intends to do so or that it intends to terminate this Agreement in accordance with Section 9.01(h) in order to enter into the Alternative Acquisition Agreement, as applicable, and (B) prior to making such Adverse Recommendation Change or terminating this Agreement in accordance with Section 9.01(h), as applicable, to the extent requested by Purchaser, engaged in good faith negotiations with Purchaser during such four (4) Business Day period to amend this Agreement in such a manner that the Alternative Acquisition Agreement ceases to constitute a Superior Proposal;

(iii) the Board shall have determined in good faith, after consultation with its outside legal counsel, that, in light of such Superior Proposal and taking into account any revised terms offered by Purchaser, the failure to make an Adverse Recommendation Change or terminate this Agreement in accordance with Section 9.01(h), as applicable, is inconsistent with its fiduciary duties under Applicable Law; and

(iv) Seller shall have complied with Section 7.21(a) and shall not have breached any of the other provisions set forth in this Section 7.21.

7.22 Gaiam-FFL APA. Seller shall not, without the prior written consent of Purchaser (which consent may be withheld in its reasonable discretion), terminate, amend, modify or supplement the Gaiam-FFL APA in any material respect. Purchaser and Seller acknowledge and agree that in the event FFL shall fail to close the transactions contemplated by the Gaiam-FFL APA, or otherwise fail to fund the Net Closing Cash Consideration, as defined in the Gaiam-FFL APA on the Closing Date, (a) Seller shall have the right to (i) terminate the Gaiam-FFL APA, and (ii) to cause the Brand Companies to transfer and assign the Acquired Assets, as defined in the Gaiam-FFL APA, to Seller immediately prior to the sale and transfer of the Purchased Interests to Purchaser hereunder, and such transfer and assignment shall not result in any breach of any representation, warranty or covenant of Seller or the Brand Companies hereunder; (b) during the sixty day period following the Closing, Seller and Purchaser will work together in good faith to allow Seller to sell and/or collect such Acquired Assets in the ordinary course of business, and such sale shall not be subject to any restrictive covenants set forth herein; and (c) following the Closing, the Brand Companies shall grant to Seller a limited royalty-free, sublicensable, worldwide license to use, reproduce and display the Material Registered Company Intellectual Property solely as necessary to market and sell and/or collect the Acquired Assets and such license shall be sublicensable to any subsequent purchaser or assignee of the Acquired Assets solely as necessary to market and sell any Acquired Assets that are inventory bearing any Material Registered Company Intellectual Property. For the avoidance of doubt, this limited license is granted conditionally and solely to allow Seller (i) to market and sell Acquired Assets that are inventory and (ii) to sell the entirety of the Acquired Assets to a purchaser thereof, in each case, until such time as Purchaser, Seller and the Brand Companies identify a third party to fill FFL’s role as a Licensee and purchase the Acquired Assets.

ARTICLE VIII

CONDITIONS PRECEDENT

8.01 Conditions to Obligations of Each Party to Effect the Contemplated Transactions. The respective obligations of each Party to effect the Contemplated Transactions shall be subject to the waiver by such Party or the satisfaction at or prior to the Closing Date of the following conditions:

(a) All waiting periods (and all extensions thereof) applicable to the Contemplated Transactions under Antitrust Laws set forth on Schedule 8.01(a) shall have terminated or expired and all consents, waivers, approvals, authorizations and orders required under the Antitrust Laws set forth on Schedule 8.01(a) shall have been received.

(b) No temporary restraining order, preliminary, or permanent injunction or other order issued by any Governmental Entity of competent jurisdiction prohibiting or challenging, or seeking to prohibit or challenge, the consummation of any of the Contemplated Transactions shall be in effect.

(c) Seller shall have obtained the Shareholder Consent, which Shareholder Consent shall not have been revoked, modified or amended, and remains in full force and effect.

8.02 Conditions to Obligation of Purchaser. The obligation of Purchaser to consummate the transactions that are to be consummated at the Closing is subject to the satisfaction, as of the Closing Date, of the following further conditions (any of which may be waived by Purchaser in whole or in part):

(a) Each of the (i) representations and warranties of Seller set forth in Article IV and Article V (other than the Fundamental Representations) shall be true and correct (without giving effect to any “material”, “materially”, “materiality”, “Company Material Adverse Effect”, “material adverse effect”, “material adverse change” or similar qualifiers contained in any of such representations and warranties other than those contained in Section 5.05 or Section 5.07) in all respects, except where the failure to be so true and correct, individually or in the aggregate, does not and would not reasonably be expected to have a Company Material Adverse Effect, in each case, as of the date of this Agreement, the FFL Closing Date (to the extent such date occurs) and as of the Closing Date as though made on and as of the FFL Closing Date and the Closing Date, as applicable (except to the extent that any such representations and warranties are made as of another date, which such representations and warranties shall be true and correct in all respects as of such other date), (ii) representations and warranties of Seller set forth in Sections 4.05 (Judgments), 4.07 (Brokers), 5.02(a) (Capitalization), 5.10(b) (Intellectual Property), 5.14(b) (Proceedings; Judgments), and 5.20 (Brokers) shall be true and correct in all material respects as of the date of this Agreement and as of the FFL Closing Date (to the extent such date occurs) and the Closing Date as though made on and as of the FFL Closing Date and the Closing Date, as applicable (except to the extent that any such representations and warranties are made as of another date, which such representations and warranties shall be true and correct in all respects as of such other date) and (iii) representations and warranties of Seller set forth in Sections 4.01 (Organization), 4.02(a) (Authority), 4.02(b) (Execution and Delivery), 4.04 (Title to Purchased Interests), 5.02(b) (Capitalization), 5.02(c) (Capitalization), 5.02(d) (Capitalization), and 5.03(a) (Authority) of Seller shall be true and correct in all respects as of the date of this Agreement and as of the FFL Closing Date (to the extent such date occurs) and the Closing Date as though made on and as of the FFL Closing Date and Closing Date, as applicable (except to the extent that any such representations and warranties are made as of another date, which such representations and warranties shall be true and correct in all respects as of such other date).

(b) Seller shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by Seller at or prior to the Closing Date.

(c) Since the date of this Agreement, no Company Material Adverse Effect shall have occurred and no other events shall have occurred that would, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) Seller shall have delivered, or cause to be delivered, to Purchaser the following:

(i) membership interest certificates representing the Purchased Interests, duly endorsed in blank or accompanied by duly executed membership interest powers, in each case, with all necessary transfer tax and other revenue stamps (the cost of which shall be allocated as set forth in Section 7.12(b)), affixed and canceled;

(ii) a certificate signed by Seller certifying that each of the conditions specified in subsections (a), (b) and (c) of this Section 8.02 have been satisfied;

(iii) resignations, effective as of the Closing Date, of each manager (if applicable), director (if applicable) and officer of the Brand Companies identified on Schedule 8.02(d)(iii);

(iv) the IP License Agreement, executed by Gaiam Americas and Gaia, Inc.;

(v) the Transition Services Agreement, executed by Seller;

(vi) the SVOD Rights Assignment Agreement, executed by Gaiam Americas and Gaia, Inc.;

(vii) the SVOD Sub-License Agreement, executed by Gaiam Americas and Gaia, Inc.;

(viii) the Escrow Agreement, executed by Seller and the Escrow Agent;

(ix) a certificate of good standing or existence of Seller and each domestic Brand Company issued as of a date not more than 15 days prior to the Closing Date by the appropriate Governmental Entity (e.g., Secretary of State) of its jurisdiction of formation or incorporation;

(x) a certificate of the Secretary of Seller certifying, (A) as complete, accurate and in effect as of the Closing, (1) attached copies of Seller’s and each Brand Company’s Organizational Documents, and (2) all requisite resolutions or actions of the Board approving the execution and delivery of this Agreement, the other Collateral Agreements and the consummation of the Contemplated Transactions, and (B) as to the incumbency and signatures of the officers of Seller executing this Agreement and any other Collateral Agreement or other document, certificate or instrument relating to the Contemplated Transactions;

(xi) a certificate pursuant to U.S. Treasury Regulations §1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code;

(xii) at least two (2) Business Days prior to the Closing, pay-off letters, in form and substance reasonably satisfactory to Purchaser, duly executed by each holder of Funded Indebtedness then outstanding, which include evidence that all Liens arising under such Funded Indebtedness have been or will be released upon payment in full of all outstanding amounts thereunder (the “Pay-Off Letters”); and

(xiii) at least two (2) Business Days prior to the Closing, final invoices, in form and substance reasonably satisfactory to Purchaser, duly executed by each payee of Company Transaction Expenses, which invoices include the amount of Company Transaction Expenses incurred and owing to such Person as of the Closing and releasing the Brand Companies and its Affiliates from all obligations and Liabilities in connection with the repayment in full of such Company Transaction Expenses.

(e) Seller shall have delivered, or cause to be delivered, to the Payroll Provider (i) the Transferred Employee Accrued PTO Amount and (ii) $500,000 in respect of certain severance obligations of Seller and the Brand Companies, in each case, to be paid in accordance with the instructions provided by Seller to the Payroll Provider.

(f) Either, the transactions contemplated by the Gaiam-FFL APA shall have been consummated, or Seller shall have caused the Brand Companies to have transferred and assigned the Acquired Assets, as defined in the Gaiam FFL APA, to Seller in accordance with Section 7.22 hereof.

8.03 Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions that are to be consummated at the Closing is subject to the satisfaction, as of the Closing Date, of the following further conditions (any of which may be waived in writing by Seller in whole or in part):

(a) Each of the (i) representations and warranties of Purchaser set forth in Article VI shall be true and correct (without giving effect to any “material”, “materially”, “materiality”, “material adverse effect”, “material adverse change” or similar qualifiers contained in any of such representations and warranties) in all respects, except where the failure to be so true and correct, individually or in the aggregate, does not and would not reasonably be expected to have a material adverse effect on Purchaser’s ability to perform its obligations under this Agreement and to consummate the Contemplated Transactions, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representations and warranties speak as of another date, which such representations and warranties shall be true and correct in all respects as of such other date), and (ii) Fundamental Representations of Purchaser shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such Fundamental Representations are made as of another date, which such Fundamental Representations shall be true and correct in all respects as of such other date).

(b) Purchaser shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by Purchaser at or prior to the Closing Date.

(c) Purchaser shall have delivered, or cause to be delivered, to Seller the following:

(i) a certificate signed by an officer of Purchaser certifying that each of the conditions specified in subsections (a) and (b) of this Section 8.03 have been satisfied;

(ii) evidence reasonably satisfactory to Seller that the requirements of Purchaser to be completed on the Closing Date set forth in Section 7.08 will be satisfied immediately following the Closing;

(iii) the Third Amendment and Assignment of Lease, executed by FFL;

(iv) the Transition Services Agreement, executed by FFL;

(v) the Reception Services Agreement, executed by FFL;

(vi) the Escrow Agreement, executed by Purchaser and the Escrow Agent;

(vii) a certificate of good standing for Purchaser issued as of a date not more than 15 days prior to the Closing Date by the appropriate Governmental Entity (e.g., Secretary of State) of its jurisdiction of formation; and

(viii) a certificate of the Secretary of Purchaser certifying, (A) as complete, accurate and in effect as of the Closing, (1) attached copies of Purchaser’s Organizational Documents, and (2) all requisite resolutions or actions of Purchaser’s board of managers approving the execution and delivery of this Agreement, the other Collateral Agreements and the consummation of the Contemplated Transactions, and (B) as to the incumbency and signatures of the officers of Purchaser executing this Agreement and any other Collateral Agreement or other document, certificate or instrument relating to the Contemplated Transactions.

(d) In addition to the Purchase Price paid in accordance with Section 3.02(a), Purchaser shall have delivered, or cause to be delivered, to the Payroll Provider the following amounts:

(i) the Designated Employee Accrued PTO Amount, to be paid in accordance with the instructions provided by Seller to the Payroll Provider;

(ii) the Severance Amount, to be paid in accordance with the instructions provided by Seller to the Payroll Provider; and

(iii) the WARN Amount, if any, to be paid in accordance with the instructions provided by Seller to the Payroll Provider.

(e) The transactions contemplated by the Gaiam-FFL APA shall have been consummated.

8.04 Frustration of Closing Conditions. Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such Party’s failure to act in good faith or to comply with Section 7.04 or Section 7.05.

ARTICLE IX

TERMINATION

9.01 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written consent of Purchaser and Seller;

(b) by either Purchaser or Seller if the Contemplated Transactions shall not have been consummated within ninety (90) days following the date hereof (the “Outside Date”); provided, however, that the Parties may mutually consent in writing to extend the Outside Date for any reason and, if any Person shall initiate a Proceeding seeking to enjoin the Contemplated Transactions and succeed in obtaining a temporary restraining order or injunction, the Outside Date shall be automatically extended for an additional thirty (30) days and thereafter, at Seller’s or Purchaser’s option, for up to two (2) additional thirty (30)-day periods (such extended date shall then be the “Outside Date”). The right to terminate this Agreement under this Section 9.01(b) shall not be available to any Party whose willful breach of any material obligation under this Agreement has been the principal cause of or resulted in the failure of the Closing to occur on or before the Outside Date;

(c) by either Purchaser or Seller, if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final Judgment or taken any other action having the effect of permanently restraining, enjoining, or otherwise prohibiting the Contemplated Transactions; provided, however, that the Party seeking to terminate pursuant to this Section 9.01(c) shall have complied with its obligations under Section 7.04;

(d) by Purchaser, if Seller shall have breached or failed to perform any of its representations, warranties, covenants, or other agreements contained in this Agreement (other than Section 7.21(a)), which breach or failure to perform would cause the conditions to the obligations of Purchaser at the Closing to not be satisfied by the Outside Date and which breach or failure, if capable of being cured, shall not have been cured prior to the earlier of (i) the Outside Date and (ii) 10 calendar days following receipt by Seller of written notice of such breach or failure from Purchaser, with specific reference to the alleged facts underlying such breach or failure and the conclusion it would lead to such conditions not being met;

(e) by Seller, if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants, or other agreements contained in this Agreement, which breach or failure to perform would cause the conditions to the obligations of Seller at the Closing to not be satisfied by the Outside Date and which breach or failure, if capable of being cured, shall not have been cured prior to the earlier of (i) the Outside Date or (ii) 10 calendar days following receipt by Purchaser of written notice of such breach or failure from Seller, with specific reference to the alleged facts underlying such breach or failure and the conclusion it would lead to such conditions not being met;

(f) by Purchaser, if Seller shall have breached in any material respect any of its obligations under Section 7.21(a);

(g) by Purchaser, if Seller, the Board or any committee thereof, for any reason, shall have (i) effected an Adverse Recommendation Change, or (ii) approved or recommended any Alternative Transaction Proposal; or

(h) by Seller, if: (i) Seller shall have received a Superior Proposal; (ii) Seller shall have complied in all material respects with its obligations under Section 7.21; (iii) the Board approves, and Seller, concurrently with the termination of this Agreement, enters into, such Alternative Acquisition Agreement with respect to such Superior Proposal; and (iv) concurrently with such termination, Seller pays to Purchaser the Termination Fee.

9.02 Termination Procedures. If Purchaser or Seller exercises their right to terminate this Agreement pursuant to Section 9.01, it shall deliver to the other Party a written notice specifying a reasonably detailed basis for termination; provided, however, that (i) Purchaser’s right to terminate this Agreement pursuant to

Section 9.01(d) shall be subject to the cure period set forth in Section 9.01(d) and (ii) Seller’s right to terminate this Agreement pursuant to Section 9.01(e) shall be subject to the cure period set forth in such Section 9.01(e).

9.03 Effect of Termination. If this Agreement is terminated and the Contemplated Transactions are abandoned as described in Section 9.01, this Agreement shall become null and void and of no further force and effect and there shall be no Liability on the part of any Party or any of its Affiliates, directors, officers, shareholders, partners, members or Representatives, except (i) that the provisions of Section 4.07, Section 5.20, Section 6.07, Section 7.03, Section 7.12, this Section 9.03, Section 9.04 and Article XI shall survive termination, and (ii) nothing herein shall relieve any Party from Liability for any intentional and material breach of this Agreement. The Confidentiality Agreement shall survive termination of this Agreement as provided therein. Purchaser shall promptly cause to be returned to Seller, the Company or their designated Representatives or certified destroyed by Purchaser, all documents and information obtained in connection with this Agreement and the Contemplated Transactions and all documents and information obtained in connection with Purchaser’s investigation of the Company’s business, operations, and legal affairs, including any copies made by Purchaser or its Representatives of any such documents or information and take all other such action as required by the Confidentiality Agreement.

9.04 Termination Fee.

(a) In the event that:

(i) Purchaser terminates this Agreement pursuant to Section 9.01(f) or 9.01(g);

(ii) (1) this Agreement is terminated by (x) Seller or Purchaser pursuant to Section 9.01(b), and Seller did not have the right to terminate this Agreement pursuant to Section 9.01(e), or (y) by Purchaser pursuant to Section 9.01(d) and prior to such termination, an Alternative Transaction Proposal has been made and (2) within nine (9) months of such termination, Seller or any of its Subsidiaries (including any Brand Company) enters into a definitive agreement with any third party to consummate, or consummates, an Alternative Transaction;

(iii) (1) this Agreement is terminated by (x) Seller or Purchaser pursuant to Section 9.01(b), and Seller did not have the right to terminate this Agreement pursuant to Section 9.01(e), or (y) by Purchaser pursuant to Section 9.01(d) and prior to such termination, no Alternative Transaction Proposal has been made and (2) within six (6) months of such termination, Seller or any of its Subsidiaries (including any Brand Company) enters into a definitive agreement with any third party to consummate, or consummates, an Alternative Transaction; or

(iv) Seller terminates this Agreement pursuant to Section 9.01(h);

then, Seller shall pay Purchaser a one-time fee equal to $5,010,000 (the “Termination Fee”), which Termination Fee shall be the sole and exclusive remedy available at law or in equity to Purchaser for a termination of this Agreement which results in the payment of the Termination Fee. Any amounts due under this Section 9.04(a) shall be paid by wire transfer of same-day funds on the date of such termination or entry into such definitive agreement, as applicable, to an account provided in writing by Purchaser to Seller. The Parties agree that the liquidated damages described in this Section 9.04 are based in part on the damages which the Purchaser would suffer on account of the failure of the Closing to occur under the circumstances specified (which damages the parties acknowledge and agree are incapable of exact determination of amount). It is therefore understood and agreed that such liquidated damages amount represents the Parties’ reasonable estimate of actual damages and do not constitute a penalty.

(b) Interest and Costs; Other Remedies. Each of Seller and Purchaser acknowledges that the agreements contained in this Section 9.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither Purchaser nor Seller would have entered into this Agreement. Accordingly, in the event that Seller shall fail to pay the Termination Fee when due, and in order to obtain such payment, Purchaser commences a suit which results in a judgment against Seller for such Termination Fee, then Seller shall pay to Purchaser its costs and expenses (including attorneys’ fees and expenses of enforcement) in connection with such suit, together with interest on the amounts owed at the prime lending rate prevailing at such time, as published in the Wall Street Journal.

ARTICLE X

INDEMNIFICATION AND RELATED MATTERS

10.01 Indemnification by Seller. Subject to the limitations set forth in this Article X, from and after the Closing, Seller shall indemnify and hold harmless Parent, Purchaser, each Brand Company and their respective Affiliates, Representatives, successors and assigns (each a, “Purchaser Party” and collectively, the “Purchaser Parties”) from and against any and all Damages that any Purchaser Party suffers, incurs or pays, directly or indirectly, resulting from, arising out of or related to:

(a) any breach by Seller of a covenant contained in this Agreement;

(b) any Indebtedness of the Brand Companies that is not paid and discharged in full on or prior to the Closing Date and has not been taken into account pursuant to Section 2.06;

(c) any Company Transaction Expenses that are not paid and discharged on or prior to the Closing Date and have not been taken into account pursuant to Section 2.06;

(d) any Transferred Liabilities;

(e) any of the following Taxes and liabilities:

(i) any Taxes relating to a Pre-Closing Period imposed on Seller, Purchaser or any of the Brand Companies resulting from, arising out of, or incurred with respect to the Section 338(h)(10) Election;

(ii) any Taxes relating to a Pre-Closing Period arising from the Contribution or the contribution of the Company Subsidiaries to the Company;

(iii) any liability of any of the Brand Companies under Treasury Regulations Section 1.1502-6 or the analogous provisions of any state, local or foreign law for any Taxes relating to a Pre-Closing Period;

(iv) any Taxes arising from any breach of the representations and warranties in Section 5.13(p);

(v) any Taxes arising from any violation of the covenants contained in Section 7.10 or Section 7.12(b);

(vi) any Taxes relating to the matters disclosed in Section 5.13(c), Section 5.13(g), and Section 5.13(h) of the Disclosure Schedule; and

(vii) any Taxes or penalties in excess of $250,000 relating to the matters disclosed in Section 5.13(f) of the Disclosure Schedule;

(f) all Taxes imposed on, asserted against or attributable to the properties, income or operations of Seller or the Brand Companies or any Taxes for which Seller or any Brand Company is otherwise liable, with respect to all Pre-Closing Periods, other than those described in Section 10.01(e);

(g) any pre-Closing Liabilities of the Brand Companies relating to or arising from any events, circumstances or matters unrelated to the operation of the Brand Business; and

(h) any Proceeding commenced or brought by any shareholder of Seller in connection with the Contemplated Transactions.

10.02 Indemnification by Purchaser. Subject to the limitations set forth in this Article X, from and after the Closing, Purchaser shall indemnify and hold harmless Seller and its Affiliates, Representatives, successors and assigns (each, a “Seller Party” and collectively, the “Seller Parties”) from and against any and all Damages that any Seller Party suffers, incurs or pays, directly or indirectly, resulting from, arising out of or related to:

(a) any failure of any representation or warranty of Purchaser contained in this Agreement to be true and correct (without giving effect to any “material”, “materially”, “materiality”, “material adverse effect”, “material adverse change” or similar qualification contained in any such representation or warranty) in all respects on and as of the date of this Agreement and on and as of the Closing Date as if made on such date (other than those made on a specified date, which shall be true and correct in all respects as of such specified date);

(b) any breach by Purchaser of any covenant in this Agreement; and

(c) any claim made by FFL against a Seller Party pursuant to the Gaiam-FFL APA (excluding any actual breach by a Seller Party thereunder), and subject to the Parties’ compliance with Section 7.22 after giving effect to any sale or collection of the Acquired Assets thereunder, any breach by FFL of the Gaiam-FFL APA; and

(d) any Damages imposed on, sustained, incurred or suffered by, or asserted against, any of them, whether in respect of third-party claims, direct claims or otherwise, directly or indirectly relating to, arising out of or resulting from the arrangement of the Debt Financing, any other financing and/or the provision of information utilized in connection therewith.

10.03 Survival and Expiration of Representations and Warranties and Covenants.

(a) Except as set forth in Section 10.03(b) and Section 10.03(c), all of the representations and warranties of the Parties set forth in this Agreement terminate and expire, and shall cease to be of any force or effect, at 5:00 p.m. (Mountain Time) upon the date that is the 14-month anniversary following the Closing Date (the “Survival Date”), and all liability of the Parties with respect to such representations and warranties (including for indemnification for breach of such representations and warranties under this Article X), shall thereupon be extinguished. The covenants and agreements of the Parties shall survive the Closing until the Survival Date that is the 12-month anniversary following the Closing Date except (i) with respect to those covenants and agreements of the Parties that by their terms contemplate performance in whole or in part after the Closing shall remain in full force and effect until such covenant or agreement has been fully performed and (ii) with respect to the indemnification obligations of Seller pursuant to Section 10.01(e) and the related covenants contained in Section 7.10, which shall survive the Closing until sixty (60) days following the expiration of the applicable statute of limitations.

(b) Except as set forth in Section 10.03(c), the representations and warranties set forth in Section 4.04 (Title to Purchased Interests), Sections 5.02(a) (Capitalization), 5.02(b) (Capitalization), 5.02(c) (Capitalization) and 5.02(d) (Capitalization) shall survive until the expiration of the applicable statute of limitations, and the representations and warranties set forth in Section 5.13 (Taxes) shall survive until 60 days after the expiration of the applicable statute of limitations.

(c) Notwithstanding anything in this Section 10.03 to the contrary, if, prior to the relevant survival period set forth in Section 10.03(a) and Section 10.03(b) (the “Claim Expiration Date”), a Purchaser Party or a

Seller Party, as applicable, has duly delivered in good faith a conforming Claim Notice to Purchaser or Seller, as applicable, then the specific indemnification claim set forth in such Claim Notice (to the extent of the matter specified in the Claim Notice) shall survive the Claim Expiration Date and shall not be extinguished thereby until resolution of the matter specified in the Claim Notice in accordance with this Agreement.

10.04 Indemnification Limitations.

(a) Subject to the other provisions set forth in this Agreement, no Seller Party shall be entitled to any indemnification payment under this Agreement pursuant to Section 10.02(a) for any individual item or group of items arising out of the same or related events, sets of facts or circumstances, where the amount of Damages relating thereto is less than $50,000 (the “Sub-Basket”) and in respect of each individual item, or group of items arising out of the same or related events, sets of facts or circumstances, where the Damages relating thereto is equal to or greater than the Sub-Basket, unless and until the amount of Damages actually incurred by such Seller Parties as a result thereof exceeds $1,000,000 (the “Basket Amount”), at which time the Indemnified Party shall be entitled to recover the amount of the Damages incurred as a direct result of all such breaches of such representations and warranties that exceeds the Basket Amount.

(b) Subject to the other provisions set forth in this Agreement, the aggregate Liability of Seller to any and all Purchaser Parties under this Agreement and the aggregate Liability of Purchaser to any and all Seller Parties under this Agreement shall, in each case, be limited to $11,690,000 (the “Cap Amount”).

(c) Except as set forth in Section 10.01(e)(iv), the Purchaser Parties’ sole recourse in respect of (i) any breach or inaccuracy by Seller of the representations and warranties contained in Article IV and Article V and (ii) indemnification claims made by a Purchaser Party pursuant to Section 10.01(f) shall be against the Representation and Warranty Policy Insurer pursuant to the terms of the Representation and Warranty Policy and no Seller Party shall be liable for any Damages with respect to (A) any breach or inaccuracy by Seller of the representations and warranties contained in Article IV and Article V and (B) any indemnification claim made by a Purchaser Party pursuant to Section 10.01(f).

(d) Neither the Sub-Basket nor the Basket Amount set forth in Section 10.04(a) shall apply to (i) any breach of any Fundamental Representations made by Purchaser; (ii) any indemnification claim made by a Purchaser Party pursuant to Sections 10.01(a) through 10.01(h); (iii) any indemnification claim made by a Seller Party pursuant to Section 10.02(b); or (iv) fraud in connection with any breach of a representation or warranty set forth in this Agreement.

(e) From and after the date that is the 12-month anniversary of the Closing Date, no Purchaser Party or Seller Party shall be entitled to indemnification, to sue for Damages or to assert any other right or remedy under this Agreement (whether under this Article X or otherwise) against any Seller Party or Purchaser Party, as applicable, with respect to any Damages, cause of action or other claim (other than, for the avoidance of doubt, Damages incurred pursuant to Section 10.01(f) or, except as set forth in Section10.01(e)(iv), as a result of any breach or inaccuracy by Seller of the representations and warranties contained in Article IV and Article V, for which the Purchaser Party’s sole recourse shall be against the Representation and Warranty Policy Insurer pursuant to the terms of the Representation and Warranty Policy in accordance with Section 10.04(c)), to the extent the Purchaser Party or Seller Party, as applicable, failed to give written notice of such Damages, cause of action or claim within ninety (90) days following the date on which such Purchaser Party or Seller Party, as applicable, learned of such Damages, cause of action or claim.

(f) The Cap Amount set forth in Section 10.04(b) shall not apply to (i) any indemnification claim made by a Purchaser Party pursuant to Section 10.01(d), Section 10.01(e), Section 10.01(g) and Section 10.01(h), (ii) fraud in connection with any breach of a representation or warranty set forth in this Agreement and (iii) any indemnification claim made by a Seller Party pursuant to Section 10.02(c).

(g) No Purchaser Party or Seller Party shall be entitled to recover any Damages or other amounts relating to any matter arising under one provision of this Agreement to the extent that such Purchaser Party or Seller Party (or other Purchaser Parties in the event of a Purchaser Party, or other Seller Parties in the event of a Seller Party), as applicable, has already recovered such Damages or amounts with respect to such matter pursuant to other provisions of this Agreement. Without limiting the generality of the foregoing, the operation of Section 2.05 and Section 2.06 is an exclusive remedy in respect of the assets and liabilities and related items taken into account in connection with the determination of Final Net Closing Cash Consideration, and to the extent any breach of a representation or warranty and the Damages resulting therefrom were specifically taken into account in such determination, Purchaser shall not be entitled to any additional recourse in respect thereof under this Article X.

10.05 No Liability of Representatives, Lenders, or Financing Sources. No Party shall have any recourse whatsoever against (a) any Representatives of the other Party, or (b) any of the assets of any of the Persons identified in subsection (a), in connection with any indemnification claim or any other claim of any nature in connection with this Agreement or the Contemplated Transactions. Notwithstanding anything to the contrary contained in this Agreement, neither Seller or Affiliates nor either of their respective Representatives shall have any rights or claims against any lender or financing source with respect to the Debt Financing (including without limitation any lender or financing source that is a party to the Debt Commitment Letters or Fee Letter) in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, and no such lender or financing source shall have any rights or claims against Seller, its Affiliates or either of their respective Representatives in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, in each case whether at law or in equity, in contract, in tort or otherwise; provided, that, following the consummation of the transactions contemplated by this Agreement, the foregoing shall not limit the rights of the parties to the Debt Financing under the Debt Commitment Letters.

10.06 Indemnification Claims.

(a) If Purchaser or Seller (the Party seeking indemnification, the “Indemnified Party”) wishes to assert an indemnification claim in accordance with this Article X, then the Indemnified Party shall deliver to the other Party (the “Indemnifying Party”) a written notice (a “Claim Notice”) setting forth:

(i) the specific representation, warranty, or covenant alleged to have been breached by the Indemnifying Party or other indemnifiable matter described in Section 10.01 or Section 10.02, as applicable;

(ii) a reasonably detailed description of the facts and circumstances giving rise to the alleged breach of such representation, warranty or covenant or other indemnifiable matter described in Section 10.01 or Section 10.02, as applicable; and

(iii) a reasonably detailed description of, and a reasonable estimate of the total amount of, the Damages incurred or expected to be incurred by the Indemnified Party as a result of such alleged breach or other indemnifiable matter described in Section 10.01 or Section 10.02, as applicable.

(b) In the event that the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Notice (other than a Third Party Claim, which is addressed in Section 10.07), the Indemnifying Party shall, within twenty (20) days after receipt by the Indemnifying Party of such Claim Notice, deliver to the Indemnified Party a notice to such effect, specifying in reasonable detail the basis for such objection, and the Indemnifying Party and the Indemnified Party shall, within the 20 day period beginning on the date of receipt by the Indemnified Party of such objection and prior to submitting such dispute in accordance with Section 11.11, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum of agreement setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts within such time period, then the Indemnified Party shall be permitted to submit such dispute in accordance with Section 11.11.

(c) Claims for Damages specified in any Claim Notice to which an Indemnifying Party shall not object in writing within twenty (20) days of receipt of such Claim Notice (other than a Third Party Claim, which is addressed in Section 10.07), claims for Damages covered by a memorandum of agreement of the nature described in Section 10.06(b), and claims for Damages the validity and amount of which have been the subject of judicial determination as described in Sections 10.06(b) and 11.11 or shall have been settled or determined as described in Section 10.07, are hereinafter referred to, collectively, as “Agreed Claims”. Within 10 Business Days of the determination of the amount of any Agreed Claim (or at such other time as the Indemnified Party and the Indemnifying Party shall agree), the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two Business Days prior to such payment.

10.07 Defense of Third Party Claims.

(a) If an Indemnified Party receives notice or otherwise obtains knowledge of any Proceeding commenced or threatened by a third party, other than any claim relating to Taxes (such Tax-related matters being governed by Section 7.10) (each, a “Third Party Claim”) against the Indemnified Party that the Indemnified Party actually knows may give rise to an indemnification claim against the Indemnifying Party, then the Indemnified Party shall reasonably promptly after such actual knowledge deliver to the Indemnifying Party a written notice (the “Third Party Claim Notice”) describing the Third Party Claim in reasonable detail. The delivery of such written notice by the Indemnified Party to the Indemnifying Party shall be a condition precedent to any Liability on the part of the Indemnifying Party under this Article X with respect to such Third Party Claim; provided, that any failure to timely notify shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually and materially prejudiced thereby. The Indemnifying Party shall have the right, at its option, to assume the defense of any such Third Party Claim with counsel reasonably acceptable to the Indemnified Party; provided, that (i) the Indemnifying Party shall be entitled to assume the defense of such Third Party Claim only to the extent the Indemnifying Party acknowledges in writing its indemnity obligation and assumes and holds the Indemnified Party harmless from and against the full amount of any Damages resulting therefrom; and (ii) the Indemnifying Party shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party if (A) such Third Party Claim is reasonably foreseeable to result in Damages which are more than the remaining Cap Amount at the time such claim is submitted by the Indemnified Party; (B) such Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (C) such Third Party Claim seeks an injunction or equitable relief against the Indemnified Party; (D) the Indemnified Party has been advised in writing by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party; (E) the Indemnified Party reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be detrimental to or injure the Indemnified Party’s reputation or future business prospects; or (F) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such Third Party Claim.

(b) If the Indemnifying Party is entitled to and elects in writing (which writing shall also contain the acknowledgement referenced in Section 10.07(a)(i)) within 20 days of receipt of the Third Party Claim Notice to assume the defense of any such Third Party Claim, then:

(i) the Indemnifying Party shall permit the Indemnified Party to participate in such defense through counsel chosen by such Indemnified Party and reasonably satisfactory to the Indemnifying Party and the Indemnifying Party shall not be required to pay or otherwise indemnify the Indemnified Party against any fees or expenses of such counsel incurred on behalf of the Indemnified Party in connection with such Third Party Claim following the Indemnifying Party’s election to assume the defense of such Third Party Claim, provided, that the Indemnifying Party shall pay the fees and expenses of such counsel if (A) the Indemnifying Party subsequently ceases to control the defense of such Third Party Claim; provided further that in such event, the Indemnifying Party shall only be responsible for such fees and expenses from and after the date on which the Indemnifying Party ceases to control the defense of such Third Party Claim, or (B) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised in writing by such counsel that there may be one or more legal defenses available to the Indemnified Party which are not available to the Indemnifying Party, or available to the Indemnifying Party the assertion of which would be adverse to the interests of the Indemnified Party;

(ii) subject to the entry into a confidentiality agreement acceptable to the Indemnified Party, the Indemnified Party shall make reasonably available to the Indemnifying Party all nonprivileged books, records, and other documents and materials that are under the direct or indirect control of the Indemnified Party or any of the Indemnified Party’s Representatives and that the Indemnifying Party considers necessary or desirable for the defense of such Third Party Claim;

(iii) the Indemnified Party shall reasonably cooperate as reasonably requested by the Indemnifying Party in the defense of such Third Party Claim;

(iv) the Indemnified Party shall not admit any liability with respect to or pay or settle such Third Party Claim so long as the Indemnifying Party is reasonably contesting any such Third Party Claim in good faith; provided, that notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such Third Party Claim if (A) it shall waive any right to indemnity therefor by the Indemnifying Party or (B) the Indemnifying Party shall have consented in writing to such payment or settlement; and

(v) the Indemnifying Party shall have the right to settle, adjust, or compromise such Third Party Claim, on such terms as it may deem appropriate, without the consent or approval of the Indemnified Party or any other Person, unless such settlement, adjustment or compromise (i) does not include a full, unconditional and complete release by all of the Persons asserting such Third Party Claim of Purchaser or other applicable Purchaser Party from all Liability with respect to such Third Party Claim, (ii) is not entirely indemnifiable by the Indemnifying Party pursuant to this Article X, or, and (iii) imposes any injunctive relief or other restrictions of any kind or nature on the Indemnified Party (or any Purchaser Party or Seller Party, as applicable), in which case the Indemnifying Party shall not enter into such settlement, adjustment, or compromise of such Third Party Claim without Purchaser’s or other applicable Purchaser Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) If the Indemnifying Party elects not to assume the defense of such Third Party Claim, then (i) the Indemnified Party shall defend such Third Party Claim in a commercially reasonable manner; provided, however, that the Indemnified Party shall not settle, adjust, or compromise such Third Party Claim, or admit any Liability with respect to such Third Party Claim, without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed, and (ii) the Indemnifying Party shall reasonably cooperate as reasonably requested by the Indemnified Party in the defense of such Third Party Claim and make reasonably available to the Indemnified Party all nonprivileged books, records, and other documents and materials that are under the direct or indirect control of the Indemnifying Party or any of the Indemnifying Party’s Representatives and that the Indemnified Party reasonably considers necessary or desirable for the defense of such Third Party Claim.

(d) In all events, the Representation and Warranty Policy Insurer and its agents and advisors shall be permitted to associate effectively with any Party in the defense of any matter which might reasonably involve Loss (as defined in the Representation and Warranty Policy).

(e) Without limiting the other rights of Seller hereunder, the Representation and Warranty Policy Insurer shall be entitled to participate, at its sole cost and expense, in any Third Party Claim covered by the Representation and Warranty Policy to the extent set forth in the Representation and Warranty Policy, but only to the extent such participation is expressly required by the Representation and Warranty Policy. Notwithstanding anything to the contrary in this Section 10.07, the provisions of this Section 10.07 shall be subject to the rights of the Representation and Warranty Policy Insurer under the Representation and Warranty Policy with respect to any Third Party Claims covered by the Representation and Warranty Policy.

(f) Notwithstanding anything in this Section 10.07 to the contrary, Section 7.10 shall govern for purposes of any Third Party Claim that is a Tax Controversy

10.08 Exclusive Remedy. Except (a) in the case of (i) fraud by a member of the Seller Knowledge Group with respect to a representation or warranty in Article IV or Article V or (ii) fraud by a member of the Purchaser Knowledge Group with respect to a representation or warranty in Article VI, (b) the dispute resolution provisions set forth in Section 2.06 relating to the calculation of the Final Net Closing Cash Consideration, (c) the right to the Termination Fee pursuant to Section 9.04, and (d) the right to specific performance in accordance with Section 11.14, in the event of a breach by any Party of a covenant under this Agreement, the right of each Party to assert indemnification claims and receive indemnification payments pursuant to Section 7.10 (with respect to Tax matters) and this Article X shall, from and after the Closing Date, be the sole and exclusive right and remedy exercisable by such Party with respect to any breach by any other Party of any covenant, representation, warranty, or otherwise under this Agreement, relating to this Agreement or relating to the Contemplated Transactions.

10.09 Characterization of Indemnification Payment. Any payment made pursuant to or in connection with this Article X shall be deemed to be an adjustment to the Purchase Price to the extent permitted by Applicable Law.

10.10 Seller’s Waiver. Notwithstanding anything to the contrary contained herein, Seller hereby waives and acknowledges that it shall not exercise or assert, any right of contribution or right to indemnity or any other right or remedy against any Brand Company in connection with any indemnification obligation or any other Liability to which Seller may become subject under this Agreement or otherwise in connection with any of Contemplated Transactions; provided that this waiver shall not apply to or limit any of Seller’s rights under or pursuant to any Collateral Agreement.

ARTICLE XI

GENERAL PROVISIONS

11.01 Disclosure Schedule. Each section of the Disclosure Schedule qualifies the correspondingly numbered representation and warranty or covenant, and each disclosure set forth therein shall qualify any other representation or warranty to the extent that the applicability of such disclosure to such other representation or warranty is reasonably apparent on the face of such disclosure as set forth in the Disclosure Schedule. The Disclosure Schedule is qualified in its entirety by reference to specific provisions of the Agreement, and is not intended to constitute, and shall not be construed as constituting, any representation or warranty or covenant of Seller, except as and to the extent expressly provided in the Agreement. Inclusion of information in the Disclosure Schedule shall not be construed as an admission that such information is material to Seller or any Brand Company or its assets, liabilities, financial condition, results, business and/or operations. The fact that any item of information is contained in the Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by the Agreement. Such information shall not be used as a basis for interpreting the term “material,” “materially” or “materiality” in the Agreement. References to any document in the Disclosure Schedule do not purport to be complete and are qualified in their entirety by the document itself. Capitalized terms used but not defined in the Disclosure Schedule shall have the same meanings given them in this Agreement.

11.02 Exclusivity of Agreement. The Parties have voluntarily agreed to define their rights, liabilities, and obligations respecting the subject matter of this Agreement exclusively in contract pursuant to the express terms and provisions of this Agreement; and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations; all Parties specifically acknowledge that no Party has any special relationship with another party that would justify any expectation beyond that of an ordinary acquiror and an ordinary target in an arm’s-length transaction. The sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein) shall be those remedies set forth herein.

11.03 No Third Party Liability. This Agreement may only be enforced against the named Parties. All claims or cause of action (whether in contract or tort) that may be based upon, arise out of or related to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the Persons that are expressly identified as Parties; and no officer, director, shareholder, employee or affiliate of any Party (including any Person negotiating or executing this Agreement on behalf of a Party) shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including a representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

11.04 Assignment.

(a) This Agreement shall be binding upon: Seller and its respective successors and permitted assigns (if any) and Purchaser and its successors and permitted assigns (if any). This Agreement shall inure to the benefit of Seller and Purchaser and their respective successors and permitted assigns (if any).

(b) Neither Purchaser, Parent nor Seller shall be permitted to assign any of its rights or delegate any of its obligations under this Agreement without the other Party’s prior written consent; provided, that notwithstanding the foregoing: (i) Seller may assign its rights under this Agreement to any wholly-owned Subsidiary of Seller upon written notice to Purchaser; and (ii) Purchaser may assign or delegate (A) its rights under this Agreement to any wholly-owned Subsidiary of Purchaser or Sequential Brands Group, Inc., (B) its rights, interests and obligations under this Agreement in connection with a merger, exchange, consolidation or sale of all or substantially of its stock or assets or other similar transaction, and (C) its rights under this Agreement as collateral to its lenders and financing sources, in each case, without the prior written consent of Seller; provided further that no assignment or delegation by Seller or Purchaser pursuant to clauses (i) or (ii), respectively, shall limit or release Seller or Purchaser of its obligations hereunder, including, without limitation, Purchaser’s obligations with respect to the payment of the Net Closing Cash Consideration and the Final Net Closing Cash Consideration hereunder.

11.05 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person (other than the Parties and such Party’s successors and permitted assigns) any legal or equitable rights hereunder, other than (i) the persons intended to benefit from the provisions of Article X (Indemnification), and (ii) the persons intended to benefit from the provisions of Sections 6.04, 7.14, 9.04(a), 10.05, 11.04, 11.09, 11.11(c), 11.13 and this Section 11.05 (including without limitation the lenders and financing sources of Purchaser), who, in each case, shall be intended beneficiaries under this Agreement with respect to such provisions and have the right to rely on and enforce such provisions directly in the event of a breach thereof.

11.06 Notices. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, sent by electronic mail, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties at the addresses set forth below or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of electronic mail, on the date sent if either (i) confirmation of receipt is received or (ii) such notice is promptly mailed by registered or certified mail (return receipt requested) or a nationally recognized overnight courier, (c) in the case of a nationally recognized overnight courier in circumstances under which such courier guarantees next Business Day delivery, on the next Business Day after the date sent, and (d) in the case of mailing, on the third Business Day following that on which the piece of mail containing such communication is posted.

(i)	if to Seller, to:

Gaiam Americas, Inc.

833 West South Boulder Rd.

Louisville, CO 80027-2452

Email: john.jackson@gaiam.com

Attention: General Counsel

with a copy to:

Gaiam, Inc.

833 West South Boulder Rd.

Louisville, CO 80027-2452

Email: jirka.rysavy@gaiam.com

Attention: Jirka Rysavy

Brownstein Hyatt Farber Schreck, LLP

410 Seventeenth Street, Suite 2200

Denver, Colorado 80202-4432

Email: kmacdonald@bhfs.com

Attention: Kristin Macdonald

(ii)	if to Purchaser or Parent, to:

c/o Sequential Brands Group, Inc.

5 Bryant Park, 30th Floor

New York, New York 10018

Email: cwagenheim@sbg-ny.com

Attention: Chad Wagenheim

with a copy to:

White & Case LLP

1155 Avenue of the Americas

New York, NY 10036

Email: nzilkha@whitecase.com

            dorzechowski@whitecase.com

Attention: Nazim Zilkha

                 Daren Orzechowski

11.07 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission (including in “portable document format” or “PDF”) shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes.

11.08 Entire Agreement. This Agreement (including the documents and instruments referred to herein, including the Confidentiality Agreement and the Collateral Agreements and all Exhibits and Schedules hereto and thereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.

11.09 Amendments. This Agreement may not be amended except pursuant to a written agreement executed by each of Purchaser and Seller; provided, that Sections 6.04, 7.14, 9.04(a), 11.04, 11.05, 11.11(c), and this Section 11.09 shall also not be amended without the written consent of the lenders or financing sources of Purchaser in connection with the Debt Financing.

11.10 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

11.11 Governing Law; Venue.

(a) This Agreement, and all claims of causes of action (whether in contract or tort) that may be based upon, arise out of, or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed solely by the internal laws of the State of New York, without regard to the conflict-of-law principles thereof.

(b) Each Party acknowledges that any Proceeding or other legal action relating to this Agreement or the enforcement of any provision of this Agreement (including any Proceeding relating to a claim for indemnification in accordance with Article X or for specific performance in accordance with Section 11.14) may only be brought or otherwise commenced in any state or federal court located in the Borough of Manhattan of the City of New York, New York, or Boulder, Colorado. Each Party:

(i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the Borough of Manhattan of the City of New York, New York and Boulder, Colorado, in connection with any such Proceeding;

(ii) agrees that each state and federal court located in the Borough of Manhattan of the City of New York, New York and Boulder, Colorado, shall be deemed to be a convenient forum; and

(iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such Proceeding commenced in a state or federal court located in the Borough of Manhattan of the City of New York, New York or Boulder, Colorado, any claim that such Party is not subject personally to the jurisdiction of such court, that such Proceeding has been brought in an inconvenient forum, that the venue of such Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c) Notwithstanding anything in this Section 11.11 to the contrary, each of the parties hereto agrees that it will not bring or support any Proceeding (whether at law, in equity, in contract, in tort or otherwise) against the lenders or financing sources to Purchaser or any other Persons that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or other financings in connection with the transactions contemplated hereby in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letters or the Fee Letter or the performance of either of them, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under Applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

11.12 Attorney’s Fees. If any Proceeding relating to this Agreement or any of the Contemplated Transactions or the enforcement thereof is brought against any Party, the prevailing Party, if any, shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled). In the event that both Parties prevail in part, the applicable trier of fact shall determine the allocation of such attorneys’ fees, costs and disbursements in proportion to each Party’s success and failure of claims brought in connection with such Proceeding.

11.13 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR THE CONTEMPLATED TRANSACTIONS. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 11.13. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 11.13 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

11.14 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy. Each Party acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) were not performed in accordance with its specific terms or were otherwise breached. Accordingly, each Party acknowledges and agrees that, except to the extent prohibited in the event the Termination Fee becomes due and payable to the Purchaser pursuant to Section 9.04, the other Party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity, without having to post a bond. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

11.15 Waiver.

(a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.16 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neutral genders; the feminine gender shall include the masculine and neutral genders; and the neutral gender shall include the masculine and feminine genders.

(b) Each Party acknowledges that it has participated in the drafting of this Agreement, and, as a result, the Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “subsections,” “Sections,” “Schedules” and “Exhibits” are intended to refer to subsections and Sections of this Agreement, Schedules of this Agreement and Exhibits to this Agreement.

(e) The words “this Agreement,” “hereby,” “hereof,” “herein,” “hereunder,” and comparable words refer to all of this Agreement, including the Appendices, Exhibits, Schedules, and Disclosure Schedule to this Agreement, and not to any particular Article, Section, preamble, recital, or other subdivision of this Agreement or Appendix, Exhibit, Schedule, or Disclosure Schedule to this Agreement.

(f) The headings contained in this Agreement, any Exhibit or Schedule hereto, the Disclosure Schedule and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The Disclosure Schedule and all Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Schedule or in the Disclosure Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(g) The term “fraud” shall not include constructive fraud or other claims based on constructive knowledge, negligent misrepresentation or similar theories.

11.17 Waivers; Terminations. Recognizing that Brownstein Hyatt Farber Schreck, LLP has acted as legal counsel to Seller and certain of its Affiliates, and the Company prior to the Closing, and that Brownstein Hyatt Farber Schreck, LLP intends to act as legal counsel to Seller and certain of their respective Affiliates (which will no longer include the Company) after the Closing, each of Purchaser, the Company and the Company’s Subsidiaries hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Brownstein Hyatt Farber Schreck, LLP representing Seller and/or any of Seller’s Affiliates after the Closing as such representation may relate to Purchaser, or any of the Brand Companies or the Contemplated Transactions (including in respect of litigation). In addition, all communications involving attorney-client confidences between Seller, its Affiliates, the Brand Companies, on the one hand, and Brownstein Hyatt Farber Schreck, LLP on the other hand, in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to Seller and its respective Affiliates (and not the Brand Companies). Accordingly, Purchaser agrees that the Brand Companies shall not have access to any such communications, or to the files of Brownstein Hyatt Farber Schreck, LLP and relating to their engagement in connection with the Contemplated Transactions, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (a) Seller and its Affiliates (and not the Brand Companies) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Brand Companies shall be a holder thereof, (b) to the extent that files of Brownstein Hyatt Farber Schreck, LLP in respect of such engagement constitute property of the client, only Seller and its Affiliates (and not the Brand Companies) shall hold such property rights and (c) Brownstein Hyatt Farber Schreck, LLP shall not have any duty whatsoever to reveal or disclose any such attorney-client communications or files to any of the Brand Companies by reason of any attorney-client relationship between Brownstein Hyatt Farber Schreck, LLP and the Brand Companies or otherwise. This Section 11.17 is for the benefit of Seller and Brownstein Hyatt Farber Schreck, LLP, and Brownstein Hyatt Farber Schreck, LLP is an intended third-party beneficiary of this Section 11.17. This Section 11.17 shall be irrevocable, and no term of this Section 11.17 may be amended, waived or modified, without the prior written consent of Seller.

11.18 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, financial advisor, accountant, advisor, agent, attorney or other representative of Seller, Purchaser or any of their respective Affiliates or Representatives shall have any liability for any obligations or liabilities of Seller or Purchaser (as applicable) under this Agreement or the Collateral Agreements or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby, except that nothing in this Section 11.18 shall limit the express obligations of a Party under this Agreement or the Collateral Agreements.

11.19 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.20 Further Assurances. From and after the Closing, upon the request of a Party, each other Party shall do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the Contemplated Transactions, including using commercially reasonable efforts to provide (at Purchaser’s sole cost) any information requested by Purchaser pertaining to the Company Intellectual Property, to the extent such information is readily available and within Seller’s possession, in order for Purchaser (and not Seller) to prosecute, maintain and enforce the Company Intellectual and to register the same in any appropriate Governmental Entity; provided, however, that Purchaser shall use its best efforts to aggregate all such requests for information or action from Seller and to avoid making isolated requested for the same.

11.21 Parent Guaranty.

(a) Parent irrevocably and unconditionally guarantees the prompt, complete and punctual payment of all payment obligations of Purchaser under this Agreement (“Guaranteed Obligations”). In furtherance of the foregoing and without limiting the generality thereof, the parties hereto agree that (i) Parent’s guaranty under this Section 11.21 (this “Guaranty”) is a guaranty of payment when due and not collectability; (ii) this Guaranty is a primary obligation of Parent and not merely a contract of surety; and (iii) payment by Parent of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any liability of Parent for any portion of the Guaranteed Obligations which have not been paid or performed.

(b) Seller may recover from Parent the full amount of any Guaranteed Obligation on demand, but only after Purchaser has breached or defaulted on such Guaranteed Obligation. Nothing herein shall require Seller to first seek or exhaust any remedy against Purchaser, its successors and assigns, or any other person obligated with respect to the Guaranteed Obligations. It is agreed that Seller may, upon any breach or default of Purchaser of a Guaranteed Obligation, or at any time thereafter, make demand upon Parent and receive payment and performance of such Guaranteed Obligation, with or without notice or demand for payment or performance by Purchaser, its successors or assigns, or any other person. Suit may be brought and maintained against Parent, at Seller’s election, without joinder of Purchaser or any other person as parties thereto.

(c) Parent agrees that its obligations to Seller under this Guaranty shall be primary, absolute, continuing and unconditional (other than a discharge of Parent with respect to any Guaranteed Obligation as a result of performance of such Guaranteed Obligation in accordance with its terms or as a result of defenses to the performance of such Guaranteed Obligation that would be available to Purchaser hereunder), irrespective of and unaffected by any of the following actions or circumstances (regardless of any notice to or consent of Parent): (i) the genuineness, validity, regularity and enforceability of this Agreement or any other document executed in connection herewith; (ii) any extension, renewal, amendment, change, waiver or other modification of this Agreement or any other document executed in connection herewith; (iii) Purchaser’s voluntary or involuntary bankruptcy, assignment for the benefit of creditors, reorganization, or similar proceedings affecting Purchaser or any of its assets; or (iv) any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than as otherwise provided in this Section 11.21(c)).

(d) To the extent the waiver of Parent’s rights of subrogation, reimbursement and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, Parent’s rights of subrogation and reimbursement against Purchaser, shall be junior and subordinate to any rights Seller may have against Purchaser.

(e) Any modification, limitation or discharge of all or any part of the Guaranteed Obligations arising out of or by virtue of any bankruptcy, reorganization or similar proceeding for relief of Purchaser under Applicable Law initiated by or against Purchaser shall not modify, limit, lessen, reduce, impair, discharge or otherwise affect Parent’s obligations hereunder in any manner whatsoever. If at any time any payment or portion thereof of any Guaranteed Obligation, whether or not made by or for the account of Parent, is set aside by any court or trustee having jurisdiction as a voidable preference or fraudulent conveyance or must otherwise be restored or returned by Seller to Purchaser under any insolvency, bankruptcy or other Applicable Laws or as a result of any dissolution, liquidation or reorganization of Purchaser or upon or as a result of the appointment of any receiver, intervenor or conservator of, or trustee or similar officer of Purchaser or any substantial part of Purchaser’s properties or assets, or in connection with any compromise or settlement relating to any of the above, Parent hereby agrees that this Guaranty shall continue and remain in full force and effect or be reinstated, as the case may be, all as though such payment(s) had not been made.

11.22 Release. Effective upon the Closing, Boulder Road, LLC, the landlord under the Boulder Road Lease, on behalf of itself and its Affiliates hereby waives, releases and discharges Purchaser and the Brand Companies from any and all claims, causes of action, liabilities, losses, costs, damages, penalties, charges, expenses and all other forms of liability or obligation whatsoever, in law or equity, arising prior to the Closing Date under the Boulder Road Lease.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

PURCHASER:

STRETCH & BEND HOLDINGS, LLC

By:	/s/ Yehuda Shmidman
Name:	Yehuda Shmidman
Title:	CEO

PARENT:

SEQUENTIAL BRANDS GROUP, INC., solely for the purposes of Section 7.17 and Article XI

By:	/s/ Yehuda Shmidman
Name:	Yehuda Shmidman
Title:	CEO

[Signature Page to Membership Interest Purchase Agreement]

SELLER: GAIAM, INC.

By:	/s/ Jirka Rysavy
Name:	Jirka Rysavy
Title:	Chairman

[Signature Page to Membership Interest Purchase Agreement]

LANDLORD: BOULDER ROAD, LLC, solely for the purposes of Section 11.22.

By:	/s/ John Jackson
Name:	John Jackson
Title:	VP

[Signature Page to Membership Interest Purchase Agreement]

Annex A

Brand Business

The Brand Business includes the Gaiam, Gaiam Restore, and SPRI branded products. The Brand Business develops, markets and sells fitness and yoga accessories, apparel, and media. These products are sold primarily through major national retailers in the United States, Canada, Europe, and other countries, but also through websites and catalogs. The products are targeted to all levels of yoga and fitness enthusiasts, including professionals. Accessories include yoga mats, bags, straps and blocks, media content including digital media and apps, restorative and massage accessories such as rollers, resistance cords and balance balls, and various other offerings. Apparel products include pants, shorts, tops and jackets designed around yoga.

The Brand Business has a broad distribution network including brick-and-mortar retailers, third party online retailers, third party digital partners as well as the Brand Business’ own e-commerce websites (gaiam.com and spri.com websites). The Brand Business also operates internationally with both the Gaiam and SPRI brands in Canada, the UK, Europe, and Korea. The Brand Business is vertically integrated from product design and content creation, to product development and sourcing, and ultimately to customer service and distribution.

Annex B

Gaia Business

Gaia, Inc. (“Gaia”) operates a global video service (known as “gaia”) which currently features approximately 7,000 video titles specially curated for its subscriber base. Gaia’s video content is available to its subscribers via online digital streaming on virtually any Internet-connected device, anytime, anywhere, on a commercial-free basis. In addition to streaming, Gaia’s subscribers can download Gaia’s video content to their devices, so they can view our content without being actively connected to the Internet. Through the Gaia service, Gaia’s subscribers have unlimited access to a vast library of inspiring films, personal growth-related content, cutting edge documentaries, interviews, yoga classes, fitness and more.

Gaia’s core strategy is to grow our business on a worldwide basis by continuing to expand our unique and exclusive content library (including by producing and acquiring new content, and forging into new areas such as longevity), forging strong distribution relationships and growing our conscious community.

In addition to the online Gaia service, Gaia has also created a fitness and yoga-focused version of its video service (known as GaiamTV Fit & Yoga) which is marketed and sold to subscribers through third party partners such as Comcast and Verizon FiOS.

Gaia also operates a legacy DVD subscription club that provides members with a curated selection of video content on DVD, on a monthly basis. Certain Gaia content is also available for purchase by the general public via download or on DVD on third party platforms such as Amazon and iTunes.

LIST OF OMITTED SCHEDULES AND EXHIBITS

Schedules
Schedule 1.01(a)	Funded Indebtedness
Schedule 1.01(b)	Knowledge Groups
Schedule 1.01(c)	Gaia Agreements
Schedule 1.01(d)	Affiliate Agreements
Schedule 1.01(e)	Material Registered Company Intellectual Property
Schedule 2.05(b)	Pro Forma Closing Balance Sheet
Schedule 7.01	Conduct of Business
Schedule 7.06(b)	Material Consents
Schedule 8.01(a)	Antitrust Laws
Schedule 8.02(d)(iii)	Resigning Persons

Exhibits
Exhibit A	Contribution Agreement
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of IP License Agreement
Exhibit D	Form of Transition Services Agreement
Exhibit E	Form of SVOD Rights Assignment Agreement
Exhibit F	Form of SVOD Rights Sub-License Agreement
Exhibit G	Form of Reception Services Agreement
Exhibit H	Form of Third Amendment and Assignment of Lease

ANNEX B

FFL PURCHASE AGREEMENT

[Remainder of Page Intentionally Blank]

ANNEX B

ASSET PURCHASE AGREEMENT

by and between

FIT FOR LIFE LLC,

a Delaware limited liability company,

as Purchaser,

and

GAIAM, INC.,

a Colorado corporation,

as Seller

Dated as of May 10, 2016

-i-

(continued)

-ii-

SCHEDULES AND EXHIBITS

Schedules
Schedule 1.01(c) Working Capital Target Calculation
Schedule 2.04(b) Closing Working Capital Amount Example

Exhibits
Exhibit A Form of Reception Services Agreement
Exhibit B Form of Third Amendment and Assignment of Lease
Exhibit C Form of Transition Services Agreement
Exhibit D Form of Working Capital Assignment and Bill of Sale

-iii-

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement, dated as of May 10, 2016 (this “Agreement”), is by and between (i) FIT FOR LIFE LLC, a Delaware limited liability company (“Purchaser”); and (ii) GAIAM, INC., a Colorado corporation (“Seller”). Certain terms used in this Agreement are defined in Section 1.01.

RECITALS

A.	Seller is a party to that certain Membership Interest Purchase Agreement, dated as of the date hereof (the “MIPA”), by and among Stretch & Bend Holdings, LLC, a Delaware limited liability company (“SBH”), Sequential Brands Group, Inc., a Delaware corporation (“Parent”), and Seller, a copy of which is attached hereto as Annex A.

B.	It is contemplated that, pursuant to the MIPA, SBH would acquire the Brand Business (as defined in the MIPA), including, but not limited to, the Company Trademarks (as defined in the MIPA), which includes the “Gaiam” trademark, through the purchase of all of the equity interests of Gaiam Brand Holdco LLC, a Delaware limited liability company (“HoldCo”, and together with HoldCo’s Subsidiaries, the “Brand Companies”).

C.	The MIPA provides that, immediately prior to the acquisition by SBH of all of the equity interests of HoldCo, (i) Seller shall cause the Brand Companies to sell, to Purchaser certain assets as specified herein and (ii) Purchaser shall assume certain liabilities of the Brand Companies as specified herein, in each case on the terms and conditions and as more specifically provided in this Agreement.

D.	Concurrently with the execution and delivery of this Agreement, SBH and Purchaser shall enter into that certain Assignment and Assumption Agreement, dated as of the date hereof (the “SBH-Purchaser AAA”), pursuant to which, after the closing of the transactions contemplated by the MIPA, (i) SBH will assign, or cause the Brand Companies to assign, to Purchaser certain contracts as provided therein and (ii) Purchaser will assume from the Brand Companies certain liabilities as provided therein, a copy of which is attached hereto as Annex B.

AGREEMENT

In consideration of the covenants and agreements contained herein and the other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions. Capitalized terms and other terms used in this Agreement have the following respective meanings:

“Accounting Expert” has the meaning set forth in Section 2.05(c)(i).

“Accrued Liabilities Credit Amount” means an amount equal to $500,000.

“Adjustment Escrow Account” has the meaning ascribed to such term in the MIPA,

“Adjustment Escrow Amount” has the meaning ascribed to such term in the MIPA.

“Affiliate” has the meaning ascribed to such term in the MIPA.

“Agreement” has the meaning set forth in the opening paragraph of this Agreement.

“Applicable Law” has the meaning ascribed to such term in the MIPA.

“Board” means the board of directors of Seller.

“Boulder Road Lease” has the meaning ascribed to such term in the MIPA.

“Brand Companies” has the meaning set forth in the Recitals.

“Business Day” has the meaning ascribed to such term in the MIPA.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Statement” has the meaning set forth in Section 2.05(a).

“Closing Working Capital Amount” means the amount of the Working Capital of the Brand Companies as of the Closing Date and immediately prior to the Closing, as determined in accordance with Section 2.05.

“Collateral Agreements” means the documents, instruments, certificates and agreements executed in connection with this Agreement, including the Reception Services Agreement, Third Amendment and Assignment of Lease, Transition Services Agreement and the Working Capital Assignment and Bill of Sale.

“Company” has the meaning set forth in the Recitals.

“Contemplated Transactions” means Purchaser’s acquisition of the Acquired Assets, assumption of the Assumed Liabilities and all other transactions contemplated by this Agreement.

“Current Assets” means only the Brand Companies’ current assets identified as being included in the calculation of Working Capital on Schedule 2.04(b), which, to the extent identified as being included in the calculation of Working Capital, shall be determined in accordance with the Brand Companies’ historical practices actually used to prepare Schedule 2.04(b), subject to Section 2.06.

“Current Liabilities” means only the Brand Companies’ current liabilities identified as being included in the calculation of Working Capital on Schedule 2.04(b), which, to the extent identified as being included in the calculation of Working Capital, shall be determined in accordance with the Brand Companies’ historical practices actually used to prepare Schedule 2.04(b).

“Disputed Items” has the meaning set forth in Section 2.05(b).

“Escrow Agent” means UMB Bank, N.A.

“Escrow Agreement” has the meaning ascribed to such term in the MIPA.

“Estimated Closing Statement” has the meaning set forth in Section 2.04(b).

“Estimated Closing Working Capital Amount” has the meaning set forth in Section 2.04(b).

“Final Net Closing Cash Consideration” means an amount equal to (a) the Purchase Price, minus (b) the Working Capital Target, plus (c) the Closing Working Capital Amount (as finally determined pursuant to Section 2.05) minus (d) the Accrued Liabilities Credit Amount.

“Liens” has the meaning ascribed to such term in the MIPA.

“Net Closing Cash Consideration” means an amount equal to (a) the Purchase Price, minus (b) the Working Capital Target, plus (c) the Estimated Closing Working Capital Amount, minus (d) the Accrued Liabilities Credit Amount.

“Net Deficit Amount” has the meaning set forth in Section 2.04(c)(ii).

“Net Overage Amount” has the meaning set forth in Section 2.04(c)(i).

“Objection Notice” has the meaning set forth in Section 2.05(b).

“Party” or “Parties” means Purchaser or Seller.

“Permitted Liens” has the meaning ascribed to such term in the MIPA.

“Person” has the meaning ascribed to such term in the MIPA.

“Purchase Price” has the meaning set forth in Section 2.03.

“Purchaser” has the meaning set forth in the opening paragraph of this Agreement.

“Reception Services Agreement” means that certain Reception Services Agreement in substantially the form attached hereto as Exhibit A.

“Representative” has the meaning ascribed to such term in the MIPA.

“Seller” has the meaning set forth in the opening paragraph of this Agreement.

“Subsidiary” has the meaning ascribed to such term in the MIPA.

“Third Amendment and Assignment of Lease” means that certain Third Amendment to and Assignment and Assumption of Lease in substantially the form attached hereto as Exhibit B.

“Transferred Employees” has the meaning ascribed to such term in the MIPA.

“Transition Services Agreement” means that certain Transition Service Agreement in substantially the form attached hereto as Exhibit C.

“Working Capital” means Current Assets minus Current Liabilities.

“Working Capital Assignment and Bill of Sale” means an assignment and assumption agreement and bill of sale, substantially in the form attached hereto as Exhibit D.

“Working Capital Target” means an amount equal to $26,840,308 calculated in accordance with Schedule 1.01(c).

ARTICLE II

PURCHASE AND SALE

2.01 Sale of Assets; Excluded Assets.

(a) Acquired Assets. Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase from the applicable Brand Company, and Seller agrees to cause the applicable Brand Company to sell, convey, transfer, assign and deliver to Purchaser, on the Closing Date, the Acquired Assets (as defined below) and all of the applicable Brand Company’s right, title and interest in and to the Acquired Assets, free and clear of any Liens of any kind whatsoever except Permitted Liens. The “Acquired Assets” shall mean all the right, title and interest of the applicable Brand Company as of the Closing Date in and to the following assets relating to the business of the Brand Companies: (i) inventory, (ii) accounts receivable, and (iii) all other physical assets including, without limitation, equipment, furniture and other operating assets.

(b) Excluded Assets. Notwithstanding anything herein to the contrary, the Acquired Assets shall not include (i) any assets of the Brand Companies other than the Acquired Assets, (ii) any cash or cash equivalents of the Brand Companies, or (iii) any Intellectual Property (as defined in the MIPA) owned by any of the Brand Companies.

(c) AS IS PURCHASE. NEITHER SELLER NOR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES IS MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO ANY OF THE ACQUIRED ASSETS, AND THE CONDITION OF THE ACQUIRED ASSETS SHALL BE “AS IS” AND “WHERE IS.” SELLER DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SELLER OR ANY OF ITS AFFILIATES, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER CONTAINED IN ARTICLE IV AND HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES.

2.02 Assumption of Liabilities; Excluded Liabilities.

(a) Assumed Liabilities. Subject to the terms and conditions of this Agreement, Purchaser agrees, effective at the Closing, to assume and to pay, perform and discharge when due, only the following (and no other) liabilities and obligations: (i) the trade payables of the Brand Companies reflected on the Closing Statement (as finally determined pursuant to Section 2.05), (ii) any and all other liabilities and obligations (whether known or unknown, fixed, absolute, matured, unmatured, accrued or contingent) arising from or related to the Acquired Assets in respect of the period on or after the Closing Date, and (iii) all obligations and liabilities set forth on the Closing Statement (as finally determined pursuant to Section 2.05) (collectively, the “Assumed Liabilities”).

(b) Excluded Liabilities. Notwithstanding anything contained herein to the contrary, Purchaser shall not assume, or cause to be assumed, or be deemed to have assumed or caused to have assumed or be liable or responsible for any liabilities or obligations (whether known or unknown, fixed, absolute, matured, unmatured, accrued or contingent, now existing or arising after the date hereof), other than the Assumed Liabilities (such liabilities and obligations not assumed, the “Excluded Liabilities”). For the avoidance of doubt, Excluded Liabilities shall include but not be limited to (i) any claims by Transferred Employees (as defined in the MIPA) arising from their employment with any Brand Company prior to the Closing Date, (ii) any liabilities and obligations of any Brand Company that do not arise from and are not related to any Acquired Asset, (iii) any liabilities and obligations of any Brand Company to the extent based upon a theory of successor liability, including any successor liability claims with respect to employees of the Brand Companies (provided, that this clause (iii) shall not apply in any respect to Purchaser’s assumption of the Assumed Liabilities), (iv) any liabilities and obligations under any agreement, contract or license relating to any event occurring prior to Closing and (v) any claims by, liabilities or obligations to any employee or former employee of any of the Brand Companies, other than Transferred Employees, under the federal Worker Adjustment and Retraining Notification Act of 1988, as amended, or under any state or local plant closing or mass layoff law. All Excluded Liabilities will remain liabilities of the Brand Companies following the Closing.

2.03 Purchase Price. In consideration for the purchase of the Acquired Assets and the assumption of the Assumed Liabilities, Purchaser shall pay at Closing to Seller, in accordance with Section 3.02(a), an aggregate purchase price equal to US $21,300,000 (the “Purchase Price”), subject to adjustment in accordance with Sections 2.04 and 2.05.

2.04 Purchase Price Adjustment.

(a) General. The Purchase Price shall be subject to adjustment at the Closing, and the Net Closing Cash Consideration shall be subject to adjustment following the Closing, in each case, in accordance with this Section 2.04 and Section 2.05.

(b) Closing Adjustment. As soon as practicable before the Closing, but in no event later than 5:00 p.m. (Mountain Time) on the date that is two (2) Business Days prior to the Closing Date, Seller shall deliver to Purchaser a statement (the “Estimated Closing Statement”) setting forth in reasonable detail Seller’s (A) estimate of the Closing Working Capital Amount, which estimate shall not exceed an amount equal to the Working Capital Target, plus $5,000,000 (such estimate, the “Estimated Closing Working Capital Amount”), and (B) calculation of the Net Closing Cash Consideration based on the foregoing, in each case, prepared by Seller in good faith in accordance with the Brand Companies’ historical practices and Section 2.06 and presented in a manner consistent with the illustrative example attached hereto as Schedule 2.04(b). In preparing the Estimated Closing Statement, Seller shall employ the same judgments, accounting methods, policies, practices, procedures, classifications or estimation methodologies employed by Seller in preparing Schedule 1.01(c) and Schedule 2.04(b). Together with the Estimated Closing Statement, Seller shall use good faith efforts to deliver to Purchaser an estimate of the breakdown between non-apparel and apparel assets and liabilities included in the Estimated Closing Working Capital Amount, it being acknowledged and agreed by Seller and Purchaser that Seller is not making any representation or warranty hereunder with respect to such estimate.

(c) Post-Closing Adjustment. After the final calculation of Final Net Closing Cash Consideration (as determined pursuant to Section 2.05 below):

(i) If the Final Net Closing Cash Consideration minus the Net Closing Cash Consideration is greater than $0 (such difference, the “Net Overage Amount”), then, within three (3) Business Days following the determination of the Final Net Closing Cash Consideration in accordance with Section 2.05, Purchaser shall deliver to Seller the Net Overage Amount by wire transfer of immediately available funds to the account or accounts designated by Seller; and

(ii) If the Final Net Closing Cash Consideration minus the Net Closing Cash Consideration is less than $0 (such difference a “Net Deficit Amount”), then, within three (3) Business Days following the determination of the Final Net Closing Cash Consideration in accordance with Section 2.05, Seller and SBH shall deliver a joint instruction to the Escrow Agent to distribute from the Adjustment Escrow Account (A) to Purchaser the Net Deficit Amount by wire transfer of immediately available funds to the account or accounts designated by Purchaser, and (B) to Seller any funds remaining in the Adjustment Escrow Account by wire transfer of immediately available funds to the account or accounts designated by Seller; provided, however, that in no event shall the amount payable by Seller under this Section 2.04(c)(ii), if any, exceed an amount equal to (1) the Adjustment Escrow Amount less (2) any amounts payable to SBH under Section 2.05(c)(ii) of the MIPA less (3) any amounts payable from the Adjustment Escrow Amount to the Accounting Referee under Section 2.06(c)(iii) of the MIPA or the Accounting Expert under Section 2.05(c)(iii).

(d) Acknowledgement. The Parties agree that the purpose of determining the Closing Working Capital Amount and the Final Net Closing Cash Consideration pursuant to Section 2.05 is to correct for any differences between the amounts of the foregoing as set forth on the Estimated Closing Statement and the actual amounts thereof as of the Closing Date, and the adjustment procedures set forth in this Section 2.04 and Section 2.05 are not intended to permit the introduction of new or different judgments, accounting methods, policies, practices, procedures, classifications, or estimation methodologies for the purpose of determining the Final Net Closing Cash Consideration or the components thereof. Purchaser further acknowledges and agrees that that the calculation of Final Net Closing Consideration shall be made in accordance with this Section 2.04 and Section 2.05, and shall not take into account any breach of Seller’s representations, warranties or covenants under the MIPA which, for the avoidance of doubt, shall be addressed as claims for indemnification under Article X of the MIPA. For purposes of this Agreement, in the event of any uncertainty or disagreement with respect to the judgments, accounting methods, policies, practices, procedures, classifications or estimation methodologies employed in the preparation of Schedule 1.01(c), to the extent any adjustment is made to any line item in the Closing Balance Sheet to reflect or address such uncertainty or disagreement, the same corresponding adjustment shall be made to the line item on the Working Capital Target calculation set forth on Schedule 1.01(c), with the amount of the Working Capital Target adjusted accordingly for purposes of determining the Closing Working Capital Amount.

2.05 Working Capital Adjustment Procedures.

(a) Preparation of Closing Balance Sheet. As promptly as practicable, but no later than 5:00 p.m. (Mountain Time) on the 75th day after the Closing Date or such later date as Purchaser and Seller agree in writing, Purchaser will prepare or cause to be prepared a statement (the “Closing Statement”) setting forth in reasonable detail Purchaser’s calculation of (i) the Closing Working Capital Amount prepared by Purchaser in good faith in accordance with the Brand Companies’ historical practices and Section 2.05 and presented in a manner consistent with the pro forma example attached hereto as Schedule 2.04(b), and (ii) the Final Net Closing Cash Consideration based on the foregoing. In the event that Purchaser does not deliver the Closing Statement within such 75-day period, Purchaser shall be conclusively deemed to have accepted the Estimated Closing Working Capital Amount as the Closing Working Capital Amount. Purchaser acknowledges and agrees that, for the purposes of Seller’s review of the Closing Statement delivered by Purchaser pursuant to this Section 2.05(a), Purchaser shall afford Seller commercially reasonable access during normal business hours to the books and records (other than privileged documents) of Purchaser and its Representatives.

(b) Disagreement by Seller. If Seller disagrees with Purchaser’s calculation of the Closing Working Capital Amount, Seller may, within 20 days after receipt of the Closing Statement, deliver a notice to Purchaser disagreeing with such calculation(s) and setting forth in reasonable detail Seller’s (i) objection(s) to such calculation(s) of the Closing Working Capital Amount as set forth on the Closing Statement, and (ii) calculation(s) thereof and of the Final Net Closing Cash Consideration (an “Objection Notice”). Any Objection Notice shall specify those items or amounts as to which Seller disagrees (the “Disputed Items”). If Seller fails to deliver an Objection Notice during such 20-day period, the Closing Working Capital Amount determined by Purchaser and delivered to Seller in accordance with Section 2.05(a) shall be deemed final, binding, and conclusive for purposes of this Agreement.

(c) Dispute Resolution.

(i) If an Objection Notice shall have been timely delivered by Seller to Purchaser pursuant to Section 2.05(b), Seller and Purchaser shall, during the 10 days following such delivery, use commercially reasonable efforts to reach agreement on the Disputed Items in order to determine the Closing Working Capital Amount (to the extent disputed in the Objection Notice); provided, that the amount of any agreed upon Disputed Item shall fall between (or be equal to either) Purchaser’s calculation thereof delivered pursuant to Section 2.05(a) and Seller’s calculation thereof delivered pursuant to Section 2.05(b). If, during such 10-day period, Seller and Purchaser agree as to any Disputed Item, then Seller and Purchaser shall execute a written acknowledgement of the amount of such Disputed Item and any Disputed Item so agreed upon shall be deemed final, binding, and conclusive for purposes of this Agreement. If, during such period, Seller and Purchaser are unable to reach agreement on all Disputed Items, then the Disputed Items that remain in dispute shall be resolved by KPMG LLP or, if such firm is conflicted or declines to act in such capacity by the office of such other nationally recognized major firm of independent accountants having no material relationship with any Party and reasonably acceptable to both Seller and Purchaser (the “Accounting Expert”); provided, that if an Accounting Referee (as defined in the MIPA) is retained pursuant to Section 2.06(c) of the MIPA, then the Parties hereto shall select the Accounting Referee under the MIPA to be the Accounting Expert hereunder.

(ii) Within 15 days of the retention of the Accounting Expert, Purchaser and Seller shall jointly submit the matter to the Accounting Expert and instruct the Accounting Expert that it (A) shall act as an expert in accounting, and not as an arbitrator, to resolve, in accordance with the Brand Companies’ historical practices and

Section 2.06 and presented in a manner consistent with Schedule 2.04(b), only the Disputed Items that remain in dispute; (B) shall adjust the calculation(s) of the Closing Working Capital Amount based thereon to reflect such resolution; (C) shall determine the amount of any Disputed Item to be an amount that falls between (or is equal to either) Purchaser’s calculation thereof delivered pursuant to Section 2.05(a) and Seller’s calculation thereof delivered pursuant to Section 2.05(b); and (D) shall deliver to Purchaser and Seller a written decision as promptly as practicable and in any event within 30 days following the submission of the remaining Disputed Items to the Accounting Expert for resolution. The Accounting Expert shall deliver to Purchaser and Seller, as promptly as practicable, a report setting forth such calculation. The Parties acknowledge and agree that, if any Disputed Item is submitted to the Accounting Expert pursuant to this Section 2.05(c), the Closing Working Capital Amount as determined by the Accounting Expert shall be, absent manifest error, final, binding, and conclusive for purposes of this Agreement.

(iii) If requested by the Accounting Expert, Purchaser and Seller agree to execute a reasonable engagement letter. The cost of such review and report (including any retainer) shall be borne (A) by Purchaser if Seller’s calculation of the Final Net Closing Cash Consideration (based on Seller’s position with respect to the Disputed Items submitted to the Accounting Expert) is closer to the Final Net Closing Cash Consideration calculated by the Accounting Expert (based on the Accounting Expert’s determination of such Disputed Items), (B) from the Adjustment Escrow Account, if Purchaser’s calculation of the Final Net Closing Cash Consideration (based on Purchaser’s position with respect to the Disputed Items submitted to the Accounting Expert) is closer to the Final Net Closing Cash Consideration calculated by the Accounting Expert (based on the Accounting Expert’s determination of such Disputed Items), and (C) otherwise equally by Purchaser and from the Adjustment Escrow Account. However, initially, any retainer charged by the Accounting Expert shall be paid 50% by Purchaser and 50% from the Adjustment Escrow Account.

(d) Cooperation. Seller and Purchaser will reasonably cooperate and assist as requested in the preparation of the calculations of the Closing Working Capital Amount and in the conduct of the audits and reviews referred to in this Section 2.05, including the making available to the extent necessary of books, records, work papers, and personnel.

2.06 Inventory Reserve Adjustment. Solely for purposes of calculating the Closing Working Capital Amount, any inventory in the Brand Companies’ possession which (a) is included in Current Assets and (b) is in excess of a three (3) year supply remaining on hand with the Brand Companies as of the Closing Date, shall be reserved for using the “Agreed Upon Reserve Percentage” for the applicable categories as set forth on Schedule 2.06, as opposed to in accordance with the Brand Companies historical practices under Section 2.04(b) hereof.

ARTICLE III

CLOSING

3.01 Closing Date. If Seller delivers a written notice to Purchaser containing (a) a statement that the conditions precedent to the consummation of the transactions contemplated by the MIPA have been satisfied or waived in accordance therewith and that Seller and SBH are ready and prepared to close the transactions contemplated by the MIPA (the “MIPA Closing”), subject only to the occurrence of the Closing under this Agreement, and (b) the date on which the MIPA Closing is to occur (which date shall be at least three (3) Business Days after the delivery of such notice), then the Parties shall cause the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities to be consummated by the exchange of signatures by facsimile or other electronic transmission or, if such exchange is not practicable, at a closing (the “Closing”) to be held at the offices of Brownstein Hyatt Farber Schreck, LLP, 410 Seventeenth Street, Suite 220, Denver, Colorado 80202 at 10:00 a.m. (Mountain Time) immediately prior to the MIPA Closing on the date set forth in such notice; provided, however, that in no event shall the Closing occur prior to the 45th day following the date hereof (such date on which the Closing occurs, the “Closing Date”), subject only to the subsequent occurrence of the MIPA Closing.

3.02 Deliveries at Closing. Subject to the terms and conditions of this Agreement, at the Closing, the following Persons shall deliver or cause to be delivered the following:

(a) Purchaser shall deliver to Seller the Net Closing Cash Consideration by wire transfer of immediately available funds to an account or accounts designated by Seller (such designation to occur no less than two Business Days prior to the Closing).

(b) Purchaser shall deliver, or cause to be delivered, to Seller:

(i) the Third Amendment and Assignment of Lease, executed by Purchaser or an Affiliate of Purchaser designated by Purchaser;

(ii) the Transition Services Agreement, executed by Purchaser;

(iii) the Reception Services Agreement, executed by Purchaser; and

(iv) the Working Capital Assignment and Bill of Sale, executed by Purchaser.

(c) Seller shall deliver, or cause to be delivered, to Purchaser:

(i) the Third Amendment and Assignment of Lease, executed by Seller;

(ii) the Transition Services Agreement, executed by Seller;

(iii) the Reception Services Agreement, executed by Seller; and

(iv) the Working Capital Assignment and Bill of Sale, executed by Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO SELLER

Seller hereby represents and warrants to Purchaser, except as set forth in the disclosure schedule delivered by Seller to Purchaser on the date hereof, as follows:

4.01 Organization. Seller is a corporation duly incorporated and is validly existing and in good standing under the laws of the State of Colorado.

4.02 Authority; Execution and Delivery; Enforceability.

(a) Seller has the requisite power and authority to execute and deliver this Agreement and the Collateral Agreements to which Seller is or will be a party, to perform its obligations hereunder and thereunder and, subject to obtaining the Shareholder Consent, to consummate Contemplated Transactions.

(b) The execution, delivery and performance by Seller of this Agreement and the Collateral Agreements to which Seller is or will be a party, and the consummation by Seller of the Contemplated Transactions, have been duly authorized by all necessary action on the part of Seller, and, subject to obtaining the Shareholder Consent, no other action on the part of Seller is or will be necessary to authorize the execution, delivery and performance of this Agreement and the Collateral Agreements to which Seller is or will be a party and the Contemplated Transactions. This Agreement has been, and each of the Collateral Agreements to which Seller is a party will be, duly executed and delivered by Seller.

(c) This Agreement constitutes, and each of the Collateral Agreements to which Seller is a party will constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

(d) The Board, by resolutions duly adopted by vote at a meeting of the Board duly called and held at which a quorum was present, has (i) determined that this Agreement and the Contemplated Transactions are advisable and in the best interests of Seller and its shareholders, (ii) authorized, adopted and approved the execution, delivery and performance of this Agreement and the Contemplated Transactions, (iii) approved and declared advisable this Agreement and the Contemplated Transactions, and (iv) resolved to recommend that the shareholders of Seller adopt and approve the consummation of the Contemplated Transactions, and such resolutions have not been rescinded, withdrawn or modified in any way as of the date hereof.

4.03 Noncontravention. Neither the execution and delivery of any of this Agreement or the Collateral Agreements to which Seller is or will be a party, nor the consummation or performance of any of the Contemplated Transactions, will, subject to obtaining the Shareholder Consent, (i) in any material respect contravene, conflict with or result in a violation of any Applicable Law or any Judgment to which Seller is subject or by which any of its properties or assets are bound, assuming that all filings and notifications in accordance with the HSR Act have been made and the applicable waiting period has expired or been terminated; (ii) in any material respect contravene, conflict with or result in a breach of, or constitute a default under, or result in the acceleration of any obligation or loss of any benefits under, the provisions of any material Contract to which Gaiam is subject or by which any of its properties or assets are bound; or (iii) contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Seller.

4.04 Brokers. Other than the Banker, Seller has not retained any Person to act as a broker or agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Contemplated Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

5.01 Authority; Execution and Delivery; Enforceability.

(a) Purchaser has the requisite power and authority to execute and deliver this Agreement and the Collateral Agreements to which Purchaser is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions.

(b) The execution, delivery and performance by Purchaser of this Agreement and the Collateral Agreements to which Purchaser is or will be a party and the consummation by Purchaser of the Contemplated Transactions, have been duly authorized by all necessary limited liability company action on the part of Purchaser, and no other action on the part of Purchaser is or will be necessary to authorize the execution, delivery and performance of this Agreement and the Collateral Agreements to which Purchaser is or will be a party and the Contemplated Transactions.

(c) This Agreement has been, and each of the Collateral Agreements to which Purchaser is a party will be, duly executed and delivered by Purchaser. This Agreement constitutes, and each of the Collateral Agreements to which Purchaser is a party will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

5.02 Noncontravention. Neither the execution and delivery of this Agreement or the Collateral Agreements to which Purchaser is or will be a party, nor the consummation or performance of any of the Contemplated Transactions, will (a) in any material respect contravene, conflict with or result in a violation of any Applicable Law or any Judgment to which Purchaser is subject or by which any of its properties or assets are bound; (b) in any material respect, contravene, conflict with or result in a breach of, or constitute a default under, or result in the acceleration of any obligation or loss of any benefits under, the provisions of any material Contract to which Purchaser is subject or by which any of its properties or assets are bound; or (c) contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Purchaser.

5.03 Brokers. Purchaser has not retained any Person to act as a broker or agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Contemplated Transactions.

5.04 Solvency. As of the Closing Purchaser will not (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair salable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (b) have unreasonably small capital with which to engage in its business or (c) have incurred debts beyond its ability to repay such debts as they become absolute and matured.

5.05 Financing.

(a) Purchaser has delivered to Seller true and complete copies of a duly executed commitment letter, dated as of the date hereof, between Purchaser and Israel Discount Bank of New York (the “Debt Commitment Letter”) (subject to redaction so long as such redaction does not cover terms that would adversely affect the conditionality or availability of the Debt Financing), pursuant to which the counterparties thereto have committed, subject to the terms and conditions thereof, to lend the amounts set forth therein (the “Debt Financing”). Assuming the funding in full of the Debt Financing on the Closing Date, Purchaser on the Closing Date will have, together with cash on hand and available borrowing under existing credit facilities, sufficient funds in immediately available cash, to (A) pay an amount in cash equal to the amounts set forth in Section 3.02(a); (B) pay any and all fees and expenses required to be paid by Purchaser in connection with the transactions contemplated by this Agreement and the Debt Financing; and (C) satisfy all other payment obligations of Purchaser contemplated hereunder (including the payment at Closing of unpaid Transaction Expenses). Purchaser has also delivered to Seller a true and complete copy of any fee letter in connection with the Debt Commitment Letter (any such fee letter, a “Fee Letter”) (subject to redaction so long as such redaction does not cover terms (other than the actual amount of fees that are the subject of the Fee Letter) that would adversely affect the conditionality or availability of the Debt Financing).

(b) As of the date hereof, there are no side letters or other contracts or arrangements related to the Debt Financing other than the Debt Commitment Letter and the Fee Letter or as otherwise expressly set forth therein. Neither the Debt Commitment Letter nor the Fee Letter has been amended or modified, no such amendment or modification is contemplated as of the date hereof, and the commitments set forth in the Debt Commitment Letter have not been withdrawn or rescinded in any respect.

(c) The Debt Commitment Letter is in full force and effect and is the valid, binding and enforceable obligations of Purchaser and, to the knowledge of Purchaser, the other parties thereto, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles. There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing, other than as set forth in the Debt Commitment Letter and any related Fee Letter. To the knowledge of Purchaser, no event has occurred, or circumstance exists, which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Purchaser and, to the knowledge of Purchaser, any other party to the Debt Commitment Letter. Purchaser has no reason to believe that any of the conditions to the Debt Financing contemplated in the Debt Commitment Letter and any related Fee Letter will not be satisfied, that the Debt Financing will not be made available at or prior to the time contemplated hereunder for the Closing. Purchaser has fully paid, or caused to be fully paid, any and all commitment or other fees which are due and payable on or prior to the date hereof pursuant to the terms of the Debt Commitment Letter and any related Fee Letter.

5.06 Non-Reliance of Purchaser.

(a) PURCHASER HEREBY ACKNOWLEDGES THAT SELLER IS NOT MAKING ANY REPRESENTATIONS OR WARRANTIES, AND PURCHASER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF SELLER, OTHER THAN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PURCHASER HEREBY ACKNOWLEDGES THAT, EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER IS NOT MAKING ANY REPRESENTATION OR WARRANTY WITH RESPECT TO (I) ANY FINANCIAL PROJECTION OR FORECAST RELATING TO THE BRAND COMPANIES OR ACQUIRED ASSETS, (II) MERCHANTABILITY, (III) FITNESS FOR ANY PARTICULAR PURPOSE, (IV) THE VIABILITY OR LIKELIHOOD OF SUCCESS OF THE BRAND BUSINESS, OR (V) ANY OTHER INFORMATION MADE AVAILABLE, WHETHER PURSUANT TO ANY PRESENTATION MADE BY OR ON BEHALF OF ANY BRAND COMPANY, PURSUANT TO ANY ELECTRONIC OR PHYSICAL DELIVERY OF DOCUMENTATION OR OTHER INFORMATION, OR OTHERWISE, TO PURCHASER, ITS AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES, AND PURCHASER EXPRESSLY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY.

(b) In connection with Purchaser’s investigation of Seller, the Brand Companies, and the Acquired Assets, Purchaser has received from or on behalf of Seller and/or the Brand Companies certain estimates, projections, forecasts, pro formas, plans, budgets or revenues or earnings predictions. Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, pro formas, plans, budgets or revenues or earnings predictions, that Purchaser is familiar with such uncertainties, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forecasts, budgets or revenues or earnings predictions so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, pro formas, plans, budgets or revenues or earnings predictions), and that Purchaser shall have no claim against Seller or any Brand Company or any of their Representatives or Affiliates with respect thereto. Purchaser acknowledges and agrees that Seller makes no representation or warranty with respect to such estimates, projections, forecasts, pro formas, plans, budgets or revenues or earnings predictions (including any such underlying assumptions). Purchaser confirms that Seller and the Brand Companies have made available to it and its Representatives the opportunity to ask questions of the Representatives of the Brand Companies and Seller and their respective Affiliates and to acquire such additional information about the business, operations and financial condition of the Brand Companies and the Brand Business as requested, and all such information has been received.

ARTICLE VI

TERMINATION

6.01 Termination. Either Seller or Purchaser may terminate this Agreement by delivery of written notice to the other Party only if the MIPA has been validly terminated in accordance with its terms. In addition, Seller may, at Seller’s election, terminate this Agreement upon written notice to Purchaser in the event that Purchaser fails to fund the Net Closing Consideration on the Closing Date as provided in Section 3.02(a).

6.02 Effect of Termination. If this Agreement is terminated and the Contemplated Transactions are abandoned as described in Section 6.01, this Agreement shall become null and void and of no further force and effect and there shall be no Liability on the part of any Party or any of its Affiliates, directors, officers, shareholders, partners, members or Representatives, except (a) that Section 6.02 and Article VIII shall survive termination, and (b) nothing herein shall relieve any Party from Liability for any intentional and material breach of this Agreement.

ARTICLE VII

FINANCING COVENANTS

7.01 Financing.

(a) Subject to the terms and conditions of this Agreement, Purchaser shall use its best efforts to obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter and any related Fee Letter. Purchaser shall not permit any amendment, modification or supplement to be made to, or any waiver of any provision or remedy under, the Debt Commitment Letter or any related Fee Letter, if such amendment, modification or waiver (i) reduces the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount), when taken together with Purchaser’s cash on hand, to an amount below the amount required to satisfy Purchaser’s obligations under this Agreement, or (ii) imposes new or additional conditions or other terms or otherwise expands, amends or modifies any of the conditions to the receipt of the Debt Financing or other terms in a manner that could reasonably be expected to delay in any material respect or prevent the Closing; provided, however, that Purchaser may, after consultation with Seller, replace or amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date hereof so long as such action would not reasonably be expected to materially delay or prevent the Closing. Any reference in this Agreement to (x) “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter as amended or modified in compliance with this Section 7.01 and (y) “Fee Letter” and “Debt Commitment Letter shall include such documents as amended or modified in compliance with this Section 7.01.

(b) Purchaser shall use its best efforts to (i) maintain in effect the Debt Commitment Letter in accordance with the terms and subject to the conditions thereof; (ii) negotiate and enter into all definitive agreements in form and substance reasonably satisfactory to Purchaser with respect to the Debt Financing contemplated by the Debt Commitment Letter on the terms and conditions set forth in the Debt Commitment Letter and any related Fee Letter; (iii) satisfy, to the extent within its control, all conditions to such definitive agreements that are applicable to Purchaser and consummate the Debt Financing at or prior to the Closing; and (iv) comply with its obligations under the Debt Commitment Letter and any related Fee Letter. Upon request (which request may be made telephonically or in electronic mail), Purchaser shall keep Seller reasonably informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and any material developments relating thereto and provide to Seller copies of all definitive documents related to the Debt Financing. Without limiting the generality of the foregoing, Purchaser shall give Seller prompt written notice (and in any event within two (2) Business Days) of (A) any breach or default (or any event or circumstance that with or without notice, lapse of time, or both, could reasonably be expected to give rise to any breach or default) or the threatened breach by any party to the Debt Commitment Letter, Fee Letter or any other definitive document related to the Debt Financing of which Purchaser becomes aware, (B) the receipt by Purchaser of any notice or other communication from any Debt Financing source with respect to any (1) breach, default, termination or repudiation by any party to the Debt Commitment Letter, Fee Letter or any other definitive document related to the Debt Financing of any provisions of the Debt Commitment Letter, Fee Letter or any other definitive document related to the Debt Financing or (2) dispute or disagreement between or among any parties to the Debt Commitment Letter, Fee Letter or any other definitive document related to the Debt Financing, and (C) if for any reason Purchaser reasonably believes that it may not be able to obtain on a timely basis all or any portion of the Debt Financing on the terms, in the manner or from the sources contemplated by the Debt Commitment Letter or the definitive documents relating to the Debt Financing. As soon as reasonably practicable, but in any event within two (2) Business Days of the date the Seller delivers to Purchaser a written request, Purchaser shall provide any information reasonably requested by the Seller relating to any circumstance referred to in clause (A), (B) or (C) of the immediately preceding sentence.

(c) Purchaser shall use its best efforts to cause the lenders and any other Persons providing Debt Financing to fund on the Closing Date the Debt Financing required to consummate the transactions contemplated by this Agreement and the other transactions contemplated by the Debt Commitment Letter, if all conditions to Closing set forth in Article III herein are satisfied or waived (other than those conditions that by their terms are to be satisfied or waived at the Closing, but subject to the fulfillment or waiver of those conditions).

(d) Nothing herein shall obligate Purchaser or any of its Affiliates to (i) waive any terms or conditions of this Agreement or of the Debt Commitment Letter, (ii) pay any additional material fees or amounts beyond those expressly set forth in the Debt Commitment Letter to cause the lenders and any other Persons providing Debt Financing to fund the Debt Financing, or (iii) commence any Proceeding against any financing institution or other Person that fails to provide its respective portion of the Debt Financing under the Debt Commitment Letter or New Debt Commitment Letter.

(e) If any Debt Commitment Letter shall be terminated or modified in a manner adverse to Purchaser, or if any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter (other than as a result of obtaining substitute debt financing in accordance with Section 7.01(e)), Purchaser shall use its best efforts to arrange to promptly obtain alternative financing from alternative sources on economic terms not materially less favorable to Purchaser than the terms of the Debt Commitment Letter and on non-economic terms not materially less favorable to Purchaser than the terms of the Debt Commitment Letter, in each case, taken as a whole, and in an amount which, together with its cash on hand, shall be sufficient (subject to the fulfilment of the conditions set forth in this Agreement ) to consummate the Contemplated Transactions (the “Alternate Debt Financing”), and to obtain a new financing commitment letter with respect to such Alternate Debt Financing (the “New Debt Commitment Letter”), which shall replace the existing Debt Commitment Letter, a true and complete copy of which (together with any related fee or other letter) shall be promptly provided to Seller (subject to redaction so long as such redaction does not cover terms that would adversely affect the conditionality or availability of the Debt Financing). In the event any New Debt Commitment Letter is obtained, (i) any reference in this Agreement to the “Debt Financing” shall mean the debt financing contemplated by the Debt Commitment Letter as modified pursuant to clause (ii) below, (ii) any reference in this Agreement to the “Debt Commitment Letter” shall be deemed to include any Debt Commitment Letter that is not superseded by a New Debt Commitment Letter at the time in question and any New Debt Commitment Letter to the extent then in effect and (iii) any reference in this Agreement to “Fee Letter” shall be deemed to include any fee or other letter relating to the Debt Commitment Letter that are not superseded by a New Debt Commitment Letter at the time in question and any New Debt Commitment Letter to the extent then in effect.

ARTICLE VIII

GENERAL PROVISIONS AND CERTAIN COVENANTS

8.01 Restrictive Covenants.

(a) Seller Non-Solicitation of Employees. From and after the Closing Date, Seller shall not, and shall cause its Affiliates not to, for a period of two (2) years after the Closing Date, hire or knowingly solicit for employment any Transferred Employee; provided, that this paragraph shall not preclude Seller or its Affiliates from soliciting for employment any such Transferred Employee by a general solicitation through a public medium or general or mass mailing by or on behalf of Seller or any of its Affiliates that is not targeted specifically at employees of Purchaser; provided, further, that Seller shall not during the now current term of the Boulder Road Lease, hire any Transferred Employee who works primarily out of the Boulder Road location notwithstanding the manner of solicitation, without Purchaser’s prior written consent. For the avoidance of doubt, this restriction shall not apply to any services that are provided under the Transition Services Agreement.

(b) Purchaser Non-Solicitation of Employees. From and after the Closing Date, Purchaser shall not, and shall cause their respective Affiliates not to, for a period of two (2) years after the Closing Date, hire or knowingly solicit for employment any employee of Seller or its Affiliates; provided, that this paragraph shall not preclude Purchaser, or its Affiliates from soliciting for employment any such employee by a general solicitation through a public medium or general or mass mailing by or on behalf of Purchaser or its Affiliates that is not targeted specifically at employees of the Seller or its Affiliates; provided further that Purchaser shall not during the now current term of the existing Boulder Road Lease hire any employee of the Seller who works primarily out of the Boulder Road location notwithstanding the manner of solicitation, without Seller’s prior written consent. For the avoidance of doubt, this Section 8.01(b) shall not apply to any services that are provided under the Transition Services Agreement or any Transferred Employees.

(c) Seller Non-Competition; Non-Interference. Seller agrees that for the two (2)-year period commencing on the Closing Date, Seller shall not, and shall each cause its Subsidiaries not to (i) engage in or in any way, directly or indirectly, own, manage, operate, control, consult with, provide products and/or services to or participate in the ownership, management, operation or control of, provide financing to or otherwise advise or assist or be actively connected with, directly or indirectly, any enterprise or business which is of the type or character that engages in, or otherwise carries on, any business activity which in any other manner is in competition with Purchaser’s operation of the Brand Business (as defined in the MIPA), except that Seller may own, in the aggregate, 5% or less of the stock of any corporation which is listed on a national stock exchange or actively traded in the over-the-counter market; (ii) solicit or attempt to solicit any Person that is, or within two (2) years before the Closing Date was, a client, customer, supplier, licensee or business relation of the Brand Business, or who Seller or any of their respective Subsidiaries solicited to be a client, customer, supplier or licensee of the Brand Business during such two (2)-year period, or induce or attempt to induce any such Person to cease, reduce or not commence doing business with Purchaser (or assist any other Person in engaging in any such activities); or (iii) knowingly and intentionally interfere in any way with the relationship between any Purchaser and any Person that is or was a client, lender, investor, customer, supplier, licensee or other business relation of the Brand Business (or assist any other Person in engaging in any such activities); provided, however, that in no event shall Seller or any of their respective Affiliates be in violation of this Section 8.01(c) as a result of Seller or any of its respective Affiliates or Subsidiaries engaging in and operating Seller’s business which were not otherwise sold or transferred in connection with the sale of the Brand Business.

(d) Purchaser Non-Competition; Non-Interference. Purchaser hereby agrees that for the two (2)-year period commencing on the Closing Date, Purchaser shall not, and shall cause its Subsidiaries not to, within the continental United States or any other jurisdiction or marketing area in which the Gaia Business (as defined in the MIPA) operates, (i) engage in or in any way, directly or indirectly, own, manage, operate, control, consult with, provide services to or participate in the ownership, management, operation or control of, provide financing to or otherwise advise or assist or be actively connected with, directly or indirectly, any enterprise or business which is of the type or character that engages in, or otherwise carries on, any business activity which in any other manner in competition with the Gaia Business, except that Purchaser may own, in the aggregate, 5% or less of the stock of any corporation which is listed on a national stock exchange or actively traded in the over-the-counter market; or (ii) knowingly and intentionally interfere in any way with the relationship between the Gaia Business and any Person that is or was a client, lender, investor, customer, supplier, licensee or other business relation of the Gaia Business (or assist any other Person in engaging in any such activities); provided, however, that in no event shall Purchaser, or its Affiliates be in violation of this Section 8.01(d) as a result of Purchaser, or its Affiliates or Subsidiaries engaging in and operating the Brand Business, as define din the MIPA, in the manner that such business is conducted by Seller on the Closing Date.

(e) Acknowledgement. It is the desire and intent of the Parties that the provisions of this Section 8.01 shall be enforced to the fullest extent permissible under Applicable Law and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portion of any of this Section 8.01 shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision as applicable, shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid, illegal or unenforceable, such amendment to apply only with respect to the operation of such provisions, as applicable, in the particular jurisdiction in which such adjudication is made. The Parties agree that the scope, area and duration of the covenants set forth in this Section 8.01 are reasonable. Notwithstanding the foregoing, the Parties agree that if the scope, area or duration of any covenant set forth in this Section 8.01 shall be adjudicated by a court of competent jurisdiction to be overly broad or otherwise unreasonable, such court may reduce the scope, area and duration thereof to that which it deems the maximum scope, area and duration reasonable under the circumstances, such reduced scope, area and duration to apply only with respect to the operation of such provision, as applicable, in the particular jurisdiction in which such adjudication is made. The Parties recognize that the performance of the obligations under this Section 8.01 is special, unique and extraordinary in character, and that in the event of a breach by either Party of the terms and conditions of any of this Section 8.01 to be performed by such Party, the other Party has no adequate remedy at law for any such breach, and therefore, the Parties agree that, each Party and shall, in addition to the other remedies that may be available to either of them under this Agreement at law (including to obtain damages for any breach of the provisions of this Section 8.01), be entitled, if they so elect, to enforce the specific performance thereof by such Party or to enjoin any employees of such Party or any of its Affiliates from performing services for any Person. Seller agrees that the covenants and agreements of Seller set forth in with respect to Seller in this Section 8.01 are independent of all other covenants, representations, warranties and agreements of the Parties set forth in this Agreement, and no default, breach or failure to perform by any Party shall constitute an excuse or other justification for Seller to fail to observe fully its covenants and agreements under this Section 8.01. No course of dealing between Purchaser and Seller, and no delay by Purchaser in exercising any right, power or remedy under this Section 8.01, in equity or at law, shall constitute a waiver of, or otherwise prejudice, any such right, power or remedy. Purchaser agrees that the covenants and agreements of Purchaser set forth in with respect to Purchaser in this Section 8.01 are independent of all other covenants, representations, warranties and agreements of the Parties set forth in this Agreement, and no default, breach or failure to perform by any Party shall constitute an excuse or other justification for Purchaser to fail to observe fully its covenants and agreements under this Section 8.01. No course of dealing between Purchaser and Seller, and no delay by Seller in exercising any right, power or remedy under this Section 8.01 in equity or at law, shall constitute a waiver of, or otherwise prejudice, any such right, power or remedy.

8.02 Assignment.

(a) This Agreement shall be binding upon Seller and its respective successors and permitted assigns (if any), and Purchaser and its successors and permitted assigns (if any). This Agreement shall inure to the benefit of Seller and Purchaser and their respective successors and permitted assigns (if any).

(b) Neither Purchaser nor Seller shall be permitted to assign any of its rights or delegate any of its obligations under this Agreement without the other Party’s prior written consent; provided, that notwithstanding the foregoing: (i) Seller may assign its rights under this Agreement to any wholly-owned Subsidiary of Seller upon written notice to Purchaser; and (ii) Purchaser may assign or delegate (A) its rights under this Agreement to any wholly-owned Subsidiary of Purchaser, (B) its rights, interests and obligations under this Agreement in connection with a merger, exchange, consolidation or sale of all or substantially of its stock or assets or other similar transaction, and (C) its rights under this Agreement as collateral to its lenders and financing sources, in each case, without the prior written consent of Seller; provided further that no assignment or delegation by Seller or Purchaser pursuant to clauses (i) or (ii), respectively, shall limit or release Seller or Purchaser of its obligations hereunder, including, without limitation, Purchaser’s obligations with respect to the payment of the Net Closing Cash Consideration and the Final Net Closing Cash Consideration hereunder.

8.03 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person (other than the Parties and such Party’s successors and permitted assigns) any legal or equitable rights hereunder.

8.04 Notices. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, sent by electronic mail, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties at the addresses set forth below or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of electronic mail, on the date sent if either (i) confirmation of receipt is received or (ii) such notice is promptly mailed by registered or certified mail (return receipt requested) or a nationally recognized overnight courier, (c) in the case of a nationally recognized overnight courier in circumstances under which such courier guarantees next Business Day delivery, on the next Business Day after the date sent, and (d) in the case of mailing, on the third Business Day following that on which the piece of mail containing such communication is posted.

(i)	if to Seller, to:

Gaiam, Inc.

833 West South Boulder Rd.

Louisville, Colorado 80027-2452

Email: jirka.rysavy@gaiam.com

Attention: Jirka Rysavy

Brownstein Hyatt Farber Schreck, LLP

410 Seventeenth Street, Suite 2200

Denver, Colorado 80202-4432

Email: kmacdonald@bhfs.com

Attention: Kristin Macdonald

(ii)	if to Purchaser, to:

Fit For Life LLC

31 West 34th St.

11th Floor

New York, New York 10001

Email: joeys@ffl-group.com

Attention: Joey Shamah

with a copy to:

Sills Cummis & Gross P.C.

101 Park Avenue, 28th Floor

New York, New York 10178

Email:     mgoldsmith@sillscummis.com

                rslotkin@sillscummis.com

Attention:         Michael B. Goldsmith

                          Richard M. Slotkin

8.05 Amendments. This Agreement may not be amended except pursuant to a written agreement executed by each of Purchaser and Seller.

8.06 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy. Each Party acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) were not performed in accordance with its specific terms or were otherwise breached. Accordingly, each Party acknowledges and agrees that the other Party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity, without having to post a bond. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

8.07 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neutral genders; the feminine gender shall include the masculine and neutral genders; and the neutral gender shall include the masculine and feminine genders.

(b) Each Party acknowledges that it has participated in the drafting of this Agreement, and, as a result, the Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “subsections,” “Sections,” “Schedules” and “Exhibits” are intended to refer to subsections and Sections of this Agreement, Schedules of this Agreement and Exhibits to this Agreement.

(e) The words “this Agreement,” “hereby,” “hereof,” “herein,” “hereunder,” and comparable words refer to all of this Agreement, including the Appendices, Exhibits and Schedules to this Agreement, and not to any particular Article, Section, preamble, recital, or other subdivision of this Agreement or Appendix, Exhibit or Schedule to this Agreement.

(f) The headings contained in this Agreement, any Exhibit or Schedule hereto, and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

8.08 Survival and Expiration of Representations and Warranties and Covenants. All of the representations and warranties of the Parties set forth in this Agreement terminate and expire on the Closing Date upon the consummation of the Contemplated Transactions and all liability of the Parties with respect to such representations and warranties shall thereupon be extinguished. The covenants and agreements of the Parties shall survive the Closing the 12-month anniversary following the Closing Date except with respect to those covenants and agreements of the Parties that by their terms contemplate performance in whole or in part after the Closing shall remain in full force and effect until such covenant or agreement has been fully performed.

8.09 Further Assurances. From and after the Closing, upon the request of a Party, each other Party shall do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the Contemplated Transactions.

8.10 Exclusivity of Agreement. The Parties have voluntarily agreed to define their rights, liabilities, and obligations respecting the subject matter of this Agreement exclusively in contract pursuant to the express terms and provisions of this Agreement; and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations; all Parties specifically acknowledge that no Party has any special relationship with another party that would justify any expectation beyond that of an ordinary acquirer and an ordinary target in an arm’s-length transaction. The sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein) shall be those remedies set forth herein.

8.11 No Third Party Liability. This Agreement may only be enforced against the named Parties. All claims or cause of action (whether in contract or tort) that may be based upon, arise out of or related to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the Persons that are expressly identified as Parties; and no officer, director, shareholder, employee or affiliate of any Party (including any Person negotiating or executing this Agreement on behalf of a Party) shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including a representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

8.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission (including in “portable document format” or “PDF”) shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes.

8.13 Entire Agreement. This Agreement (including the documents and instruments referred to herein, including Collateral Agreements and all Exhibits and Schedules hereto and thereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.

8.14 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

8.15 Governing Law; Venue.

(a) This Agreement, and all claims of causes of action (whether in contract or tort) that may be based upon, arise out of, or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed solely by the internal laws of the State of New York, without regard to the conflict-of-law principles thereof.

(b) Each Party acknowledges that any Proceeding or other legal action relating to this Agreement or the enforcement of any provision of this Agreement (including any Proceeding relating specific performance in accordance with Section 8.06) may only be brought or otherwise commenced in any state or federal court located in the Borough of Manhattan of the City of New York, New York, or Boulder, Colorado. Each Party:

(i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the Borough of Manhattan of the City of New York, New York and Boulder, Colorado, in connection with any such Proceeding;

(ii) agrees that each state and federal court located in the Borough of Manhattan of the City of New York, New York and Boulder, Colorado, shall be deemed to be a convenient forum; and

(iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such Proceeding commenced in a state or federal court located in the Borough of Manhattan of the City of New York, New York or Boulder, Colorado, any claim that such Party is not subject personally to the jurisdiction of such court, that such Proceeding has been brought in an inconvenient forum, that the venue of such Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

8.16 Attorney’s Fees. If any Proceeding relating to this Agreement or any of the Contemplated Transactions or the enforcement thereof is brought against any Party, the prevailing Party, if any, shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled). In the event that both Parties prevail in part, the applicable trier of fact shall determine the allocation of such attorneys’ fees, costs and disbursements in proportion to each Party’s success and failure of claims brought in connection with such Proceeding.

8.17 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR THE CONTEMPLATED TRANSACTIONS. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 8.17. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 8.17 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

8.18 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.19 Transfer Taxes. Any transfer taxes, sales taxes, stamp duties, filing fees, registration fees, recordation expenses, or other similar taxes, fees, charges or expenses incurred by Seller or any other party in connection with the Contemplated Transactions, shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Purchaser.

8.20 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, financial advisor, accountant, advisor, agent, attorney or other representative of Seller, Purchaser or any of their respective Affiliates or Representatives shall have any liability for any obligations or liabilities of Seller or Purchaser (as applicable) under this Agreement or the Collateral Agreements or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby, except that nothing in this Section 8.20 shall limit the express obligations of a Party under this Agreement or the Collateral Agreements.

8.21 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

8.22 Release. Effective upon the Closing, Boulder Road, LLC, the landlord under the Boulder Road Lease, on behalf of itself and its Affiliates hereby waives, releases and discharges Purchaser from any and all claims, causes of action, liabilities, losses, costs, damages, penalties, charges, expenses and all other forms of liability or obligation whatsoever, in law or equity, arising prior to the Closing Date under the Boulder Road Lease, as assigned to Purchaser on the Closing Date, other than with respect to any current liabilities related to the Boulder Road Lease shown on the Closing Statement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

PURCHASER:

FIT FOR LIFE LLC

By:	/s/ Joseph Shamah
Name:	Joseph Shamah
Title:	CEO

[Signature Page to Asset Purchase Agreement]

SELLER: GAIAM, INC.

By:	/s/ Lynn Powers
Name:	Lynn Powers
Title:	CEO

[Signature Page to Asset Purchase Agreement]

SOLELY WITH RESPECT TO PARAGRAPH 8.22, LANDLORD: BOULDER ROAD, LLC

By:	/s/ John Jackson
Name:	John Jackson
Title:	VP

[Signature Page to Asset Purchase Agreement]

LIST OF OMITTED SCHEDULES AND EXHIBITS

Schedules
Schedule 1.01(c)	Working Capital Target Calculation
Schedule 2.04(b)	Closing Working Capital Amount Example

Exhibits
Exhibit A	Form of Reception Services Agreement
Exhibit B	Form of Third Amendment and Assignment of Lease
Exhibit C	Form of Transition Services Agreement
Exhibit D	Form of Working Capital Assignment and Bill of Sale

ANNEX C

OPINION OF FINANCIAL ADVISOR

[Remainder of Page Intentionally Blank]

ANNEX C

May 10, 2016

Board of Directors

Gaiam, Inc.

833 W. South Boulder Rd.

Louisville, CO 80027

Members of the Board:

Stifel, Nicolaus & Company, Incorporated (“Stifel” or “we”) has been advised that Gaiam, Inc. (the “Seller”) is considering entering into a Membership Interest Purchase Agreement (the “MIPA”) with Stretch & Bend Holdings, LLC (“SBH”) and Sequential Brands Group, Inc. (“Sequential”). As provided in the MIPA, immediately prior to the date thereof, the Seller will have contributed to Gaiam Brand Holdco, LLC (the “Company”), a wholly owned subsidiary of the Seller, all of the assets of the Brand Business (as defined in the MIPA) as a result of which the Company, together with the Company Subsidiaries (as defined in the MIPA) (collectively with the Company, the “Brand Companies”), own and operate the Brand Business. Concurrently with the execution and delivery of the MIPA, Seller will enter into an Asset Purchase Agreement (the “APA,” together with the MIPA, the “Agreements”) with Fit For Life LLC (“FFL,” together with SBH, the “Buyers”). Pursuant to the Agreements, (i) the Seller will sell and transfer to SBH, and SBH will acquire from the Seller, the Brand Business (other than the FFL Acquired Assets and Assumed Liabilities as defined below) and all of the issued and outstanding Equity Securities (as defined in the MIPA) of the Company (the “MIPA Transaction”), and (ii) the Seller will cause the Brand Companies to sell and transfer to FFL, and FFL will purchase and assume from the Brand Companies, certain assets and liabilities relating to the Brand Business (the “FFL Acquired Assets and Assumed Liabilities”; such transaction, the “APA Transaction”, and together with the MIPA Transaction, the “Transactions”), for an aggregate value of $167,000,000 in cash (the “Consideration”) subject to adjustment and on terms and conditions more fully set forth in the Agreements.

The Board of Directors of the Seller (the “Board”) has requested Stifel’s opinion, as investment bankers, as to the fairness, from a financial point of view, to the Seller of the Consideration to be received by the Seller from the Buyers in the Transactions pursuant to the Agreements (the “Opinion”).

In rendering our Opinion, we have, among other things:

(i)	discussed the Transactions and related matters with the Seller’s counsel and reviewed a draft copy of the MIPA, dated May 9, 2016, and a draft copy of the APA, dated May 9, 2016, such drafts being the latest drafts of the Agreements provided to us;

(ii)	reviewed unaudited consolidated financial results of the Brand Companies and the Brand Business for the fiscal years ended on December 31, 2013, December 31, 2014 and December 31, 2015, respectively, prepared by the management of the Seller;

(iii)	reviewed information regarding estimated revenue and expenses of the Brand Companies and the Brand Business for the fiscal year ending December 31, 2016 prepared by the management of the Seller;

(iv)	reviewed and analyzed certain publicly available information concerning the terms of selected transactions that we considered relevant to our analysis;

(v)	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our analysis;

(vi)	participated in certain discussions and negotiations between representatives of the Seller and the Buyers;

(vii)	considered the results of our efforts, at the direction of the Seller, to solicit indications of interest from selected third parties with respect to a sale transaction relating to the Brand Companies and the Brand Business;

(viii)	conducted such other financial studies, analyses and investigations and considered such other information as we deemed necessary or appropriate for purposes of the Opinion; and

(ix)	taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuations and our knowledge of the Brand Companies’ industry and the Brand Business generally.

In rendering our Opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel by or on behalf of the Seller, or that was otherwise reviewed by Stifel, and have not assumed any responsibility for independently verifying any of such information. With respect to the revenue and expense forecasts supplied to us by the Seller, we have assumed, at the direction of the Seller, that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Seller as to the revenues and expenses of the Brand Companies and the Brand Business for the periods indicated, and that they provided a reasonable basis upon which we could form our opinion. Such forecasts were not prepared with the expectation of public disclosure. Such revenue and expense forecasts are based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts. Stifel has relied on this forecasted information without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof. We have not received any internal financial analyses, financial forecasts, reports or other information concerning the Brand Companies or the Brand Business prepared by the management of the Seller of a nature that would have enabled us to perform a discounted cash flow analysis of the Brand Companies’ and the Brand Business’s future cash flows.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of the Brand Companies or the Brand Business since the date of the last financial results of the Brand Companies and the Brand Business made available to us. We did not make or obtain any independent evaluation, appraisal or physical inspection of the Brand Companies’ or the Brand Business’s assets or liabilities, including without limitation the FFL Acquired Assets and Assumed Liabilities, nor have we been furnished with any such evaluation or appraisal. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, Stifel assumes no responsibility for their accuracy.

We have assumed, with your consent, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the Transactions will be satisfied and not waived. In addition, we have assumed that the definitive Agreements will not differ materially from the drafts we reviewed. We have also assumed that the Transactions will be consummated simultaneously substantially on the terms and conditions described in the Agreements, without any waiver of material terms or conditions by the Seller or any other party and without any anti-dilution or other adjustment to the Consideration, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Transactions will not have an adverse effect on the Seller, the Brand Companies, the Brand Business or the Transactions. We have assumed that the Transactions will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further assumed that the Seller has relied upon the advice of its counsel, independent accountants and other advisors (other than Stifel) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to the Seller, the Brand Companies, the Brand Business, the Transactions and the Agreements.

Our Opinion is limited to whether the Consideration is fair to the Seller, from a financial point of view, and does not address any other terms, aspects or implications of the Transactions, including, without limitation, the form or structure of the Transactions, any consequences of the Transactions on the Seller, the Brand Companies, the Brand Business or the Seller’s and the Brand Companies’ stockholders, creditors or otherwise, or any terms, aspects or implications of any voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Transactions or otherwise. Our Opinion also does not consider, address or include: (i) any other strategic alternatives currently (or which have been or may be) contemplated by the Board or the Seller; (ii) the legal, tax or accounting consequences of the Transactions on, the Seller, the Brand Companies, the Brand Business or the respective stockholders of the Seller and the Brand Companies; (iii) the fairness of the amount or nature of any compensation to any of the Seller’s or the Brand Companies’ officers, directors or employees, or class of such persons, relative to the compensation to the holders of the Seller’s securities; and (iv) the effect of the Transactions on, or the fairness of the consideration to be received by, holders of any class of securities of the Seller or the Brand Companies other than the Equity Securities, or any class of securities of any other party to any transactions contemplated by the Agreements. Furthermore, we are not expressing any opinion herein as to the prices, trading range or volume at which the Seller’s securities will trade following public announcement or consummation of the Transactions.

Our Opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us by or on behalf of the Seller or its advisors, or information otherwise reviewed by Stifel, as of the date of this Opinion. It is understood that subsequent developments may affect the conclusion reached in this Opinion and that Stifel does not have any obligation to update, revise or reaffirm this Opinion. Our Opinion is for the information of, and directed to, the Board for its information and assistance in connection with its consideration of the financial terms of the Transactions. Our Opinion does not constitute a recommendation to the Board as to how the Board should vote on the Transactions or to any stockholder of the Seller or the Brand Companies as to how any such stockholder should vote at any stockholders’ meeting at which the Transactions are considered, or whether or not any stockholder of the Seller should enter into a voting, stockholders’ or affiliates’ agreement with respect to the Transactions, or exercise any dissenters’ or appraisal rights that may be available to such stockholder. In addition, the Opinion does not compare the relative merits of the Transactions with any other alternative transactions or business strategies which may have been available to the Seller, the Brand Companies or the Brand Business, and does not address the underlying business decision of the Board or the Seller to proceed with or effect the Transactions.

Stifel, as part of its investment banking services, is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Seller in connection with the Transactions and will receive a fee for our services, a substantial portion of which is contingent upon the completion of the Transactions (the “Advisory Fee”). We have also acted as financial advisor to the Board and will receive a fee upon the delivery of this Opinion that is not contingent upon consummation of the Transactions (the “Opinion Fee”), provided that such Opinion Fee is creditable against any Advisory Fee. We were also engaged as Seller’s financial advisor in connection with the sale of the Seller’s interest in Natural Habitat Adventures, Inc. and received a fee upon consummation of such transaction. Upon the consummation of the Transactions, we may be entitled to receive an additional fee relating to the Transactions and the sale of the Seller’s interest in Natural Habitat Adventures, Inc. We will not receive any other significant payment or compensation contingent upon the successful consummation of the Transactions. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. There are no other material relationships that existed during the two years prior to the date of this Opinion or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between Stifel and any party to the Transactions. Stifel may seek to provide investment banking services to the Seller, the Buyers or their respective affiliates in the future, for which we would seek customary compensation. In the ordinary course of business, Stifel and our clients may transact in the securities of each of the Seller and Sequential and may at any time hold a long or short position in such securities.

Stifel’s Fairness Opinion Committee has approved the issuance of this Opinion. Our Opinion may not be published or otherwise used or referred to, nor shall any public reference to Stifel be made, without our prior written consent, except in accordance with the terms and conditions of Stifel’s engagement letter agreement with the Seller.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the Seller from the Buyers in the Transactions pursuant to the Agreements is fair to the Seller, from a financial point of view.

Very truly yours,

/s/ Stifel Nicolaus & Company Incorporated

ANNEX D

CONSOLIDATED FINANCIAL STATEMENTS

[Remainder of Page Intentionally Blank]

Index to Financial Statements

Unaudited Interim Condensed Consolidated Financial Statements for the Quarterly Period Ended

March 31, 2016

Consolidated Financial Statements for the Years Ended December 31, 2015 and 2014

GAIAM, INC.

Condensed consolidated balance sheets

(in thousands, except share and per share data)	March 31, 2016	December 31, 2015
	(unaudited)
ASSETS
Current assets:
Cash	$11,228	$13,772
Accounts receivable, net	13,002	26,999
Inventory, less allowances	16,847	17,303
Other current assets	14,351	14,843

Total current assets	55,428	72,917
Property and equipment, net	25,590	25,046
Media library, net	9,348	9,117
Goodwill	15,448	15,448
Other intangibles, net	782	866
Other assets	4,160	5,148

Total assets	$110,756	$128,542

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$10,437	$19,384
Accrued liabilities	20,779	20,365

Total current liabilities	31,216	39,749
Commitments and contingencies
Equity:
Gaiam, Inc. shareholders’ equity:
Class A common stock, $.0001 par value, 150,000,000 shares authorized, 19,141,888 and 19,130,681 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	2	2
Class B common stock, $.0001 par value, 50,000,000 shares authorized, 5,400,000 issued and outstanding at March 31, 2016 and December 31, 2015	1	1
Additional paid-in capital	172,672	172,371
Accumulated other comprehensive loss	(273)	(399)
Accumulated deficit	(95,659)	(88,035)

Total Gaiam, Inc. shareholders’ equity	76,743	83,940
Noncontrolling interest	2,797	4,853

Total equity	79,540	88,793

Total liabilities and equity	$110,756	$128,542

See accompanying notes to the interim condensed consolidated financial statements.

GAIAM, INC.

Condensed consolidated statements of operations

	For the Three Months Ended March 31,
(in thousands, except per share data)	2016	2015
	(unaudited)
Net revenue	$35,327	$37,638
Cost of goods sold	18,937	20,391

Gross profit	16,390	17,247

Expenses:
Selling and operating	20,223	16,720
Corporate, general and administration	4,370	3,412

Total expenses	24,593	20,132

Loss from operations	(8,203)	(2,885)
Interest and other income (expense), net	509	(484)

Loss before income taxes and noncontrolling interest	(7,694)	(3,369)
Income tax (benefit) expense	(9)	49

Net loss from continuing operations	(7,685)	(3,418)
Loss from discontinued operations, net of tax	—	(466)

Net loss	(7,685)	(3,884)
Net loss (income) attributable to noncontrolling interest	61	(8)

Net loss attributable to Gaiam, Inc.	$(7,624)	$(3,892)

Net loss per share attributable to Gaiam, Inc. common shareholders—basic and diluted:
From continuing operations	$(0.31)	$(0.14)
From discontinued operations	$—	$(0.02)

Net loss per share attributable to Gaiam, Inc.	$(0.31)	$(0.16)

Weighted-average shares outstanding:
Basic and Diluted	24,531	24,490

See accompanying notes to the interim condensed consolidated financial statements.

GAIAM, INC.

Condensed consolidated statements of comprehensive loss

	For the Three Months Ended March 31,
(in thousands, except per share data)	2016	2015
	(unaudited)
Net loss	$(7,685)	$(3,884)
Accumulated other comprehensive income (loss):
Foreign currency translation gain (loss), net of tax	75	(67)

Comprehensive loss	(7,610)	(3,951)

Less: comprehensive loss attributable to the noncontrolling interest	112	14

Comprehensive loss attributable to Gaiam, Inc.	$(7,498)	$(3,937)

See accompanying notes to the interim condensed consolidated financial statements

GAIAM, INC.

Condensed consolidated statements of cash flows

	For the Three Months Ended March 31,
(in thousands)	2016	2015
	(unaudited)
Operating activities
Net loss	$(7,685)	$(3,884)
Loss from discontinued operations	—	466

Net loss from continuing operations	(7,685)	(3,418)
Adjustments to reconcile net loss from continuing operations to net cash provided by (used in) operating activities—continuing operations:
Depreciation	594	590
Amortization	764	543
Share-based compensation expense	301	283
Loss (gain) on equity method investments	413	(24)
Unrealized (gain) loss on translation of foreign currency contracts and balances	(945)	544
Changes in operating assets and liabilities:
Accounts receivable, net	14,076	14,657
Inventory, less allowances	488	(12)
Other current and long term assets	974	(3,318)
Accounts payable	(8,110)	(4,924)
Accrued liabilities	523	(81)

Net cash provided by operating activities—continuing operations	1,393	4,840
Net cash used in operating activities—discontinued operations	—	(184)

Net cash provided by operating activities	1,393	4,656

Investing activities
Purchase of property, equipment and media rights	(2,041)	(2,317)
Purchase of businesses, net of acquired cash	—	(223)

Net cash used in investing activities	(2,041)	(2,540)

Financing activities
Proceeds from issuance of stock	—	133
Drawdowns on line of credit	2,000	—
Repayments on line of credit	(2,000)	—
Dividends paid to noncontrolling interest	(1,944)	(486)

Net cash used in financing activities	(1,944)	(353)

Effect of exchange rates on cash	48	(641)
Net change in cash	(2,544)	1,122
Cash at beginning of period	13,772	15,772

Cash at end of period	$11,228	16,894

Supplemental cash flow information
Income taxes paid	$260	$285
Interest paid	$15	$3

See accompanying notes to the interim condensed consolidated financial statements

Notes to interim condensed consolidated financial statements

References in this report to “we”, “us”, “our” or “Gaiam” refer to Gaiam, Inc. and its consolidated subsidiaries, unless we indicate otherwise.

1. Organization, Nature of Operations, and Principles of Consolidation

Gaiam provides a broad selection of yoga, fitness, and wellness products, content, and eco-travel services. Our products are sold through major retailers in the United States, Canada, Europe and other countries. We also sell our products through digital partners, websites and ecommerce channels. Gaia, our global subscription video streaming service, provides our members with access to conscious media on most internet-connected devices anytime, anywhere commercial free. We were incorporated under the laws of the State of Colorado on July 7, 1988.

We have prepared the accompanying unaudited interim condensed consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”) and they include our accounts and those of our subsidiaries. Intercompany transactions and balances have been eliminated.

The unaudited condensed consolidated financial position, results of operations and cash flows for the interim periods disclosed in this report are not necessarily indicative of future financial results.

Use of Estimates and Reclassifications

The preparation of financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the amounts reported in the accompanying financial statements and disclosures. Although we base these estimates on our best knowledge of current events and actions that we may undertake in the future, actual results may be different from the estimates. We have made certain reclassifications to prior period amounts to conform to the current period presentations.

Recent Accounting Pronouncements

The Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) No. 2015-17, Income Taxes - Balance Sheet Classification of Deferred Taxes (Topic 740). The amendments under the new guidance require that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The guidance is effective for consolidated financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Earlier application is permitted for all entities as of the beginning of an interim or annual reporting period. The new ASU is not expected to have a material impact on our reported financial position or results of operations.

2. Spin-off of Gaia

On February 20, 2015, our wholly-owned subsidiary Gaia, Inc. (“Gaia”) filed a registration statement on Form 10 with the Securities and Exchange Commission in connection with the previously announced proposed separation of the Gaia segment from the Gaiam Brand segment into two separate publicly traded companies. Gaia filed an amended Form 10 with the Securities and Exchange Commission on May 29, 2015, September 9, 2015 and February 17, 2016. Gaia has filed a listing application with NASDAQ and is in the process of listing on NASDAQ in anticipation of the spin-off. As of March 31, 2016, we expected that the proposed tax-free spin-off would occur through a distribution to Gaiam, Inc.’s shareholders of all the stock of Gaia. Gaia would hold all of the assets and liabilities of the Gaia segment. The Gaiam Brand segment would remain with Gaiam, Inc. after the distribution. The completion of the separation is subject to satisfaction of several conditions. Furthermore, our board of directors has the right and ability, in its sole discretion, to abandon the proposed separation at any time before the distribution date. As a result, there can be no assurance that the separation will occur.

In connection with the proposed spin-off, Gaia anticipated entering into a reorganization agreement with Gaiam, Inc. to provide for, among other things, the principal corporate transactions required to effect the spin-off, certain conditions to the spin-off and provisions governing the relationship between Gaia and Gaiam, Inc. with respect to and resulting from the spin-off. The reorganization agreement would also provide that the holders of options to purchase Gaiam, Inc. Class A common stock who are employees or non-employee directors of Gaiam, Inc. on the record date for the distribution would receive options to purchase shares of Gaia’s Class A common stock in the same ratio as shareholders. Additionally there would be a corresponding adjustment to the existing Gaiam, Inc. options held by such holder. The spin-off would not constitute a change in control for purposes of Gaiam, Inc.’s equity plans, and therefore no vesting of awards would occur as a result of the spin-off. In addition, the reorganization agreement would address the treatment of the various insurance policies held by Gaiam, Inc. and Gaia after the spin-off. In anticipation of the spin-off, Gaia has entered into multiple license agreements with Gaiam, Inc. including a license agreement for the use of the “Gaiam” trade name, and related trademarks and service marks following the spin-off.

Providing the spin-off is completed, Gaia anticipates entering into a transition services agreement with Gaiam, Inc. in connection with the separation. Under the transition services agreement, Gaiam, Inc. and Gaia would agree to provide certain services to the other for a period of up to 24 months following the spin-off, or such other shorter period as may be provided in the transition services agreement. The services to be provided may include certain corporate services including, but not limited to, management, financial, accounting, tax, human resources, payroll, technical, fulfillment, software quality control, and certain office services as required from time to time in the ordinary course of our business. Charges for these services would be based on the actual cost of such services without premium or mark-up, although applicable administrative and other overhead costs associated with the services would be allocated and included in the service charge. The employees of Gaia would remain eligible employees under certain employee benefit plans currently maintained by Gaiam, Inc., which would be managed under the transition services agreement.

Effective January 1, 2015, Gaiam, Inc. contributed to Gaia its 100% membership interest in Boulder Road LLC, a Colorado limited liability company. Boulder Road LLC is the sole owner of the property located at 833 West South Boulder Road in Louisville, Colorado, which is the location for our operations and the principal executive offices of Gaiam, Inc., Gaia and various other companies. The Gaiam, Inc. business unit and the Gaia business unit have entered into lease agreements with Boulder Road LLC effective with the contribution. The intercompany transactions have been eliminated in the accompanying condensed consolidated financial statements.

3. Joint Venture

In 2015 the Company formed a partnership with a third party to jointly market a fitness-based infomercial and its associated products. Under the arrangement, the Company provides rights to an infomercial which it has developed, and the third party provides the necessary working capital to advertise and market the infomercial worldwide. We hold a 49% interest in the partnership, and are accounting for it as an equity method investment. During the three months ended March 31, 2016, the Company recognized a non-cash loss of $0.4 million associated with the venture which is included in Interest and other income (expense), net in the accompanying condensed consolidated statements of operations.

4. Credit Facility

In 2015 Boulder Road LLC, a subsidiary of Gaia, entered into a revolving line of credit agreement with a bank in the amount of $5.5 million. The note bears interest at the prime rate plus 3.25%, is guaranteed by Gaiam, Inc. and Gaia, and is secured by a Deed of Trust filed against the real property on which the principal offices of the Company are located. The value of our principal offices is in excess of the amount of the line of credit. During the three months ended March 31, 2016, Gaia drew and repaid $2.0 million on the line of credit. No amounts were outstanding under the line of credit as of March 31, 2016.

5. Derivatives

Our operations in foreign countries expose us to market risk associated with foreign currency exchange rate fluctuations between the U.S. dollar and various foreign currencies. We use derivative instruments to manage a portion of our exposure to changes in currency exchange rates due to payments made by our eco-travel subsidiary to tour operators in Canada, South Africa, Australia, Europe, Denmark, and New Zealand. Our primary objective for entering into currency derivatives is to reduce the volatility that changes in currency exchange rates have on our earnings. In general, the market risk related to these contracts is offset by corresponding gains and losses on the hedged transactions. By working only with major banks and closely monitoring current market conditions, we seek to limit the risk that counterparties to these contracts may be unable to perform. We have presented amounts on a gross basis as we do not have any master netting agreements with counterparties. We do have the legal right to “net settle” transactions of the same currency with a single net amount payable by one party or the other. We do not enter into derivative contracts for trading purposes.

The cash flow effects of our derivative contracts for the three months ended March 31, 2016 are included within Net cash provided by operating activities in the Statements of Cash Flows. Realized and unrealized gains and losses on currency derivatives without hedge accounting designation are included in Interest and other (expense) income, net in the accompanying statements of operations. For the period ended March 31, 2016 the gain recognized was $0.9 million. The asset related to the fair value of the hedging instruments has been included in Other current assets in the accompanying balance sheet.

Total notional amounts and gross fair values for derivative instruments without hedge accounting designation were as follows as of March 31, 2016:

	March 31, 2016		December 31, 2015
(in thousands)	Notional Amount in USD	Fair Value of Current Assets	Notional Amount in USD	Fair Value of Current Liabilities
Currency forward contracts
Canadian dollars	$10,701	$309	$4,200	$(246)
Other currencies	1,435	44	1,372	(83)

	$12,136	$353	5,572	(329)
Currency option contracts
Canadian dollars	—	—	8,514	(252)

Total	$12,136	$353	$14,086	$(581)

As of March 31, 2016, $9.0 million of our outstanding contracts will mature in the next 12 months, and $3.1 million will mature the following year.

6. Equity

During the first three months of 2016, we issued 11,000 shares of our Class A common stock under our 2009 Long-Term Incentive Plan to our independent directors, in lieu of cash compensation, for services rendered in 2016. We valued the shares issued to our independent directors at estimated fair value based on the closing price of our shares on the date the shares were issued, which by policy is the last trading day of each quarter in which the services were rendered.

During the first three months of 2016, we did not issue any stock in connection with option exercises. The following is a reconciliation from December 31, 2015 to March 31, 2016 of the carrying amount of total equity, equity attributable to Gaiam, Inc., and equity attributable to the noncontrolling interest.

			Gaiam, Inc. Shareholders
(in thousands)	Total	Comprehensive Loss	Accumulated Deficit	Accumulated Other Comprehensive Loss	Class A and Class B Common Stock	Paid-in Capital	Noncontrolling Interest
Balance at December 31, 2015	$88,793		$(88,035)	$(399)	$3	$172,371	$4,853
Issuance of Gaiam, Inc. common stock for stock option exercises and share-based compensation	301		—	—	—	301	—
Dividends paid to noncontrolling interest	(1,944)		—	—	—	—	(1,944)
Comprehensive loss:
Net (loss) income	(7,685)	(7,685)	(7,624)	—	—	—	(61)
Foreign currency translation adjustment, net of taxes of $32	75	75	—	126	—	—	(51)

Comprehensive loss		$(7,610)

Balance at March 31, 2016	$79,540		$(95,659)	$(273)	$3	$172,672	$2,797

7. Share-Based Payments

During the first three months of 2016 and 2015, we extended the term of certain options granted under our 2009 Long-Term Incentive Plan to members of our executive team for an additional three months, and recognized $40,000 and $50,000 of associated stock compensation expense. Total share-based compensation expense is reported in corporate, general and administration expenses on our condensed consolidated statements of operations.

8. Net Loss per Share Attributable To Gaiam, Inc. Common Shareholders

Basic net loss per share attributable to Gaiam, Inc. common shareholders excludes any dilutive effects of options. We compute basic net loss per share attributable to Gaiam, Inc. common shareholders using the weighted average number of shares of common stock outstanding during the period. We compute diluted net loss per share attributable to Gaiam, Inc. common shareholders using the weighted average number of shares of common stock and common stock equivalents outstanding during the period. We excluded common stock equivalents of 1,071,000 and 1,088,000 from the computation of diluted net loss per share attributable to Gaiam, Inc. common shareholders for the three months ended March 31, 2016 and 2015, respectively, because their effect was antidilutive.

The following table sets forth the computation of basic and diluted net loss per share attributable to Gaiam, Inc. common shareholders:

	Three Months Ended March 31,
(in thousands, except per share data)	2016	2015
Net loss attributable to Gaiam, Inc. common shareholders:
Loss from continuing operations	$(7,624)	$(3,426)
Loss from discontinued operations	—	(466)

Net loss attributable to Gaiam, Inc.	$(7,624)	$(3,892)

Weighted average shares for basic and diluted net loss per share	24,531	24,490

Net loss per share attributable to Gaiam, Inc. common shareholders—basic and diluted:
Loss from continuing operations	$(0.31)	$(0.14)
Loss from discontinued operations	$—	$(0.02)

Basic and diluted net loss per share attributable to Gaiam, Inc.	$(0.31)	$(0.16)

9. Income Taxes

During 2013, we determined that a full valuation allowance against our deferred tax assets was necessary due to the cumulative loss incurred over the three-year period ended December 31, 2013. Since that time, we have continued to provide a full valuation allowance against deferred tax assets. As income is generated in future periods, the Company expects to reverse the valuation allowance as utilization of the deferred tax assets occurs. As of March 31, 2016, our gross net operating losses were $86.3 million and $16.4 million for federal and state, respectively.

10. Segment Information

We manage our company and aggregate our operational and financial information in accordance with two reportable segments, which are aligned based on their products or services:

Gaiam Brand:	This segment includes all our branded yoga, fitness, and wellness products. It also includes our eco-travel subsidiary.

Gaia:	This segment includes our digital video streaming service. It also includes the results of Boulder Road LLC. We previously announced that we are pursuing the potential spin off of this segment into a separate company.

Amounts shown as “Other unallocated corporate expenses” in the table below are primarily expenses of being a public company or general corporate expenses which we do not allocate to our segments. Although we are able to track sales by channel, the management, allocation of resources, and analysis and reporting of expenses are presented on a combined basis, at the reportable segment level. Contribution margin is defined as net revenue less cost of goods sold and total operating expenses. Financial information for our segments is as follows:

	Three Months Ended March 31,
(in thousands)	2016	2015
Net revenue:
Gaiam Brand	$31,497	$34,532
Gaia	3,830	3,106

Consolidated net revenue	35,327	37,638

Contribution loss:
Gaiam Brand	(3,468)	(53)
Gaia	(3,449)	(2,359)

Segment contribution loss	(6,917)	(2,412)
Other unallocated corporate expenses	(1,286)	(473)

Consolidated contribution loss	(8,203)	(2,885)
Reconciliation of contribution loss to net loss attributable to Gaiam, Inc.:
Interest and other income (expense), net	509	(484)
Income tax benefit (expense)	9	(49)
Loss from discontinued operations	—	(466)
Net loss (income) attributable to noncontrolling interest	61	(8)

Net loss attributable to Gaiam, Inc.	$(7,624)	$(3,892)

As discussed in Note 2, Gaia filed amendments to its registration statement on Form 10 with the SEC on September 9, 2015 and February 17, 2016. The segment amounts presented here and discussed elsewhere in this quarterly report on Form 10-Q vary insignificantly from the amounts reported by Gaia in the Form 10, as amended, as the Form 10 requires that certain items be recast for stand-alone presentation.

11. Commitments and Contingencies

During 2015, we were involved in various legal disputes with Cinedigm Corp. and Cinedigm Entertainment Holdings, LLC (together, “Cinedigm”) in connection with our sale of GVE Newco, LLC (“GVE”) to Cinedigm. The disputes were fully settled at the end of 2015.

During the three months ended March 31, 2015, the Company recorded charges of $0.5 million for legal costs associated with the disputes. The expenses associated with the disputes have all been included in Loss from discontinued operations in the accompanying condensed consolidated statements of operations.

From time to time, we are involved in legal proceedings that we consider to be in the normal course of business. Claimed amounts against us may be substantial but may not bear any reasonable relationship to the merits of the claim or the extent of any real risk of court or arbitral awards. We record accruals for losses related to those matters against us that we consider to be probable and that can be reasonably estimated. Although it is not feasible to predict the outcome of these matters with certainty, it is reasonably possible that some legal proceedings may be disposed of or decided unfavorably to us and in excess of the amounts currently accrued. Based on available information, in the opinion of management, settlements, arbitration awards and final judgments, if any, which are considered probable of being rendered against us in litigation or arbitration in existence at March 31, 2016 and can be reasonably estimated are reserved against or would not have a material adverse effect on our financial condition, results of operations or cash flows.

12. Discontinued Operations

During 2013, we consummated the sale of GVE, a wholly-owned subsidiary to Cinedigm. As discussed in Note 11, Commitments and Contingencies, we were involved in legal disputes with Cinedigm associated with the sale, which were settled during 2015. The results of discontinued operations reported in the accompanying financial statements relate solely to legal costs associated with the disputes.

13. Exit Activity Costs

During the fourth quarter of 2013, as a result of the sale of GVE and the discontinuation of DRTV, we recorded impairment charges on certain media and assets; and recorded accruals for termination benefits. Those accruals are included in accrued expenses in our condensed consolidated balance sheets. The balance in the accrual for termination benefits remained at $1.7 million during the three months ended March 31, 2016.

14. Subsequent Events

Pending Sale of the Brand Business

On May 10, 2016 we entered into agreements to sell the assets and liabilities of our Gaiam Brand Business in exchange for $167.0 million. The Brand Business consists of all the assets and liabilities of our Gaiam Brand segment, except for our interest in our eco-travel subsidiary, which was sold on May 4, 2016 as explained below. Our Gaiam Brand Business constitutes the vast majority of our consolidated revenues and expenses, and consists of our yoga, fitness and wellness consumer products, and content. If the sale of the Brand Business is consummated, our remaining business will consist of our Gaia video subscription service business and on-line community and will operate in our Gaia segment. Upon closing the sale of the Brand Business, we expect to conduct a tender offer for up to 12 million shares of our Class A common stock or vested stock options. The sale of our Brand Business is planned to occur after the period covered by this report. Therefore, the information in this report should be read in light of the pending sale of our Brand Business. There can be no assurance that we will be able to successfully consummate the sale of our Brand Business.

Sale of Natural Habitat

On May 4, 2016 we sold all our interest in Natural Habitat, Inc. (“Natural Habitat”), our eco-travel subsidiary, in exchange for $12.85 million in cash.

The following pro forma condensed consolidated financial information is based on our historical financial statements, including certain pro forma adjustments, and has been prepared to illustrate the pro forma effect of the sale of Natural Habitat. The unaudited pro forma condensed consolidated statements of operations for the quarter ending March 31, 2016 and for the year ending December 31, 2015 assume that the sale occurred as of January 1, 2015. The unaudited pro forma condensed consolidated balance sheet as of March 31, 2016 is presented as if the sale had occurred on March 31, 2016.

The unaudited pro forma condensed consolidated financial information has been prepared based upon available information and management estimates; actual amounts may differ from these estimated amounts. The unaudited pro forma condensed consolidated financial information is not necessarily indicative of the financial position or results of operations that might have occurred had the sale occurred as of the dates stated above. The pro forma adjustments are described in the notes.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with the audited financial statements and notes and related Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Unaudited Pro Forma Condensed Consolidated Financial Information

Gaiam, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Quarter Ending March 31, 2016

(in thousands, except per share data)

	Gaiam Historical Financial Statements	Less: Natural Habitat Historical Financial Statements (a)(c)	Pro Forma Adjustments (Disposition of Natural Habitat)	Notes	Pro Forma Results (Adjusted for Disposition of Natural Habitat)
Net revenues	$35,327	$9,585	$—		$25,742
Cost of goods sold	18,937	6,312	—		12,625

Gross profit	16,390	3,273	—		13,117
Selling, general, and administrative	24,593	4,209	3	(b)	20,387

Loss from operations	(8,203)	(936)	(3)		(7,270)
Interest and other income (expense)	509	944	—		(435)

(Loss) income before income taxes	(7,694)	8	(3)		(7,705)
Income tax (benefit) expense	(9)	1	—		(10)

Net (loss) income from continuing operations	(7,685)	7	(3)		(7,695)
Net loss attributable to noncontrolling interest	61	47	—		14

Net (loss) income from continuing operations attributable to Gaiam, Inc.	$(7,624)	$54	$(3)		$(7,681)

Net loss from continuing operations per share:
Basic and Diluted	$(0.31)				$(0.31)

Weighted-average shares outstanding:
Basic and Diluted	24,531				24,531

(a)	Represents the revenues and expenses excluding certain fixed overhead costs of Natural Habitat included in Gaiam’s historical financial statements.
(b)	Operating expenses are increased to reverse the impact of a human resources service allocation to Natural Habitat from Gaiam.
(c)	Results are consolidated then adjusted for noncontrolling interests. Gaiam owned 51.4% of Natural Habitat.

Unaudited Pro Forma Condensed Consolidated Financial Information

Gaiam, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Year Ending December 31, 2015

(in thousands, except per share data)

	Gaiam Historical Financial Statements	Less: Natural Habitat Historical Financial Statements (a)(c)	Pro Forma Adjustments (Disposition of Natural Habitat)	Notes	Pro Forma Results (Adjusted for Disposition of Natural Habitat)
Net revenues	$188,018	$43,514	$—		$144,504
Cost of goods sold	103,249	27,544	—		75,705

Gross profit	84,769	15,970	—		68,799
Selling, general, and administrative	80,588	12,126	10	(b)	68,472

Income (loss) from operations	4,181	3,844	(10)		327
Interest and other income (expense)	(1,406)	(1,168)	—		(238)
Loss from equity method investments	(465)	—	—		(465)

Income (loss) before income taxes	2,310	2,676	(10)		(376)
Income tax expense (benefit)	1,219	1,154	—		65

Net income (loss) from continuing operations	1,091	1,522	(10)		(441)
Net income attributable to noncontrolling interest	(694)	(672)	—		(22)

Net income (loss) from continuing operations attributable to Gaiam, Inc.	$397	$850	$(10)		$(463)

Net income (loss) from continuing operations per share:
Basic and Diluted	$0.02				$(0.02)

Weighted-average shares outstanding:
Basic	24,510				24,510

Diluted	24,612				24,612

(a)	Represents the revenues and expenses excluding certain fixed overhead costs of Natural Habitat included in Gaiam’s historical financial statements.
(b)	Operating expenses are increased to reverse the impact of a human resources service allocation to Natural Habitat from Gaiam.
(c)	Results are consolidated then adjusted for noncontrolling interests. Gaiam owned 51.4% of Natural Habitat.

Unaudited Pro Forma Condensed Consolidated Financial Information

Gaiam, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of March 31, 2016

(in thousands)

	Gaiam Historical Financial Statements	Less: Natural Habitat Historical Financial Statements (a)	Pro Forma Adjustments (Disposition of Natural Habitat)	Notes	Pro Forma Results (Adjusted for Disposition of Natural Habitat)

Cash	$11,228	$3,951	$11,050	(b)	$18,327
Accounts receivable, net	13,002	389	—		12,613
Inventory, less allowances	16,847	—	—		16,847
Other current assets	14,351	8,714			5,637

Total current assets	55,428	13,054	11,050		53,424

Property and equipment, net	25,590	1,418	—		24,172
Media library, net	9,348	—	—		9,348
Goodwill	15,448	3,384	—		12,064
Other intangibles, net	782	75	—		707
Other assets	4,160	423	—		3,737

Total assets	$110,756	$18,354	$11,050		$103,452

Accounts payable	$10,437	$2,615	$—		$7,822
Accrued liabilities	20,779	13,310	544	(c)	8,013

Total current liabilities	31,216	15,925	544		15,835

Total Gaiam, Inc. shareholders’ equity	76,743	1,501	10,506	(d)	85,748
Noncontrolling interest	2,797	928	—		1,869

Total equity	79,540	2,429	10,506		87,617

Total liabilities and equity	$110,756	$18,354	$11,050		$103,452

(a)	Represents the assets, liabilities, and equity attributable to Natural Habitat included in Gaiam’s historical financial statements.
(b)	Cash is adjusted to reflect the $11.0 million estimated net proceeds from the sale.
(c)	Accrued liabilities have been adjusted to reflect the accrual of estimated nonrecurring costs directly related to the disposition (not paid in close).
(d)	Equity is adjusted to reflect the estimated net gain of $9.0 million on the sale of Natural Habitat. We expect that there will be minimal income taxes on the gain due to utilization of our net operating losses.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

Gaiam, Inc.

Louisville, Colorado

We have audited the accompanying consolidated balance sheets of Gaiam, Inc. and subsidiaries (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive loss, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2015. Our audits also included the consolidated financial statement schedule II for the years ended December 31, 2015, 2014, and 2013. We have also audited the Company’s internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying management’s report on internal control over financial reporting. Our responsibility is to express an opinion on these consolidated financial statements and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall consolidated financial statement presentation. Our audits of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Gaiam, Inc. and subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America. In our opinion, the related consolidated financial statement schedule II for the years ended December 31, 2015, 2014, and 2013, when considered in relation to the consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein. Also in our opinion, Gaiam, Inc. and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2015, based on the criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

EKS&H LLLP

March 15, 2016

Boulder, Colorado

GAIAM, INC.

Consolidated Balance Sheets

	December 31,
(in thousands, except share and per share data)	2015	2014
ASSETS
Current assets:
Cash	$13,772	$15,772
Accounts receivable, net	26,999	30,266
Inventory, less allowances	17,303	20,154
Other current assets	14,843	11,998
Current assets of discontinued operations	—	582

Total current assets	72,917	78,772
Property and equipment, net	25,046	23,231
Media library, net	9,117	7,691
Goodwill	15,448	15,448
Other intangibles, net	866	823
Other assets	5,148	12,667

Total assets	$128,542	$138,632

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$19,384	$18,837
Accrued liabilities	20,365	20,236

Total current liabilities	39,749	39,073
Commitments and contingencies
Equity:
Gaiam, Inc. shareholders’ equity:
Class A common stock, $.0001 par value, 150,000,000 shares authorized, 19,130,681 and 19,084,958 shares issued and outstanding at December 31, 2015 and 2014, respectively	2	2
Class B common stock, $.0001 par value, 50,000,000 shares authorized, 5,400,000 shares issued and outstanding at December 31, 2015 and 2014	1	1
Additional paid-in capital	172,371	171,315
Accumulated other comprehensive loss	(399)	(200)
Accumulated deficit	(88,035)	(76,329)

Total Gaiam, Inc. shareholders’ equity	83,940	94,789
Noncontrolling interest	4,853	4,770

Total equity	88,793	99,559

Total liabilities and equity	$128,542	$138,632

See accompanying notes to consolidated financial statements.

GAIAM, INC.

Consolidated Statements of Operations

(in thousands, except per share data)	2015	2014	2013
Consolidated Statements of Operations Data:
Net revenues	$188,018	$166,694	$155,463
Cost of goods sold	103,249	91,189	90,155

Gross profit	84,769	75,505	65,308

Expenses:
Selling and operating	64,160	68,470	64,657
Corporate, general and administration	16,428	12,121	11,325
Other general income and expense	—	—	10,967

Total expenses	80,588	80,591	86,949

Income (loss) from operations	4,181	(5,086)	(21,641)

Interest and other (expense) income	(1,406)	(600)	2,421
Gain on sale of investments	—	1,480	25,096
Loss from equity method investment	(465)	(55)	—

Income (loss) before income taxes	2,310	(4,261)	5,876
Income tax expense	1,219	1,369	25,974

Net income (loss) from continuing operations	1,091	(5,630)	(20,098)
Loss from discontinued operations, net of tax	(12,103)	(3,327)	(1,995)

Net loss	(11,012)	(8,957)	(22,093)
Net income attributable to noncontrolling interest	(694)	(959)	(659)

Net loss attributable to Gaiam, Inc.	$(11,706)	$(9,916)	$(22,752)

Net income (loss) per share attributable to Gaiam, Inc. common shareholders—basic and diluted:
From continuing operations	$0.01	$(0.27)	$(0.90)
From discontinued operations	(0.49)	(0.14)	(0.09)

Basic and diluted net loss per share attributable to Gaiam, Inc.	$(0.48)	$(0.41)	$(0.99)

Weighted-average shares outstanding:
Basic	24,510	24,228	22,972

Diluted	24,612	24,228	22,972

See Accompanying Notes to Consolidated Financial Statements.

GAIAM, INC.

Consolidated Statements of Comprehensive Loss

	Years Ended December 31,
(in thousands)	2015	2014	2013
Net loss	$(11,012)	$(8,957)	$(22,093)

Other comprehensive (loss) income:
Foreign currency translation loss	(324)	(62)	(292)
Unrealized gain on equity securities	—	202	116
Reclassification of gain on equity securities to net income	—	(319)	—

Other comprehensive loss	(324)	(179)	(176)

Comprehensive loss	(11,336)	(9,136)	(22,269)

Less: comprehensive income attributable to the noncontrolling interest	569	947	634

Comprehensive loss attributable to Gaiam, Inc.	$(11,905)	$(10,083)	$(22,903)

See Accompanying Notes to Consolidated Financial Statements.

GAIAM, INC.

Consolidated Statement of Changes in Equity

			Gaiam, Inc. Shareholders
(in thousands, except shares)	Total Equity	Total Gaiam Equity	Accumulated Deficit	Accumulated Other Comprehensive Income	Common Stock Amount	Additional Paid-in Capital	Common Stock Shares	Noncontrolling Interest
Balance at December 31, 2012	$118,872	$116,074	$(43,661)	$118	$3	$159,614	22,730,464	$2,798
Issuance of Gaiam, Inc. common stock in conjunction with an acquisition and share-based compensation	8,261	8,261	—	—	—	8,261	1,264,657	—
Noncontrolling interest portion of subsidiary’s business combinations	426	—	—	—	—	—	—	426
Comprehensive (loss) income	(22,269)	(22,903)	(22,752)	(151)	—	—	—	634

Balance at December 31, 2013	$105,290	$101,432	$(66,413)	$(33)	$3	$167,875	23,995,121	$3,858
Issuance of Gaiam, Inc. common stock in conjunction with an acquisition and share-based compensation	3,440	3,440	—	—	—	3,440	489,837	—
Noncontrolling interest portion of subsidiary’s business combinations	115	—	—	—	—	—	—	115
Subsidiary’s dividend to noncontrolling interest	(150)	—	—	—	—	—	—	(150)
Comprehensive (loss) income	(9,136)	(10,083)	(9,916)	(167)	—	—	—	947

Balance at December 31, 2014	$99,559	$94,789	$(76,329)	$(200)	$3	$171,315	24,484,958	$4,770
Issuance of Gaiam, Inc. common stock and share-based compensation	1,056	1,056	—	—	—	1,056	45,723	—
Subsidiary’s dividend to noncontrolling interest	(486)	—	—	—	—	—	—	(486)
Comprehensive (loss) income	(11,336)	(11,905)	(11,706)	(199)	—	—	—	569

Balance at December 31, 2015	$88,793	$83,940	$(88,035)	$(399)	$3	$172,371	24,530,681	$4,853

See Accompanying Notes to Consolidated Financial Statements.

GAIAM, INC.

Consolidated Statements of Cash Flows

	Years ended December 31,
(in thousands)	2015	2014	2013 (a)
Operating activities:
Net loss	$(11,012)	$(8,957)	$(22,093)
Loss from discontinued operations	12,103	3,327	1,995

Net income (loss) from continuing operations	1,091	(5,630)	(20,098)
Adjustments to reconcile net income (loss) from continuing operations to net cash (used in) provided by operating activities:
Depreciation	2,393	1,989	2,301
Amortization	2,782	2,223	1,659
Share-based compensation expense	895	839	809
Deferred income tax expense (benefit)	—	28	23,861
Loss on translation of foreign currency	408	564	42
Gain on sale of investments	—	(1,480)	(25,096)
Loss on equity method investment	465	55	—
Gain from collection of note receivable	—	—	(2,300)
Impairment and other losses	—	—	9,194
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable, net	3,247	(3,872)	(2,072)
Inventory, net	2,780	56	1,097
Deferred advertising costs	—	(250)	508
Other current and long-term assets	(2,586)	(3,939)	(2,887)
Accounts payable	(2,458)	5,535	(4,407)
Accrued liabilities	2,946	(4,945)	1,834

Net cash provided by (used in) operating activities – continuing operations	11,963	(8,827)	(15,555)

Net cash used in operating activities – discontinued operations	(3,807)	(142)	(7,569)

Net cash provided by (used in) operating activities	8,156	(8,969)	(23,124)

Investing activities:
Net proceeds from the sale of investments	—	2,646	25,096
Collection from related party	—	—	2,100
Purchase of property, equipment and media rights	(9,335)	(5,590)	(3,386)
Proceeds from sale of business	—	—	47,500
Purchase of businesses and equity-method investments, net of cash acquired	—	(5,493)	(6,333)

Net cash (used in) provided by investing activities	(9,335)	(8,437)	64,977

Financing activities:
Net proceeds from issuance of stock	160	1,806	777
Payment of dividends to non-controlling interest	(486)	(150)	—

Net cash (used in) provided by financing activities – continuing operations	(326)	1,656	777
Net cash used in financing activities – discontinued operations	—	—	(19,967)

Net cash (used in) provided by financing activities	(326)	1,656	(19,190)

Effect of exchange rates on cash	(495)	(707)	(292)

Net (decrease) increase in cash	(2,000)	(16,457)	22,371
Cash at beginning of year	15,772	32,229	9,858

Cash at end of year	$13,772	$15,772	$32,229

Supplemental cash flow information:
Interest paid	$4	$14	$442
Income taxes paid	1,322	1,114	577
Liabilities and debt assumed from acquisitions	—	466	337
Stock issued in connection with business acquisitions	$—	$840	$7,303

(a)	Cash flows in 2013 include the $25.0 million gain from the sale of RGSE stock, the sale of GVE and the discontinuation of the DRTV Business Unit.

See Accompanying Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements

References in this report to “we”, “us”, “our”, “Company” or “Gaiam” refer to Gaiam, Inc. and its consolidated subsidiaries, unless we indicate otherwise.

1. Organization, Nature of Operations, and Principles of Consolidation

Gaiam, Inc. and its consolidated subsidiaries (“the Company”) provide a broad selection of yoga, fitness, and wellness products, with media, subscription and travel services to customers who value personal development, wellness, ecological lifestyles, responsible media, and conscious community. We were incorporated under the laws of the State of Colorado on July 7, 1988.

We have prepared the accompanying consolidated financial statements in accordance with accounting principles generally accepted in the United States, or GAAP, and they include our accounts and those of our subsidiaries, over which we exercise control. Intercompany transactions and balances have been eliminated.

Spin-off of Gaia

On February 20, 2015, our wholly-owned subsidiary Gaia, Inc. (“Gaia” formerly referred to as “Gaiam TV”) filed a registration statement on Form 10 with the Securities and Exchange Commission in connection with the previously announced proposed separation of the Gaia segment from the Gaiam Brand segment into two separate publicly traded companies. Gaia filed amendments to the Form 10 with the Securities and Exchange Commission on May 29, 2015, September 9, 2015, and February 17, 2016. Gaia has filed a listing application with NASDAQ and is in the process of listing on NASDAQ in anticipation of the spin-off. We currently expect that the proposed tax-free spin-off will occur through a distribution to Gaiam, Inc.’s shareholders of all the stock of Gaia. Gaia would hold all of the assets and liabilities of the Gaia segment. The Gaiam Brand segment will remain with Gaiam, Inc. after the distribution. The completion of the separation is subject to satisfaction of several conditions. Furthermore, our board of directors has the right and ability, in its sole discretion, to abandon the proposed separation at any time before the distribution date. As a result, there can be no assurance that the separation will occur.

If the proposed spin-off occurs, Gaia anticipates entering into a reorganization agreement with Gaiam, Inc. to provide for, among other things, the principal corporate transactions required to effect the spin-off, certain conditions to the spin-off and provisions governing the relationship between Gaia and Gaiam, Inc. with respect to and resulting from the spin-off. The reorganization agreement would also provide that the holders of options to purchase Gaiam, Inc. Class A common stock who are employees or non-employee directors of Gaiam, Inc. on the record date for the distribution will receive options to purchase shares of Gaia’s Class A common stock in the same ratio as shareholders. Additionally there will be a corresponding adjustment to the existing Gaiam, Inc. options held by such holder. The spin-off would not constitute a change in control for purposes of Gaiam, Inc.’s equity plans, and therefore no vesting of awards will occur as a result of the spin-off. In addition, the reorganization agreement would address the treatment of the various insurance policies held by Gaiam, Inc. and Gaia after the spin-off. In anticipation of the spin-off, Gaia has entered into multiple license agreements with Gaiam, Inc. including a license agreement for the use of the “Gaia” trade name, and related trademarks and service marks following the spin-off.

Providing the spin-off is completed, Gaia anticipates entering into a transition services agreement with Gaiam, Inc. in connection with the separation. Under the transition services agreement, Gaiam, Inc. and Gaia would agree to provide certain services to the other for a period of up to 24 months following the spin-off, or such other shorter period as may be provided in the transition services agreement. The services to be provided may include certain corporate services including, but not limited to, management, financial, accounting, tax, human resources, payroll, technical, fulfillment, software quality control, and certain office services as required from time to time in the ordinary course of our business. Charges for these services would be based on the actual cost of such services without premium or mark-up, although applicable administrative and other overhead costs associated with the services will be allocated and included in the service charge. The employees of Gaia would remain eligible employees under certain employee benefit plans currently maintained by Gaiam, Inc., which will be managed under the transition services agreement.

Effective January 1, 2015, Gaiam, Inc. contributed to Gaia its 100% membership interest in Boulder Road LLC, a Colorado limited liability company. Boulder Road LLC is the sole owner of the property located at 833 West South Boulder Road in Louisville, Colorado, which is the location for our operations and the principal executive offices of Gaiam, Inc., Gaia and various other companies. The Gaiam, Inc. business unit and the Gaia business unit have entered into lease agreements with Boulder Road LLC effective with the contribution. The intercompany transactions have been eliminated in the accompanying condensed consolidated financial statements.

Discontinued Operations

During 2013, we sold our non-Gaiam-branded entertainment media distribution operation and discontinued our DRTV operations. Accordingly, the assets and liabilities, operating results, and cash flows for these businesses are presented as discontinued operations, separate from our continuing operations, for all periods presented in these consolidated financial statements and footnotes, unless indicated otherwise. See Note 17. Discontinued Operations.

2. Significant Accounting Policies

Cash

Cash represents on-demand accounts with financial institutions that are denominated in U.S. dollars and foreign currencies. At each balance sheet date, cash on hand that is denominated in a foreign currency is adjusted to reflect the exchange rate that existed at the balance sheet date. The difference is reported as a gain or loss in our statement of operations each period. Historically, such gains or losses have been immaterial.

Concentration of Risk

We have a concentration of credit risk in our accounts receivable with our top customers as shown in the table below. Target, Kohl’s, and Amazon are major retailers in the United States to which we make significant sales during the year-end holiday season. A significant downturn in sales with or loss of any of these customers, would have a material adverse impact on our financial statements.

Customer Receivables as a Percent of Total Gross Receivables	2015	2014
Target	34%	50%
Kohl’s	23%	11%
Amazon	17%	9%

Allowances for Doubtful Accounts and Other Accounts Receivable Reserves

We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. We make estimates of the collectability of our accounts receivable by analyzing historical bad debts, specific customer creditworthiness, and current economic trends. It is our policy to write off receivables after all avenues of collection have been pursued and the probability of collection is considered remote. If the financial condition of our customers were to deteriorate such that their ability to make payments to us was impaired, additional allowances could be required.

We record allowances for product returns to be received in future periods at the time we recognize the original sale. We record a reduction in revenue and a corresponding reduction in cost of sales. We estimate the amount of returns based on historical experience and future expectations.

We also maintain reserves for other deductions taken by our customers - such as co-op advertising and markdowns. These are estimated based on historical experience and future expectations. We estimate the amount of these deductions at the time revenue is recognized and record a reduction of revenue for markdowns, or an expense for co-op advertising.

As of December 31, 2015 and 2014, we had bad debt reserves of $1.0 and $0.4 million, respectively, and we had accounts receivable reserves for returns and other deductions totaling $6.1 million and $5.9 million, respectively.

Inventory

Inventory consists primarily of finished goods held for sale and is stated at the lower of cost (first-in, first-out method) or market. We identify the inventory items to be written down for obsolescence based on the item’s current sales status and condition. We write down discontinued or slow moving inventories based on an estimate of the markdown required to sell off the inventory. As of December 31, 2015 and 2014, we estimated obsolete or slow-moving inventory to be $0.7 million and $1.2 million, respectively.

Advertising Costs

We expense other advertising and promotional costs as incurred. Amounts recorded as advertising expense were $15.5 million, $16.4 million, and $15.3 million for the years ended December 31, 2015, 2014, and 2013, respectively, and we include these amounts in selling and operating expense.

We record sales discounts or other sales incentives as a reduction to revenue. We identify and record any cooperative advertising expenses we pay, which are for advertisements meeting the separable benefit and fair value tests, as part of selling and operating expense.

Prior to December 2014, we deferred advertising costs related to the preparation, printing, advertising and distribution of catalogs. Those costs were deferred for financial reporting purposes until the catalogs were distributed, and then they were amortized over succeeding periods based on forecasted sales, typically within 6 months.

Property and Equipment

We state property and equipment at cost less accumulated depreciation and amortization. We include in property and equipment the cost of internal-use software, including software used in connection with our websites. We expense all costs related to the development of internal-use software other than those incurred during the application development stage. We capitalize the costs we incur during the application development stage and amortize them over the estimated useful life of the software, which is typically three years. We compute depreciation of property and equipment on the straight-line method over estimated useful lives, generally three to forty-five years. We amortize leasehold and building improvements over the shorter of the estimated useful lives of the assets or the remaining term of the lease or remaining life of the building, respectively. Depreciation expense is included in Selling and operating expense, and Corporate, general and administration expense in the accompanying statements of operations.

Investments

We account for investments in equity securities that have readily determinable fair values that are not trading securities as available-for-sale securities. Unrealized changes in the fair value of an available-for-sale security are reported in accumulated other comprehensive income, net of tax, until disposed of or determined to be other-than-temporarily impaired, at which time the realized changes are reported in our statement of operations.

Purchase Accounting

We account for the attainment of a controlling interest in a business using the acquisition method. In determining the estimated fair value of certain acquired assets and liabilities, we make assumptions based upon many different factors, such as historical and other relevant information and analyses performed by independent parties. Assumptions may be incomplete, and unanticipated events and circumstances may occur that could affect the validity of such assumptions, estimates, or actual results.

Media Library

Our media library asset represents the fair value of libraries of media acquired through business combinations, the purchase price of media rights to both video and audio titles, and the capitalized cost to produce media products, all of which we market to retailers and to e-commerce and subscription customers. Our media library is shown in the accompanying balance sheets net of accumulated amortization of $15.8 million and $14.5 million at December 31, 2015 and 2014, respectively, and is amortized over the estimated useful lives of the titles, which range from five to fifteen years.

Capitalized media library production costs consist of costs incurred to produce the media content, net of accumulated amortization. We recognize these costs, as well as participation costs, as expenses on an individual title basis equal to the ratio that the current year’s gross revenues bear to our estimate of total ultimate gross revenues from all sources to be earned over a maximum seven-year period. We state capitalized production costs at the lower of unamortized cost or estimated fair value on an individual title basis. We continually review revenue forecasts, based primarily on historical sales statistics, and revise these forecasts when warranted by changing conditions. When estimates of total revenues and other events or changes in circumstances indicate that a title has an estimated fair value that is less than its unamortized cost, we recognize an impairment loss in the current period for the amount by which the unamortized cost exceeds the title’s estimated fair value.

Amortization expense for capitalized produced media content and acquired media rights is shown in the table below.

	For the Years Ended December 31,
(in thousands)	2015	2014	2013
Total media amortization expense	$2,071	$1,021	$1,341

Based on total media library costs at December 31, 2015 and assuming no subsequent impairment of the underlying assets or a material increase in the video productions or media acquired, we expect the amortization expense for 2016, 2017, 2018, 2019 and 2020 to be $2.2 million, $1.5 million, $1.2 million $1.0 million and $0.9 million, respectively.

Goodwill and Other Intangibles

Goodwill represents the excess of the purchase consideration over the estimated fair value of assets acquired less liabilities assumed in a business acquisition. Our other intangibles consist of customer related assets. We review goodwill for impairment annually or more frequently if impairment indicators arise on a goodwill reporting unit level. We have the option of first assessing qualitative factors to determine whether events and circumstances indicate that it is more likely than not that the fair value of a goodwill reporting unit is less than its carrying amount. If it is determined that the fair value for a goodwill reporting unit is more likely than not greater than the carrying amount for that goodwill reporting unit, then the two-step impairment test is unnecessary. If it is determined that the two-step impairment test is necessary, then for step one, we compare the estimated fair value of a goodwill reporting unit with its carrying amount, including goodwill. If the estimated fair value of a goodwill reporting unit exceeds its carrying amount, we consider the goodwill of the reporting unit not impaired. If the carrying amount of a goodwill reporting unit exceeds its estimated fair value, we perform the second step of the goodwill impairment test to measure the amount of impairment loss. We use either a comparable market approach or a traditional present value method to test for potential impairment. The process of evaluating the potential impairment of goodwill is highly subjective and requires significant judgment at many points during the analysis. Application of alternative assumptions and definitions could yield significantly different results.

Long-Lived Assets

We evaluate the carrying value of long-lived assets held and used, other than goodwill, when events or changes in circumstances indicate the carrying value may not be recoverable. We consider the carrying value of a long-lived asset impaired when the total projected undiscounted cash flows from such asset are separately identifiable and are less than the carrying value. We recognize a loss based on the amount by which the carrying value exceeds the estimated fair value of the long-lived asset. We determine the estimated fair value primarily using the projected cash flows from the asset discounted at a rate commensurate with the risk involved.

Income Taxes

We provide for income taxes pursuant to the liability method. The liability method requires recognition of deferred income taxes based on temporary differences between financial reporting and income tax bases of assets and liabilities, using current enacted income tax rates and regulations. These differences will result in taxable income or deductions in future years when the reported amount of the asset or liability is recovered or settled, respectively. Considerable judgment is required in determining when these events may occur and whether recovery of an asset, including the utilization of a net operating loss or other carryforward prior to its expiration, is more likely than not. Due to historical losses, we established a full valuation allowance on our deferred tax assets at the end of 2013.

Revenue

We recognize revenue in our Gaiam Brand segment when the goods are shipped to the customer and collection is either probable or has occurred. The amount of revenue recognized is net of estimated returns and other chargebacks (or channel credits), which are estimated using historical return and credit rates. If the actual amount of returns and chargebacks were to vary significantly from our estimates, it could materially impact our results of operations in subsequent periods. We recognize amounts billed to customers for postage and handling as revenue at the same time we recognize the revenue arising from the product sale. Travel revenues are recognized in the period which the trip begins. We recognize revenue in our Gaia segment ratably over the subscription period after collection has occurred. We present revenue net of taxes collected from customers.

Share-Based Compensation

We recognize compensation cost for share-based awards based on the estimated fair value of the award on date of grant. We measure compensation cost at the grant date based on the estimated fair value of the award and recognize compensation cost upon the probable attainment of a specified performance condition over the estimated performance period or for time based awards over the service period. We use the Black-Scholes option valuation model to estimate the fair value of the award. In estimating this fair value, we use certain assumptions, as disclosed in Note 13. Share-Based Compensation, consisting of the expected life of the option, risk-free interest rate, dividend yield, and volatility. The use of a different estimate for any one of these components could have a material impact on the amount of calculated compensation expense.

Defined Contribution Plan

We have adopted a defined contribution retirement plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (“Internal Revenue Code”), which covers substantially all employees. Eligible employees may contribute amounts to the plan, via payroll withholding, subject to certain limitations. The 401(k) plan permits, but does not require, us to make additional matching contributions to the 401(k) plan on behalf of all participants in the 401(k) plan. We match 50% of an employee’s contribution, up to an annual maximum matching contribution of $1,500. We made matching contributions to the 401(k) plan of $0.2 million, $0.2 million, and $0.3 million in each of the years ended December 31, 2015, 2014, and 2013, respectively.

Foreign Currency Translation

Our foreign subsidiaries use their local currency as their functional currency. We translate assets and liabilities into U.S. dollars at exchange rates in effect at the balance sheet date. We translate income and expense accounts at the average monthly exchange rates during the year. We record resulting translation adjustments, net of income taxes, as a separate component of accumulated other comprehensive income.

Fair Value Measurements

Fair value represents the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Assets and liabilities are valued based upon observable and non-observable inputs. Valuations using Level 1 inputs are based on unadjusted quoted prices that are available in active markets for the identical assets or liabilities at the measurement date. Level 2 inputs utilize significant other observable inputs available at the measurement date, other than quoted prices included in Level 1, either directly or indirectly; and valuations using Level 3 inputs are based on significant unobservable inputs that cannot be corroborated by observable market data and reflect the use of significant management judgment.

Derivative and Hedging Instruments

We use derivative instruments to manage a portion of our exposure to changes in currency exchange rates. Our eco-travel subsidiary makes a significant amount of payments to tour operators in Canadian dollars, and to a lesser extent in South African Rand, Australian dollars, Euros, Danish Krone, and New Zealand dollars. Our derivatives have consisted of forward and option contracts. We classify the cash flows from these instruments in the same category as the cash flows from the hedged items. We do not use derivative instruments for trading or speculative purposes. Derivative instruments are measured at their fair values, using Level 2 inputs, and recognized as either assets or liabilities. The accounting for changes in the fair value of derivative instruments is based on the intended use of the derivative and the resulting designation. Our derivative instruments have not been designated as hedges for accounting purposes, therefore, gains or losses from changes in fair values are recognized in other expense, net in the accompanying statements of operations.

Comprehensive Loss

Our comprehensive loss is comprised of our net loss, noncontrolling interest net income, foreign currency translation adjustments, net of tax, and unrealized changes in the fair value of equity securities, net of tax.

The tax effects allocated to our accumulated other comprehensive loss components were as follows:

	For the Years Ended December 31,
(in thousands)	2015	2014	2013
Before-tax amount	$(463)	$(268)	$(262)
Tax benefit	(139)	(89)	(86)

Net-of-tax amount	$(324)	$(179)	$(176)

Net Income (Loss) Per Share Attributable To Gaiam, Inc. Common Shareholders

Basic net income (loss) per share attributable to Gaiam, Inc. common shareholders excludes any dilutive effects of options. We compute basic net income (loss) per share attributable to Gaiam, Inc. common shareholders using the weighted average number of common shares outstanding during the period. We compute diluted net income (loss) per share attributable to Gaiam, Inc. common shareholders using the weighted average number of common shares and common stock equivalents outstanding during the period. We excluded weighted average common stock equivalents of 954,000, 725,000, and 1,440,000 from the computation of diluted net income (loss) per share attributable to Gaiam, Inc. common shareholders for 2015, 2014 and 2013, respectively, because their effect was antidilutive.

The following table sets forth the computation of basic and diluted net (loss) income per share attributable to Gaiam, Inc. common shareholders:

	For the Years Ended December 31,
(in thousands, except per share data)	2015	2014	2013
Net income (loss) attributable to Gaiam, Inc. common shareholders:
Income (loss) from continuing operations	$397	$(6,589)	$(20,757)
Loss from discontinued operations	(12,103)	(3,327)	(1,995)

Net loss attributable to Gaiam, Inc.	$(11,706)	$(9,916)	$(22,752)

Weighted average shares—basic	24,510	24,228	22,972
Effect of dilutive securities: weighted average stock options	102	—	—

Weighted average shares—diluted	24,612	24,228	22,972

Net income (loss) per share attributable to Gaiam, Inc. common shareholders - basic and diluted:
Income (loss) from continuing operations	$0.01	$(0.27)	$(0.90)
Loss from discontinued operations	(0.49)	(0.14)	(0.09)

Basic and diluted net loss per share attributable to Gaiam, Inc.	$(0.48)	$(0.41)	$(0.99)

Fair Value of Financial Instruments

The carrying amounts of our cash and cash equivalents, accounts receivable, accounts payable and other current liabilities approximate their fair values.

Recently Issued Accounting Pronouncements

In February of 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2016-02, Leases (Topic 842). The new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. We are currently evaluating the impact of our pending adoption of the new standard on our consolidated financial statements.

In May of 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). The new standard supersedes most previously existing revenue recognition rules, and will become effective for us in the first quarter of 2017. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Our revenue transactions typically consist of one, distinct, fixed-price performance obligation which is delivered to the customer at a single point in time, or over a subscription period. We are monitoring the evolving interpretations and implementation guidance. Our preliminary assessment is that we do not expect the new standard to have a material impact on our reported financial position or results of operations.

Use of Estimates and Reclassifications

The preparation of financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the amounts reported in the accompanying financial statements and disclosures. Although we base these estimates on our best knowledge of current events and actions that we may undertake in the future, actual results may be different from the estimates. We have made certain reclassifications to prior period amounts to conform to the current period presentations.

3. Related Party Transactions

Joint Venture

On July 24, 2015, the Company formed a partnership with a third party to jointly market a fitness-based infomercial and its associated products. Under the arrangement, the Company has provided rights to an infomercial which it has developed, and the third party will provide the necessary working capital to advertise and market the infomercial worldwide. We hold a 49% interest in the partnership, and are accounting for it as an equity method investment. During 2015 we recognized a loss of $0.4 million associated with the venture which is included in Loss from equity method investment in the accompanying condensed consolidated statements of operations. As of December 31, 2015 our investment in the joint venture totaled $1.8 million and is included in Other assets in the accompanying balance sheet.

Real Goods Solar

Real Goods Solar, Inc. (“RGSE”) was a division of our company, until it was spun off in an initial public offering in 2008.

At the beginning of 2013, we still held some shares in RGSE and were reporting it as an equity method investment; and we also had loans receivable from RGSE totaling $2.7 million. The loans had zero carrying value. On April 23, 2013, we agreed to convert $0.1 of the loan balance into 62,111 shares of RGSE’s Class A common stock. On November 5, 2013, we collected $2.1 million in cash from RGSE and $0.2 million of tenant improvements in settlement of the two outstanding loans made. The $2.3 million gain resulting from the collection of these loans is reported in Interest and other income on our consolidated statement of operations for the year ended December 31, 2013.

During 2013, we also sold the majority of our investment in RGSE for total net proceeds of approximately $25 million. Following the sale of the majority of our position in May 2013, our voting ownership percentage declined to below 20% and our Chairman resigned as Chairman of RGSE’s board of directors and, thus, we no longer had significant influence over RGSE. Therefore, we changed our accounting for our investment in RGSE from the equity method to the cost method. From that time forward, we have not reported any portion of RGSE’s net income or loss in our results.

4. Other Current Assets

Other current assets consist of the following as of December 31:

(in thousands)	2015	2014
Prepaid travel deposits	$5,494	$5,216
Advances	4,603	2,592
Other current assets	4,746	4,190

	$14,843	$11,998

5. Property and Equipment and Other Assets

Property and equipment, stated at lower of cost or estimated fair value, consists of the following as of December 31:

(in thousands)	2015	2014
Land	$5,603	$5,603
Buildings	17,115	16,809
Furniture, fixtures and equipment	8,727	7,327
Leasehold improvements	1,141	1,622
Website development costs and other software	13,987	11,678
Studios, computer and telephone equipment	9,475	9,293
Warehouse and distribution equipment	1,765	1,765

	57,813	54,097
Accumulated depreciation and amortization	(32,767)	(30,866)

	$25,046	$23,231

Other Assets consists of the following as of December 31:

(in thousands)	2015	2014
Working capital and related receivables, net (See Note 9)	$—	$7,250
Other assets	5,148	5,417

	$5,148	$12,667

6. Acquisitions

Yoga Studio

In September 2014, our Gaiam Brand segment acquired all the outstanding stock of Modern Lotus Limited (“Yoga Studio”), the number-one-ranked paid yoga app on the U.S. App Store. The aggregate consideration paid by us exceeded the aggregate estimated fair value of the assets acquired and the liabilities assumed by $1.5 million which we have recognized as goodwill. We attribute the goodwill to the recognized market position of the app.

My Yoga Online

In October 2013, our Gaia segment acquired all of the outstanding common stock of My Yoga Online, ULC (“My Yoga Online”), an on-line yoga video streaming subscription business in Canada. The aggregate consideration paid by us exceeded the aggregate estimated fair value of the assets acquired and liabilities assumed by $10.6 million, which we have recognized as goodwill. This goodwill is attributable to the domain expertise of the assembled workforce that has demonstrated an ability to generate new content, subscriber growth and revenues from future subscribers.

The following table sets forth the changes in goodwill for the period December 31, 2013 through December 31, 2015 by segment.

(in thousands)	Gaiam Brand Segment	Gaia Segment	Total
Balance at December 31, 2013	3,390	10,609	13,999
Acquisitions	1,449	—	1,449

Balance at December 31, 2014	$4,839	$10,609	$15,448
Acquisitions	—	—	—

Balance at December 31, 2015	$4,839	$10,609	$15,448

The following table represents our intangibles assets by major class as of December 31, 2015 and 2014.

	As of December 31,
(in thousands)	2015	2014
Indefinite Lived Intangibles	$340	$340

Intangibles Subject to Amortization
Customer related:
Gross carrying amount	$1,417	$1,741
Accumulated amortization	(1,171)	(1,399)

	$246	$342

Marketing related:
Gross carrying amount	$1,029	$729
Accumulated amortization	(749)	(588)

	$280	$141

The amortization periods range from 24 to 60 months. Amortization expense for the years ended December 31, 2015, 2014, and 2013 was $0.4 million, $0.7 million, and $0.3 million, respectively.

7. Accrued Liabilities

Accrued liabilities consist of the following as of December 31:

(in thousands)	2015	2014
Accrued compensation	$3,896	$3,323
Customer travel deposits	12,747	11,072
Accrued legal expense and related reserves	—	3,000
Other accrued liabilities	3,722	2,841

	$20,365	$20,236

Accrued compensation at December 31, 2015 and 2014 includes severance and termination benefits of $1.7 million.

8. Credit Facility

On July 23, 2015, Boulder Road LLC, a subsidiary of Gaia, entered into a revolving line of credit agreement with a bank in the amount of $5.5 million. The note bears interest at the prime rate plus 3.25%, is guaranteed by Gaiam, Inc. and Gaia, and is secured by a Deed of Trust filed against the real property on which the principal offices of the Company are located. The value of our principal offices is far in excess of the amount of the line of credit. No amounts were drawn or outstanding under the line of credit during 2015.

9. Commitments and Contingencies

Working Capital Arbitration

Since 2014, Cinedigm Corp. (“Cinedigm”) and Gaiam have been engaged in various legal disputes relating to Gaiam’s sale of its entertainment media distribution business to Cinedigm. In response to the disputes, the Company accrued a litigation-related reserve of $3.0 million in 2014.

In a settlement agreement made effective as of September 30, 2015, Cinedigm and Gaiam agreed to the following: (1) a mutual release of all claims, with only one exception (described immediately below), that the parties held against each other; (2) the commencement of a further arbitration to resolve Cinedigm’s single preserved claim that it did not receive all of the cash collected by Gaiam on Cinedigm’s behalf during the transition period following the sale (the “Cash Reconciliation Claim”); and (3) Gaiam would pay Cinedigm $2.3 million to Cinedigm.

In a further settlement agreement made effective as of December 31, 2015, Cinedigm and Gaiam agreed to resolve the Cash Reconciliation Claim in exchange for a further payment by Gaiam to Cinedigm in the amount of $1.6 million.

As a result, all legal disputes between the parties have now been finally and fully settled. The parties’ settlements do not constitute an admission by either party of any liability or wrongdoing whatsoever. The Company entered into the Settlement in order to (i) eliminate the uncertainty and risk inherent in any litigation, (ii) significantly reduce the professional fees and costs that the litigation would require, and (iii) significantly reduce the distraction imposed by the process on management.

During 2015, the Company recorded charges of $12.1 million which include a non-cash charge of $7.3 million for the working capital receivable due from Cinedigm. The expenses associated with the settlements and arbitration have all been included in Loss from discontinued operations in the accompanying condensed consolidated statements of operations.

Risks and Uncertainties

From time to time, we are involved in legal proceedings that we consider to be in the normal course of business. Claimed amounts against us may be substantial but may not bear any reasonable relationship to the merits of the claim or the extent of any real risk of court or arbitral awards. We record accruals for losses related to those matters against us that we consider to be probable and that can be reasonably estimated. Although it is not feasible to predict the outcome of these matters with certainty, it is reasonably possible that some legal proceedings may be disposed of or decided unfavorably to us and in excess of the amounts currently accrued. Based on available information, in the opinion of management, settlements, arbitration awards and final judgments, if any, which are considered probable of being rendered against us in litigation or arbitration in existence at December 31, 2015 and can be reasonably estimated are reserved against or would not have a material adverse effect on our financial condition, results of operations or cash flows.

Operating Leases

We lease office and warehouse space through operating leases. Some of the leases have renewal clauses, which range from 3 to 6 years.

The following schedule represents the annual future minimum payments under these commitments, as of December 31, 2015:

(in thousands)	Operating Leases
2016	$829
2017	754
2018	827
2019	432

Total minimum lease payments	$2,842

We incurred rent expense of $1.7 million, $1.1 million and $1.0 million for the years ended December 31, 2015, 2014 and 2013, respectively.

Media Distribution and Other Minimum Royalty Payments

From time to time, we enter into media distribution or royalty agreements which require that we make periodic minimum payments against future liabilities. The following schedule shows the annual future minimum payments under these agreements, as of December 31, 2015:

(in thousands)	Distribution Payments
2016	$2,698
2017	528
2018	96
2019	25

Total minimum payments	$3,347

Spin-off of Gaia

The potential spin-off of Gaia will have a significant impact on our financial statements if it occurs. See further discussion in Notes 1 and 16 to our consolidated financial statements.

10. Derivative Contracts

Our operations in foreign countries expose us to market risk associated with foreign currency exchange rate fluctuations between the U.S. dollar and various foreign currencies. We use derivative instruments to manage a portion of our exposure to changes in currency exchange rates due to payments made by our eco-travel subsidiary to tour operators in Canada, South Africa, Australia, Europe, Denmark, and New Zealand. Our primary objective for entering into currency derivatives is to reduce the volatility that changes in currency exchange rates have on our earnings. In general, the market risk related to these contracts is offset by corresponding gains and losses on the hedged transactions. By working only with major banks and closely monitoring current market conditions, we seek to limit the risk that counterparties to these contracts may be unable to perform. We have presented amounts on a gross basis as we do not have any master netting agreements with counterparties. We do have the legal right to net settle transactions of the same currency with a single net amount payable by one party or the other. We do not enter into derivative contracts for trading purposes.

The cash flow effects of our derivative contracts for the year ended December 31, 2015 are included within net cash provided by operating activities in the Statements of Cash Flows. Realized and unrealized gains and losses on currency derivatives without hedge accounting designation are included in Interest and other (expense) income in the accompanying statements of operations. For the period ended December 31, 2015 the losses recognized were $1.3 million. Prior to 2015, outstanding contracts and associated gains or losses were immaterial. The liability related to the fair value of the hedging instruments has been included in Accounts payable in the accompanying balance sheet.

Total notional amounts and gross fair values for derivative instruments without hedge accounting designation were as follows as of December 31, 2015:

(in thousands)	Notional Amount in USD	Fair Value of Current Liabilities
Currency forward contracts
Canadian dollars	$4,200	$(246)
Other currencies	1,372	(83)

	5,572	(329)
Currency option contracts
Canadian dollars	8,514	(252)

Total	$14,086	$(581)

11. Equity

Our common stock has two classes, Class A and Class B. Each holder of our Class A common shares is entitled to one vote for each share held on all matters submitted to a vote of shareholders. Each of our Class B common shares is entitled to ten votes on all matters submitted to a vote of shareholders. There are no cumulative voting rights. All holders of our Class A common shares and our Class B common shares vote as a single class on all matters that are submitted to the shareholders for a vote. Shareholders may consent to an action in writing and without a meeting under certain circumstances. Jirka Rysavy, our chairman, holds 100% of our 5,400,000 outstanding shares of class B common stock and also owns 348,682 shares of Class A common stock. Consequently, our chairman holds approximately 74% of our voting stock and thus is able to exert substantial influence over us and to control matters requiring approval by our shareholders, including the election of directors, increasing our authorized capital stock, or a merger or sale of substantially all of our assets. As a result of Mr. Rysavy’s control of us, no change of control can occur without Mr. Rysavy’s consent.

Our Class A common shares and our Class B common shares are entitled to receive dividends, if any, as may be declared by the board of directors out of legally available funds. In the event of a liquidation, dissolution or winding up of our Company, our Class A common shares and our Class B common shares are entitled to share ratably in our assets remaining after the payment of all of our debts and other liabilities. Holders of our Class A common shares and our Class B common shares have no preemptive, subscription or redemption rights, and there are no redemption or sinking fund provisions applicable to our Class A common shares or our Class B common shares.

Our Class B common shares may not be transferred unless converted into our Class A common shares, other than certain transfers to affiliates, family members, and charitable organizations. Our Class B common shares are convertible one-for-one into our Class A common shares, at the option of the holder of the Class B common shares.

During 2015, 2014 and 2013, we issued shares of our Class A common stock as shown in the table below under our 2009 Long-Term Incentive Plan. We recorded the shares issued to our directors at their estimated fair value based on the market’s closing price of our stock on the date the shares were issued, which by policy is the last trading day of each quarter in which the services were rendered.

	For the Years Ended December 31,
	2015	2014	2013
Restricted shares issued to independent directors for services rendered, in lieu of cash compensation	16,887	19,542	49,187
Shares issued to employees upon exercise of stock options	33,825	354,926	160,470

As of December 31, 2015, we had the following Class A common shares reserved for future issuance:

Conversion of Class B common shares	5,400,000
Awards under the 2009 and 1999 Long-Term Incentive Plans:
Stock options outstanding	1,478,724

Total shares reserved for future issuance	6,878,724

12. Non-Controlling Interests

We own 51.4% of our eco-travel subsidiary, Natural Habitat Adventures (“Natural Habitat”). The balance is owned by its founder. In addition, some of Natural Habitat’s subsidiaries also have minority shareholders. We own 50.01% of our Australian subsidiary, Gaiam Pty. The amount of these non-controlling interests is reflected separately in our consolidated financial statements, and all intercompany transactions have been eliminated.

During 2015 and 2014, Natural Habitat paid its shareholders dividends of $1.0 million and $0.3 million, respectively, and, as a result, the noncontrolling interests decreased by $0.5 million and $0.2 million, respectively. No dividends were declared or paid by Natural Habitat during 2013.

13. Share-Based Compensation

We are currently issuing options under the 2009 Long-Term Incentive Plan (the “Plan”). We previously issued options under the 1999 Long-Term Incentive Plan, which was replaced with the Plan. The purpose of the Plan is to advance our interests and those of our shareholders by providing incentives to certain persons who contribute significantly to our strategic and long-term performance objectives and growth. An aggregate of not more than 3 million of our Class A common shares, subject to certain adjustments, may be issued under the Plan, and the Plan terminates no later than April 23, 2019. The exercise price for our options is generally equal to the closing market price of our stock at the date of the grant, and the options normally vest at 2% per month for the 50 months beginning in the eleventh month after the grant date. Follow on option grants begin vesting in the first month after grant. We recognize the compensation expense related to share-based payment awards on a straight-line basis over the requisite service periods of the awards, which are generally five years for employees, and two years for board members. Commencing with options granted during 2012, we extended the exercise period from seven to ten years.

The determination of the estimated fair value of share-based payment awards on the date of grant using the Black-Scholes option-pricing model is affected by our stock price as well as assumptions regarding a number of complex and subjective variables. We derive the expected terms from the historical behavior of participant groupings. We base expected volatilities on the historically realized volatility of our stock over the expected term. Our use of historically realized volatilities is based upon the expectation that future volatility over the expected term is not likely to differ significantly from historical results. We base the risk-free interest rate used in the option valuation model on U.S. Treasury zero-coupon issues with remaining terms similar to the expected term on the options. We estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from those estimates. We primarily use historical data by participant groupings to estimate option forfeitures and record share-based compensation expense only for those awards that are expected to vest.

The following are the variables we used in the Black-Scholes option pricing model to determine the estimated grant date fair value for options granted under the Plan for each of the years presented:

	2015	2014	2013
Expected volatility	34% - 50%	48% - 59%	57% - 61%
Weighted-average volatility	43%	55%	58%
Expected dividends	— %	— %	— %
Expected term (in years)	0.5 - 5.9	1.1 - 7.8	5.1 - 7.8
Risk-free rate	0.26% - 1.73%	0.14% - 2.37%	1.33% - 2.32%

The table below presents a summary of option activity under both of our plans as of December 31, 2015, and changes during the year then ended:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2015	1,448,684	$6.17
Granted	514,610	6.09
Exercised	(28,836)	5.54
Cancelled or forfeited	(455,734)	6.06

Outstanding at December 31, 2015	1,478,724	$6.19	5.8	$622,420

Exercisable at December 31, 2015	804,484	$5.90	3.7	$504,629

During 2015, 2014 and 2013, we extended the exercise period on the options of certain former board members and key employees and recognized an additional immediate expense of $0.1 million, $0.1 million and $0.1 million, respectively. On October 11, 2013, we issued 15,759 shares of our Class A common stock under restricted stock award agreements to certain former board members. The estimated fair value of these restricted stock awards was $0.1 million and was based on the closing market price of our stock on October 11, 2013. These restricted stock awards vested 100% on April 10, 2014.

We issue new shares upon the exercise of options. We received approximately $0.2 million, $1.8 million and $0.8 million in cash from stock options exercised during 2015, 2014 and 2013, respectively. The weighted-average grant-date fair value of options granted during the years 2015, 2014, and 2013 was $1.86, $2.98, and $3.14, respectively. The total intrinsic value of options exercised during 2015 and 2014 was $0.1 million and $0.9 million, respectively. The total fair value of shares vested was $0.9 million, $0.6 million, and $0.6 million during 2015, 2014, and 2013.

Our share-based compensation cost charged against income was $0.9 million, $0.8 million, and $0.8 million during 2015, 2014, and 2013, respectively, and is included in corporate, general and administration expenses. The total income tax benefit recognized for share-based compensation was $0.3 million, $0.3 million, and $0.3 million for 2015, 2014, and 2013, respectively. As of December 31, 2015, there was $2.4 million of unrecognized cost related to non-vested shared-based compensation arrangements granted under our 2009 and 1999 Long-Term Incentive Plans. We expect that cost to be recognized over a weighted-average period of 3.0 years.

Long-term deferred equity plan

On February 26, 2015, our board of directors approved the Long-Term Deferred Equity Plan (the “deferred equity plan”) as an incentive plan for the management of our Gaia segment. In anticipation of the spin-off, our board of directors granted restricted stock units (“RSUs”) for 173,976 shares of our subsidiary Gaia’s Class A common stock under the deferred equity plan to certain of our officers and employees involved in the Gaia segment. In connection with the grants, each recipient entered into an individual restricted stock unit award agreement with Gaia with the following terms: (i) the recipient is entitled to receive one share of our subsidiary Gaia’s Class A common stock for each RSU upon vesting, and (ii) the RSUs will vest on March 16, 2020, provided that (a) the spin-off has occurred by that date, and (b) the recipient is still an employee or director of the Company on such date. The RSUs will be automatically forfeited and of no further force and effect if either of the vesting conditions are not met. Given the performance vesting provisions of these awards, the fair value of these awards will be determined upon the completion of the spin-off and recognized over the remaining vesting period.

14. Asset Impairments and Exit Activity Costs

During 2013, as a result of the reorganization and re-focus of our continuing businesses following the discontinuation of our non-Gaiam-branded entertainment media distribution and direct response television marketing operations, we impaired $4.4 million of media libraries and capitalized production costs, $1.5 million of advances, and $1.3 million of property, plant, and equipment, net of accumulated depreciation, and other investments. These noncash impairments reduced the carrying value of assets for our Gaiam Brand segment by $7.2 million. We estimated the fair value of each impaired asset category using a traditional present value technique, relying upon various sources of information for our assumptions, such as estimated future sales, internal budgets and projections, and judgment about the related product’s future earnings potential (level 3 of the fair value hierarchy). We also recorded termination benefits of $2.5 million related to the termination of certain employees associated with our restructuring and future retirement benefits for one of our executive officers. These asset impairment and termination benefit charges were recorded in other general expense on our consolidated statement of operations. Also included in other general expenses on our 2013 consolidated statement of operations are $1.3 million of expenses related to a brand study, recruiting for a new CEO, and other operating expenses that management believes are not ongoing expenses related to the operations of the Company.

Changes in the accrual liability associated with termination benefits were as follows:

Charges	$2,472
Payments, net	(298)

Balance December 31, 2013	2,174
Payments, net	(308)
Reversals and Adjustments	(101)

Balance December 31, 2014	1,765
Payments, net	(112)

Balance December 31, 2015	$1,653

The $1.7 million accrual balance at December 31, 2015 is expected to be paid $0.9 million in 2016, $ 0.4 million in 2017 and $0.4 million in 2018.

15. Income Taxes

Our provision for income tax expense is comprised of the following:

	For the Years Ended December 31,
(in thousands)	2015	2014	2013
Current:
Federal	$1,148	$887	$536
State	14	157	(68)
International	57	175	223

	1,219	1,219	691

Deferred:
Federal	—	—	22,418
State	—	—	1,538
International	—	—	73

	—	—	24,029

Total income tax expense	$1,219	$1,219	$24,720

Because our eco-travel subsidiary is not part of the consolidated tax group, the provision includes Federal taxes associated with its income. The state provision consists of the taxes due for subsidiaries of Gaiam which file taxes on a separate basis, and are not able to utilize combined group net operating losses.

The components of our income taxes consisted of the following:

(in thousands)	2015	2014	2013
Income tax expense from continuing operations	$1,219	$1,369	$25,974
Income tax (benefit) expense from discontinued operations	—	(150)	209
Income tax benefit from loss on disposal of discontinued operations	—	—	(1,463)

Total income tax expense	$1,219	$1,219	24,720

Variations from the federal statutory rate are as follows:

(in thousands)	2015	2014	2013
Expected federal income tax expense (benefit) at statutory rate of 34%	$785	$(2,631)	$898
Effect of 2008 State NOL’s and option forfeitures	—	—	49
Effect of permanent other differences	103	37	213
Effect of repatriation and nondeductible foreign losses	422	—	—
State income tax (benefit) expense, net of federal benefit	—	(150)	24
Establishment of valuation allowance on net deferred tax assets	(103)	4,071	23,153
Other	14	(70)	278
Effect of differences between U.S. taxation and foreign taxation	(2)	(38)	105

Total income tax expense	$1,219	$1,219	24,720

Deferred income taxes reflect net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of the net accumulated deferred income tax assets as of December 31, 2015 and 2014 are as follows:

	December 31,
(in thousands)	2015	2014
Deferred tax assets (liabilities):
Current:
Provision for doubtful accounts	$318	$1,211
Inventory-related expense	573	483
Accrued liabilities	714	1,420
Nonqualified stock options	1,723	1,221
Worthless stock deduction	207	206
Other	597	263
Exit activity accruals	803	—

Total current deferred tax assets	4,935	4,804
Valuation allowance	(4,935)	(4,804)

Total current deferred tax assets, net of valuation allowance	$—	$—

Non-current:
Depreciation and amortization	$(1,896)	$(1,506)
Section 181 qualified production expense	(3,563)	(2,770)
Net operating loss carryforward	30,727	26,966
Charitable carryforward	1,899	1,414
Loss from change in financial statement carrying value of investment, net	48	48
Gain from foreign business acquisition	(103)	(347)
Impairment of intangibles	367	367
Spin-off and capitalized legal costs	587	—
Tax credits	922	921
Other	(3)	(3)

Total non-current deferred tax assets	28,985	25,090
Valuation allowance	(28,985)	(25,090)

Total non-current deferred tax assets, net of valuation allowance	—	—

Total net deferred tax assets	$—	$—

As of December 31, 2015, our gross net operating losses were $79.3 million and $16.6 million for federal and state, respectively. The sources of income (loss) before income taxes are as follows:

(in thousands)	2015	2014	2013
Domestic	$2,109	$(4,947)	$5,503
International	201	686	373

	$2,310	$(4,261)	$5,876

Certain of our subsidiaries, namely those for which we own less than 80% of their shares and voting rights and/or are foreign entities, file tax returns separately from Gaiam’s consolidated tax group. At December 31, 2015, we had made a provision for U.S. federal and state income taxes on approximately $0.2 million of undistributed foreign earnings, which are not expected to remain outside of the U.S. indefinitely. Deferred tax liabilities have been established for future taxes on distribution of foreign earnings in the form of dividends or otherwise, in order to derive, for financial statement purposes, the U.S. income taxes (net of tax on foreign tax credits), state income taxes, and withholding taxes payable to the various foreign countries.

Periodically, we perform assessments of the realization of our net deferred tax assets considering all available evidence, both positive and negative. On the basis of this assessment, we recorded a charge of $23.2 million to income tax expense to record a full valuation allowance against our deferred tax assets as of December 31, 2013. A significant piece of evidence evaluated was the cumulative loss incurred over the three-year period ended December 31, 2013. Because the valuation allowance will remain in place until we return to profitability, we did not record any tax benefit in 2015 associated with our net loss or other deferred tax assets.

We realized $0.1 million and $1.3 million in tax benefits recorded to additional paid-in capital as a result of the exercise of stock options during 2015 and 2014, respectively. We recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. We measure the tax benefits recognized in the consolidated financial statements from such a position based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. The application of income tax law is inherently complex. Laws and regulations in this area are voluminous and are often ambiguous. As such, we are required to make many subjective assumptions and judgments regarding our income tax exposures. Interpretations of and guidance surrounding income tax law and regulations change over time and may result in changes to our subjective assumptions and judgments which can materially affect amounts recognized in our consolidated balance sheets and consolidated statements of operations. The result of our assessment of our uncertain tax positions did not have a material impact on our consolidated financial statements. Our federal and state tax returns for all years after 2010 are subject to future examination by tax authorities for all our tax jurisdictions. We recognize interest and penalties related to income tax matters in interest and other income (expense) and corporate, general and administration expenses, respectively.

As specified by our Tax Sharing Agreement with RGSE, to the extent RGSE becomes entitled to utilize certain loss carryforwards relating to periods prior to its initial public offering, it will distribute to us the tax effect (estimated to be 34% for federal income tax purposes) of the amount of such tax loss carryforwards so utilized. These net operating loss carryforwards expire beginning in 2018 if not utilized, and are subject to IRS limitations. These tax assets have a full valuation allowance based on RGSE’s current financial performance. As of December 31, 2015, $4.4 million of these net operating loss carryforwards remained available for current and future utilization, meaning that RGSE’s potential future payments to us, which would be made over a period of several years, could therefore aggregate to approximately $1.6 million based on current tax rates.

16. Segment and Geographic Information

Segment Information

We report two business segments which are aligned based on their products or services:

Gaiam Brand:	This segment includes all our branded yoga, fitness, and well-being products. It also includes our eco-travel subsidiary.

Gaia:	This segment includes our digital video streaming service and was formerly referred to as “Gaiam TV”. This segment also includes the results of Boulder Road LLC from January 1, 2015 forward. We previously announced that we are pursuing the potential spin-off of this segment into a separate company.

Amounts shown as “Other unallocated corporate” in the table below represents a portion of our revenues, expenses and assets that we do not allocate to our segments. Portions of the unallocated corporate amounts may be included in the spin-off with Gaia, if and when that occurs. Certain prior year amounts have been reclassified to conform to the current year presentation.

Although we are able to track sales by channel, the management, allocation of resources, and analysis and reporting of expenses are presented on a combined basis, at the reportable segment level. Segment contribution margin is defined as net revenue less cost of goods sold and total operating expenses. Financial information for our segments is as follows:

	Year Ended December 31,
(in thousands)	2015	2014	2013
Net revenue:
Gaiam Brand	$174,559	$156,784	$149,812
Gaia	13,459 (a)	9,910 (a)	5,651	(a)

Consolidated net revenue	188,018	166,694	155,463
Contribution margin (loss):
Gaiam Brand	13,147	6,395	(9,394	)(b)
Gaia	(5,125)	(8,718)	(10,144	)(c)

Segment contribution loss	8,022	(2,323)	(19,538)
Other unallocated corporate expenses	(3,841)	(2,763)	(2,103)

Consolidated contribution margin (loss)	4,181	(5,086)	(21,641)
Reconciliation of contribution loss to net loss attributable to Gaiam, Inc.:
Interest and other (expense) income	(1,406)	(600)	2,421
Gain on sale of investments	—	1,480	25,096
Loss from equity method investment	(465)	(55)	—
Income tax expense	(1,219)	(1,369)	(25,974)
(Loss) income from discontinued operations, net of tax	(12,103)	(3,327)	(1,995)
Net income attributable to noncontrolling interest	(694)	(959)	(659)

Net loss attributable to Gaiam, Inc.	$(11,706)	$(9,916)	$(22,752)

(a)	Gaia filed its stand-alone audited financial statements on Form 10 with the SEC on February 20, 2015 and February 17, 2016. The segment amounts presented here and discussed elsewhere in this Form 10-K vary insignificantly from the amounts in the Form 10, as the Form 10 required that certain items be recast for stand-alone presentation. As reported in Form 10, revenues were $14.2 million, $10.1 million, and $5.5 million for 2015, 2014, and 2013 respectively. Contribution loss was $5.1 million, $8.5 million and $10.0 million for 2015, 2014, and 2013 respectively.
(b)	During 2013 we recognized impairment and severance charges of $9.2 million.
(c)	During 2013 we recognized impairment charges of $1.8 million.

The following is a reconciliation of reportable segments’ assets to our consolidated total assets. Other unallocated corporate amounts are comprised of cash, current and deferred income taxes, and property and equipment.

	As of December 31,
(in thousands)	2015	2014	2013
Total assets—Continuing Operations:
Gaiam Brand	$84,329	$114,388	$120,604
Gaia	44,213	23,662	19,193

	$128,542	$138,050	$139,797
Total assets—Discontinued Operations:
Gaiam Brand	$—	$582	$1,889

	$128,542	$138,632	$141,686

Major Customers

The following Gaiam Brand segment customers make up 10% or more of our total revenues. No other customer accounted for 10% or more of our total net revenue. The loss of either of these customers would have a material adverse effect on our business.

	2015	2014	2013
Target	21.8%	29.3%	32.1%
Kohl’s	18.1%	4.0%	—

Geographic Information

We sell and distribute essentially the same products in the United States and several foreign countries. The major geographic territories are the U.S., Canada, Australia and the U.K., and are based on the location of the customer. The following represents geographical data for our operations as of and for the years ended December 31, 2015, 2014 and 2013:

(in thousands)	2015	2014	2013
Revenue:
United States	$179,956	$156,284	$147,527
International	8,062	10,410	7,936

	$188,018	$166,694	$155,463

Long-Lived Assets:
United States	$38,119	$34,123	$29,072
International	146	243	246

	$38,265	$34,366	$29,318

	As of December 31,
(in thousands)	2015	2014	2013
Components of Long-Lived Assets (a):
Property and equipment, net	$25,046	$23,231	$22,540
Media Library, net	9,117	7,691	5,211
Other Intangibles, net	866	823	1,155
Other assets	3,236	2,621	412

	$38,265	$34,366	$29,318

(a)	Excludes other non-current assets (goodwill, long-term receivables, and investments) of $17.4 million, $25.5 million, and $22.3 million for 2015, 2014, and 2013, respectively.

17. Discontinued Operations

As of December 31, 2015, we no longer have assets or liabilities associated with discontinued operations. As of December 31, 2014 we had inventory of $0.3 million and other current assets of $0.3 million.

The income from discontinued operations amounts as reported on our consolidated statements of operations were comprised of the following amounts:

	Years Ended December 31,
(in thousands)	2015	2014	2013
Net revenue	$—	$2,516	$53,539

(Loss) income from operations before income taxes (a)	(12,103)	(3,477)	2,386
Exit activity and asset impairment charges before income taxes (b)	—	—	(1,776)
Income tax benefit (expense)	—	150	(209)

Income from operations of discontinued operations	(12,103)	(3,327)	401

Gain (loss) on disposal of discontinued operations:
Gain on sale of GVE before income taxes (c)	—	—	5,622
Impairment of DRTV before income taxes (c)	—	—	(9,481)
Income tax benefit	—	—	1,463

Loss from disposal of discontinued operations	—	—	(2,396)

(Loss) income from discontinued operations	$(12,103)	$(3,327)	$(1,995)

(a)	We recorded non-cash and cash charges of $12.1 million and $3.3 million during 2015 and 2014, respectively, associated with the legal dispute and settlement with Cinedigm.
(b)	In direct conjunction with the discontinuing of our GVE and DRTV operations, during 2013 we recognized exit activity charges of $0.8 million for employee termination benefits and $1.0 million for non-cancellable facility leases, of which $0.3 million had been paid as of December 31, 2013, and the balance of these amounts was paid in 2014.
(c)	As a direct result of the discontinuance of our GVE and DRTV operations, we recognized impairment charges of $2.5 million for inventory, $3.8 million for deferred advertising costs, $0.8 million for advances, $0.4 million for property and equipment, $2.1 million for media library, $6.7 million for goodwill, and $3.5 million for other intangibles.

GVE

On October 21, 2013, we consummated the sale of GVE Newco, LLC (“GVE”), a wholly-owned subsidiary representing our non-Gaiam-branded entertainment media business, to Cinedigm for $51.7 million, comprised of cash, stock and other assets and liabilities. The sale was subject to customary adjustments, including a post-closing working capital adjustment. After the sale was consummated, we continued providing extensive administrative and accounting services to the buyer through May 2014. We have not provided any significant services since that time. As discussed in Note 9, Commitments and Contingencies, we have been involved in legal disputes with Cinedigm associated with the sale, which were settled during 2015. All the associated legal and settlement costs have been reported in discontinued operations.

During 2014, the Class A shares of Cinedigm’s common stock which we received in the GVE sale increased in value and were sold. The unrealized gains were reflected in ‘accumulated other comprehensive income’ prior to the sale, and were reclassified into ‘gain on sale of investments’ in the accompanying consolidated statements of operations after the sale.

In conjunction with the sale of GVE, we paid in full the outstanding balance owed under a Revolving Credit and Security Agreement (the “PNC Credit Agreement”) with PNC Bank, N.A. (“PNC”), of $19.6 million (inclusive of principal and interest and other fees), and terminated the underlying PNC Credit Agreement. We also paid an early termination fee of $0.4 million. Upon termination, PNC released all liens granted in its favor on the collateral pledged under the PNC Credit Agreement. All interest charges under the PNC Credit Agreement have been allocated to discontinued operations.

DRTV

During the fourth quarter of 2013, we also discontinued our DRTV operations. In connection with these discontinued operations, we recognized certain exit activity and asset impairment charges. Accordingly, the assets and liabilities, operating results, and cash flows for these businesses, and their related exit activity and asset impairment charges, are presented as discontinued operations in our financial statements and footnotes presented herein.

18. Quarterly Results of Operations (Unaudited)

The following tables set forth our unaudited results of operations for each of the quarters in 2015 and 2014.

	Year 2015 Quarters Ended
(in thousands, except per share data)	March 31	June 30	September 30	December 31
Net revenue	$37,638	$41,146	$51,300	$57,934
Gross profit	17,247	18,207	21,853	27,462
(Loss) income from continuing operations	(3,418)	12	2,431	2,066
(Loss) income from discontinued operations	(466)	(1,121)	(10,695)	179
Net (loss) income	(3,884)	(1,109)	(8,264)	2,245
Net (loss) income attributable to Gaiam, Inc.	(3,892)	(1,117)	(8,814)	2,117
Diluted net (loss) income per share attributable to Gaiam, Inc.	$(0.16)	$(0.05)	$(0.36)	$0.09

Weighted average shares outstanding-diluted	24,490	24,610	24,604	24,626

	Year 2014 Quarters Ended
(in thousands, except per share data)	March 31	June 30	September 30	December 31
Net revenue	$37,611	$32,451	$41,256	$55,376
Gross profit	17,020	15,468	18,018	24,999
Gain on sale of investment (a)	438	1,042	—	—
(Loss) income from continuing operations	(2,098)	(2,216)	(2,559)	1,243
Income (loss) from discontinued operations	26	2	(82)	(3,273)
Net loss	(2,072)	(2,214)	(2,641)	(2,030)
Net loss attributable to Gaiam, Inc.	(2,134)	(2,388)	(3,026)	(2,368)
Diluted net loss per share attributable to Gaiam, Inc.	$(0.09)	$(0.10)	$(0.12)	$(0.10)

Weighted average shares outstanding-diluted	24,006	24,090	24,340	24,470

(a)	We reported gains on the sale of our RGSE stock during 2014, the carrying value for which had previously been reduced to zero through the recognition of our portion of RGSE’s net losses. We also recognized a gain of $0.5 million in connection with the sale of Cinedigm Corp. Class A common stock which we received in connection with the sale of GVE to Cinedigm in October 2013.

GAIAM, INC.

Financial Statement Schedule II

Consolidated Valuation and Qualifying Accounts

(in thousands)	Balance at Beginning of Year	Additions Charged to Costs and Expenses, net	(Recoveries) Deductions, net	Balance at End of Year
Allowance for Doubtful Accounts:
2015	$412	$525	$(15)	$952
2014	$556	$184	$328	$412
2013	$611	$63	$118	$556
Allowance for Product Returns:
2015	$817	$2,709	$2,950	$576
2014	$1,576	$4,484	$5,243	$817
2013	$2,579	$6,359	$7,362	$1,576

ANNEX E

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

[Remainder of Page Intentionally Blank]

Unaudited Pro Forma Condensed Consolidated Financial Information

On May 4, 2016, Gaiam and its wholly owned subsidiary Gaiam Travel, Inc. (“Gaiam Travel”) entered into a Stock Purchase Agreement (the “Travel Purchase Agreement”) with Ben Bressler (together with Gaiam Travel, collectively, “Sellers”), Lindblad Expeditions Holdings, Inc. and Lindblad Expeditions, LLC (the “Travel Purchaser”) and closed the transactions contemplated by the Travel Purchase Agreement. Pursuant to the Travel Purchase Agreement, Travel Purchaser purchased from Gaiam Travel, and Gaiam Travel sold to Travel Purchaser, 51.4% of the equity securities of Natural Habitat, Inc. (“Natural Habitat”), representing all of Gaiam Travel’s interest in Natural Habitat (the “Travel Business Sale”). Natural Habitat owns all of the assets and liabilities primarily related to, or used in, Gaiam’s conservation adventure travel and ecotourism business, referred to in this filing as the “Travel Business.” At the closing, Travel Purchaser paid $12,850,000 in cash to Gaiam Travel.

On May 10, 2016, Gaiam entered into a Membership Interest Purchase Agreement (the “Brand Purchase Agreement”) with Stretch & Bend Holdings, LLC (“Brand Purchaser”) and its direct parent, Sequential Brands Group, Inc. (“Brand Purchaser Parent”) and an Asset Purchase Agreement with Fit For Life, LLC (“FFL Purchaser”). Pursuant to the Asset Purchase Agreement, subject to the satisfaction of closing conditions described below, Gaiam will sell certain assets and FFL Purchaser will assume certain liabilities of the Brand Business for $21,300,000. Pursuant to the Brand Purchase Agreement, subject to the satisfaction of closing conditions described below, Gaiam will sell all of the equity interests in Gaiam Brand Holdco, LLC (“Brand Holdco,” and, together with its subsidiaries, the “Brand Companies”) to Brand Purchaser (the “Brand Business Sale”) for $145,700,000. At the time of the closing of the Brand Business Sale, Brand Holdco will hold, directly or indirectly through its subsidiaries, all of Gaiam’s assets and liabilities primarily related to, or used in, Gaiam’s fitness, yoga and wellness consumer products business (the “Brand Business”) other than the assets and liabilities transferred and assigned to FFL Purchaser.

The following pro forma condensed consolidated financial information is based on our historical financial statements, including certain pro forma adjustments, and has been prepared to illustrate the pro forma effect of the sale of Natural Habitat and the Brand Business. The unaudited pro forma condensed consolidated statements of operations for the three months ending March 31, 2016 and for the year ending December 31, 2015 assume that the sale occurred as of January 1, 2016 and January 1, 2015, respectively. The unaudited pro forma condensed consolidated balance sheet as of March 31, 2016 is presented as if the sale had occurred on March 31, 2016.

The unaudited pro forma condensed consolidated financial information has been prepared based upon available information and management estimates; actual amounts may differ from these estimated amounts. The unaudited pro forma condensed consolidated financial information is not necessarily indicative of the financial position or results of operations that might have occurred had the sale occurred as of the dates stated above. The pro forma adjustments are described in the notes.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with the audited financial statements and notes and related Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016 and Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Gaiam, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Three Months Ending March 31, 2016

(in thousands, except per share data)

	Gaiam Historical Financial Statements	Less: Natural Habitat Historical Financial Statements (a)(e)	Pro Forma Adjustments (Disposition of Natural Habitat)	Notes		Pro Forma Results (Adjusted for Disposition of Natural Habitat)	Less: Brand Business Historical Financial Statements (a)	Pro Forma Adjustments (Disposition of Brand Business)	Notes	Pro Forma Results (Combined)
Net revenues	$35,327	$9,585	$—			$25,742	$21,913	$193	(d)	$4,022
Cost of goods sold	18,937	6,312	—			12,625	12,024	—		601

Gross profit	16,390	3,273	—			13,117	9,889	193		3,421
Selling, general, and administrative	24,593	4,209	3	(b	)	20,387	12,371	190	(c)(d)	8,206

Loss from operations	(8,203)	(936)	(3)			(7,270)	(2,482)	3		(4,785)
Interest and other income (expense)	509	944	—			(435)	(399)	—		(36)

(Loss) income before income taxes	(7,694)	8	(3)			(7,705)	2,881	3		(4,821)
Income tax (benefit) expense	(9)	1	—			(10)	(13)	—		3

Net (loss) income from continuing operations	(7,685)	7	(3)			(7,695)	(2,868)	3		(4,824)
Net loss attributable to noncontrolling interest	61	47	—			14	15	—		(1)

Net (loss) income from continuing operations attributable to Gaiam, Inc.	$(7,624)	$54	$(3)			$(7,681)	$(2,853)	$3		$(4,825)

Net loss from continuing operations per share:
Basic and Diluted	$(0.31)					$(0.31)				$(0.20)

Weighted-average shares outstanding:
Basic and Diluted	24,531					24,531				24,531

(a)	Represents the revenues and expenses excluding certain fixed overhead costs of Natural Habitat and the Brand Business included in Gaiam’s historical financial statements.
(b)	Operating expenses are increased to reverse the impact of a human resources service allocation to Natural Habitat from Gaiam.
(c)	Operating expenses are decreased to include the impact of a human resources service allocation to Natural Habitat from Gaiam.
(d)	Revenue and expenses are increased to reflect rental income from the Brand Business.
(e)	Results are consolidated then adjusted for noncontrolling interests. Gaiam owned 51.4% of Natural Habitat.

Gaiam, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ending December 31, 2015

(in thousands, except per share data)

	Gaiam Historical Financial Statements	Less: Natural Habitat Historical Financial Statements (a)(e)	Pro Forma Adjustments (Disposition of Natural Habitat)	Notes		Pro Forma Results (Adjusted for Disposition of Natural Habitat)	Less: Brand Business Historical Financial Statements (a)	Pro Forma Adjustments (Disposition of Brand Business)	Notes	Pro Forma Results (Combined)
Net revenues	$188,018	$43,514	$—			$144,504	$131,045	$758	(d)	$14,217
Cost of goods sold	103,249	27,544	—			75,705	73,684	—		2,021

Gross profit	84,769	15,970	—			68,799	57,361	758		12,196
Selling, general, and administrative	80,588	12,126	10	(b	)	68,472	48,970	748	(c)(d)	20,250

Income (loss) from operations	4,181	3,844	(10)			327	8,391	10		(8,054)
Interest and other income (expense)	(1,406)	(1,168)	—			(238)	(10)	—		(228)
Loss from equity method investments	(465)	—	—			(465)	(382)	—		(83)

Income (loss) before income taxes	2,310	2,676	(10)			(376)	7,999	10		(8,365)
Income tax expense (benefit)	1,219	1,154	—			65	68	—		(3)

Net income (loss) from continuing operations	1,091	1,522	(10)			(441)	7,931	10		(8,362)
Net income attributable to noncontrolling interest	(694)	(672)	—			(22)	(22)	—		—

Net income (loss) from continuing operations attributable to Gaiam, Inc.	$397	$850	$(10)			$(463)	$7,909	$10		$(8,362)

Net income (loss) from continuing operations per share:
Basic and Diluted	$0.02					$(0.02)				$(0.34)

Weighted-average shares outstanding:
Basic	24,510					24,510				24,510

Diluted	24,612					24,612				24,612

(a)	Represents the revenues and expenses excluding certain fixed overhead costs of Natural Habitat and the Brand Business included in Gaiam’s historical financial statements.
(b)	Operating expenses are increased to reverse the impact of a human resources service allocation to Natural Habitat from Gaiam.
(c)	Operating expenses are decreased to include the impact of a human resources service allocation to Natural Habitat from Gaiam.
(d)	Revenue and expenses are increased to reflect rental income from the Brand Business.
(e)	Results are consolidated then adjusted for noncontrolling interests. Gaiam owned 51.4% of Natural Habitat.

Gaiam, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of March 31, 2016

(in thousands)

	Gaiam Historical Financial Statements	Less: Natural Habitat Historical Financial Statements (a)	Pro Forma Adjustments (Disposition of Natural Habitat)	Notes	Pro Forma Results (Adjusted for Disposition of Natural Habitat)	Less: Brand Business Historical Financial Statements (a)	Pro Forma Adjustments (Disposition of Brand Business)	Notes	Pro Forma Results (Combined)
Cash	$11,228	$3,951	$11,050	(b)	$18,327	$6,715	$155,927	(b)	$167,539
Accounts receivable, net	13,002	389	—		12,613	11,885	—		728
Inventory, less allowances	16,847	—	—		16,847	16,830	—		17
Other current assets	14,351	8,714			5,637	2,993			2,644

Total current assets	55,428	13,054	11,050		53,424	38,423	155,927		170,928
Property and equipment, net	25,590	1,418	—		24,172	2,301	—		21,871
Media library, net	9,348	—	—		9,348	2,448	—		6,900
Goodwill	15,448	3,384	—		12,064	1,455	—		10,609
Other intangibles, net	782	75	—		707	400	—		307
Other assets	4,160	423	—		3,737	2,294	—		1,443

Total assets	$110,756	$18,354	$11,050		$103,452	$47,321	$155,927		$212,058

Accounts payable	$10,437	$2,615	$—		$7,822	$5,957	$—		$1,865
Accrued liabilities	20,779	13,310	544	(c)	8,013	2,110	8,337	(c)	14,240

Total current liabilities	31,216	15,925	544		15,835	8,067	8,337		16,105
Total Gaiam, Inc. shareholders’ equity	76,743	1,501	10,506	(d)	85,748	37,385	147,590	(d)	195,953
Noncontrolling interest	2,797	928	—		1,869	1,869	—		—

Total equity	79,540	2,429	10,506		87,617	39,354	147,590		195,953

Total liabilities and equity	$110,756	$18,354	$11,050		$103,452	$47,321	$155,927		$212,058

(a)	Represents the assets, liabilities, and equity attributable to Natural Habitat and the Brand Business included in Gaiam’s historical financial statements.
(b)	Cash is adjusted to reflect the $11.0 million estimated net proceeds from the sale of Natural Habitat and the $155.9 million estimated net proceeds from the sale of the Brand Business.
(c)	Accrued liabilities have been adjusted to reflect the accrual of estimated nonrecurring costs directly related to the disposition (not paid in close).
(d)	Equity is adjusted to reflect the estimated net gain of $9.0 million on the sale of Natural Habitat and to reflect the estimated net gain of $110.2 million on the sale of the Brand Business.

ANNEX F

UNAUDITED CONSOLIDATED CARVE-OUT FINANCIAL STATEMENTS FOR THE BRAND BUSINESS

[Remainder of Page Intentionally Blank]

GAIAM Brand Company (without Travel),

a Division of Gaiam, Inc.

Unaudited Interim Condensed Consolidated Carve-Out Financial Statements

As of and for the Quarter Ended

March 31, 2016

GAIAM Brand Company (without Travel), a Division of GAIAM, INC.

Unaudited Interim Condensed Consolidated Carve-out Balance Sheets

(in thousands)

(in thousands)	March 31, 2016	December 31, 2015
	(unaudited)
ASSETS
Current assets:
Cash	$6,715	$3,668
Accounts receivable, net	11,885	26,057
Inventory, less allowances	16,830	17,301
Other current assets	2,993	3,979

Total current assets	38,423	51,005
Property and equipment, net	2,301	2,214
Media library, net	2,448	2,555
Goodwill	1,455	1,455
Other intangibles, net	400	404
Other assets	2,294	3,074

Total assets	$47,321	$60,707

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$5,957	$12,122
Accrued liabilities	2,110	1,902

Total current liabilities	8,067	14,024
Commitments and contingencies
Equity:
Accumulated other comprehensive loss	(273)	(382)
Parent’s equity in division	37,658	45,150

Total parent equity	37,385	44,768
Noncontrolling interest	1,869	1,915

Total equity	39,254	46,683

Total liabilities and equity	$47,321	$60,707

See accompanying notes to the unaudited interim condensed consolidated carve-out financial statements.

GAIAM Brand Company (without Travel), a Division of GAIAM, INC.

Unaudited Interim Condensed Consolidated Carve-out Statements of Operations

(in thousands)

	For the Three Months Ended March 31,
(in thousands, except per share data)	2016	2015
	(unaudited)
Net revenue	$21,913	$26,254
Cost of goods sold	12,024	14,596

Gross profit	9,889	11,658

Selling, general and administrative expense	12,371	12,164

Loss from operations	(2,482)	(506)
Other (expense) income, net	(399)	8

Loss before income taxes and noncontrolling interest	(2,881)	(498)
Income tax (benefit) expense	(13)	19

Net loss	(2,868)	(517)
Net loss (income) attributable to noncontrolling interest	15	(22)

Net loss attributable to Gaiam, Inc.	$(2,853)	$(539)

See accompanying notes to the unaudited interim condensed consolidated carve-out financial statements.

GAIAM Brand Company (without Travel), a Division of GAIAM, INC.

Unaudited Interim Condensed Consolidated Carve-out Statements of Comprehensive Income

(in thousands)

	For the Three Months Ended March 31,
(in thousands, except per share data)	2016	2015
	(unaudited)
Net loss	$(2,868)	$(517)
Accumulated other comprehensive income (loss):
Foreign currency translation gain (loss), net of tax	78	(103)

Comprehensive loss	(2,790)	(620)

Less: comprehensive loss attributable to the noncontrolling interest	46	31

Comprehensive loss attributable to Gaiam, Inc.	$(2,744)	$(589)

See accompanying notes to the unaudited interim condensed consolidated carve-out financial statements.

GAIAM Brand Company (without Travel), a Division of GAIAM, INC.

Unaudited Interim Condensed Consolidated Carve-out Statements of Cash Flows

(in thousands)

	For the Three Months Ended March 31,
(in thousands)	2016	2015
	(unaudited)
Operating activities
Net loss	$(2,868)	$(517)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	211	244
Amortization	107	115
Loss on equity method investments	378	—
Other	(31)	—
Changes in operating assets and liabilities:
Accounts receivable, net	14,195	15,773
Inventory, less allowances	504	218
Other current and long term assets	1,295	(1,610)
Accounts payable	(6,261)	(8,622)
Accrued liabilities	378	459

Net cash provided by operating activities	7,908	6,060

Investing activities
Purchase of property, equipment and media rights	(287)	(347)

Net cash used in investing activities	(287)	(347)

Financing activities
Net capital paid to Parent	(4,639)	(2,120)

Net cash used in financing activities	(4,639)	(2,120)

Effect of exchange rates on cash	65	(90)
Net change in cash	3,047	3,503
Cash at beginning of period	3,668	5,612

Cash at end of period	$6,715	9,115

Supplemental cash flow information
Income taxes paid	$158	$68

See accompanying notes to the unaudited interim condensed consolidated carve-out financial statements.

Notes to unaudited interim condensed consolidated carve-out financial statements

1. Organization, Nature of Operations, and Principles of Carve-Out

The accompanying unaudited interim condensed consolidated carve-out financial statements represent the Gaiam branded yoga, fitness, and wellness products, GAIAM Brand Company (without Travel) (“we”, “us”, “our” or the “Company”), of Gaiam, Inc. and its subsidiaries (“Gaiam” or our “Parent”) as though we had been operating as a separate, stand-alone business since December 31, 2014. Gaiam was incorporated under the laws of the State of Colorado on July 7, 1988.

We were not operating as a separate legal entity within Gaiam. Accordingly, our financial statements have been prepared on a “carve-out” basis. The accompanying statements include allocations of certain expenses for human resources, facilities, accounting, and other services, plus share-based compensation allocated from Parent. The expense allocations have been determined on bases that we and our Parent consider to be reasonable reflections of the utilization of services or the benefits provided. In addition, the assets and liabilities include only those assigned to the carve-out business. The allocations and related estimates and assumptions are described more fully in Note 2, Related Party Transactions.

These unaudited interim condensed consolidated carve-out financial statements are prepared in accordance with accounting principles generally accepted in the United States, or GAAP, and they include our accounts and those of our subsidiaries, over which we exercise control. Intercompany transactions and balances have been eliminated.

Certain information and note disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted, although we believe that the disclosures made are adequate to make the information not misleading. In our opinion, the unaudited interim condensed consolidated carve-out financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly, in all material respects, our consolidated financial position as of March 31, 2016, the interim results of operations for the three months ended March 31, 2016 and 2015, and cash flows for the three months ended March 31, 2016 and 2015. These interim statements have not been audited. The balance sheet as of December 31, 2015 was derived from our audited consolidated financial statements included in our annual report on Form 10-K to the Securities and Exchange Commission. The unaudited interim condensed consolidated carve-out financial statements contained herein should be read in conjunction with our audited financial statements, including the notes thereto, for the year ended December 31, 2015.

The financial position, results of operations and cash flows for the interim periods disclosed in this report are not necessarily indicative of future financial results.

Use of Estimates

The preparation of financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the amounts reported in the accompanying financial statements and disclosures. Although we base these estimates on our best knowledge of current events and actions that we may undertake in the future, actual results may be different from the estimates.

Recent Accounting Pronouncements

The Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) No. 2015-17, Income Taxes—Balance Sheet Classification of Deferred Taxes (Topic 740). The amendments under the new guidance require that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The guidance is effective for consolidated financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Earlier application is permitted for all entities as of the beginning of an interim or annual reporting period. The new ASU is not expected to have a material impact on our reported financial position or results of operations due to our full valuation allowances.

2. Related Party Transactions

We provide human resources, facility, accounting, and other services to our Parent. Certain of our employees have been granted options under Gaiam’s 1999 and 2009 Long-Term Incentive Plans. Our employees participate in Gaiam’s medical, dental, 401(k) and other benefit programs. We obtain our business insurance under Gaiam’s policies. The accompanying financial statements include allocations of all of these expenses. The allocation method varies based on the type of expense and is generally based on either proportionate revenue, efforts expanded, number of employees, space occupied, or benefits realized. We believe the allocation methodologies used are reasonable, have been consistently applied, and result in an appropriate allocation of costs incurred. However, these allocations may not be indicative of the cost had we been a stand-alone entity or of future services. Gaiam allocated $0.7 million and $0.7 million of costs to us, and we allocated $0.2 million and $0.2 million of costs to Gaiam during the quarters ended March 31, 2016 and 2015, respectively.

We lease our corporate headquarters from our Parent under a triple net operating lease ending in December of 2024, respectively. We incurred rent expense of $0.1 million and $0.1 million and allocated operating costs of $0.1 million and $0.1 million under these leases for the quarters ended March 31, 2016 and 2015, respectively.

As a public company, Gaiam incurs corporate expenses and certain affiliate charges for directors, reporting, stock exchange listing, certain legal costs, and other related costs. None of these costs have been allocated to us in the accompanying financial statements.

One of our executive officers has an outstanding loan with the company totaling $0.1 million at March 31, 2016. The loan is due December 31, 2016 and is forgiven in annual installments of $0.1 million each year on December 31, provided the executive continues employment with the Company.

3. Joint Venture

In 2015 the Company formed a partnership with a third party to jointly market a fitness-based infomercial and its associated products. Under the arrangement, the Company provides rights to an infomercial which it has developed, and the third party provides the necessary working capital to advertise and market the infomercial worldwide. We hold a 49% interest in the partnership, and are accounting for it as an equity method investment. During the three months ended March 31, 2016, the Company recognized a non-cash loss of $0.4 million associated with the venture which is included in Interest and other income (expense), net in the accompanying statements of operations.

4. Equity

The following is a reconciliation from December 31, 2015 to March 31, 2016 of the carrying amount of total equity, equity attributable to our Parent, and equity attributable to the noncontrolling interest.

		Attributable to Parent
(in thousands)	Total	Parent’s Equity in Division	Accumulated Other Comprehensive Loss	Noncontrolling Interest
Balance at December 31, 2015	$46,683	$45,150	$(382)	$1,915
Net capital withdrawal by Parent	(4,639)	(4,639)	—	—
Comprehensive loss:
Net income	(2,868)	(2,853)	—	(15)
Foreign currency translation adjustment, net of taxes of $34	78	—	109	(31)

Balance at March 31, 2016	$39,254	$37,658	$(273)	$1,869

5. Share-Based Compensation

Share-based compensation expenses are included in selling, general, and administration expenses in the accompanying statement of operations. We recognize compensation expenses allocated to us by our Parent for options granted to our employees under Gaiam equity incentive plans. Our share-based compensation cost charged against income was $0.2 million and $0.2 million during the three months ended March 31, 2016 and 2015, respectively.

6. Income Taxes

During 2013, we determined that a full valuation allowance against our deferred tax assets was necessary due to the cumulative loss incurred over the three-year period ended December 31, 2013. Since that time, we have continued to provide a full valuation allowance against deferred tax assets. As income is generated in future periods, the Company expects to reverse the valuation allowance as utilization of the deferred tax assets occurs. As of March 31, 2016, our gross net operating losses were $86.3 million and $16.4 million for federal and state, respectively.

7. Commitments and Contingencies

From time to time, we are involved in legal proceedings that we consider to be in the normal course of business. Claimed amounts against us may be substantial but may not bear any reasonable relationship to the merits of the claim or the extent of any real risk of court or arbitral awards. We record accruals for losses related to those matters against us that we consider to be probable and that can be reasonably estimated. Although it is not feasible to predict the outcome of these matters with certainty, it is reasonably possible that some legal proceedings may be disposed of or decided unfavorably to us and in excess of the amounts currently accrued. Based on available information, in the opinion of management, settlements, arbitration awards and final judgments, if any, which are considered probable of being rendered against us in litigation or arbitration in existence at March 31, 2016 and can be reasonably estimated are reserved against or would not have a material adverse effect on our financial condition, results of operations or cash flows.

8. Subsequent Events

The Company evaluated subsequent events through May 13, 2016, the date these financial statements were issued. There were no material subsequent events that required recognition or additional disclosure in these financial statements, except as disclosed below

Pending Sale of the Brand Business

On May 10, 2016 we entered into agreements to sell all our assets and liabilities in exchange for $167.0 million. The sale is planned to occur after the period covered by this report. Therefore, the information in this report should be read in light of the pending sale. There can be no assurance that we will be able to successfully consummate the sale.

GAIAM Brand Company (without Travel),

a Division of Gaiam, Inc.

Unaudited Consolidated Carve-Out Financial Statements

As of and For the Years Ended

December 31, 2015 and 2014

GAIAM Brand Company (without Travel), a Division of GAIAM, INC.

Unaudited Consolidated Carve-out Balance Sheets

December 31, 2015 and 2014

(in thousands)

	2015	2014
ASSETS
Current assets:
Cash	$3,668	$5,612
Accounts receivable, net	26,057	31,940
Inventory	17,301	20,265
Other current assets	3,979	3,118

Total current assets	51,005	60,935
Property and equipment, net	2,214	1,262
Media library, net	2,555	3,045
Goodwill	1,455	1,455
Other intangibles, net	404	419
Other assets	3,074	3,227

Total assets	$60,707	$70,343

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$12,122	$17,116
Accrued liabilities	1,902	3,164

Total current liabilities	14,024	20,280
Commitments and contingencies
Equity:
Accumulated other comprehensive loss	(382)	(222)
Parent’s equity in division:	45,150	48,328

Total parent equity	44,768	48,106
Noncontrolling interest	1,915	1,957

Total equity	46,683	50,063

Total liabilities and equity	$60,707	$70,343

See Accompanying Notes to Unaudited Consolidated Carve-out Financial Statements.

GAIAM Brand Company (without Travel), a Division of GAIAM, INC.

Unaudited Consolidated Carve-out Statement of Operations

For the Year Ended December 31, 2015 and 2014

(in thousands)

	2015	2014
Net revenues	$131,045	$119,189
Cost of goods sold	73,684	65,365

Gross profit	57,361	53,824
Selling, general and administration expense	48,970	50,356

Income from operations	8,391	3,468
Other expense, net	(392)	(55)

Income before income taxes	7,999	3,413
Income tax expense	68	478

Net income	7,931	2,935
Net income attributable to noncontrolling interest	(22)	(125)

Net income attributable to Gaiam Brand	$7,909	$2,810

See Accompanying Notes to Unaudited Consolidated Carve-out Financial Statements.

GAIAM Brand Company (without Travel), a Division of GAIAM, INC.

Unaudited Consolidated Carve-out Statement of Comprehensive Income

For the Year Ended December 31, 2015 and 2014

(in thousands)

	2015	2014
Net income	$7,931	$2,935

Other comprehensive loss:
Foreign currency translation loss	(224)	(148)

Comprehensive income	7,707	2,787

Comprehensive loss (income) attributable to the noncontrolling interest	42	(66)

Comprehensive income attributable to Gaiam Brand	$7,749	$2,721

See Accompanying Notes to Unaudited Consolidated Carve-out Financial Statements.

GAIAM Brand Company (without Travel), a Division of GAIAM, INC.

Unaudited Consolidated Carve-out Statement of Changes in Parent’s Equity

		Attributable to Parent
(in thousands)	Total	Parent’s Equity in Division	Accumulated Other Comprehensive Loss	Noncontrolling Interest
Balance at December 31, 2013	$60,803	$59,045	$(133)	$1,891
Capital contribution by Parent of investment in acquisition	840	840	—	—
Net capital withdrawal by Parent	(14,367)	(14,367)	—	—
Comprehensive loss:
Net income	2,935	2,810	—	125
Foreign currency translation adjustment, net of taxes of $61	(148)	—	(89)	(59)

Balance at December 31, 2014	$50,063	$48,328	$(222)	$1,957
Net capital withdrawal by Parent	(11,087)	(11,087)	—	—
Comprehensive loss:
Net income	7,931	7,909	—	22
Foreign currency translation adjustment, net of taxes of $96	(224)	—	(160)	(64)

Balance at December 31, 2015	$46,683	$45,150	$(382)	$1,915

See Accompanying Notes to Unaudited Consolidated Carve-out Financial Statements.

GAIAM Brand Company (without Travel), a Division of GAIAM, INC.

Unaudited Consolidated Carve-out Statement of Cash Flows

For the Year Ended December 31, 2015 and 2014

(in thousands)

	2015	2014
Operating activities:
Net income	$7,931	$2,935
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	843	768
Amortization	754	341
Loss on equity method investment	382	—
Other	—	(2)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, net	5,772	(3,145)
Inventory	2,890	(315)
Other assets	133	(1,167)
Accounts payable	(5,059)	4,301
Accrued liabilities	(1,192)	(4,389)

Net cash provided by (used in) operating activities	12,454	(673)

Investing activities:
Purchase of property, equipment and media rights	(3,221)	(1,023)
Purchase of businesses and equity-method investments, net of cash acquired	—	(4,155)

Net cash used in by investing activities	(3,221)	(5,178)

Financing activities:
Net capital paid to Parent	(11,087)	(14,367)

Net cash used in financing activities	(11,087)	(14,367)

Effect of exchange rates on cash	(90)	(149)
Net change in cash	(1,944)	(20,367)
Cash at beginning of year	5,612	25,979

Cash at end of year	$3,668	$5,612

Supplemental cash flow information:
Income taxes paid	$89	$224
Liabilities and debt assumed from acquisitions	—	135
Stock issued by Parent in connection with business acquisitions	$—	$840

See Accompanying Notes to Unaudited Consolidated Carve-out Financial Statements.

Notes to Unaudited Consolidated Carve-out Financial Statements

1. Organization, Nature of Operations, and Principles of Carve-Out

The accompanying unaudited carve-out financial statements represent the Gaiam branded yoga, fitness, and wellness products, GAIAM Brand Company (without Travel) (“we”, “us”, “our” or the “Company”), of Gaiam, Inc. and its subsidiaries (“Gaiam” or our “Parent”) as though we had been operating as a separate, stand-alone business since December 31, 2013. Gaiam was incorporated under the laws of the State of Colorado on July 7, 1988.

We were not operating as a separate legal entity within Gaiam. Accordingly, our financial statements have been prepared on a “carve-out” basis. The accompanying statements include allocations of certain expenses for human resources, facilities, accounting, and other services, plus share-based compensation allocated from Parent. The expense allocations have been determined on bases that we and our Parent consider to be reasonable reflections of the utilization of services or the benefits provided. In addition, the assets and liabilities include only those assigned to the carve-out business. The allocations and related estimates and assumptions are described more fully in Note 3, Related Party Transactions.

The unaudited carve-out financial statements are prepared in accordance with accounting principles generally accepted in the United States, or GAAP, and they include our accounts and those of our subsidiaries, over which we exercise control. Intercompany transactions and balances have been eliminated.

2. Significant Accounting Policies

Subsequent Events

The Company evaluated subsequent events through March 3, 2015, the date these financial statements were issued. There were no material subsequent events that required recognition or additional disclosure in these financial statements.

Cash

Cash represents on-demand accounts with financial institutions that are denominated in U.S. dollars and foreign currencies. At each balance sheet date, cash on hand that is denominated in a foreign currency is adjusted to reflect the exchange rate that existed at the balance sheet date. The difference is reported as a gain or loss in our statement of operations each period. Historically, such gains or losses have been immaterial.

Concentration of Risk

We have a concentration of credit risk in our accounts receivable with our top customers as shown in the table below. Target, Kohl’s, and Amazon are major retailers in the United States to which we make significant sales during the year-end holiday season. A significant downturn in sales with or loss of any of these customers would have a material adverse impact on our financial statements.

Customer Receivables as a Percent of Total Gross Receivables	2015	2014
Target	35%	48%
Kohl’s	24%	10%
Amazon	18%	8%

Customer Revenue as a Percent of Total Net Revenues	2015	2014
Target	31.3%	40.9%
Kohl’s	25.9%	5.6%
Amazon	13.3%	11.4%

Allowances for Doubtful Accounts and Other Accounts Receivable Reserves

We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. We make estimates of the collectability of our accounts receivable by analyzing historical bad debts, specific customer creditworthiness, and current economic trends. It is our policy to write off receivables after all avenues of collection have been pursued and the probability of collection is considered remote. If the financial condition of our customers were to deteriorate such that their ability to make payments to us was impaired, additional allowances could be required.

We record allowances for product returns to be received in future periods at the time we recognize the original sale. We record a reduction in revenue and a corresponding reduction in cost of sales. We estimate the amount of returns based on historical experience and future expectations.

We also maintain reserves for other deductions taken by our customers—such as co-op advertising and markdowns. These are estimated based on historical experience and future expectations. We estimate the amount of these deductions at the time revenue is recognized and record a reduction of revenue for markdowns, or an expense for co-op advertising. As of December 31, 2015 and 2014, we had bad debt reserves of $1.0 and $0.4 million, respectively, and we had accounts receivable reserves for returns and other deductions totaling $6.1 million and $5.9 million, respectively.

Inventory

Inventory consists primarily of finished goods held for sale and is stated at the lower of cost (first-in, first-out method) or market. Costs associated with in-bound freight and duties are capitalized in inventory and included in cost of goods sold. We identify the inventory items to be written down for obsolescence based on the item’s current sales status and condition. We write down discontinued or slow moving inventories based on an estimate of the markdown required to sell off the inventory. As of December 31, 2015 and 2014, we estimated obsolete or slow-moving inventory to be $0.7 million and $1.1 million, respectively.

Advertising Costs

Deferred advertising costs relate to the preparation, printing, advertising and distribution of catalogs and are included in other current assets in the accompanying balance sheet. We defer such costs for financial reporting purposes until the catalogs are distributed, and then we amortize these costs over succeeding periods on the basis of estimated direct relationship sales. We amortize our seasonal catalogs within six months. Forecasted sales are the principal factor we use in estimating the amortization rate. We expense other advertising and promotional costs as incurred. The amount recorded as advertising expense was $7.7 million and $9.9 million for the years ended December 31, 2015 and 2014, respectively, and we included that amounts in selling, general, and administration expense. As we have significantly reduced production of catalogs in 2015, there were no remaining deferred costs at December 31, 2014.

Property and Equipment

We state property and equipment at cost less accumulated depreciation and amortization. We include in property and equipment the cost of internal-use software, including software used in connection with our websites. We expense all costs related to the development of internal-use software other than those incurred during the application development stage. We capitalize the costs we incur during the application development stage and amortize them over the estimated useful life of the software, which is typically three years. We compute depreciation of property and equipment on the straight-line method over estimated useful lives, generally three to seven years. We amortize leasehold improvements over the shorter of the estimated useful lives of the assets or the remaining term of the lease. Depreciation expense is included in selling, general and administration expense in the accompanying statement of operations.

Purchase Accounting

We account for the attainment of a controlling interest in a business using the acquisition method. In determining the estimated fair value of certain acquired assets and liabilities, we make assumptions based upon many different factors, such as historical and other relevant information and analyses performed by independent parties. Assumptions may be incomplete, and unanticipated events and circumstances may occur that could affect the validity of such assumptions, estimates, or actual results.

Media Library

Our media library asset represents the fair value of libraries of media acquired through business combinations, the purchase price of media rights to both video and audio titles, and the capitalized cost to produce media products, all of which we market to retailers and to e-commerce customers. Our media library is shown in the accompanying balance sheet net of accumulated amortization of $14.3 million and $13.8 million at December 31, 2015 and 2014, and is amortized over the estimated useful lives of the titles, which range from five to seven years.

Capitalized media library production costs consist of costs incurred to produce the media content, net of accumulated amortization. We recognize these costs, as well as participation costs, as expenses on an individual title basis equal to the ratio that the current year’s gross revenues bear to our estimate of total ultimate gross revenues from all sources to be earned over a maximum seven-year period. We state capitalized production costs at the lower of unamortized cost or estimated fair value on an individual title basis. We continually review revenue forecasts, based primarily on historical sales statistics, and revise these forecasts when warranted by changing conditions. When estimates of total revenues and other events or changes in circumstances indicate that a title has an estimated fair value that is less than its unamortized cost, we recognize an impairment loss in the current period for the amount by which the unamortized cost exceeds the title’s estimated fair value.

Amortization expense for capitalized produced media content and acquired media rights is shown in the table below.

(in thousands)	2015	2014
Total media amortization expense	$611	$327

Based on total media library costs at December 31, 2015 and assuming no subsequent impairment of the underlying assets or a material increase in the video productions or media acquired, we expect the amortization expense for 2016, 2017, 2018, and 2019 to be $0.6 million, $0.3 million, $0.1 million and $0.1 million, respectively.

Goodwill and Other Intangibles

Goodwill represents the excess of the purchase consideration over the estimated fair value of assets acquired less liabilities assumed in a business acquisition. Our other intangibles consist of customer related assets. We review goodwill for impairment annually or more frequently if impairment indicators arise on a goodwill reporting unit level. We have the option of first assessing qualitative factors to determine whether events and circumstances indicate that it is more likely than not that the fair value of a goodwill reporting unit is less than its carrying amount. If it is determined that the fair value for a goodwill reporting unit is more likely than not greater than the carrying amount for that goodwill reporting unit, then the two-step impairment test is unnecessary. If it is determined that the two-step impairment test is necessary, then for step one, we compare the estimated fair value of a goodwill reporting unit with its carrying amount, including goodwill. If the estimated fair value of a goodwill reporting unit exceeds its carrying amount, we consider the goodwill of the reporting unit not impaired. If the carrying amount of a goodwill reporting unit exceeds its estimated fair value, we perform the second step of the goodwill impairment test to measure the amount of impairment loss. We use either a comparable market approach or a traditional present value method to test for potential impairment. The process of evaluating the potential impairment of goodwill is highly subjective and requires significant judgment at many points during the analysis. Application of alternative assumptions and definitions could yield significantly different results.

Long-Lived Assets

We evaluate the carrying value of long-lived assets held and used, other than goodwill, when events or changes in circumstances indicate the carrying value may not be recoverable. We consider the carrying value of a long-lived asset impaired when the total projected undiscounted cash flows from such asset are separately identifiable and are less than the carrying value. We recognize a loss based on the amount by which the carrying value exceeds the estimated fair value of the long-lived asset. We determine the estimated fair value primarily using the projected cash flows from the asset discounted at a rate commensurate with the risk involved.

Income Taxes

Our results are included in the Gaiam consolidated federal income tax returns and certain combined state income tax returns. Gaiam allocates income tax expenses to GAIAM Brand Company based on a separate return allocation method which results in income tax expense that approximates the expense that would result if GAIAM Brand Company were a stand-alone entity. Our reported deferred tax assets and liabilities, as discussed below and in Note 11—Income Taxes, are primarily determined as a result of the application of the separate return allocation method and therefore the settlement of these amounts is dependent upon Gaiam rather than tax authorities. Our current expectation is that the vast majority of deferred tax assets and liabilities will be settled through Gaiam’s general intercompany obligations. Gaiam has the right to change their policy regarding settlement of these assets and liabilities at any time.

The provision for income taxes consists of an amount for taxes currently payable and an amount for tax consequences deferred to future periods. We record deferred income tax assets and liabilities reflecting future tax consequences attributable to differences between the financial statement carrying value of assets and liabilities and the tax bases of those assets and liabilities. Deferred taxes are computed using enacted tax rates expected to apply in the year in which the differences are expected to affect taxable income. The effect on deferred income tax assets and liabilities of the change in the tax rate is recognized in earnings in the period that includes the enactment date.

We establish valuation allowances when necessary to reduce deferred income tax assets to the amounts that we believe are more likely than not to be recovered. Considerable judgment is required in determining when these events may occur and whether recovery of an asset, including the utilization of a net operating loss or other carryforward prior to its expiration, is more likely than not. Due to aggregate losses in the last three years, we established a full valuation allowance on our deferred tax assets at the end of 2013. See Note 11—Income Taxes for additional information.

Revenue

We recognize revenue when the goods are shipped to the customer and collection is either probable or has occurred. The amount of revenue recognized is net of estimated returns and other chargebacks (or channel credits), which are estimated using historical return and credit rates. If the actual amount of returns and chargebacks were to vary significantly from our estimates, it could materially impact our results of operations in subsequent periods. We identify and record any cooperative advertising expenses we pay, which are for advertisements meeting the separable benefit and fair value tests, as part of selling, general, and administration expense. We recognize amounts billed to customers for postage and handling as revenue at the same time we recognize the revenue arising from the product sale. Costs for postage and handling are included in selling, general, and administration expenses in the accompanying financial statements. We present revenue net of taxes collected from customers.

Defined Contribution Plan

Gaiam has adopted a defined contribution retirement plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (“Internal Revenue Code”), which covers substantially all our employees. Eligible employees may contribute amounts to the plan, via payroll withholding, subject to certain limitations. The 401(k) plan permits, but does not require, us to make additional matching contributions to the 401(k) plan on behalf of all participants in the 401(k) plan. We match 50% of an employee’s contribution, up to an annual maximum matching contribution of $1,500, we made matching contributions to the 401(k) plan of $0.1 million and $0.1 million during 2015 and 2014, respectively.

Foreign Currency Translation

Our foreign subsidiaries in Australia and the United Kingdom use their local currency as their functional currency. We translate assets and liabilities into U.S. dollars at exchange rates in effect at the balance sheet date. We translate income and expense accounts at the average monthly exchange rates during the year. We record resulting translation adjustments, net of income taxes, as a separate component of accumulated other comprehensive income.

Comprehensive Income

Our comprehensive income is comprised of our net income, noncontrolling interest net income, and foreign currency translation adjustments, net of tax.

The tax effects allocated to our accumulated other comprehensive income components for the years ended December 31, 2015 and 2014 were as follows (in thousands):

(in thousands)	2015	2014
Before-tax amount	$(320)	$(209)
Tax expense (benefit)	(96)	(61)

Net-of-tax amount	$(224)	$(148)

Fair Value of Financial Instruments

The carrying amounts of our cash, accounts receivable, accounts payable and other current liabilities approximate their fair values.

Recently Issued Accounting Pronouncement

In February of 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2016-02, Leases (Topic 842). The new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. We are currently evaluating the impact of our pending adoption of the new standard on our consolidated financial statements.

In May of 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). The new standard supersedes most previously existing revenue recognition rules, and will become effective for us in the first quarter of 2017. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Our revenue transactions typically consist of one, distinct, fixed-price performance obligation which is delivered to the customer at a single point in time. We are monitoring the evolving interpretations and implementation guidance. Our preliminary assessment is that we do not expect the new standard to have a material impact on our reported financial position or results of operations.

Use of Estimates

The preparation of financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the amounts reported in the accompanying financial statements and disclosures. Although we base these estimates on our best knowledge of current events and actions that we may undertake in the future, actual results may be different from the estimates.

3. Related Party Transactions

We provide human resources, facility, accounting, and other services to our Parent. Certain of our employees have been granted options under Gaiam’s 1999 and 2009 Long-Term Incentive Plans. Our employees participate in Gaiam’s medical, dental, 401(k) and other benefit programs. We obtain our business insurance under Gaiam’s policies. The accompanying financial statements include allocations of all of these expenses. The allocation method varies based on the type of expense and is generally based on either proportionate revenue, efforts expanded, number of employees, space occupied, or benefits realized. We believe the allocation methodologies used are reasonable, have been consistently applied, and result in an appropriate allocation of costs incurred. However, these allocations may not be indicative of the cost had we been a stand-alone entity or of future services. Gaiam allocated $2.7 million and $2.4 million of costs to us, and we allocated $0.6 million and $1.2 million of costs to Gaiam during the years ended December 31, 2015 and 2014, respectively.

We lease our corporate headquarters from our Parent under a triple net operating lease ending in December of 2024, respectively. We incurred rent expense of $0.5 million and $0.5 million and allocated operating costs of $0.4 million and $0.3 million under these leases for the years ended December 31, 2015 and 2014, respectively.

As a public company, Gaiam incurs corporate expenses and certain affiliate charges for directors, reporting, stock exchange listing, certain legal costs, and other related costs. None of these costs have been allocated to us in the accompanying financial statements.

One of our executive officers has an outstanding loan with the company totaling $0.1 million at December 31, 2015. The loan is due December 31, 2016 and is forgiven in annual installments of $0.1 million each year on December 31, provided the executive continues employment with the Company.

4. Property and Equipment

Property and equipment, stated at lower of cost or estimated fair value, consists of the following as of December 31, 2015 and 2014 (in thousands):

	2015	2014
Furniture, fixtures and equipment	5,064	4,710
Leasehold improvements	996	1,477
Website development costs and other software	9,605	8,409
Studios, computer and telephone equipment	8,718	8,608
Warehouse and distribution equipment	1,765	1,765

	26,148	24,969
Accumulated depreciation and amortization	(23,934)	(23,707)

	$2,214	$1,262

5. Acquisitions

Yoga Studio

In September 2014, we acquired all the outstanding stock of Modern Lotus Limited (“Yoga Studio”), the number-one-ranked paid yoga app on the U.S. App Store. Our Parent issued 115,369 shares of stock with a market value of $7.28 per share and paid net cash of $1.4 million to acquire Yoga Studio. The aggregate consideration paid by us exceeded the aggregate estimated fair value of the assets acquired and the liabilities assumed by $1.5 million which we have recognized as goodwill. We attribute the goodwill to the recognized market position of the app.

The following table sets forth the changes in goodwill during 2015 and 2014.

(in thousands)
Balance at December 31, 2013	—
Acquisitions	1,455

Balance at December 31, 2014	$1,455
Acquisitions	—

Balance at December 31, 2015	$1,455

The following table represents our intangibles assets by major class as of December 31, 2015 and 2014.

	As of December 31,
(in thousands)	2015	2014
Indefinite Lived Intangibles	$340	$340

Intangibles Subject to Amortization
Customer related:
Gross carrying amount	$200	$200
Accumulated amortization	(200)	(200)

	$—	$—

Marketing related:
Gross carrying amount	$618	$618
Accumulated amortization	(554)	(539)

	$64	$79

The amortization periods range from 24 to 72 months.

6. Accrued Liabilities

Accrued liabilities consist of the following as of December 31, 2015 and 2014 (in thousands):

(in thousands)	2015	2014
Accrued compensation	$1,028	$1,646
Participations payable	570	1,079
Other accrued liabilities	304	439

	$1,902	$3,164

7. Commitments and Contingencies

Risks and Uncertainties

From time to time, we are involved in legal proceedings that we consider to be in the normal course of business. Claimed amounts against us may be substantial but may not bear any reasonable relationship to the merits of the claim or the extent of any real risk of court or arbitral awards. We record accruals for losses related to those matters against us that we consider to be probable and that can be reasonably estimated. Although it is not feasible to predict the outcome of these matters with certainty, it is reasonably possible that some legal proceedings may be disposed of or decided unfavorably to us and in excess of the amounts currently accrued. Based on available information, in the opinion of management, settlements, arbitration awards and final judgments, if any, which are considered probable of being rendered against us in litigation or arbitration in existence at December 31, 2015 and can be reasonably estimated are reserved against or would not have a material adverse effect on our financial condition, results of operations or cash flows. At December 31, 2015, management does not believe there are any related matters considered probable.

Operating Leases

We lease office and warehouse space through operating leases. One of the leases has a three-year renewal option. The following schedule represents the annual future minimum payments under these commitments, as of December 31, 2015 (in thousands):

	Operating Leases With Related Party (see Note 3)	Operating Leases with Third Parties	Total Operating Leases
2016	$516	$828	$1,344
2017	531	755	1,286
2018	547	828	1,375
2019	564	431	995
2020	581	—	581
Thereafter	2,501	—	2,501

Total minimum lease payments	$5,240	$2,842	$8,082

We incurred rent expense of $1.4 million and $1.3 million for the years ended December 31, 2015 and 2014, respectively.

Media Distribution Payments

From time to time, we enter into exclusive media distribution agreements which require that we make periodic minimum payments against future distribution liabilities. The following schedule shows the annual future minimum payments under these agreements, as of December 31, 2015:

(in thousands)	Distribution Payments
2016	$2,698
2017	528
2018	96
2019	25

Total media distribution payments	$3,347

8. Non-Controlling Interests

We own 50.01% of our Australian subsidiary, Gaiam Pty. The amount of the non-controlling interest is reflected separately in our consolidated financial statements, and all intercompany transactions have been eliminated.

9. Share-Based Compensation

Share-based compensation expenses are included in selling, general, and administration expenses in the accompanying statement of operations. We recognize compensation expenses allocated to us by our Parent for options granted to our employees under Gaiam equity incentive plans. Our share-based compensation cost charged against income was $0.6 million and $0.5 million during 2015 and 2014, respectively.

As of December 31, 2015, there was $1.0 million of unrecognized cost related to unvested options granted by Gaiam. We expect that cost to be recognized over a weighted-average period of 2.96 years.

10. Income Taxes

Our provision for income tax expense is comprised of the following:

(in thousands)	2015	2014
Current:
State	11	303
International	57	175

Total income tax expense	$68	$478

Because our eco-travel subsidiary is not part of the consolidated tax group, the provision includes Federal taxes associated with its income. The state provision consists of the taxes due for subsidiaries of Gaiam which file taxes on a separate basis, and are not able to utilize combined group net operating losses.

Variations from the federal statutory rate are as follows:

(in thousands)	2015	2014
Expected federal income tax expense at statutory rate of 34%	$2,720	$1,161
Effect of permanent other differences	57	42
State income tax expense, net of federal benefit	119	51
Establishment of valuation allowance on net deferred tax assets	(3,222)	(1,109)
Other	53	371
Effect of differences between U.S. taxation and foreign taxation	(3)	(38)
Effect of repatriation	344	—

Total income tax expense	$68	$478

Deferred income taxes reflect net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of the net accumulated deferred income tax assets as of December 31, 2015 and 2014 are as follows:

(in thousands)	2015	2014
Deferred tax assets (liabilities):
Current:
Provision for doubtful accounts	$338	$146
Inventory-related expense	567	543
Accrued liabilities	930	898
Worthless stock deduction	206	206
Other	9	(38)

Total current deferred tax assets	2,050	1,755
Valuation allowance	(2,050)	(1,755)

Total current deferred tax assets, net of valuation allowance	$—	$—

Non-current:
Depreciation and amortization	$(66)	$(142)
Section 181 qualified production expense	(1,481)	(1,081)
Net operating loss carryforward	18,280	21,509
Charitable carryforward	1,517	1,432
Gain from foreign business acquisition	(103)	(54)
Tax credits	862	862
Other	14	10

Total non-current deferred tax assets	19,023	22,536
Valuation allowance	(19,023)	(22,536)

Total non-current deferred tax assets, net of valuation allowance	—	—

Total net deferred tax assets	$—	$—

As of December 31, 2015, our gross net operating losses were $49.6 million and $14.2 million for federal and state, respectively. These tax attributes along with charitable contributions and tax credits are expected to remain with the Parent company. The sources of income before income taxes are as follows:

(in thousands)	2015	2014
Domestic	$7,573	$2,728
International	426	686

	$7,999	$3,413

Certain of our subsidiaries, namely those for which we own less than 80% of their shares and voting rights and/or are foreign entities, file tax returns separately from Gaiam’s consolidated tax group. At December 31, 2015, we had made a provision for U.S. federal and state income taxes on approximately $0.4 million of undistributed foreign earnings, which are not expected to remain outside of the U.S. indefinitely. Deferred tax liabilities have been established for future taxes on distribution of foreign earnings in the form of dividends or otherwise, in order to derive, for financial statement purposes, the U.S. income taxes (net of tax on foreign tax credits), state income taxes, and withholding taxes payable to the various foreign countries.

Periodically, we perform assessments of the realization of our net deferred tax assets considering all available evidence, both positive and negative. On the basis of this assessment, we recorded a charge of $22.6 million to income tax expense to record a full valuation allowance against our deferred tax assets as of December 31, 2013. A significant piece of evidence evaluated was the consolidated cumulative loss incurred over the three-year period ended December 31, 2013. Because the valuation allowance will remain in place until we return to profitability, we did not record any tax benefit in 2014 associated with our net loss or other deferred tax assets. We continue to be optimistic about our future, and expect to return to operating profitability. When that happens, we expect to reverse the valuation allowance and record the related tax benefit for future use of our net operating loss carryforwards we expect to realize.

We recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. We measure the tax benefits recognized in the consolidated financial statements from such a position based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. The application of income tax law is inherently complex. Laws and regulations in this area are voluminous and are often ambiguous. As such, we are required to make many subjective assumptions and judgments regarding our income tax exposures. Interpretations of and guidance surrounding income tax law and regulations change over time and may result in changes to our subjective assumptions and judgments which can materially affect amounts recognized in our consolidated balance sheets and consolidated statements of operations. The result of our assessment of our uncertain tax positions did not have a material impact on our consolidated financial statements. Our federal and state tax returns for all years after 2010 are subject to future examination by tax authorities for all our tax jurisdictions. We recognize interest and penalties related to income tax matters in other expense, net and selling, general and administration expenses, respectively.